                                                     This filing is made
                                                     pursuant to Rule 424(b)(3)
                                                     under The Securities Act
                                                     of 1933 in connection
                                                     with Registration
                                                     No. 333-45053



                               [DMC Logo/Letterhead]



                                 February 9, 1998

TO THE STOCKHOLDERS OF
DIGITAL MICROWAVE CORPORATION:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Digital Microwave Corporation ("DMC") on March 23, 1998, at 11:00 a.m., Pacific Standard Time, which will be held at DMC's executive offices located at 170 Rose Orchard Way, San Jose, California.

     The purpose of the Special Meeting is to consider and vote upon a proposal (the "Reorganization Proposal") to approve the Agreement and Plan of Reorganization and Amalgamation dated as of December 22, 1997 (as the same may be amended, supplemented or modified, the "Reorganization Agreement"), pursuant to which MAS Technology Limited, a New Zealand company ("MAS"), will become a wholly owned subsidiary of DMC.

     Under the terms of the Reorganization Agreement, each outstanding ordinary share of MAS capital stock (the "MAS Capital Stock") will be converted into the right to receive 1.20 shares of common stock of DMC ("DMC Common Stock") as more fully described in the enclosed Joint Proxy Statement/Prospectus. The Reorganization Agreement also provides that options to purchase shares of MAS Capital Stock will, unless such options are exercised prior to the effective date of the Reorganization, be assumed by DMC and converted into options to purchase DMC Common Stock on substantially the same terms and conditions as the MAS options, but adjusted to reflect the conversion ratio in the Reorganization.

     In addition, stockholders will consider and vote upon proposals to
(i) amend DMC's Restated Certificate of Incorporation to (a) increase the total number of shares that DMC has authority to issue from 65,000,000 shares to 100,000,000 shares, (b) increase the number of authorized shares of DMC Common Stock from 60,000,000 shares to 95,000,000 shares and (c) increase the number of shares of DMC Common Stock authorized for issuance under DMC's 1994 Stock Incentive Plan from 4,666,660 to 7,166,660 (the "1994 Plan Amendment").

     AFTER CAREFUL CONSIDERATION, DMC'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT. THE BOARD BELIEVES THAT THE TERMS OF THE REORGANIZATION AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, DMC AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF DMC COMMON STOCK VOTE FOR APPROVAL OF THE ISSUANCE OF DMC COMMON STOCK PURSUANT TO THE REORGANIZATION AGREEMENT, THE PROPOSED AMENDMENT TO DMC'S RESTATED CERTIFICATE OF INCORPORATION AND THE ADOPTION OF THE 1994 PLAN AMENDMENT.

     You do not need to attend the Special Meeting. Whether or not you plan to attend, after reading the Joint Proxy Statement/Prospectus, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope. If you decide to attend the Special Meeting, please notify the Secretary of DMC if you wish to vote in person and your proxy will not be voted.

                                        Sincerely yours,




                                        Charles D. Kissner
                                        CHAIRMAN OF THE BOARD AND
                                        CHIEF EXECUTIVE OFFICER

                           DIGITAL MICROWAVE CORPORATION
                                170 Rose Orchard Way
                             San Jose, California 95134
                     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

--------------------------------------------------------------------------------

     The Special Meeting of Stockholders of Digital Microwave Corporation, a Delaware corporation ("DMC"), will be held at DMC's executive offices located at 170 Rose Orchard Way, San Jose, California, on Monday, March 23, 1998, at
11:00 a.m. Pacific Standard Time, to:

     1. Approve the issuance of shares of Common Stock of DMC ("DMC Common Stock") pursuant to an Agreement and Plan of Reorganization and Amalgamation, dated as of December 22, 1997 (as the same may be amended, supplemented or modified, the "Reorganization Agreement") by and among DMC, South Amalgamation Sub Ltd., a New Zealand company and a wholly owned subsidiary of DMC ("Amalgamation Sub"), and MAS Technology Limited, a New Zealand company ("MAS"). The Reorganization is more completely described in the accompanying Joint Proxy Statement/Prospectus, and a copy of the Reorganization Agreement is attached as Appendix A thereto;

     2. Approve an amendment to the Restated Certificate of Incorporation of DMC to (a) increase the total number of shares that DMC has authority to issue from 65,000,000 shares to 100,000,000 shares and (b) increase the number of authorized shares of DMC Common Stock from 60,000,000 shares to 95,000,000 shares;

     3. Approve the adoption of an amendment to DMC's 1994 Stock Incentive Plan to increase the number of shares of DMC Common Stock authorized for issuance thereunder from 4,666,660 shares to 7,166,660 shares (the "1994 Plan Amendment"); and

     4. Transact any other business which may properly come before the meeting and any adjournments or postponements thereof.

     The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus that accompanies this Notice.

     Stockholders of record at the close of business on January 30, 1998, will be entitled to notice of and to vote at the Special Meeting and at any continuation or adjournment thereof. The affirmative vote of the holders of a majority of the shares of DMC Common Stock present, or represented, and entitled to vote at the DMC Special Meeting is necessary for approval of the proposed issuance of DMC Common Stock in connection with the Reorganization. The affirmative vote of the holders of a majority of the outstanding shares of DMC Common Stock entitled to vote thereon is necessary for approval of the proposal to amend DMC's Restated Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares of DMC Common Stock present, or represented, and entitled to vote at the DMC Special Meeting is necessary for approval of the adoption of the 1994 Plan Amendment.

     All stockholders are cordially invited and encouraged to attend the Special Meeting. In any event, to ensure your representation at the Special Meeting, please carefully read the accompanying Joint Proxy Statement/Prospectus which describes the matters to be voted on at the Special Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all your shares will be voted. If you attend the Special Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Special Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Special Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        Charles D. Kissner
                                        CHAIRMAN OF THE BOARD AND
                                        CHIEF EXECUTIVE OFFICER
San Jose, California
February 9, 1998

                                [MAS Logo/Letterhead]

                                                            February 9, 1998

Dear Shareholder:

     A Special Meeting of Shareholders (the "Special Meeting") of MAS Technology Limited ("MAS") will be held on March 23, 1998 at 1:00 p.m., New Zealand Daylight Time, at the corporate offices of MAS, located at 24 Bridge Street, Lower Hutt, Wellington, New Zealand.

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Amalgamation dated as of December 22, 1997, (as the same may be amended, supplemented or modified, the "Reorganization Agreement"), by and among Digital Microwave Corporation, a Delaware corporation ("DMC"), South Amalgamation Sub Ltd., a
New Zealand company and a wholly owned subsidiary of DMC ("Amalgamation Sub"), and MAS and the related amalgamation proposal required under New Zealand law (the "Reorganization Proposal"). Pursuant to the Reorganization Agreement, the Amalgamation Sub will be amalgamated with and into MAS, with MAS as the surviving company (the "Reorganization"). Upon consummation of the Reorganization, MAS will become a wholly owned subsidiary of DMC.

     Under the terms of the Reorganization Agreement, the Reorganization will result in the conversion of each ordinary share of the MAS capital stock, whether represented by American Depositary Shares or otherwise (the "MAS Capital Stock"), outstanding prior to the time the Reorganization becomes effective into a number of shares of common stock of DMC (the "DMC Common Stock") determined in accordance with the provisions of the Reorganization Agreement as more fully described in the enclosed Joint Proxy Statement/Prospectus. The Reorganization Agreement also provides that options to purchase shares of MAS Capital Stock will, unless such options are exercised prior to the effective date of the Reorganization, be assumed by DMC and converted into options to purchase DMC Common Stock on substantially the same terms and conditions as the MAS options, but adjusted to reflect the conversion ratio in the Reorganization. Attached as Appendix A to the Joint Proxy Statement/Prospectus is a copy of the Reorganization Agreement and attached as Appendix H to the Joint Proxy Statement/Prospectus is a copy of the Reorganization Proposal. You are urged to read the Joint Proxy Statement/Prospectus, the Reorganization Proposal and the Reorganization Agreement carefully.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION PROPOSAL AND THE REORGANIZATION AGREEMENT AS BEING FAIR TO, AND IN THE BEST INTERESTS OF, MAS AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND IMPLEMENTATION OF THE REORGANIZATION PROPOSAL AND THE REORGANIZATION AGREEMENT. In making this recommendation, the Board of Directors has considered numerous factors including the consideration offered by DMC.

     Whether or not you plan to attend the Special Meeting of Shareholders of MAS, please mark, sign, date and promptly return your proxy card in the enclosed postage-paid envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                   Sincerely,




                                   Neville Jordan
                                   Chief Executive Officer and
                                   Deputy Chairman of the Board of Directors

Wellington, New Zealand
February 9, 1998

                                MAS TECHNOLOGY LIMITED

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON MARCH 23, 1998

To the Shareholders of MAS Technology Limited:

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (the "Special Meeting") of MAS Technology Limited ("MAS") will be held at the corporate offices of MAS, located at 24 Bridge Street, Lower Hutt, Wellington, New Zealand, on March 23, 1998, at 1:00 p.m. New Zealand Daylight Time, for the following purposes, all of which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

     1. To consider and vote upon the amalgamation proposal (the "Reorganization Proposal") enclosed with this notice, as required under New Zealand law, to approve and adopt the Agreement and Plan of Reorganization and Amalgamation dated as of December 22, 1997, (as the same may be amended, supplemented or modified, the "Reorganization Agreement"), by and among Digital Microwave Corporation, a Delaware corporation ("DMC"), South Amalgamation Sub Ltd., a New Zealand company and a wholly owned subsidiary of DMC ("Amalgamation Sub"), and MAS, pursuant to which Amalgamation Sub will be merged with and into MAS, with MAS as the surviving corporation (the "Reorganization"). In connection with the Reorganization, each outstanding ordinary share of the capital stock of MAS, whether represented by American Depositary Shares or otherwise, (the "MAS Capital Stock") will be converted into the right to receive one and two-tenths (1.20) shares of common stock, $0.01 par value, of DMC
          (the "DMC Common Stock"), as described in the accompanying Joint
          Proxy Statement/Prospectus and in the Reorganization Agreement, a copy of which is attached thereto as Appendix A (a copy of the Reorganization Proposal is also attached thereto as Appendix H). In addition, each option to purchase shares of MAS Capital Stock will, unless such options are exercised prior to the effective date of the Reorganization, be assumed by DMC and converted into an option to purchase DMC Common Stock on substantially the same terms and conditions as the assumed options, but adjusted to reflect the exchange ratio in the Reorganization.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on January 30, 1998 as the record date for the determination of the holders of MAS Capital Stock entitled to notice of, and to vote at, the Special Meeting. THE REORGANIZATION PROPOSAL AND THE REORGANIZATION AGREEMENT AND OTHER MATTERS RELATED THERETO ARE MORE FULLY DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES THERETO, WHICH FORM A PART OF THIS NOTICE.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT SHAREHOLDER HAS RETURNED A PROXY.

                              By Order of the Board of Directors,






                              Neville Jordan
                              Chief Executive Officer and Deputy Chairman of the Board of Directors
February 9, 1998

                    -------------------------------------------
                           DIGITAL MICROWAVE CORPORATION
                                        and
                               MAS TECHNOLOGY LIMITED
                               JOINT PROXY STATEMENT
                    -------------------------------------------
                           DIGITAL MICROWAVE CORPORATION
                                     PROSPECTUS
                    -------------------------------------------

     This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to holders of common stock, $0.01 par value per share (the "DMC Common Stock"), of Digital Microwave Corporation, a Delaware corporation ("DMC"), in connection with the solicitation of proxies by the Board of Directors of DMC for use at the Special Meeting of Stockholders of DMC to be held at the corporate offices of DMC, located at 170 Rose Orchard Way, San Jose, California, on March 23, 1998, at 11:00 a.m., Pacific Standard Time, and at any and all adjournments or postponements thereof (the "DMC Special Meeting").

     This Proxy Statement/Prospectus also is being furnished to holders of ordinary shares, whether or not represented by American Depositary Shares ("ADSs") (collectively, the "MAS Capital Stock"), of MAS Technology Limited, a New Zealand company ("MAS"), in connection with the solicitation of proxies by the Board of Directors of MAS for use at the Special Meeting of Shareholders of MAS to be held at the corporate offices of MAS, located at 24 Bridge Street, Lower Hutt, Wellington, New Zealand, on March 23, 1998, at 1:00 p.m.,
New Zealand Daylight Time, and at any and all adjournments or postponements thereof (the "MAS Special Meeting"). This Proxy Statement/Prospectus also is being furnished to holders of options to purchase shares of MAS Capital Stock. ("MAS shareholders," "holders of MAS Capital Stock" or any derivation thereof shall mean the holders of MAS Capital Stock or holders of options to purchase shares of MAS Capital Stock.)

     This Proxy Statement/Prospectus relates to the Agreement and Plan of Reorganization and Amalgamation, dated as of December 22, 1997 (as the same may be amended, supplemented or modified, the "Reorganization Agreement"), by and between DMC, South Amalgamation Sub Ltd., a New Zealand company and a wholly owned subsidiary of DMC ("Amalgamation Sub"), and MAS, as well as the Reorganization Proposal (as defined below). Pursuant to the Reorganization Agreement, Amalgamation Sub will be amalgamated with MAS, with MAS as the surviving company (the "Surviving Company") and a wholly owned subsidiary of DMC (the "Reorganization"). A copy of the Reorganization Agreement is attached as Appendix A to this Proxy Statement/Prospectus. See "The Reorganization" and "The Reorganization Agreement."

     In the Reorganization, each outstanding share of MAS Capital Stock (other than shares held in the treasury of MAS, which will be canceled) will be converted into the right to receive one and two-tenths (1.20) shares of fully paid and nonassessable DMC Common Stock, and cash in lieu of any fractional shares, subject to minority buyout rights under New Zealand law, if applicable. In addition, each option to purchase shares of MAS Capital Stock will, unless such options are exercised prior to the effective date of the Reorganization, be assumed by DMC and converted into an option to purchase DMC Common Stock on substantially the same terms and conditions as the assumed options, but adjusted to reflect the exchange ratio in the Reorganization.

     DMC has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") covering the shares of DMC Common Stock to be issued in connection with the Reorganization. This Proxy Statement/Prospectus also constitutes the prospectus of DMC with respect to such shares and has been filed as part of the Registration Statement. Consummation of the Reorganization is subject to various conditions, including approval at the MAS Special Meeting of the Reorganization Agreement and the related amalgamation proposal required under New Zealand law ("Reorganization Proposal") by the holders of 75% of the shares of MAS Capital Stock voted thereon and approval of the proposed issuance of shares of DMC Common Stock in connection with the Reorganization by a majority of the total votes cast on such proposal at the DMC Special Meeting. At the DMC Special Meeting, DMC stockholders will also be asked to approve a proposed amendment to the Restated Certificate of Incorporation of DMC to increase the total number of shares that DMC has authority to issue and the number of authorized shares of DMC Common Stock, and an amendment to DMC's 1994 Stock Incentive Plan.


     DMC Common Stock is listed and traded on the Nasdaq National Market ("Nasdaq") under the Symbol "DMIC." On February 3, 1998, the closing sale price for DMC Common Stock as reported on Nasdaq was $21.625 per share.


     All information contained in this Proxy Statement/Prospectus with respect to DMC has been provided by DMC. All information contained in this Proxy Statement/Prospectus with respect to MAS has been provided by MAS. This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of DMC and shareholders of MAS on or about January 30, 1998.
Any stockholder of DMC or shareholder of MAS who has given a proxy may revoke it at any time prior to its exercise. See "The DMC Special Meeting -- Record Date; Voting Rights; Proxies" and "The MAS Special Meeting -- Record Date; Voting Rights; Proxies."

     SEE "RISK FACTORS" AT PAGE 12 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY BOTH DMC STOCKHOLDERS AND MAS SHAREHOLDERS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS FEBRUARY 9, 1998.

                                AVAILABLE INFORMATION

     Under the rules and regulations of the Securities and Exchange Commission (the "Commission"), the solicitation of proxies from the stockholders of DMC and the shareholders of MAS to approve the Reorganization Agreement and the consummation of the Reorganization constitutes an offering of the DMC Common Stock to be issued in connection with the Reorganization. Accordingly, DMC has filed with the Commission the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering. This Proxy Statement/Prospectus constitutes the prospectus of DMC that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference herein, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including exhibits filed as a part thereof, is available at the Commission for inspection and copying as set forth below.

     DMC and MAS are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding DMC and MAS. DMC Common Stock and the ADSs of MAS, which represent each ordinary share of MAS Capital Stock, are quoted on the Nasdaq National Market. Reports and other information concerning DMC and MAS may be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO DMC THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DMC WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER OF DMC COMMON STOCK OR MAS CAPITAL STOCK UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL SUCH DOCUMENTS RELATING TO DMC (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED HEREIN BY REFERENCE). WRITTEN OR ORAL REQUESTS SHOULD BE DIRECTED TO CARL A. THOMSEN, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY, AT THE CORPORATE HEADQUARTERS OF DMC, 170 ROSE ORCHARD WAY, SAN JOSE, CALIFORNIA 95134 (TELEPHONE NUMBER (408) 943-0777). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY MARCH 16, 1998.
COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID, WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents heretofore filed by DMC with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Proxy Statement/Prospectus:

     1.   DMC's Annual Report on Form 10-K for the year ended March 31, 1997;

     2. DMC's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997; and

     3. The description of DMC's Common Stock contained in DMC's Registration Statements on Form 8-A filed under the Exchange Act with the Commission on May 29, 1987 and November 5, 1991, as amended on December 27, 1996.

     In addition, all reports and other documents filed by DMC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the DMC Special Meeting, with respect to such materials filed by DMC, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DMC OR MAS. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DMC OR MAS SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

--------------------------------------------------------------------------------

     This Proxy Statement/Prospectus includes trademarks and registered trademarks and service marks of DMC and MAS and trademarks and registered trademarks and service marks of other companies.

                                  TABLE OF CONTENTS


                                                                                                                          PAGE
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .i

INCORPORATION OF DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ii

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
   The Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
       DMC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
       MAS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
       Amalgamation Sub. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
   The Special Meetings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
       Time, Place and Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
       Purpose of Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
       Votes Required; Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
   Minority Buyout Rights of MAS Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
   Surrender of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
   Recommendations of the Boards of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
   Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
   The Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
       Conversion of Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
       Conditions to the Reorganization; Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
       Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
       Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
   Opinions of Financial Advisors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
   Interests of Certain Persons in the Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
   Certain Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
       New Zealand Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
       United States Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
   Comparison of Rights of DMC Stockholders and MAS Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
   Selected Historical Financial Data of DMC and MAS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
   Selected Unaudited Pro Forma Combined Condensed Financial Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
   Comparative Per Share Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   Integration of the Businesses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   Fixed Exchange Ratio; Change in Relative Stock Prices May Change Value of Consideration Received. . . . . . . . . . . . 12
   Failure to Qualify for Pooling-of-Interests Accounting Treatment May Impact Reported Operating Results. . . . . . . . . 13
   Changes in the Rights of MAS Shareholders Will Occur. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   Taxation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   Fluctuations in Quarterly Operating Results . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   Importance of New Products; Rapid Technological Change. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   Markets for the Products of DMC are Highly Competitive. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   Risks Associated with International Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   Dependence on Component Availability, Subcontractor Performance and Key Suppliers . . . . . . . . . . . . . . . . . . . 16
   Management of Growth; Expansion Strategy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   Customer Concentration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   Multiple Regulatory Environments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   No Assurance of Product Quality; Performance and Reliability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   Reliance on Key OEM Relationships . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   Dependence on Key Personnel; New Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   Importance of Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18


                                       iii

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

   Possible Volatility of Stock Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
   Effect of Antitakeover Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
THE DMC SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
   Date, Time and Place. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
   Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
   Record Date; Voting Rights; Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
   Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
   Required Vote; Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22



THE MAS SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   Date, Time and Place. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   Record Date; Voting Rights; Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   Required Vote; Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   Conversion of Shares; Procedures for Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   Background of the Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
   Recommendation of the DMC Board; Reasons of DMC for the Reorganization and Other Proposals. . . . . . . . . . . . . . . 28
   Recommendation of the MAS Board; Reasons of MAS for the Reorganization and Other Proposals. . . . . . . . . . . . . . . 29
   Opinions of Broadview Associates and Hambrecht & Quist. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
   Interests of Certain Persons in the Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
       Stock Option Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
       Indemnification and Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       DMC Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
   Certain Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       Certain New Zealand Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       Certain U.S. Federal Income Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
   Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
   Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
   Resale Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

MINORITY BUYOUT RIGHTS OF MAS SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

THE REORGANIZATION AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
   The Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
   Effective Time of the Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
   Conversion of Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
   Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
   Exchange of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
   Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
   Certain Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
   No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
   Certain Employee Benefit Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
   Director and Officer Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
   Access and Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
   Agreements Relating to Approval of the Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
   Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
   Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50


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

   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
       Termination Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
       Effect of Termination; Termination Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
   Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

COMPARISON OF CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
   Description of DMC Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
       DMC Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
       DMC Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
       DMC Stockholders' Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
       DMC Transfer Agent and Registrar. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
   Description of MAS Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

COMPARISON OF RIGHTS OF DMC STOCKHOLDERS AND MAS SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
   Comparison of Current MAS Shareholder Rights and Rights of DMC Stockholders Following the
   Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
       Authorized Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
       Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
       Special Meetings of Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
       Amendment of Constitution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
       Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
       Removal of Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
       Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
       Liability of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
       Buy-Back Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
       Shareholder Meetings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
       Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
       Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
       Issue of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
       Variation of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
       Minority Buyout Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
       Rights on a Liquidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
       Certain Provisions Relating to Business Combinations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
       Pro Forma Basis of Presentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
       Pro Forma Combined Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
       Pro Forma Combined Statements of Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
       Pro Forma Net Income Per Share. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66

PROPOSAL NO. 1 -- APPROVAL OF THE REORGANIZATION AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67

PROPOSAL NO. 2 -- APPROVAL OF THE AMENDMENT TO DMC'S RESTATED
   CERTIFICATE OF INCORPORATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67

   Purposes and Effects of the DMC Charter Amendment Proposal. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67


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
PROPOSAL NO. 3 -- APPROVAL OF THE AMENDMENT TO DMC'S 1994 STOCK INCENTIVE PLAN . . . . . . . . . . . . . . . . . . . . . . 68
   General Description . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
   Summary of 1994 Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
   General Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
   Certain Federal Income Tax Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
   Amended Plan Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76

DIGITAL MICROWAVE CORPORATION --
BUSINESS OF DMC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
   Introduction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
   The DMC Strategy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
   Products. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
   Sales, Marketing and Service. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
   Research and Development. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
   Manufacturing and Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80

MANAGEMENT OF DMC AFTER THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 81
   Executive Officers and Directors After the Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 81
   Security Ownership of DMC Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
   DMC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84

COMPENSATION OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS OF DMC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86
   Stock Option Exercises and Holdings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
   Employment and Termination Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
   Compensation of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
   Compensation Committee Interlocks and Insider Participation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89

MAS TECHNOLOGY LIMITED --
BUSINESS OF MAS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 90
   Overview. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 90
   Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 90
   Industry Background . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 91
   Solutions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 92
   Strategy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 93
   Products and Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 94
   System Architecture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 94
   DXR 200 Product Family. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
   DXR 100 Product Family. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
   Network Management System . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 96
   Quality Assurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 96
   Services. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 96
   Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 97
   Applications. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 97
   Trunked Network Applications. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 97
   Rural Telephony . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 97
   Cellular and Mobile Network Applications. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 98
   Private Business Applications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 98
   Sales and Marketing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 99
   Research and Product Development. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .100
   Manufacturing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .100


   Defense Products. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .101
   Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .101
   Proprietary Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .101
   Government Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .102
   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .102
   Facilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .102

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF MAS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .103
   Overview. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .103
   Results of Operation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .104
   Six Months Ended September 30, 1997 Compared to Six Months Ended September 30, 1996 . . . . . . . . . . . . . . . . . .104
   Fiscal Year Ended March 31, 1997 Compared to Fiscal Year ended March 31, 1996 . . . . . . . . . . . . . . . . . . . . .105
   Fiscal Year Ended March 31, 1996 Compared to Fiscal Year ended March 31, 1995 . . . . . . . . . . . . . . . . . . . . .106
   Fiscal Year Ended March 31, 1995 Compared to Fiscal Year ended March 31, 1994 . . . . . . . . . . . . . . . . . . . . .107
   Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .107
   Quarterly Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .110

CERTAIN TRANSACTIONS OF MAS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .112

MAS MANAGEMENT AND EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .112
   Management of MAS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .112
   Executive Compensation of MAS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .115

PRINCIPAL SHAREHOLDERS OF MAS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .116

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .117

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .117

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .117

STOCKHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .117

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-1

APPENDICES TO THE PROXY STATEMENT/PROSPECTUS

                                      APPENDICES

APPENDIX A -- Agreement and Plan of Reorganization and Amalgamation

APPENDIX B -- Forms of Proxy of DMC and MAS

APPENDIX C -- Opinion of Broadview Associates LLC

APPENDIX D -- Opinion of Hambrecht & Quist LLC

APPENDIX E -- Sections 110-115 of the Companies Act 1993 of New Zealand

APPENDIX F -- Form of the MAS Constitution

APPENDIX G -- Form of Amendment to DMC's Restated Certificate of Incorporation

APPENDIX H -- Amalgamation Proposal

                                       SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. THIS SUMMARY DOES NOT PURPORT TO CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL INFORMATION RELATING TO THE REORGANIZATION AGREEMENT, THE REORGANIZATION, AND THE OTHER MATTERS DISCUSSED HEREIN AND IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED IN OR ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF DMC AND SHAREHOLDERS OF MAS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS REGARDING DMC'S AND MAS'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO DMC ARE BASED ON INFORMATION AVAILABLE TO DMC AS OF THE DATE HEREOF, AND ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO MAS ARE BASED ON INFORMATION AVAILABLE TO MAS AS OF THE DATE HEREOF, AND NEITHER DMC NOR MAS ASSUMES ANY OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT DMC'S AND MAS'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FACTORS DETAILED IN "RISK FACTORS" BELOW.

THE COMPANIES

     DMC. DMC designs, manufactures and markets advanced wireless solutions for worldwide telephone network interconnection and access. DMC provides its customers with a broad product line, which contains products that operate using a variety of transmission frequencies, ranging from 2 Gigahertz ("GHz") to 38 GHz, and a variety of transmission capacities, typically ranging from T-1 (1.5 Megabits per second) to DS-3 (45 Megabits per second). DMC's broad product line allows it to market and sell its products to service providers in many locations worldwide with varying interconnection and access requirements. DMC designs its products to meet the requirements of mobile communications networks and fixed access networks worldwide. DMC's products enable its customers to deploy and upgrade their wireless infrastructure and market their services rapidly to subscribers, so that service providers can realize a return on their investments in frequency allocation licenses and network equipment.

     DMC believes that it is well-positioned to address worldwide market opportunities for wireless infrastructure suppliers in developed and undeveloped countries. For example, there are substantial telecommunications infrastructures being built for the first time in many Asian countries; infrastructures are being expanded in Europe; and personal communications services ("PCS") interconnect networks are being constructed in the United States. DMC believes that maintaining close proximity to its customers provides it with a competitive advantage in securing orders for its products and in servicing its customers. Local offices enable DMC to better understand the local issues and requirements of its customers and to address its customers' individual geographic, regulatory, and infrastructure requirements. As a result, DMC has developed a global sales, service and support organization, with offices in North America, South America, Europe, the Middle East and Asia. With its 23 sales or support offices in 19 countries, DMC can respond quickly to its customers' needs with support from local offices and can provide prompt on-site technical support.

     DMC has sold over 80,000 radios, which have been installed in over 60 countries. DMC markets its products to service providers directly, as well as indirectly through its relationships with original equipment manufacturers ("OEMs") of base stations, such as Motorola, Inc., Siemens AG, and L.M. Ericsson. Between December 31, 1996 and December 31, 1997, DMC sold its products to service providers, including Beijing Telecom, Heibei Unicom, Pilipino Telephone Corp., Sterling Cellular and SMART Communications, Inc. in the Asia/Pacific region; Panafon SA, E-Plus Mobilfunk GmbH, Comviq GSM AB, Jordon Mobile Telephone Services and IONICA in Europe and the Middle East; BellSouth PCS, Pacific Bell Mobile Services, Avantel S.A. and Rogers Network Services in the Americas.

     DMC's strategy is to build on the strength of its current products, which offer point-to-point solutions, and its strong global sales, service and support organization to become a leading worldwide supplier of wireless network connectivity solutions. To achieve this strategy, DMC intends to leverage its core technical competencies and reputation for service and support to capitalize on emerging market opportunities such as wireless local loop, wireless data transport and alternative local telephone facilities access.

     As used herein, the term "DMC" refers to Digital Microwave Corporation and its subsidiaries. DMC's executive offices are located at 170 Rose Orchard Way, San Jose, California 95134, and its telephone number at that address is
(408) 943-0777.

     MAS. MAS designs, manufactures, markets and supports low and medium frequency, medium to long-haul digital microwave radio links for use in the worldwide telecommunications market. MAS's DXR systems are used as digital links by network operators to interconnect wired and wireless networks, including cellular and local loop systems with switching centers and are used by telephone companies to provide voice and data services to their customers. The integrated architecture and substantial software content of MAS's systems are designed to offer cost-effective, high-performance products with a high degree of flexibility and functionality. Sales of MAS's DXR products and related services during fiscal years 1995, 1996 and 1997 accounted for 27.7%, 54.5% and 63.8% of sales, respectively. MAS's products have been installed in more than 100 customer networks in approximately 40 countries worldwide.

     MAS provides a broad range of highly reliable, standards-compliant microwave transmission systems and complementary services. MAS's initial product family, the DXR 200, provides an integrated, modular, networking solution for a wide variety of communications systems in markets with low to medium capacity transmission requirements. The DXR 200 is well suited for cellular base station linking, network trunking, telephone services in less developed regions and private networks such as those used by oil, electricity and public utility concerns. The recently introduced DXR 100 product family is designed specifically for higher capacity trunking applications, particularly in urban areas. MAS's products incorporate flexible architectures and components that allow MAS to rapidly deploy new products and product enhancements to satisfy customer, industry and market needs. MAS markets its products and services primarily through its direct sales organization which is complemented by other sales channels, including system integrators, brand labelers and international distributors.

     General market and industry trends exist such as a growing global demand for higher quality and cost-effective telecommunications infrastructure and the replacement and upgrade of existing networks. To take advantage of these trends, MAS has adopted several strategic initiatives such as targeting regions and customers with a need for low to medium capacity networks and expanding MAS's product offerings to address industry demands and standards. MAS believes that its future success depends on its ability to develop and introduce products which meet the rapidly changing demands of customers and markets, including evolving industry and regulatory standards. MAS anticipates continuing to expand its direct sales force and support capabilities in targeted regions such as Asia, Africa, and the Americas and to leverage its proven record of product quality and innovation with new and existing customers. During fiscal year 1997, MAS derived approximately 35%, 20%, 18%, 14% and 13% of its revenues from sales to customers in Africa, the Pacific, the Americas, Asia and Europe, respectively.

     MAS's executive offices are located at 24 Bridge Street, Lower Hutt, Wellington, New Zealand, and its telephone number at that address is 64-4-569-2170.

     AMALGAMATION SUB. Amalgamation Sub is a New Zealand company organized by DMC for the purpose of effecting the Reorganization. It has no material assets and has not engaged in any activities except in connection with the Reorganization. Amalgamation Sub's executive offices are located at Level 3, 89 The Terrace, Wellington, New Zealand.

THE SPECIAL MEETINGS

     TIME, PLACE AND DATE. A Special Meeting of Stockholders of DMC will be held at its executive offices located at 170 Rose Orchard Way, San Jose, California on March 23, 1998, at 11:00 a.m., Pacific Standard Time (including any and all adjournments or postponements thereof, the "DMC Special Meeting").

     A Special Meeting of Shareholders of MAS will be held at its executive offices located at 24 Bridge Street, Lower Hutt, Wellington, New Zealand, on March 23, 1998, at 1:00 p.m., New Zealand Daylight Time (including any and all adjournments or postponements thereof, the "MAS Special Meeting").

     PURPOSE OF THE SPECIAL MEETINGS. At the DMC Special Meeting, holders of DMC Common Stock will consider and vote upon a proposal to approve the Reorganization Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A, including the issuance of the shares of DMC Common Stock pursuant to the Reorganization Agreement (the "DMC Share Proposal"). In addition, holders of DMC Common Stock will consider and vote upon proposals to (i) amend DMC's Restated Certificate of Incorporation to
(a) increase the total number of shares that DMC has the authority to issue from 65,000,000 shares to 100,000,000 shares and (b) increase the number of authorized shares of DMC Common Stock from 60,000,000 shares to 95,000,000 shares (the "DMC Charter Amendment Proposal") and (ii) adopt an amendment to increase the number of shares of DMC Common Stock authorized for issuance under DMC's 1994 Stock Incentive Plan from 4,666,660 shares to 7,166,660 shares (the "1994 Plan Amendment Proposal"). Approval of the DMC Charter Amendment Proposal and the 1994 Plan Amendment Proposal is not a condition to the consummation of the Reorganization, and such proposals will be implemented, if approved by DMC stockholders, even if the Reorganization is not consummated. For more detailed descriptions of the DMC Share Proposal, the DMC Charter Amendment Proposal, and the 1994 Plan Amendment Proposal, see "The Reorganization," "The Reorganization Agreement," "Proposed Amendment to DMC's Restated Certificate of Incorporation," and "The Amendment to DMC's 1994 Stock Incentive Plan." Stockholders of DMC will also consider and vote upon any other matter that may properly come before the meeting.

     At the MAS Special Meeting, holders of MAS Capital Stock will consider and vote to approve the Reorganization Proposal (a copy of the Reorganization Proposal is attached hereto as Appendix H) and the Reorganization Agreement. As a result of the Reorganization, MAS will become a wholly owned subsidiary of DMC. In the Reorganization, each outstanding share of MAS Capital Stock (other than shares held in the treasury of MAS, which will be canceled), will be converted into the right to receive one and two-tenths (1.20) shares of fully paid and nonassessable DMC Common Stock. Cash will be delivered in lieu of fractional shares. Shareholders of MAS will also consider and vote upon any other matter that may properly come before the meeting.


     VOTES REQUIRED; RECORD DATE. Consummation of the Reorganization requires approval of the DMC Share Proposal by the affirmative vote of the holders of a majority of the shares of DMC Common Stock present, or represented, and entitled to vote at the DMC Special Meeting. Approval of the DMC Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of DMC Common Stock entitled to vote at the DMC Special Meeting. Approval of the 1994 Plan Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of DMC Common Stock present, or represented, and entitled to vote at the DMC Special Meeting. Holders of DMC Common Stock are entitled to one vote per share. Only holders of DMC Common Stock at the close of business on January 30, 1998 (the "DMC Record Date") are entitled to notice of and to vote at the DMC Special Meeting. See "The DMC Special Meeting." As of the DMC Record Date, directors and executive officers of DMC and their affiliates were beneficial owners of an aggregate of 1,551,752 shares of DMC Common Stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of such date), or approximately 4.07% of the 38,144,994 shares of DMC Common Stock that were issued and outstanding as of such date. See "Management of DMC After the Reorganization -- Security Ownership of Management."


     Consummation of the Reorganization also requires approval of the proposal to adopt the Reorganization Proposal and the Reorganization Agreement by the holders of seventy-five percent (75%) of the shares of MAS Capital Stock voted thereon at the MAS Special Meeting. Holders of MAS Capital Stock are entitled to one vote per share. Only holders of MAS Capital Stock at the close of business on January 30, 1998 (the "MAS Record Date") are entitled to notice of and to vote at the MAS Special Meeting. See "The MAS Special Meeting." As of the MAS Record Date, directors and executive officers of MAS and their affiliates were beneficial owners of an aggregate of 3,230,492 shares of MAS Capital Stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of such date), or approximately 47.51% of the 6,800,000 shares of MAS Capital Stock that were issued and outstanding as of such date.

MINORITY BUYOUT RIGHTS OF MAS SHAREHOLDERS

     MAS shareholders who vote against the Reorganization and give the required notice can require MAS to purchase their shares of MAS Capital Stock for a "fair and reasonable price." The procedure for exercising such rights is detailed in Sections 110-115 of the Companies Act 1993 of New Zealand (the "Companies Act"), attached hereto as Appendix E. MAS shareholders who wish to exercise such rights should obtain legal advice and should note that tight time-frames are stipulated for exercising such rights. Holders of DMC Common Stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Reorganization. See "Minority Buyout Rights of MAS Shareholders."

SURRENDER OF STOCK CERTIFICATES

     DMC has authorized ChaseMellon Shareholder Services L.L.C. to act as exchange agent (the "Exchange Agent") under the Reorganization Agreement. As soon as reasonably practical after the Effective Time (as hereinafter defined) of the Reorganization, the Exchange Agent will send a letter of transmittal to each MAS shareholder. The letter of transmittal will contain instructions with respect to the surrender of certificates representing MAS Capital Stock to be exchanged for DMC Common Stock. The Exchange Agent will effect the cancellation of the American Depositary Receipts ("ADRs") representing MAS ADSs upon receipt by the Exchange Agent from the holders thereof of a duly completed letter of surrender and surrender of such ADRs, as provided in the Exchange Agent's transmittal letter and related instructions. See "The Reorganization -- Conversion of Shares; Procedures for Exchange of Certificates."

     MAS SHAREHOLDERS SHOULD NOT FORWARD CERTIFICATES FOR MAS CAPITAL STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. MAS SHAREHOLDERS SHOULD NOT RETURN SHARE CERTIFICATES OR CERTIFICATES EVIDENCING ANY ADSs (SUCH SHARE CERTIFICATES AND CERTIFICATES EVIDENCING ANY ADSs, COLLECTIVELY "MAS CERTIFICATES") WITH THE ENCLOSED PROXY.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     THE BOARDS OF DIRECTORS OF DMC AND MAS HAVE EACH UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT. THE BOARD OF DIRECTORS OF DMC (THE "DMC BOARD") BELIEVES THAT THE TERMS OF THE REORGANIZATION AGREEMENT AND ACCORDINGLY, THE REORGANIZATION PROPOSAL ARE FAIR TO, AND IN THE BEST INTERESTS OF, DMC AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF DMC COMMON STOCK VOTE "FOR" APPROVAL OF THE REORGANIZATION PROPOSAL, "FOR" APPROVAL OF THE CHARTER AMENDMENT PROPOSAL, AND "FOR" THE 1994 PLAN AMENDMENT PROPOSAL. THE BOARD OF DIRECTORS OF MAS ("THE MAS BOARD") BELIEVES THAT THE TERMS OF THE REORGANIZATION PROPOSAL AND THE REORGANIZATION AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, MAS AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ORDINARY SHARES OF MAS CAPITAL STOCK OR ADSs VOTE "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT AND THE REORGANIZATION PROPOSAL. THE APPROVAL OF THE REORGANIZATION BY THE STOCKHOLDERS OF DMC AND THE SHAREHOLDERS OF MAS SHALL CONSTITUTE ADOPTION OF THE REORGANIZATION AGREEMENT AND EACH OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, CERTAIN PROVISIONS BENEFITING DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES OF MAS, AS MORE FULLY DESCRIBED HEREIN. See "The Reorganization -- Background of the Reorganization," "-- Recommendation of the DMC Board," "-- Reasons for the Reorganization and Other Proposals," " -- Recommendation of the MAS Board; Reasons of MAS for the Reorganization" and " -- Interests of Certain Persons in the Reorganization."

RISK FACTORS

     In addition to the conditions to consummation of the Reorganization set forth below under "The Reorganization Agreement -- Conditions," see "Risk Factors" below for a discussion of certain factors pertaining to the Reorganization and the business of DMC and MAS after the Reorganization. IN CONSIDERING WHETHER TO

APPROVE THE DMC SHARE PROPOSAL, THE REORGANIZATION AGREEMENT OR THE REORGANIZATION PROPOSAL, AS APPLICABLE, AS THE CASE MAY BE, DMC STOCKHOLDERS AND MAS SHAREHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED IN "RISK FACTORS."

THE REORGANIZATION

     CONVERSION OF SECURITIES. Upon consummation of the transactions contemplated by the Reorganization Agreement, (i) Amalgamation Sub will be amalgamated with MAS, whereby MAS will become a wholly owned subsidiary of DMC and (ii) each issued and outstanding share of MAS Capital Stock (other than shares of MAS Capital Stock held in the treasury of MAS, which will be canceled) will be converted into the right to receive one and two-tenths (1.20) shares of fully paid and nonassessable DMC Common Stock (the "Exchange Ratio") subject to minority buyout rights under New Zealand Law, if applicable. Fractional shares of DMC Common Stock will not be issued in connection with the Reorganization. A holder of MAS Capital Stock otherwise entitled to a fractional share of DMC Common Stock will be paid cash in lieu of such fractional share in an amount of cash (rounded up to the nearest whole cent U.S.$), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average of the last reported sales prices of DMC Common Stock for the fifteen trading days prior to the date which is two days prior to the Effective Time (as defined herein). See "The Reorganization -- Conversion of Shares; Procedures for Exchange of Certificates."

     CONDITIONS TO THE REORGANIZATION; TERMINATION. The obligations of DMC and MAS to effect the Reorganization are subject to the satisfaction of certain conditions, including, among others: (i) obtaining the approval of DMC stockholders and MAS shareholders; (ii) receipt of all necessary government consents and approvals (other than the filing of the Reorganization Documents (as hereinafter defined)), including the approval of the New Zealand Overseas Investment Commission, other than such consents or approvals the failure to obtain which would not materially adversely affect the consummation of the Reorganization or in the aggregate have a material adverse effect on DMC or MAS;
(iii) receipt of accountants' letters with respect to the qualification of the Reorganization as a "pooling of interests"; (iv) receipt of legal opinions with respect to the tax consequences of the Reorganization and other matters; (v) no more than ten percent (10%) of the shareholders of MAS shall vote against the transactions contemplated in the Reorganization Agreement at a shareholders' meeting called for the purpose of approving such transactions; and (vi) the absence of any change, occurrence or circumstance in the other party's business, results of operations or financial condition which has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party. See "The Reorganization Agreement -- Representations and Warranties," "-- Conditions" and "-- Certain Covenants."

     The Reorganization Agreement is subject to termination by either DMC or MAS if, among other things, the Reorganization is not consummated by March 31, 1998. The Reorganization Agreement also may be terminated by either DMC or MAS under other circumstances, including the failure of the stockholders of DMC Common Stock to approve the DMC Share Proposal or of the shareholders of MAS Capital Stock to approve the proposal to adopt the Reorganization Agreement. Under certain circumstances leading to termination of the Reorganization Agreement, DMC or MAS, as the case may be, may be entitled to receive a cancellation fee or expenses. See "The Reorganization Agreement -- Termination" and "-- Cancellation Fees; Expenses."

     At any time on or prior to the Reorganization, to the extent legally allowed, each of DMC and MAS, without the approval of the DMC stockholders or MAS shareholders, may waive compliance with any of the agreements or satisfaction of any of the conditions contained in the Reorganization Agreement for its respective benefit.

     REGULATORY APPROVALS. Certain aspects of the Reorganization will require notifications to, and/or approvals from, certain New Zealand authorities. DMC and MAS believe that all material notifications, filings and approvals have been made or obtained, or will be made or obtained, as the case may be. See "The Reorganization -- Regulatory Approvals."

     ACCOUNTING TREATMENT. The Reorganization is expected to be treated by DMC as a "pooling of interests" transaction for accounting and financial reporting purposes. Consummation of the Reorganization is conditioned upon the delivery of letters from Arthur Andersen LLP, DMC's independent accountants, and KPMG, MAS's independent chartered accountants, to this effect. See "The Reorganization --Accounting Treatment" and "The Reorganization Agreement -- Conditions."

OPINIONS OF FINANCIAL ADVISORS

     Broadview Associates LLC ("Broadview Associates") has acted as financial advisor to DMC in connection with the Reorganization and has delivered a written opinion, dated December 22, 1997, to the DMC Board to the effect that the Exchange Ratio was fair to DMC and its stockholders, from a financial point of view, as of the date of such opinion.

     Hambrecht & Quist LLC ("Hambrecht & Quist") has acted as financial advisor to MAS in connection with the Reorganization and has delivered a written opinion, dated December 22, 1997, to the MAS Board that the Exchange Ratio was fair to the holders of MAS Capital Stock, from a financial point of view, as of the date of such opinion.

     Copies of the written opinions of Broadview Associates and Hambrecht & Quist, which set forth the respective assumptions made, matters considered and limitations on the reviews undertaken, are attached as Appendices C and D, respectively, to this Proxy Statement/Prospectus and should be carefully read in their entirety. See "The Reorganization -- Opinion of Broadview Associates" and "The Reorganization -- Opinion of Hambrecht & Quist."

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

     In considering the recommendation of the MAS Board with respect to the approval by the MAS shareholders of the Reorganization Proposal and the Reorganization Agreement, shareholders should be aware that certain members of MAS management and the MAS Board have interests in the Reorganization that are in addition to the interests of shareholders of MAS generally. These interests arise from, among other things, certain employee benefit plans, indemnification, insurance arrangements among DMC, MAS and directors and certain executive officers of MAS and a voting agreement with an officer of MAS. In addition, one member of the MAS Board will become a member of the DMC Board. See "The Reorganization -- Interests of Certain Persons in the Reorganization."

CERTAIN TAX CONSEQUENCES

     NEW ZEALAND TAX CONSEQUENCES. For New Zealand tax purposes no taxable gain or loss will be recognized as a result of the Reorganization by MAS shareholders in respect of (i) the conversion of their shares of MAS Capital Stock; and
(ii) the receipt of cash in lieu of fractional shares, unless those MAS shareholders are in the business of dealing in shares or the shares were acquired by those MAS shareholders for the purpose of resale or as part of a profit-making scheme.

     Any dissenting MAS shareholders who receive cash from MAS by properly exercising their applicable minority buyout rights under New Zealand law, if any, may be taxable on that cash as if they had derived a dividend from MAS. A dividend will be deemed to be derived to the extent that the cash received in respect of each share of MAS Capital Stock exceeds the available subscribed capital per share cancelled. Any dividend amount deemed to be paid to a New Zealand non-resident dissenting shareholder will be subject to New Zealand non-resident withholding tax.

     If a dissenting MAS shareholder is in the business of dealing in shares or the shares were acquired for the purpose of resale or as part of a profit-making scheme and the MAS shareholder receives cash from MAS by properly exercising their applicable minority buyout rights under New Zealand law, that MAS shareholder should recognize a taxable gain or loss in respect of the cash received for the acquisition of the shares of MAS Capital Stock.

     No taxable gain or loss will be recognized by DMC, Amalgamation Sub or MAS
(i) in respect of the amalgamation of Amalgamation Sub and MAS on the basis that the amalgamation is a "qualifying amalgamation" for New Zealand tax purposes and (ii) in respect of the conversion of the shares of MAS Capital Stock to DMC Common Stock at the agreed Exchange Ratio.

     Subject to certain limitations, the United States/New Zealand Double Tax Relief Order ("the Treaty") may provide relief for MAS shareholders from double taxation.

     UNITED STATES TAX CONSEQUENCES. The Reorganization is intended to qualify as a "reorganization" for U.S. federal income tax purposes and, assuming the Reorganization does so qualify, generally no gain or loss will be recognized by
(i) MAS shareholders (except with respect to cash received by shareholders who properly exercise applicable minority buyout rights under New Zealand law, if any, or in lieu of fractional shares), (ii) DMC stockholders, (iii) DMC or (iv) MAS as a result of the Reorganization. Consummation of the Reorganization is conditioned upon the delivery of opinions of counsel that the Reorganization will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that DMC and MAS each will be a party to that reorganization within the meaning of Section 368(b) of the Code. However, all MAS shareholders are urged to consult their own tax advisors. See "The Reorganization -- Certain Tax Consequences" and "The Reorganization Agreement -- Conditions."

COMPARISON OF RIGHTS OF DMC STOCKHOLDERS AND MAS SHAREHOLDERS

     The rights of MAS shareholders are currently governed by the Companies Act and MAS's Constitution. Upon consummation of the Reorganization and subject to minority buyout rights of MAS shareholders under New Zealand law, if applicable, MAS shareholders will become stockholders of DMC, which is a Delaware corporation, and their rights as DMC stockholders will be governed by the Delaware General Corporation Law, DMC's Restated Certificate of Incorporation, DMC's Bylaws and the DMC Rights Agreement. For a discussion of the various differences between the rights of shareholders of MAS and stockholders of DMC, see "Comparison of Stockholder Rights."

SELECTED HISTORICAL FINANCIAL DATA OF DMC AND MAS

     The following selected historical financial data of DMC and MAS have been derived from their respective audited and historical financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto included or incorporated by reference herein. All share and per share amounts for DMC Common Stock have been restated to give effect retroactively to a stock dividend, which effected a two-for-one stock split, in November 1997. The consolidated financial statements for DMC and MAS for the three fiscal years ended March 31, 1997 are included elsewhere in this Proxy Statement/Prospectus. The selected historical financial information as of September 30, 1997 and for the six month periods ended September 30, 1996 and 1997, for DMC and MAS has been derived from the unaudited consolidated statements of DMC and MAS as of and for such periods which are included elsewhere in this Proxy Statement/Prospectus, and which, in the opinion of DMC's and MAS's respective management, reflect all adjustments necessary for the fair presentation of this unaudited interim financial information. The results of operations for these interim periods are not necessarily indicative of the results to be expected for the entire year.

                       DMC SELECTED HISTORICAL FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                        SIX MONTHS ENDED
                                                    YEAR ENDED MARCH 31,                                  SEPTEMBER 30,
                               ------------------------------------------------------------     --------------------------------
                                  1993         1994         1995        1996         1997          1996                  1997
                                  ----         ----         ----        ----         ----          ----                  ----
                                                                                                         (UNAUDITED)
                                   US$          US$          US$         US$          US$           US$                   US$
HISTORICAL CONSOLIDATED
STATEMENT OF OPERATIONS DATA:
Sales. . . . . . . . . . . . . $ 103,937    $ 116,010    $ 153,650   $ 150,419     $178,344     $  78,332              $ 123,839
Income (loss) from operations.    (7,412)     (22,518)       2,748      (8,023)      13,899         4,090                 14,355
Net income (loss). . . . . . .    (6,708)     (22,495)       1,982      (5,955)      11,707         3,245                 13,203
Net income (loss) per share. . $   (0.28)   $   (0.90)   $    0.07   $   (0.20)    $   0.35     $    0.10              $    0.33
Common and common stock
equivalent shares used in per
share calculation. . . . . . .    24,179       24,895       27,690      29,791       33,881        32,872                 39,501



                                                          MARCH 31,
                               ------------------------------------------------------------               SEPTEMBER 30,
                                   1993         1994         1995        1996        1997                     1997
                                   ----         ----         ----        ----        ----                     ----
                                                                                                           (UNAUDITED)
                                   US$          US$          US$         US$          US$                      US$
HISTORICAL CONSOLIDATED
BALANCE SHEET DATA:

Working capital . . . . . . .  $  35,461    $  17,650    $  26,996   $  37,456     $ 99,960                  $99,950
Total assets. . . . . . . . .     72,990       84,003      102,585      95,797      170,206                  180,121
Total stockholders' equity. .     46,335       28,604       34,611      49,735      117,528                  136,466

                        MAS SELECTED HISTORICAL FINANCIAL DATA
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                          SIX MONTHS ENDED
                                                      YEAR ENDED MARCH 31,                                  SEPTEMBER 30,
                               ----------------------------------------------------------------     -----------------------------
                                    1993           1994         1995          1996       1997          1996                1997
                                    ----           ----         ----          ----       ----          ----                ----
                                                                                                             (UNAUDITED)
                                     NZ$            NZ$          NZ$          NZ$         NZ$           NZ$               NZ$
HISTORICAL CONSOLIDATED
STATEMENT OF OPERATIONS DATA:
Sales. . . . . . . . . . . . . $  11,529       $  18,489    $  22,593     $  40,160   $  51,311     $  16,403           $  39,421
Income (loss) from operations.       320            (686)       1,603         3,364       5,039           502               3,038
Net income (loss). . . . . . .       186            (464)         951         2,230       3,099           161               3,618
Net income (loss) per share. . $    0.08       $   (0.20)   $    0.29     $    0.54   $    0.74     $    0.04           $    0.62
Common and common stock
equivalent shares used in per
share calculation. . . . . . .     2,362           2,362        3,235         4,113       4,210         4,163               5,813



                                                           MARCH 31,
                                    ----------------------------------------------------------                SEPTEMBER 30,
                                    1993           1994         1995          1996         1997                   1997
                                    ----           ----         ----          ----         ----                   ----
                                                                                                               (UNAUDITED)
                                     NZ$            NZ$          NZ$          NZ$           NZ$                    NZ$
HISTORICAL CONSOLIDATED
BALANCE SHEET DATA:
Working capital (1). . . . . .   $   1,560       $     885    $   4,058    $   5,784    $   5,499              $  52,331
Total assets . . . . . . . . .       5,893           6,238       11,155       16,934       34,331                 69,309
Total shareholders' equity . .       2,552           1,948        5,199        7,570       11,316                 56,186


---------------------------------

(1) Included in the Working Capital at March 31, 1997 is a cash overdraft totaling NZ$518,000 and short-term borrowings totaling NZ$6,600,000.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following selected unaudited pro forma combined condensed financial data are derived from the unaudited pro forma combined condensed financial statements and notes thereto appearing elsewhere herein, which give effect to the Reorganization as a pooling of interests, and should be read in conjunction with such unaudited pro forma statements and notes thereto and the separate audited consolidated financial statements and related notes thereto of DMC and MAS, respectively, included in or attached to this Proxy Statement/Prospectus. See "Unaudited Pro Forma Combined Condensed Financial Statements." For purposes of the unaudited pro forma operating data, DMC's consolidated financial statements for each of the three fiscal years ended March 31, 1997, and for the six-month periods ended September 30, 1996 and 1997, have been combined with MAS's consolidated financial statements for the same periods.

     The unaudited pro forma information is presented for comparative purposes only and does not purport to be indicative of the operating results or financial position that would have occurred if the Reorganization had been consummated at the beginning of the periods presented, nor is such information necessarily indicative of the future operating results or financial position of DMC and MAS.

           SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                    (UNAUDITED)


                                                                                                        SIX MONTHS ENDED
                                                   YEAR ENDED MARCH 31,                                   SEPTEMBER 30,
                                  ----------------------------------------------------            ----------------------------
                                     1995                  1996                1997                  1996              1997
                                  ----------           -----------         -----------            ----------        ----------
                                      US$                   US$                 US$                   US$              US$
PRO FORMA STATEMENT OF
OPERATIONS DATA:
Sales. . . . . . . . . . .       $  165,148             $  172,418          $  211,747           $   88,936         $  145,494
Income (loss) from
 operations. . . . . . . .            3,734                 (5,786)             17,419                4,437             16,240
Net income (loss). . . . .            2,567                 (4,472)             13,872                3,357             15,507
Net income (loss) per
 share . . . . . . . . . .       $     0.08             $    (0.13)         $     0.36           $     0.09          $    0.33
Common and common stock
 equivalent shares used in
 per share calculation . .           31,572                 34,727              38,933               37,868             46,477



                                                                                                                   SEPTEMBER 30,
                                                                                                                       1997
                                                                                                                   ------------
                                                                                                                        US$
PRO FORMA COMBINED BALANCE
SHEET DATA:
Working capital. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 128,431
Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       222,905
Total stockholders'
equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       167,414

COMPARATIVE PER SHARE DATA

     The following table presents historical unaudited pro forma combined and unaudited pro forma equivalent per share data of DMC and MAS after giving effect to the Reorganization using the pooling of interests method of accounting, assuming the Reorganization had been effective during all periods presented.
The pro forma equivalent data for MAS have been calculated by multiplying the DMC pro forma combined amounts by the Exchange Ratio of 1.20. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the Reorganization been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical financial statements and notes thereto of DMC and MAS incorporated by reference in this Proxy Statement/Prospectus, and the unaudited pro forma combined condensed financial statements included elsewhere in this Proxy Statement/Prospectus.

                                                                                 SIX MONTHS
                                                                                    ENDED
                                              YEAR ENDED MARCH 31,              SEPTEMBER 30,
                                     --------------------------------------    --------------
                                       1995           1996           1997           1997
                                     --------       --------       --------       --------
                                       US$            US$            US$            US$
HISTORICAL -- DMC COMMON STOCK
Net income (loss) per share:         $ 0.07         $ (0.20)       $ 0.35        $ 0.33
Book value per share (1) :           $ 1.28         $  1.57        $ 3.17        $ 3.59

                                                                                 SIX MONTHS
                                                                                    ENDED
                                              YEAR ENDED MARCH 31,              SEPTEMBER 30,
                                     --------------------------------------    --------------
                                       1995           1996           1997           1997
                                     --------       --------       --------       --------
                                       NZ$            NZ$            NZ$            NZ$
HISTORICAL -- MAS CAPITAL STOCK
Net income per share:                $ 0.29         $ 0.54         $ 0.74         $ 0.62
Book value per share (1):            $ 1.27         $ 1.68         $ 2.51         $ 8.26

                                                                                 SIX MONTHS
                                                                                    ENDED
                                              YEAR ENDED MARCH 31,              SEPTEMBER 30,
                                     --------------------------------------    --------------
                                       1995           1996           1997           1997
                                     --------       --------       --------       --------
                                       US$            US$            US$            US$
PRO FORMA COMBINED NET INCOME
  (LOSS) PER SHARE
Per DMC share:                       $ 0.08         $ (0.13)        $ 0.36         $ 0.33
Equivalent MAS share (2):            $ 0.10         $ (0.16)        $ 0.43         $ 0.40


                                                                            SEPTEMBER 30,
                                                                                 1997
                                                                            -------------
                                                                                 US$
PRO FORMA COMBINED BOOK VALUE PER
  SHARE (3)
Per DMC share:                                                                $  3.62
Equivalent MAS share:                                                         $  4.35
-----------------------------------------------------------------------------------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock and preferred stock, on an as if converted basis, outstanding at the end of the period.
(2) The MAS equivalent pro forma combined per share amounts are calculated by multiplying the combined pro forma per share amounts by the Exchange Ratio of 1.20 shares of DMC Common Stock for each share of MAS Capital Stock.
(3) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period.

                                     RISK FACTORS

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. DMC'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, SHOULD BE CONSIDERED CAREFULLY.

INTEGRATION OF THE BUSINESSES

     The Reorganization involves the effective integration of MAS into DMC. Among the factors considered by the DMC Board and the MAS Board in connection with their approval of the Reorganization Agreement were the opportunities for operating efficiencies that they expect will ultimately result from the Reorganization. The integration of the operations of MAS into DMC following the Reorganization will require the dedication of management resources in order to achieve the anticipated operating efficiencies of the Reorganization, which may temporarily distract attention from the day-to-day business of the combined company. There can be no assurance that such integration will be accomplished smoothly or successfully. No assurance can be given that difficulties encountered in integrating the operations of MAS into DMC will be overcome or that the benefits expected from such integration will be realized. The difficulties of combining the operations of MAS into DMC are exacerbated by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. Successful integration of the two companies' sales and marketing organizations will require the sales and marketing personnel of each company to learn about the often technically complex products, services and technologies of the other company. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of DMC's businesses, including the business acquired in the Reorganization. Difficulties encountered in connection with the Reorganization and the integration of the operations of MAS could have an adverse effect on the business, results of operations or financial condition of DMC. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, aggressive competitors may undertake initiatives to attract customers and to recruit key employees through various incentives which could have a material adverse effect on the business, results of operations and financial condition of the combined company.

     Subsequent to the Reorganization, DMC expects to incur a charge in the quarter ending March 31, 1998, currently estimated to be in the range of $5.0 million to $6.0 million, to reflect transaction-related expenses, as well as expenses relating to the integration of the two companies, including costs relating to severance and employee relocation, the elimination of duplicate systems and facilities and other integration costs. This amount is a preliminary estimate only and is therefore subject to change. In addition, there can be no assurance that DMC will not incur additional charges in subsequent quarters to reflect costs associated with the Reorganization.

FIXED EXCHANGE RATIO; CHANGE IN RELATIVE STOCK PRICES MAY CHANGE VALUE OF CONSIDERATION RECEIVED

     The Exchange Ratio is expressed in the Reorganization Agreement as a fixed ratio of 1.20 shares of DMC Common Stock for each share of MAS Capital Stock. Accordingly, the Exchange Ratio will not be adjusted in the event of any increase or decrease in the price of either DMC Common Stock or shares of MAS Capital Stock. Therefore, the value of the consideration received by shareholders of MAS may change. The price of DMC Common Stock at the closing of the Reorganization is likely to vary from its price at the date of this Proxy Statement/Prospectus and at the date of the DMC Special Meeting. Such variations may be the result of changes in the business, operations or prospects of DMC or MAS, market assessments of the likelihood that the Reorganization will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Shareholders of MAS are urged to obtain current market quotations for DMC Common Stock and shares of MAS Capital Stock. No assurance can be given as to the market prices of DMC or MAS at any time before the Effective Time or as to the market price of DMC Common Stock at any time thereafter.

FAILURE TO QUALIFY FOR POOLING-OF-INTERESTS ACCOUNTING TREATMENT MAY IMPACT REPORTED OPERATING RESULTS

     The Reorganization is intended to qualify for pooling-of-interests treatment under U.S. generally accepted accounting principles. Under pooling-of-interests treatment, the accounts of DMC will be combined with those of MAS at their historical carrying amount and DMC's financial statements for all prior periods will be restated to reflect the accounts of DMC as if the two companies had been combined for all periods.

     Should the Reorganization become or be declared unconditional in all respects and not qualify for pooling-of-interests treatment, the purchase method of accounting would be applied. Under that method, the estimated fair value of the DMC Common Stock issued to effect the Reorganization would be recorded as the cost of acquiring the business of MAS. That cost would be allocated to the individual assets acquired and liabilities assumed according to their respective fair values with the excess of the estimated fair value of DMC Common Stock over the fair value of net assets acquired recorded as goodwill, to be amortized over a period up to 40 years. The estimated fair value of the DMC Common Stock to be issued pursuant to the Reorganization is substantially in excess of the amount at which the net assets are carried in the accounts of MAS. Accordingly, purchase accounting treatment may have a material adverse impact on the reported operating results of the combined companies as compared to that under pooling-of-interests treatment. See "The Reorganization -- Accounting Treatment." Nevertheless, should the Reorganization not be qualified as a pooling-of-interests transaction under U.S. generally accepted accounting principles, then the parties may decide not to effect the Reorganization. See "The Reorganization Agreement -- Conditions."

CHANGES IN THE RIGHTS OF MAS SHAREHOLDERS WILL OCCUR

     MAS is incorporated under New Zealand law. Those shareholders of MAS who exchange their shares of MAS Capital Stock for DMC Common Stock and whose rights as shareholders of MAS are currently governed by New Zealand law, including the Companies Act, and by the MAS Constitution, will, upon the exchange of shares of MAS Capital Stock, become stockholders of DMC and their rights as stockholders of DMC will be governed by the laws of the U.S., and by the Delaware General Corporation Law, the Restated Certificate of Incorporation of DMC, and the Bylaws of DMC. DMC and MAS are both currently subject to the U.S. securities laws and the rules and regulations of Nasdaq.

     Certain differences between the rights of the shareholders of MAS and the stockholders of DMC arise from differences between New Zealand law and the laws of the U.S. and the Delaware General Corporation Law, as well as from the differences between the corporate governing instruments of the two companies, and the rules and regulations of the regulatory bodies governing the two companies. These differences may have a material effect on the rights of the shareholders of MAS to nominate, vote for and remove directors, approve certain corporate action, receive dividends, and inspect corporate records, among other things. See "Description of DMC Capital Stock" and "Comparison of Stockholder Rights."

TAXATION

     The combined entity's operations will be subject to taxation in jurisdictions outside the U.S. Specifically, as a result of the Reorganization, certain of DMC's operations will be subject to both U.S. taxation and New Zealand taxation, and may be subject to taxation in other jurisdictions.
The U.S. taxation system provides a credit for income taxes paid to other jurisdictions, subject to certain limitations. If such limitations on available credits apply, and excess foreign tax credits exist, the effective tax rate on income relating to the foreign operations of DMC in any one taxable period could exceed the U.S. federal income tax rate to which such income would be subject if derived solely from U.S. operations of DMC. DMC's management intends to implement planning such that foreign tax credits are fully utilized. In addition, the tax laws of the U.S. and New Zealand could change which may result in additional taxes.

     If a beneficial owner of shares of DMC Common Stock (e.g., a MAS shareholder receiving shares of DMC Common Stock at the Effective Time) who is not a citizen or resident of the United States owns shares of DMC Common Stock at the time of his or her death, such shares of DMC Common Stock would be subject to U.S. federal estate tax imposed on the estates of nonresident aliens, in the absence of a contrary provision in any applicable estate tax treaty.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The quarterly operating results of DMC and MAS can vary significantly depending on several factors, any of which could have a material adverse effect on DMC's business, financial condition or results of operations. In particular, DMC's and MAS's quarterly results of operations can vary due to the volume and timing of product orders received and delivered during the quarter, the ability of DMC and MAS and their key suppliers to respond to changes made by customers in their orders, and the timing of new product introductions by DMC and MAS and their competitors. DMC's and MAS's quarterly operating results may also vary significantly depending on other factors, including the mix of products sold, the cost and availability of components and subsystems, relative prices of DMC's and MAS's products, adoption of new technologies and industry standards, competition, fluctuations in foreign currency exchange rates, regulatory developments, and general economic conditions. In addition, wireless infrastructure suppliers are experiencing, and are likely to continue to experience, intense price pressure, which has resulted, and is expected to continue to result, in downward pricing pressure on DMC's and MAS's products.
As a result, DMC and MAS have experienced, and expect to continue to experience, declining average sales prices for their products. DMC's and MAS's ability to maintain their gross profit margins depends upon their ability to continue to improve manufacturing efficiencies, lower material costs of products and to continue to introduce new products and product enhancements. There can be no assurance that after the Reorganization DMC or MAS will be able to offset such downward price pressure through corresponding cost reductions. Any inability of DMC or MAS to respond to increased price competition would have a material adverse effect on DMC's or MAS's business, financial condition and results of operations. Since DMC's and MAS's customers frequently negotiate supply arrangements far in advance of delivery dates, DMC and MAS often must commit to price reductions for their products before they are aware of how, or if, such cost reductions can be obtained. As a result, such current or future price reduction commitments could have, and any inability of DMC or MAS to respond to increased price competition would have, a material adverse effect on DMC's or MAS's business, financial condition and results of operations. The combined company may also increase spending in response to competition or to pursue new market opportunities. Accordingly, there can be no assurance that either DMC or MAS will be able to sustain profitability in the future, particularly on a quarter-to-quarter basis.

IMPORTANCE OF NEW PRODUCTS; RAPID TECHNOLOGICAL CHANGE

     The market for DMC's and MAS's products is characterized by rapidly changing technologies and evolving industry standards. Accordingly, DMC's future performance, and the future performance of MAS, depends on a number of factors, including their ability to identify emerging technological trends in their target markets, to develop and to maintain competitive products, to enhance their products by adding innovative features that differentiate their products from those of their competitors and to manufacture and to bring products to market quickly at cost-effective prices. DMC and MAS believe that to remain competitive in the future they will need to continue to develop new products, which will require the investment of significant financial resources in new product development. For the three months ended September 30, 1997, net sales derived from DMC's latest generation of products, the SPECTRUM II product line, represented approximately 65% of DMC's net sales, and DMC expects that net sales from the SPECTRUM II product line will continue to account for a significant portion of DMC's net sales for the foreseeable future. However, DMC and MAS believe that to remain competitive in the future they will need to continue to develop new products, which will require the investment of significant financial resources in product development. There can be no assurance, however, that DMC or MAS will successfully complete the development of any future products, that such products will achieve market acceptance or that such products will be capable of being manufactured at competitive prices in sufficient volumes. In the event that such products are not timely developed, do not gain market acceptance or are not manufacturable at competitive prices, DMC's and MAS's business, financial condition or results of operations could be materially adversely affected. In some instances, DMC and MAS enter into agreements to supply products to customers where the products are not fully developed at the time of entering into the agreement. The failure of DMC and MAS to develop products required for timely performance under such agreements can have a material impact on DMC's or MAS's business, financial condition and results of operations. Although DMC and MAS extensively test their products prior to their introduction, design errors may be discovered after initial product sampling, resulting in delays in volume production or recalls of products sold. The occurrence of such errors could have a material adverse effect on their respective business, financial condition and results of operations. Any significant delay or failure to develop, manufacture or ship new or enhanced products by either DMC or MAS could also have a material adverse effect on their respective business, financial condition and results of operations.

MARKETS FOR THE PRODUCTS OF DMC AND MAS ARE HIGHLY COMPETITIVE

     The microwave interconnection and access business is a specialized segment of the wireless telecommunications industry and is extremely competitive. DMC and MAS expect such competition to increase in the future. Several established and emerging companies offer a variety of microwave, fiber optic and other connectivity products for applications similar to those of DMC's and MAS's products. Competitors of DMC and MAS may have more extensive engineering, manufacturing and marketing capabilities and substantially greater financial, technical and personnel resources than DMC or MAS. In addition, competitors of DMC and MAS may have greater name recognition, a larger installed base of products and longer-standing customer relationships. DMC considers its primary competitors to be L.M. Ericsson, Siemens AG, P-COM, Inc., Alcatel and the Farinon Division of Harris Corporation. In addition, other existing competitors include California Microwave, Inc., Innova, Nokia, SIAE, NEC, and NERA. Both L.M. Ericsson and Siemens AG have product lines that compete with those of DMC, and are also OEMs through which DMC markets and sells its products. Some of DMC's and MAS's largest customers could develop the capability to manufacture products similar to those manufactured by DMC and MAS. DMC and MAS believe that competition in their markets is based primarily on customer service and support, breadth of product line, price, performance, rapid delivery, and reliability. Failure to keep pace with technological advances would adversely affect the combined company's competitive position and could have a material adverse effect on their respective businesses, results of operations and financial conditions. DMC's future success after the Reorganization will depend upon the ability of DMC and MAS to address the increasingly sophisticated needs of their customers by enhancing current products, by developing and introducing new products in a timely manner that keep pace with technological developments and emerging wireless telecommunications services, and by providing such products at competitive prices. DMC's major contractual awards are often subject to the receipt of firm orders, which, in turn, may be subject to many conditions, including that the equipment purchased be competitive in the wireless telecommunications marketplace with respect to technology, price, quantity, and other commercial concerns. In addition, because DMC's major orders often require deliveries for periods over 12 months, such products are subject to risks associated with obsolescence due to rapidly changing technology. There can be no assurance that DMC or MAS will have the financial resources, technical expertise, or marketing, sales, distribution, and customer service and support capabilities to compete successfully. Moreover, the Reorganization may have the effect of inducing certain of DMC's or MAS's competitors to enter into additional business combinations, to accelerate product development or to engage in aggressive price reductions or other competitive practices thereby creating even more powerful or aggressive competitors.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     In fiscal year 1996, fiscal year 1997 and the six-months ended
September 30, 1997, sales to international customers accounted for 88%, 95% and 95%, respectively, of DMC's net sales. DMC and MAS expect that international sales will continue to account for the majority of the net sales of DMC and MAS for the foreseeable future. As a result, DMC and MAS are subject to the risks of doing business internationally, including unexpected changes in regulatory requirements, fluctuations in foreign currency exchange rates, imposition of tariffs and other trade barriers and restrictions, the burdens of complying with a variety of foreign laws, and general economic conditions, including inflation. In addition, recent economic events in Asia, including depreciation of certain Asian currencies, failures of financial institutions, stock market declines, and reduction in planned capital investment at key enterprises, may adversely impact DMC's or MAS's revenues in Asian markets. DMC and MAS are also subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with its international operations. Potential markets for DMC's and MAS's products exist in developing countries that may deploy wireless communications networks. Such countries may decline to construct wireless communications networks, experience delays in the construction of such networks or use the products of a competitor of DMC or MAS to construct such networks. As a result, any demand for DMC's or MAS's products in such countries will be similarly limited or delayed. In addition, DMC or MAS may experience more volatile political, economic and foreign currency fluctuations in developing countries. There can be no assurance that currency fluctuations, changes in the rate of inflation or any of the aforementioned factors will not have a material adverse effect on DMC's or MAS's business, financial condition or results of operations.

DEPENDENCE ON COMPONENT AVAILABILITY, SUBCONTRACTOR PERFORMANCE AND KEY
SUPPLIERS

     The manufacturing operations of DMC and MAS are highly dependent upon the delivery of materials by outside suppliers in a timely manner. In addition, DMC and MAS depend, in part, upon subcontractors to assemble major components and subsystems used in their products in a timely and satisfactory manner. The failure of an outside supplier or subcontractor to deliver such materials, components or subsystems in a timely and satisfactory manner could have a material adverse effect on DMC's or MAS's business, financial condition and results of operations. DMC or MAS may increase their reliance on outside suppliers and subcontractors to provide materials, components and subsystems. DMC does not generally enter into long-term or volume purchase agreements with any of their suppliers, and no assurance can be given that such materials, components and subsystems will be available in the quantities required by DMC, if at all. The inability of DMC or MAS to develop alternative sources of supply quickly and on a cost-effective basis could materially impair the ability of DMC or MAS to manufacture and deliver its products in a timely manner. There can be no assurance that DMC or MAS will not experience material supply problems or component or subsystem delays in the future.

MANAGEMENT OF GROWTH; EXPANSION STRATEGY

     The growth in the business of DMC and MAS has placed, and is expected to continue to place, a significant strain on the management and operations of DMC and MAS. This growth has resulted in a continuing increase in the level of responsibility for existing and new management personnel of both companies. Continued growth of MAS and DMC would require each of them to recruit and hire a substantial number of new engineering, technical support, sales, marketing and managerial personnel. Competition for such highly qualified personnel is intense. There can be no assurance that DMC or MAS will be successful at hiring or retaining these personnel. To manage its growth and address the year 2000 issue, as described below, DMC must continue to implement and improve its operational, financial and management information systems and expand, train and manage its employees. DMC's failure to manage growth effectively and implement new computer systems could have a material adverse effect on DMC's business, financial condition and results of operations. The year 2000 issue exists because DMC's current computer programs, which process its operational and financial transactions, use only two digits to identify a year in the date fields. Such programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, DMC's computer programs could fail or create erroneous results by or at the year 2000. DMC has purchased new computer programs to address this issue and intends to implement these applications during fiscal year 1999.


     Future growth of DMC's operations depends, in part, on its ability to introduce new products and product enhancements to meet the emerging trends in the wireless telecommunications industry. DMC has pursued, and after the Reorganization will continue to pursue, growth opportunities through internal development and acquisitions of complementary businesses and technologies. DMC is unable to predict whether and when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. DMC competes for acquisition and expansion opportunities with many entities that have substantially greater resources than DMC. In addition, acquisitions may involve difficulties in the retention of personnel, diversion of management's attention, unexpected legal liabilities, and tax and accounting issues. There can be no assurance that DMC will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into its operations, or expand into new markets. Once integrated, acquired businesses may not achieve comparable levels of revenues, profitability, or productivity as the existing business of DMC or otherwise perform as expected. The occurrence of any of these events could have a material adverse effect on DMC's business, financial condition or results of operation.

CUSTOMER CONCENTRATION

     During any given quarter, a small number of customers may account for a significant portion of the net sales of DMC and MAS. At September 30, 1997, the top three customers accounted for 21% of DMC's net sales. At September 30, 1997, three customers accounted for approximately 23% of DMC's $103.5 million backlog.

There can be no assurance that DMC's or MAS's current customers will continue to place orders with DMC or MAS, that orders by existing customers will continue to be at levels of previous periods, or that DMC or MAS will be able to obtain orders from new customers. DMC's and MAS's customers typically are not contractually obligated to purchase any quantity of products in any particular period and product sales to major customers have varied widely from period to period. The loss of any existing customer, a significant reduction in the level of sales to any existing customer, or the failure of DMC or MAS to gain additional customers could have a material adverse effect on DMC's or MAS's business, financial condition and results of operations.

MULTIPLE REGULATORY ENVIRONMENTS

     Radio communications are subject to regulation by United States and foreign laws and international treaties. Generally, DMC's and MAS's products must conform to a variety of United States and international requirements established to avoid interference among users of transmission frequencies and to permit interconnection of telecommunications equipment. In addition, both in the United States and internationally, DMC and MAS are affected by the allocation and auction of the radio frequency spectrum by governmental authorities. Historically, in many developed countries, the unavailability of frequency spectrum has inhibited the growth of wireless telecommunications networks. In addition, to operate in a jurisdiction, DMC and MAS must obtain regulatory approval for their products. Each jurisdiction in which DMC and MAS market their products has its own regulations governing radio communications. Products that support emerging wireless telecommunications services can be marketed in a jurisdiction only if permitted by suitable frequency allocations, auctions and regulations, and the process of establishing new regulations is complex and lengthy. Failure by the governmental regulatory authorities to allocate suitable frequency spectrum or to establish suitable regulations for emerging wireless telecommunications services could have a material adverse effect on DMC's or MAS's business, financial condition or results of operations. There can be no assurance that governmental authorities, both in the United States and internationally, will allocate sufficient radio frequency spectrum for use by the products of DMC or MAS or that DMC or MAS will be successful in obtaining approval for their products from such authorities.

NO ASSURANCE OF PRODUCT QUALITY; PERFORMANCE AND RELIABILITY

     DMC's and MAS's customers typically require demanding specifications for quality, performance and reliability. There can be no assurance that problems will not occur with respect to the quality, performance and reliability of the systems or related software tools of DMC or MAS. If such problems occur, DMC or MAS could experience increased costs, delays in or cancellations or reschedulings of orders of shipments, delays in collecting accounts receivable and product returns and discounts, any of which would have a material adverse effect on DMC's or MAS's business, financial condition and results of operations.

RELIANCE ON KEY OEM RELATIONSHIPS

     DMC has informal relationships with OEM base station suppliers. Such relationships increase DMC's ability to pursue the limited number of major contract awards each year. In addition, such relationships provide DMC's customers with easier access to financing and to integrated systems providers with a variety of equipment and service capabilities. There can be no assurance that after the Reorganization DMC will continue to be able to maintain and develop such relationships or that, if such relationships are developed, they will be successful. In selected countries, DMC also markets its products through independent agents and distributors.

DEPENDENCE ON KEY PERSONNEL; NEW MANAGEMENT


     Due to the specialized nature of the business of DMC, DMC's future performance is highly dependent upon the continued services of its key engineering personnel and executive officers, including Charles D. Kissner, who currently serves as DMC's Chairman of the Board and Chief Executive Officer. The loss of any key personnel could have a material adverse effect on DMC's business, financial condition and results of operations. DMC's
Chief Executive Officer, Chief Financial Officer, Senior Vice President of Operations and Senior Vice President of Worldwide Sales, Service and
Marketing joined DMC in 1995.  In addition, DMC's Treasurer and Vice
President of Engineering joined DMC in 1996, its Corporate Controller in
1997, and its President and Chief Operating Officer in 1998. DMC's and MAS's prospects depend upon their ability to attract and retain qualified engineering, manufacturing, marketing, sales and management personnel for their operations. Competition for such personnel is intense and there can be no assurance that DMC or MAS will be successful in attracting or retaining such personnel. The failure of any key employee to perform in his or her current position or DMC's or MAS's inability to attract and retain qualified personnel could have a material adverse effect on DMC's or MAS's business, financial condition and results of operations. See "Management of DMC after the Reorganization."


IMPORTANCE OF INTELLECTUAL PROPERTY

     The ability of DMC and MAS to compete will depend, in part, on their ability to obtain and enforce intellectual property protection for their technology in the United States and internationally. DMC and MAS rely upon a combination of trade secrets, trademarks, copyrights, patents and contractual rights to protect their intellectual property. DMC enters into confidentiality and invention assignment agreements with its employees, and enters into non-disclosure agreements with its suppliers and appropriate customers so as to limit access to and disclosure of its proprietary information. There can be no assurance that any steps taken by DMC or MAS will be adequate to deter misappropriation or impede independent third party development of similar technologies. In the event that such intellectual property arrangements are insufficient, DMC's or MAS's business, financial condition and results of operations could be materially adversely affected. Moreover, there can be no assurance that the protection provided to the intellectual property of DMC or MAS by the laws and courts of foreign nations will be substantially similar to the remedies available under United States law or that third parties will not assert infringement claims against DMC or MAS.

     The wireless telecommunications industry is characterized by numerous allegations of patent infringement among competitors and considerable related litigation. Accordingly, either DMC or MAS may in the future be notified that it is infringing certain patent or other intellectual property rights of others. Although there are no such pending lawsuits against DMC or MAS or unresolved notices that DMC or MAS is infringing upon intellectual property rights of others, there can be no assurance that litigation or infringement claims will not occur in the future. Such litigation or claims could result in substantial costs and diversion of resources and could have a material adverse effect on DMC's or MAS's business, financial condition and results of operations. The wireless telecommunications industry is subject to frequent litigation regarding patent and other intellectual property rights. Certain companies and organizations in the wireless telecommunications industry have patents that protect their intellectual property rights in these areas. In the event of an adverse result of any such litigation, DMC or MAS could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology which is the subject of the litigation. There can be no assurance that DMC or MAS would be successful in such development or that any such license would be available on commercially reasonable terms.

POSSIBLE VOLATILITY OF STOCK PRICE

     Announcements of developments related to the business of DMC and MAS, announcements by competitors, quarterly fluctuations in the financial results of DMC and MAS and general conditions in the telecommunications industry in which DMC and MAS compete or the national economies in which DMC and MAS do business, and other factors could cause the price of DMC Common Stock and MAS Capital Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Such fluctuations could have a material adverse effect on the market price of DMC Common Stock. The value of DMC Common Stock to be issued in the Reorganization could be affected by fluctuations in the market price of DMC Common Stock. See "The Reorganization Agreement -- Conversion of Securities."

EFFECT OF ANTITAKEOVER PROVISIONS

     Certain provisions of DMC's Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of DMC. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of DMC Common Stock. Such provisions may also inhibit fluctuations in the market price of DMC Common Stock that could result from takeover attempts. In addition, the DMC Board, without further stockholder approval, may issue DMC Preferred Stock, with such terms as the DMC Board may determine, that could have the effect of delaying or preventing a change in control of DMC. The issuance of DMC Preferred Stock could also adversely affect the voting power of the holders of DMC Common Stock, including the loss of voting control to others. DMC also has a stockholders' rights plan that is triggered by certain change in control transactions and is afforded the protections of Section 203 of the Delaware General Corporation Law, each of which could delay or prevent a change in control of DMC or could impede a merger, consolidation, takeover or other business combination involving DMC or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of DMC. See "Description of DMC Capital Stock" and "Comparison of Stockholder Rights."

                  COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICIES

     Both the DMC Common Stock and the ADSs representing MAS Capital Stock are listed and traded on Nasdaq. DMC Common Stock has traded under the trading symbol DMIC since May 19, 1987. Prior to that time, there was no public market for DMC Common Stock. ADSs representing MAS Capital Stock have traded under the symbol MASSY since June 19, 1997. Prior to that time, there was no public market for MAS Capital Stock. The following table sets forth the high and low sale prices per share of DMC Common Stock and MAS Capital Stock represented by ADSs for the periods indicated, as reported by Nasdaq:


                                                  DMC COMMON      MAS CAPITAL
                                                   STOCK(1)         STOCK(2)
                                                ---------------  --------------
                                                 HIGH     LOW     HIGH    LOW
                                                ------- -------  ------- ------
Fiscal Year Ended March 31, 1995:
     First Quarter  . . . . . . . . . . . .     $  7.75 $  4.44    --      --
     Second Quarter . . . . . . . . . . . .        9.38    5.13    --      --
     Third Quarter  . . . . . . . . . . . .       10.31    6.06    --      --
     Fourth Quarter . . . . . . . . . . . .       10.06    6.06    --      --
Fiscal Year Ended March 31, 1996:
     First Quarter  . . . . . . . . . . . .     $  6.94 $  4.81    --      --
     Second Quarter . . . . . . . . . . . .        7.25    5.38    --      --
     Third Quarter  . . . . . . . . . . . .        6.31    4.91    --      --
     Fourth Quarter . . . . . . . . . . . .        5.50    4.19    --      --
Fiscal Year Ended March 31, 1997:                                  --      --
     First Quarter  . . . . . . . . . . . .     $  9.13 $  4.00    --      --
     Second Quarter . . . . . . . . . . . .       11.94    6.13    --      --
     Third Quarter  . . . . . . . . . . . .       14.59   10.13    --      --
     Fourth Quarter . . . . . . . . . . . .       18.81    9.63    --      --
Fiscal Year Ending March 31, 1998:
     First Quarter  . . . . . . . . . . . .     $ 16.00 $  9.63 $ 16.13 $ 14.88
     Second Quarter . . . . . . . . . . . .       22.63   13.63   24.25   14.63
     Third Quarter  . . . . . . . . . . . .       25.50   12.63   23.25   12.00
     Fourth Quarter (through February 3, 1998)    21.63   13.00   24.63   14.50

--------------------------------------------------------------------------------

(1) Per share amounts for DMC Common Stock have been restated to give effect retroactively to a stock dividend, which effected a two-for-one stock split, in November 1997.
(2)  There was no public market for MAS Capital Stock until June 19, 1997.

     On December 22, 1997, the last trading day prior to the public announcement of the Reorganization Agreement, the closing sale prices of DMC Common Stock and MAS ADSs as reported by Nasdaq were $13.375 per share and $12.25 per share, respectively. Based on the Exchange Ratio of 1.20, the equivalent per share value of DMC Common Stock as of such date was $16.05.

     Because the Exchange Ratio is fixed at 1.20 and because the market price of DMC Common Stock is subject to fluctuation, the market value of the shares of DMC Common Stock that holders of MAS Capital Stock will receive in the Reorganization may increase or decrease prior to and following the Reorganization. HOLDERS OF DMC COMMON STOCK AND HOLDERS OF MAS CAPITAL STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS OF DMC COMMON STOCK AND MAS CAPITAL STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR DMC COMMON STOCK OR MAS CAPITAL STOCK.

     No cash dividends have been paid on the DMC Common Stock. DMC intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any cash dividends in the foreseeable future. Since the initial quotation of MAS Capital Stock on Nasdaq on June 19, 1997, MAS has never declared or paid cash dividends on the MAS Capital Stock and does not anticipate paying any cash dividends in the foreseeable future.

                               THE DMC SPECIAL MEETING

DATE, TIME AND PLACE

     The DMC Special Meeting will be held at the corporate offices of DMC, located at 170 Orchard Way, San Jose, California on March 23, 1998 at 11:00 a.m., Pacific Standard Time.

PURPOSE

     At the DMC Special Meeting, holders of DMC Common Stock will consider and vote upon proposals to approve (i) the issuance of shares of DMC Common Stock pursuant to the Reorganization Agreement (the "DMC Share Proposal"); (ii) an amendment to DMC's Restated Certificate of Incorporation to (a) increase the total number of shares that DMC has authority to issue from 65,000,000 shares to 100,000,000 shares and (b) increase the number of authorized shares of DMC Common Stock from 60,000,000 shares to 95,000,000 shares (the "DMC Charter Amendment Proposal"); and (iii) an amendment to DMC's 1994 Stock Incentive Plan to increase the number of shares of DMC Common Stock available for grant thereunder from 4,666,660 shares to 7,166,660 shares (the "1994 Plan Amendment Proposal"). For a description of the DMC Share Proposal, see "Proposal No. 1 -- Approval of the Reorganization Agreement." For a description of the DMC Charter Amendment Proposal, see "Proposal No. 2 -- Approval of the Amendment to DMC's Restated Certificate of Incorporation." For a description of the 1994 Plan Amendment Proposal, see "Proposal No. 3 -- Approval of the Amendment to DMC's 1994 Stock Incentive Plan." Stockholders of DMC will also consider and vote on any other matter that may properly come before the meeting.

     Neither the Delaware General Corporation Law nor the DMC Restated Certificate of Incorporation requires DMC to obtain stockholder approval of the Reorganization, because MAS is merging with Amalgamation Sub, a wholly owned subsidiary of DMC, rather than with DMC itself. However, due to the number of shares of DMC Common Stock to be issued in the Reorganization, Nasdaq rules require DMC to obtain stockholder approval of the issuance of such shares. Stockholder approval of the DMC Share Proposal will constitute the approval required by Nasdaq for the issuance of the DMC Common Stock in connection with the Reorganization. Stockholder approval of the DMC Charter Amendment Proposal is required by the Delaware General Corporation Law. Stockholder approval of the 1994 Plan Amendment Proposal is also being sought to (i) comply with Nasdaq rules; (ii) permit options under the 1994 Plan to qualify as incentive stock options under Section 422 of the Code; and (iii) permit options and stock appreciation rights granted to certain DMC executives under the 1994 Plan to qualify as "performance-based compensation" under 162(m) of the Code.

     THE DMC BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE REORGANIZATION AGREEMENT AND BELIEVES THAT THE TERMS OF THE REORGANIZATION AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, DMC AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF DMC COMMON STOCK VOTE FOR APPROVAL OF THE DMC SHARE PROPOSAL, THE DMC CHARTER AMENDMENT PROPOSAL AND THE 1994 PLAN AMENDMENT PROPOSAL. SEE "THE REORGANIZATION -- RECOMMENDATION OF THE DMC BOARD; REASONS FOR THE REORGANIZATION AND OTHER PROPOSALS."

RECORD DATE; VOTING RIGHTS; PROXIES


     Only holders of record of DMC Common Stock at the close of business on January 30, 1998 (the "DMC Record Date") are entitled to notice of and to vote at the DMC Special Meeting. As of the DMC Record Date, there were 38,144,994 shares of DMC Common Stock issued and outstanding, each of which entitled the holder thereof to one vote.


     All shares of DMC Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF DMC COMMON STOCK WILL BE VOTED FOR THE DMC SHARE PROPOSAL, THE DMC CHARTER AMENDMENT PROPOSAL AND THE 1994 PLAN AMENDMENT PROPOSAL. DMC does not know of any matters other than as described in the Notice of Special Meeting that are to come before the DMC Special Meeting. If any other matter or matters are properly presented for action at the DMC Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of DMC, by signing and returning a later dated proxy, or by voting in person at the DMC Special Meeting. However, mere attendance at the DMC Special Meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the DMC Special Meeting will be tabulated by the inspector of election appointed for the meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the DMC Board. DMC will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of DMC, in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses incurred in connection with, such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy and solicitation materials to owners of DMC Common Stock held of record for such persons, and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials. DMC has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies from its stockholders. The aggregate fees of such firm for the solicitation of proxies from the stockholders of DMC and the shareholders of MAS are estimated to be $7,000, plus reimbursement for out-of-pocket expenses.

REQUIRED VOTE; QUORUM

     Approval of the DMC Share Proposal requires the affirmative vote of the holders of a majority of the shares of DMC Common Stock present, or represented, and entitled to vote on that proposal at the DMC Special Meeting. Approval of the DMC Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of DMC Common Stock entitled to vote thereon at the DMC Special Meeting. Approval of the 1994 Plan Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of DMC Common Stock present, or represented, and entitled to vote on that proposal at the DMC Special Meeting. Approval of the DMC Charter Amendment Proposal and the 1994 Plan Amendment Proposal is not a condition to the consummation of the Reorganization, and such proposals will be implemented, if approved by DMC stockholders, even if the Reorganization is not consummated.

     For purposes of determining whether the DMC Share Proposal has been approved, the inspector of election will include abstentions, but exclude broker non-votes, from the number of shares deemed to be present, or represented, and entitled to vote on such matter at the DMC Special Meeting. Accordingly, abstentions will have the effect of a "NO" vote, and broker non-votes will have no effect, on the voting on the DMC Share Proposal. For purposes of determining whether the DMC Charter Amendment Proposal has been approved, the inspector of election will include abstentions and broker non-votes in the number of outstanding shares of DMC Common Stock entitled to vote thereon at the DMC Special Meeting. Accordingly, abstentions and broker non-votes will have the effect of a "NO" vote on the DMC Charter Amendment Proposal. For purposes of determining whether the 1994 Plan Amendment Proposal has been approved, the inspector of election will include abstentions, but exclude broker non-votes, from the number of shares of DMC Common Stock deemed to be present, or represented, and entitled to vote at the DMC Special Meeting. Accordingly, abstentions will have the effect of a "NO" vote, and broker non-votes will have no effect, on the 1994 Plan Amendment Proposal.


     As of the DMC Record Date, directors and executive officers of DMC and their affiliates were beneficial owners of an aggregate of 1,551,752 shares of DMC Common Stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of such date), or approximately 4.07% of the 38,144,994 shares of DMC Common Stock that were issued and outstanding as of such date. See "Management of DMC After the Reorganization -- Security Ownership of Management."


     THE MATTERS TO BE CONSIDERED AT THE DMC SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF DMC. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                               THE MAS SPECIAL MEETING

DATE, TIME AND PLACE

     The MAS Special Meeting will be held at the offices of MAS, located at 24 Bridge Street, Lower Hutt, Wellington, New Zealand on March 23, 1998 at 1:00 p.m. New Zealand daylight time.

PURPOSE

     At the MAS Special Meeting, holders of MAS Capital Stock will consider and vote upon the MAS Reorganization Proposal and the Reorganization Agreement.

     THE MAS BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE REORGANIZATION AGREEMENT AND BELIEVES THAT THE TERMS OF THE REORGANIZATION PROPOSAL AND THE REORGANIZATION AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, MAS AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF MAS CAPITAL STOCK VOTE FOR APPROVAL OF THE MAS REORGANIZATION PROPOSAL AND THE REORGANIZATION AGREEMENT. SEE "THE REORGANIZATION -- RECOMMENDATION OF THE MAS BOARD; REASONS FOR THE REORGANIZATION."

RECORD DATE; VOTING RIGHTS; PROXIES

     Only holders of record of MAS Capital Stock at the close of business on January 30, 1998 (the "MAS Record Date") are entitled to notice of and to vote at the MAS Special Meeting. As of the MAS Record Date, there were 6,800,000 shares of MAS Capital Stock issued and outstanding, each of which entitled the holder thereof to one vote.

     All shares of MAS Capital Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. Unless contrary instructions or an alternate proxy holder are indicated, such shares of MAS Capital Stock will be voted FOR the MAS Reorganization Proposal and the Reorganization Agreement. MAS does not know of any matters other than as described in the Notice of Special Meeting that are to come before the MAS Special Meeting. If any other matter or matters are properly presented for action at the MAS Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A MAS shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of MAS, by signing and returning a later dated proxy, or by voting in person at the MAS Special Meeting. However, mere attendance at the MAS Special Meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the MAS Special Meeting will be tabulated by the inspector of election appointed for the meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the MAS Board. MAS will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of MAS, in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses incurred in connection with, such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy and solicitation materials to owners of MAS Capital Stock held of record for such persons, and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials. MAS has retained Morgen-Walke Associates, Inc. to aid in the solicitation of proxies from its shareholders. The fees of such firm for the solicitation of proxies from the shareholders of MAS are estimated to be $10,000, plus reimbursement for out-of-pocket expenses.

REQUIRED VOTE; QUORUM

     Approval of the Reorganization Proposal and the Reorganization Agreement requires the approval of a special resolution receiving the affirmative vote of 75% of the shareholders attending and voting (in person or by proxy) at the MAS Special Meeting. For the purpose of determining whether the Reorganization Proposal and the Reorganization Agreement have been approved, no account will be taken of abstentions or non-votes.

     A quorum is required to be present at the MAS Special Meeting. The holders of the majority of voting shares (or the proxies of such shareholders) constitute a quorum.

     THE MATTERS TO BE CONSIDERED AT THE MAS SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF MAS. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                  THE REORGANIZATION

     THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE PROPOSED REORGANIZATION. TO THE EXTENT THAT IT RELATES TO THE REORGANIZATION AGREEMENT AND THE TERMS OF THE REORGANIZATION, THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE REORGANIZATION AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS OF DMC AND SHAREHOLDERS OF MAS ARE URGED TO READ THE REORGANIZATION AGREEMENT.

GENERAL

     The Reorganization Agreement provides that the Reorganization will be consummated if the approvals of the DMC stockholders and the MAS shareholders required therefore are obtained and all other conditions to the Reorganization are satisfied or waived as provided in the Reorganization Agreement. Upon consummation of the Reorganization, Amalgamation Sub will be amalgamated with and into MAS, and MAS will become a wholly owned subsidiary of DMC.

     Upon consummation of the Reorganization, each outstanding share of MAS Capital Stock (other than shares held in the treasury of MAS, which will be canceled), will be converted into the right to receive 1.20 fully paid and nonassessable shares of DMC Common Stock subject to minority buyout rights under New Zealand law, if applicable. Cash will be delivered in lieu of fractional shares as described in the Reorganization Agreement.

     Based upon the capitalization of DMC and MAS as of December 31, 1997, the shareholders of MAS will own approximately 17.7% of the outstanding DMC Common Stock following consummation of the Reorganization assuming no exercise of outstanding options to acquire DMC or MAS stock options. Such percentage could change depending on whether and to what extent shares of DMC Common Stock and MAS Capital Stock issuable upon exercise of outstanding DMC or MAS stock options are issued.

EFFECTIVE TIME

     The effective time of the Reorganization (the "Effective Time") will occur upon the filing of all necessary documentation (the "Reorganization Documents"), together with any required related certificates, with the New Zealand Registrar of Companies, in such form as required by, and executed in accordance with the relevant provisions of, New Zealand Law. The filing of the Reorganization Documents will occur as soon as practicable after the closing of the transactions contemplated by the Reorganization Agreement. The Reorganization Agreement may be terminated by either party if the Reorganization has not been consummated on or before March 31, 1998 and under certain other conditions. See "The Reorganization Agreement -- Conditions" and "The Reorganization Agreement -- Termination."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of MAS Capital Stock into the right to receive DMC Common Stock and cash in lieu of fractional shares will occur automatically at the Effective Time, subject to minority buyout rights under New Zealand law, if applicable.

     As soon as practicable after the Effective Time, a transmittal letter will be mailed by the Exchange Agent to each holder of MAS Certificates informing such holder of the procedures to follow in forwarding MAS Certificates to the Exchange Agent. Upon receipt of the MAS Certificates, the Exchange Agent will deliver whole shares of DMC Common Stock to the shareholder and cash in lieu of fractional shares pursuant to the terms of the Reorganization Agreement and in accordance with the transmittal letter, together with any dividends or other distributions to which such shareholder may be entitled.

     If any issuance of shares of DMC Common Stock in exchange for shares of MAS Capital Stock is to be made to a person other than the holder in whose name the MAS Certificate is registered at the Effective Time, it will be a condition of such exchange that the MAS Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the holder requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     After the Effective Time, there will be no further transfers of MAS Capital Stock on the stock transfer books of MAS or ADSs on the books of the ADS depositary. If a MAS Certificate representing MAS Capital Stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of full shares of DMC Common Stock and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefore.

     After the Effective Time and until surrendered, shares of MAS Capital Stock will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the number of full shares of DMC Common Stock into which such shares of MAS Capital Stock were converted at the Effective Time. No dividends or other distributions, if any, payable to holders of DMC Common Stock will be paid to the holders of any MAS Certificates for shares of MAS Capital Stock until such MAS Certificates are surrendered. Upon surrender of such MAS Certificates, all such declared dividends and distributions which shall have become payable with respect to such DMC Common Stock in respect of a record date after the Effective Time will be paid to the holder of record of the full shares of DMC Common Stock represented by the MAS Certificate issued in exchange therefore, without interest.

     MAS SHAREHOLDERS SHOULD NOT FORWARD MAS CERTIFICATES FOR MAS CAPITAL STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. MAS SHAREHOLDERS SHOULD NOT RETURN MAS CERTIFICATES WITH THE ENCLOSED PROXY.

BACKGROUND OF THE REORGANIZATION

     All dates referred to in the "Background of the Reorganization" section are based on the U.S. calendar.

     During 1996, DMC developed a strategic objective to expand its product line and enhance its competitive position in the wireless telecommunications industry by growth through acquisitions and strategic combinations. As part of this growth strategy, DMC retained Broadview Associates in November 1996 to identify possible candidates for acquisition by or strategic combinations with DMC.
Since the time Broadview Associates was retained, DMC has acquired Granger, Inc., which is now a wholly owned subsidiary of DMC. DMC regularly identifies and evaluates acquisition opportunities and has from time to time engaged in discussions with potential candidates, including MAS. However, none of the discussions since the acquisition of Granger, Inc. has gone beyond the preliminary stages, and accordingly, no firm offers were made or received concerning these acquisition candidates. In addition, as of the date of this Proxy Statement/Prospectus, there are no agreements or arrangements between DMC and any other party other than MAS concerning any acquisition.

     On October 20, 1997, Mr. Charles D. Kissner, Chairman of the Board, President and Chief Executive Officer of DMC, and Mr. Neville Jordan, Chief Executive Officer and Deputy Chairman of the Board of MAS, held a telephone discussion in which they agreed that DMC and MAS would proceed with an OEM agreement, as previously negotiated between various members of the management of each company.

     On October 22, 1997, in response to DMC's request to Broadview Associates to review various merger and acquisition candidates to broaden DMC's product line, Broadview Associates provided DMC with an initial transaction analysis for a pooling of interests reorganization with MAS.

     On November 11, 1997, during a general review of business development activities during a regular meeting of the DMC Board, Mr. Kissner advised the DMC Board of the current status of DMC's relationship with MAS. The DMC Board was informed of the possible strategic fit of the merger of DMC and MAS and of the intention of the management of DMC to explore such a possibility in the near future.

     On November 18, 1997, the mutual OEM agreement between DMC and MAS was signed by each company. Later, on the same day, Mr. Kissner, Mr. Tim Hansen, Vice President of New Business Development of

DMC, Mr. Jordan and Mr. Peter Wright, Vice President Finance and Chief Financial Officer of MAS, met to discuss the potential benefits that would possibly result from the merger of DMC and MAS.

     During the weeks of November 23, 1997 and November 30, 1997, Mr. Kissner of DMC, with the assistance of Mr. Mike Kelly of Broadview Associates, and Mr. Jordan of MAS, with the assistance of Mr. Mark Zanoli of Hambrecht & Quist, negotiated a term sheet that outlined the key points to an agreement of principle of the potential merger of DMC and MAS.

     On December 4, 1997, a final draft of the term sheet was agreed to by Mr. Kissner and Mr. Jordan.

     On December 5, 1997, a confidentiality agreement was executed by the parties. Thereafter, during the week of December 8, 1997, the senior management teams of each company met to explore the feasibility of a business combination and nonpublic information was exchanged by DMC and MAS. During this time, various representatives of DMC and MAS conducted due diligence investigations on behalf of DMC and MAS, respectively. During and subsequent to this time, the management of each company continued to negotiate with each other, and each other's representatives. At a December 8, 1997 meeting at which a representative from outside legal counsel was present, the MAS Board reviewed the terms of the term sheet and discussed timing and concerns for matters going forward.

     On December 10, 1997, DMC provided MAS with a preliminary draft form of a reorganization agreement and discussions ensued between outside counsel of DMC and outside counsel of MAS regarding the proposed structure and other principal terms of the proposed reorganization agreement.

     On December 16, 1997, at a telephonic meeting of the DMC Board, at which representatives from Broadview Associates and outside legal counsel were present to advise the DMC Board, Mr. Kissner informed the DMC Board of the status of discussions with MAS, various proposals that had been suggested by DMC and MAS and the likely direction of future negotiations. DMC's management reviewed the material terms of the proposed reorganization agreement, which had previously been circulated to the DMC Board. Representatives of Broadview Associates indicated to the DMC Board that, provided the exchange ratio formulation did not change in the final negotiations, Broadview Associates would be in a position to render its opinion that the Exchange Ratio was fair, from a financial point of view, to DMC's stockholders once the parties completed negotiations of the definitive reorganization agreement. In addition to the foregoing, the DMC Board also considered the financial and strategic business implications of the Reorganization, together with the potential risks and benefits of the transaction. The DMC Board also reviewed the accounting treatment of the Reorganization with DMC's accountants. The DMC Board concluded that, provided that the exchange ratio formulation did not change in final negotiations, the Reorganization was fair to and in the best interests of DMC and its stockholders. Accordingly, it was the consensus of the DMC Board that management should actively continue discussions with MAS. The DMC Board created a committee (the "DMC Committee"), which, subject to receipt of the fairness opinion prepared by Broadview Associates, was granted full authority on behalf of the DMC Board to approve the Reorganization, if the DMC Committee deemed such to be in the best interests of DMC and its stockholders.

     On December 15, 1997, DMC received MAS's comments on the draft reorganization agreement. On December 18, 1997, DMC's counsel circulated a revised reorganization agreement. Following conversations among DMC, MAS, and their respective counsel, a revised reorganization agreement and related documents were circulated on December 21 and December 22, 1997.

     On December 19, 1997, at a meeting at which representatives from Hambrecht & Quist and outside legal counsel were present, the MAS Board further considered certain terms of the proposed Reorganization Agreement, as well as the financial and strategic business implications of the proposed Reorganization and the attendant risks and benefits. Concluding that doing so would be in the best interest of MAS and its shareholders, the MAS Board resolved to continue working with DMC towards the proposed Reorganization, subject to a fairness opinion to be requested of Hambrecht & Quist.

     On December 22, 1997, at a telephonic meeting of the DMC Committee, Mr. Kissner updated the DMC Committee regarding the status of the proposed transaction, and Broadview Associates presented its analysis of the financial terms of the Reorganization and the financial impact to DMC and its stockholders of the Reorganization.

Broadview Associates provided its oral opinion, which was subsequently confirmed in writing, that the Exchange Ratio was fair to DMC and its stockholders from a financial point of view. The DMC Committee unanimously voted to approve the Reorganization, approved the final terms of the Reorganization Agreement, authorized management to execute, deliver and perform the Reorganization Agreement and to recommend on behalf of the DMC Board to DMC stockholders that the DMC stockholders vote in favor of the Reorganization Agreement.

     Also on December 22, 1997, the MAS Board, at a meeting called for that purpose, reviewed the fairness opinion of Hambrecht & Quist. In reliance thereon, the MAS Board concluded that the proposed Reorganization is fair to, and in the best interests of, MAS and its shareholders. Consequently, the MAS Board voted unanimously to approve the proposed Reorganization, approved the final terms of the Reorganization Agreement, authorized certain officers to execute, deliver and perform the Reorganization Agreement and voted to recommend that MAS shareholders vote in favor of the Reorganization Proposal and the Reorganization Agreement. After such approval, DMC and MAS executed and delivered the Reorganization Agreement. Subsequently, MAS has had no discussions with other potential acquirers with respect to a possible acquisition, and DMC has had no such discussions regarding acquisitions valued at US$50 million or more.

RECOMMENDATION OF THE DMC BOARD; REASONS OF DMC FOR THE REORGANIZATION AND OTHER PROPOSALS

     THE DMC BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE REORGANIZATION AGREEMENT, BELIEVES THAT THE TERMS OF THE REORGANIZATION AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, DMC AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF DMC COMMON STOCK VOTE FOR APPROVAL OF THE DMC SHARE PROPOSAL, THE DMC CHARTER AMENDMENT PROPOSAL AND THE 1994 PLAN AMENDMENT PROPOSAL.

     The DMC Board has concluded that the financial aspects of the proposed Reorganization are fair to, and in the best interests of, DMC and its stockholders. The DMC Board also has concluded that the proposed Reorganization is in the best interests of DMC and its stockholders because, among other reasons, the Reorganization would further DMC's strategic objectives of enhancing its competitive position in the wireless telecommunications industry, primarily by growth through acquisition and expansion of its existing product line and distribution channels to provide a full range of wireless connection products to customers worldwide.

     The DMC Board concluded that the proposed Reorganization will further such strategic objectives because of its belief that:

     1. The additional product offerings will enable DMC to respond more fully to the demands of the rapidly growing wireless telecommunications industry and the current economic and market conditions in the industry, including the trend toward competitive pricing. The DMC Board is of the view that the Reorganization will increase DMC's ability to address wider market segments efficiently.

     2. The product line, distribution channel and product development efforts of MAS complements that of DMC, expands the low-capacity end of DMC's product line and enhances the market presence of DMC in the interconnection segment of the industry so that DMC and MAS together may provide a full range of wireless connection solutions to customers worldwide.

     3. DMC may be able to realize manufacturing, marketing, research and development and distribution efficiencies through greater economies of scale and the elimination of redundancies. The DMC Board is of the view that, with both competition increasing and pricing pressures becoming more acute, the most effective way to achieve profitability and more favorable operating margins is through reduction of operating expenses. The DMC Board also recognized that any initial cost savings from operating synergies could be offset, in whole or in part, by the costs associated with the negotiation and consummation of the Reorganization. The DMC Board believed there were opportunities for synergies in revenue, earnings growth and new product development resulting from the Reorganization, based on the quantification of such synergies or cost savings by DMC management. The presence or absence of such synergies or cost savings was a material factor in the DMC Board's decision to approve the Reorganization. The DMC Board determined that the expansion of its product line after the Reorganization could improve DMC's ability to enter new markets on a more cost-effective basis and to realize the growth and critical mass necessary to compete effectively and profitably in the current climate of the industry.

     In reaching its conclusion that the proposed Reorganization is fair to, and in the best interests of, DMC and its stockholders, the DMC Board also considered, among other factors, (i) its knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of DMC and MAS; (ii) current industry, economic and market conditions; (iii) presentations by DMC's management with respect to, and the analysis of Broadview Associates of, DMC, MAS and the Reorganization (see "-- Opinion of Broadview Associates"); (iv) the terms of the Reorganization Agreement (see "The Reorganization Agreement"); (v) the accounting and tax treatment of the Reorganization; and (vi) the opportunity for DMC stockholders to participate in a larger, more diversified company.

     In view of the variety of factors considered in connection with its evaluation of the Reorganization, the DMC Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the DMC Board may have given different weights to different factors.

RECOMMENDATION OF THE MAS BOARD; REASONS OF MAS FOR THE REORGANIZATION AND OTHER PROPOSALS

     THE MAS BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE REORGANIZATION AGREEMENT, BELIEVES THAT THE TERMS OF THE REORGANIZATION PROPOSAL AND THE REORGANIZATION AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, MAS AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF MAS CAPITAL STOCK VOTE FOR APPROVAL OF THE REORGANIZATION PROPOSAL AND THE REORGANIZATION AGREEMENT.

     The MAS Board has concluded that the financial aspects of the proposed Reorganization are fair to, and in the best interests of, MAS and its shareholders. The MAS Board has also concluded that the proposed Reorganization is in the best interests of MAS and its shareholders because, among other reasons, the Reorganization would advance MAS's current strategic objectives of expanding the distribution network for its products, increasing sales of its products, diversifying its product range and approaching market dominance.

     The MAS Board concluded that the proposed Reorganization will further such strategic objectives because of its belief that:

     1. The product line of DMC is complementary to that of MAS, and would add significant diversity to MAS's product offerings. MAS has had a beneficial commercial relationship with DMC for approximately eight years which would assist the realization of synergies.

     2. DMC offers the distribution network necessary to increase sales of MAS's DXR range of products, particularly in the important North American market. Increased market presence and product diversity could result in the surviving company achieving dominance as an independent supplier of microwave systems worldwide.

     3. Amalgamation with DMC would complement the MAS worldwide distribution channel. The fairness opinion received from Hambrecht & Quist is supportive of the proposed Reorganization's terms for MAS shareholders.

     In reaching the conclusion that the proposed Reorganization is fair to, and in the best interests of, MAS and its shareholders, the MAS Board also considered, among other factors, (i) its knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of MAS and DMC; (ii) current industry, economic and market conditions;
(iii) presentations by MAS's management with respect to, and the analysis of Hambrecht & Quist of, MAS, DMC and the proposed Reorganization (see "-- Opinion of Hambrecht & Quist"); (iv) the terms of the Reorganization Agreement (see "The Reorganization Agreement"); (v) the accounting and tax treatment of the Reorganization; and (vi) the opportunity for MAS shareholders to participate in a larger, more diversified company.


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
     In view of the variety of factors considered in connection with the evaluation of the proposed Reorganization, the MAS Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Further, individual members of the MAS Board may have ascribed different weight to different factors.

OPINIONS OF BROADVIEW ASSOCIATES AND HAMBRECHT & QUIST

     OPINION OF BROADVIEW ASSOCIATES. DMC retained Broadview Associates to act as its financial advisor in connection with the Reorganization. Broadview Associates was retained based on Broadview Associates' experience as a financial advisor in connection with mergers and acquisitions as well as Broadview Associates' industry knowledge and familiarity with DMC.

     At the December 22, 1997 special meeting of the DMC Committee, Broadview Associates delivered an oral opinion, which was subsequently confirmed in writing (the "Broadview Associates Opinion"), that, subject to the assumptions set forth below, as of such date and based on the matters described therein, the Exchange Ratio was fair to the stockholders of DMC from a financial point of view. Broadview Associates did not recommend to DMC that any specific ratio constituted the appropriate Exchange Ratio for the Reorganization. In rendering its opinion, Broadview Associates assumed, among other things, that the Reorganization will be treated as a tax free reorganization and as a pooling of interests in accordance with generally accepted accounting principles. The Broadview Associates Opinion to the DMC Board addresses only the fairness of the Exchange Ratio to the stockholders of DMC from a financial point of view, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the DMC Special Meeting. Broadview Associates expresses no opinion as to the tax consequences of the Reorganization, and the Broadview Associates Opinion as to the fairness of the Exchange Ratio does not take into account the particular tax status or position of any holder of DMC Common Stock. In rendering its opinion, Broadview Associates was not engaged as an agent or fiduciary of DMC stockholders or any other third party.

     THE FULL TEXT OF THE BROADVIEW ASSOCIATES OPINION, DATED DECEMBER 22, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS. DMC STOCKHOLDERS ARE URGED TO READ THE BROADVIEW ASSOCIATES OPINION CAREFULLY IN ITS ENTIRETY. THE SUMMARY OF THE BROADVIEW ASSOCIATES OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with the preparation of the Broadview Associates Opinion, Broadview Associates, among other things: (i) reviewed the terms of the Reorganization Agreement; (ii) reviewed publicly available information relating to both companies; (iii) reviewed certain internal financial and operating information, including certain projections, relating to MAS prepared by MAS management; (iv) participated in discussions with the management of both DMC and MAS concerning the independent and combined operations, business strategy, financial performance and prospects of both companies; (v) reviewed the stock price and trading histories of both companies; (vi) compared certain aspects of the financial performance of MAS with public companies Broadview Associates deemed comparable; (vii) analyzed available information, both public and private, concerning other mergers and acquisitions Broadview Associates believed to be comparable in whole or in part to the Reorganization; (viii) discussed with the management of DMC the management's view of the strategic rationale for the Reorganization; (ix) considered the total number of shares of DMC Common Stock outstanding and the average weekly trading volume of DMC Common Stock; (x) reviewed recent equity analyst reports covering DMC and MAS; (xi) analyzed the anticipated effect of the Reorganization on the future financial performance of the consolidated entity; (xii) assisted in negotiations and discussions related to the Reorganization among DMC, MAS and their financial and legal advisors; and
(xiii) conducted other financial studies, analyses and investigations as Broadview Associates deemed appropriate for purposes of the Broadview Associates Opinion.

     Based on past activities, Broadview Associates has a certain degree of familiarity with DMC and the industry in which it operates. In addition, in the course of its engagement, Broadview Associates made further investigations of both DMC and MAS. In arriving at its opinion, however, Broadview Associates did not independently verify any of the foregoing information and relied on all such information being complete and accurate in all material respects. Furthermore, Broadview Associates did not obtain any independent evaluation or appraisal of the properties or assets and liabilities of DMC or MAS or of any of their subsidiaries, nor was

Broadview Associates furnished with any such evaluations or appraisals. The Broadview Associates Opinion is necessarily based upon market, economic and other conditions that existed and could be evaluated as of the date of such opinion, and on information available to Broadview Associates as of such date. It should be understood that, although subsequent developments may affect its opinion, Broadview Associates does not have any obligation to update, revise or reaffirm its opinion.

     In performing its analyses as described below, Broadview Associates used and relied upon projections for DMC that were provided by DMC's management and various research analysts, and projections for MAS that were provided by MAS's management and various research analysts. With respect to the financial and operating forecasts and estimated potential savings costs and synergies (and the assumptions and bases therefore) of DMC and MAS which Broadview Associates reviewed, Broadview Associates assumed that such forecasts and estimates had been reasonably prepared in good faith on the basis of reasonable assumptions and reflected the best available estimates and judgments of the respective managements of DMC and MAS, and assumed that such forecasts will be realized in the amounts and in the time periods currently estimated by such managements of DMC and MAS. In addition, Broadview Associates relied upon estimates and judgments of DMC and MAS managements as to the future financial performance of both companies and as to such potential cost savings and synergies that could result from the Reorganization. The forecasts, estimates and judgments of DMC and MAS on which Broadview Associates relied constitute forward-looking information, are based on numerous factors and events beyond the control of the parties, and are inherently subject to significant uncertainty. See "Risk Factors." Accordingly, actual future results may vary materially from those projected.

     The following paragraphs summarize the most significant quantitative and qualitative analyses performed by Broadview Associates in arriving at the Broadview Associates Opinion and reviewed with the DMC Board and do not purport to be a complete description of the analyses performed by Broadview Associates. The information presented below is based on the financial condition of DMC and MAS as of a date or dates shortly before the Reorganization Agreement was executed on December 22, 1997 and stock price information through the close of the market on December 19, 1997.

     PUBLIC COMPANY COMPARABLES ANALYSIS. Total market capitalization/revenue ("TMC/R") and price/earnings ("P/E") multiples indicate the value public markets place on companies in a particular market segment. Several companies are comparable to MAS based on revenue size, products offered, business model and management structure. Broadview Associates reviewed eight public company comparables in the wireless communications systems market from a financial point of view including each company's (i) trailing twelve month ("TTM") revenue; (ii) TTM revenue growth; (iii) TTM earnings before interest and taxes ("EBIT") margin; (iv) 5-year earnings per share ("EPS") compound annual growth rate ("CAGR"); (v) equity market capitalization; (vi) TTM P/E ratio; (vii) price/forward calendar 1998 EPS ratio ("Forward P/E"); (viii) TTM TMC/R ratio;
(ix) price/forward calendar 1998 revenue ratio ("Forward TMC/R"); (x) TTM TMC/earnings before interest, taxes, depreciation and amortization ("TMC/EBITDA") ratio; and (xi) TTM TMC/EBIT ratio. Companies deemed by Broadview Associates to be comparable to MAS included P-COM, Inc., SR Telecom, Inc., Electromagnetic Sciences Inc., DMC, Proxim, Gilat Satellite Networks Ltd., Allen Telecom Inc. and Innova Corp. (the "Comparable Companies").

     The Comparable Companies had a TTM P/E ratio range of 16.3 to 40.5 with a median of 23.0. The per share valuation of MAS implied by the median Comparable Companies TTM P/E multiple was $20.05. The Forward P/E ratio range of the Comparable Companies was 12.3 to 27.5 with a median of 15.1. The per share valuation of MAS implied by the median Forward P/E multiple of the Comparable Companies was $13.24. The Comparable Companies had a TMC/R ratio range of 1.07 to 5.19 with a median of 1.97. MAS's per share valuation implied by the median Comparable Companies TTM TMC/R multiple was $17.46. The Forward TMC/R ratio range of the Comparable Companies was 0.81 to 2.40 with a median of
1.28.  The per share valuation of MAS implied by the median Comparable
Companies Forward TMC/R multiple was $15.23. The Comparable Companies TTM TMC/EBITDA ratio range was 6.7 to 22.4 with a median of 11.2. MAS's per share valuation implied by the median Comparable Companies TMC/EBITDA multiple was $12.11. The TTM TMC/EBIT ratio range of the Comparable
Companies was 8.7 to 29.2 with a median of 19.7. The per share valuation of MAS implied by the median TMC/EBIT multiple of the Comparable Companies was $17.70.

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

     TRANSACTION COMPARABLES ANALYSIS. Valuation statistics from transaction comparables indicate the price/revenue and equity price/pretax income multiples acquirers have paid for comparable companies in a particular market segment. Broadview Associates reviewed eight comparable merger and acquisition transactions from 1995 through December 1997, which involved consideration of over $10 million and sellers that shared many characteristics with MAS, including products offered and business models. The transactions represented eight private sellers in the wireless communications segment of the telecommunications systems market. However, the equity price/pretax income multiple was not available to Broadview Associates in their analysis due to the lack of available information regarding the pretax income of the sellers in the transactions.

     The price/revenue multiples of the eight transactions analyzed by Broadview Associates ranged from 1.36 to 28.95 with a median of 2.16. The per share valuation implied by the median price/revenue multiple of all eight transaction comparables was $18.78.

     TRANSACTION PREMIUMS PAID ANALYSIS. Premiums paid in comparable public seller transactions indicate the amount of consideration acquirers are willing to pay above the seller's equity market capitalization. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer's stock price immediately prior to announcement, while the seller's equity market capitalization is measured one day prior, 20 trading days prior to announcement and the average for the 20 trading days preceding the announcement date. Broadview Associates reviewed 23 comparable merger and acquisition transactions involving hardware vendors from January 1, 1995 to December 22, 1997, with total consideration greater than $25 million and less than $250 million.

     Based upon Broadview Associates' analysis of premiums paid in comparable hardware transactions, Broadview Associates found that premiums/(discounts) paid to sellers' equity market capitalizations (using the buyer's share price on the day prior to the announcement date of the transaction to calculate consideration in stock transactions) 20 trading days prior to announce date ranged from 3.3% to 105.6% with a median of 39.0%. The premiums/(discounts) paid to each sellers' equity market capitalization one day prior to the announcement date ranged from (14.3%) to 61.5% with a median of 9.7%. The premiums/(discounts) paid to each sellers' equity market capitalization for the 20 trading day average share price prior to the announcement date ranged from 2.7% to 84.2% with a median of 26.3%.

     In the comparable hardware transactions, the per share valuation of MAS implied by the median premium paid 20 trading days prior to the announcement date was $20.85. The per share valuation of MAS implied by the median premium paid one day prior to the announcement date was $14.27. The per share valuation of MAS implied by the median premium paid for the 20 trading day average prior to the announcement date was $17.58.

     STOCK PERFORMANCE ANALYSIS. For comparative purposes, Broadview Associates examined the weekly historical volume and trading prices for both MAS Capital Stock and DMC Common Stock. Broadview Associates examined (i) DMC actual share prices and trading volumes from December 13, 1996 to December 19, 1997; (ii) MAS actual share prices and trading volumes from June 20, 1997 (the date of MAS's initial public offering, (the "MAS IPO Date") to December 19, 1997; (iii) DMC, MAS and the set of Comparable Companies indexed share prices from June 20, 1997 (MAS IPO Date) to December 19, 1997; and (iv) the relative ratio of MAS to DMC actual share prices on a daily basis from June 20, 1997 (MAS IPO Date) to December 19, 1997.

     RELATIVE CONTRIBUTION ANALYSIS. A relative contribution analysis measures each of the merging companies' contributions to items such as revenue and operating income on a percentage basis. Broadview Associates examined the actual relative contributions during the TTM ended September 30, 1997, projected fiscal year ending March 31, 1998 and projected fiscal year ending March 31, 1999, based upon analyst estimates for each of the two companies for the following income statement items: (i) revenue; (ii) operating income; (iii) pretax income; and (iv) net income.

     MAS's relative contribution for revenue for the TTM ended September 30, 1997, projected fiscal year ending March 31, 1998 and projected fiscal year ending March 31, 1999 was 18.3%, 17.4% and 17.5%, respectively. MAS's relative contribution for operating income for the TTM ended September 30, 1997, projected fiscal year ending March 31, 1998 and projected fiscal year ending March 31, 1999 was 17.4%, 16.3% and 18.2%, respectively. MAS's relative contribution for pretax income for the TTM ended September 30, 1997, projected fiscal year ending

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

March 31, 1998 and projected fiscal year ending March 31, 1999 was 22.0%, 20.0% and 19.1%, respectively. MAS's relative contribution for net income for the TTM ended September 30, 1997, projected fiscal year ending March 31, 1998 and projected fiscal year ending March 31, 1999 was 16.7%, 15.2% and 16.7%, respectively.

     RELATIVE OWNERSHIP ANALYSIS. A relative ownership analysis measures each of the merging companies' relative equity ownership and relative entity values (net of cash) at various exchange ratios. Broadview Associates examined the relative equity ownership and relative entity value at exchange ratios ranging from 0.951 through 1.460. At an exchange ratio of 0.951, the implied equity ownership was 86.0% for DMC and 14.0% for MAS, while the implied entity value was 88.5% for DMC and 11.5% for MAS. At an exchange ratio of 1.460, the implied equity ownership was 80.0% for DMC and 20.0% for MAS, while the implied entity value was 82.0% for DMC and 18.0% for MAS. At an exchange ratio of 1.20, the implied equity ownership was 83.0% for DMC and 17.0% for MAS while the implied entity value was 85.2% for DMC and 14.8% for MAS.

     PRO FORMA POOLING MODEL ANALYSIS. A pro forma merger analysis calculates the earnings per share accretion/dilution of the pro forma combined entity taking into consideration various financial affects which will result from a consummation of the transaction. This analysis relies upon certain financial and operating assumptions provided by equity research analysts and on publicly available data about MAS and DMC. Based on analysts' forecasts for each of the two companies, the pro forma pooling analysis indicates earnings per share accretion/(dilution) without acquisition expenses for the fiscal year ending March 31, 1998 and 1999 of 3.6% and 0.3%, respectively.

     While the foregoing summary describes all analyses and factors that Broadview Associates deemed material in its presentation to the DMC Board of Directors, it is not a comprehensive description of all analyses and factors considered by Broadview Associates. The preparation of an opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of a financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Broadview Associates believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Broadview Associates Opinion. In performing its analyses, Broadview Associates considered general economic, market and financial conditions and other matters, many of which are beyond the control of DMC and MAS. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of business do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

     DMC formally engaged Broadview Associates on November 21, 1996 by means of an engagement letter to provide financial advisory service in connection with potential merger or acquisition transactions. Such engagement letter was jointly amended by DMC and Broadview Associates by means of an amendment letter dated December 19, 1997. The engagement letter as amended provides that, for its services, Broadview Associates is to be paid a transaction fee (the "Transaction Fee") currently estimated to be approximately $1.35 million based upon the closing stock price of DMC Common Stock of $13.50 on January 9, 1998. The actual Transaction Fee could be higher or lower, based upon DMC's stock price, and the number of fully diluted shares outstanding of MAS on the date of the closing of the Reorganization. DMC also has agreed to pay Broadview Associates a fee (the "Fairness Opinion Fee") of $200,000 in connection with the delivery of a fairness opinion. The Fairness Opinion Fee will be credited against the Transaction Fee. In addition, DMC has agreed to reimburse Broadview Associates for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including reasonable fees and disbursements of its legal counsel. DMC has also agreed to indemnify Broadview Associates for certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Broadview Associates' engagement as financial advisor to DMC.

     Broadview Associates is a nationally recognized investment banking firm, Broadview Associates focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, Broadview Associates is continually engaged in valuing such businesses, and maintains an extensive database of IT mergers and acquisitions for comparative purposes.

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

     OPINION OF HAMBRECHT & QUIST. MAS engaged Hambrecht & Quist to act as its financial advisor in connection with the Reorganization and to render an opinion as to the fairness from a financial point of view to the holders of the outstanding shares of MAS Capital Stock of the consideration to be received by such holders in the Reorganization. Hambrecht & Quist was selected by the MAS Board based on Hambrecht & Quist's qualifications, expertise and reputation, as well as Hambrecht & Quist's historic investment banking relationship and familiarity with MAS. Hambrecht & Quist rendered its oral opinion (subsequently confirmed in writing) on December 22, 1997 to the MAS Board that, as of such date, the consideration to be received by the holders of the MAS Capital Stock in the Reorganization is fair to the holders of Common Stock from a financial point of view. A copy of Hambrecht & Quist's opinion dated December 22, 1997, which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by Hambrecht & Quist is attached as Appendix D to this Proxy Statement/Prospectus. MAS shareholders are advised to read the opinion in its entirety. The assumptions made, matters considered and limits of review contained in Hambrecht & Quist's written opinion delivered December 22, 1997 were substantially the same as those contained in the opinion attached hereto. No limitations were placed on Hambrecht & Quist by the MAS Board with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

     In its review of the Reorganization, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available consolidated financial statements of DMC for recent years and interim periods to date and certain other relevant financial and operating data of DMC made available to Hambrecht & Quist from published sources and from the internal records of DMC; (ii) reviewed certain internal financial and operating information, including certain projections, relating to DMC based upon information provided by the management of DMC; (iii) discussed the business, financial condition and prospects of DMC with certain of its officers; (iv) reviewed the financial statements of MAS for recent years and interim periods to date and certain other relevant financial and operating data of MAS made available to Hambrecht & Quist from published sources and from the internal records of MAS; (v) reviewed certain internal financial and operating information relating to MAS prepared by the management of MAS; (vi) discussed the business, financial condition and prospects of MAS with certain of its officers; (vii) reviewed the recent reported prices and trading activity for DMC Common Stock and MAS Capital Stock and compared such information and certain financial information for DMC and MAS with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (ix) reviewed the Reorganization Agreement; and (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

     Hambrecht & Quist did not independently verify any of the information concerning MAS or DMC considered in connection with their review of the Reorganization and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of MAS or DMC, nor did they conduct a physical inspection of the properties and facilities of MAS or DMC. With respect to the financial forecasts and projections used in their analysis, Hambrecht & Quist assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of DMC and MAS. For the purposes of their opinion, Hambrecht & Quist also assumed that neither MAS nor DMC was a party to any pending transactions, including external financings (other than those contemplated that have been disclosed to Hambrecht & Quist), recapitalizations or merger discussions, other than the Reorganization and those in the ordinary course of conducting their respective businesses. For purposes of their opinion, Hambrecht & Quist assumed that the Reorganization will qualify as a tax-free reorganization under the Code for the shareholders of MAS and that the Reorganization will be accounted for as a pooling of interests. Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the MAS Board. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the MAS Board and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of MAS and DMC. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

     In performing its analyses, Hambrecht & Quist used Hambrecht & Quist published research projections of MAS's fiscal year 1998 and 1999 financial performance. Hambrecht & Quist also used CIBC Oppenheimer published research estimates to project DMC's fiscal year 1998 and 1999 financial performance.

     The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its written opinion to the MAS Board on December 22, 1997:

     CONTRIBUTION ANALYSIS: Hambrecht & Quist analyzed the contribution of each of MAS and DMC to certain fiscal 1999 financial statement categories of the pro forma combined company with no revenue or expense adjustments. The financial statement categories included revenue, operating income, pretax income, cash, and total assets. This contribution analysis was then compared to the pro forma ownership percentage of the shareholders of MAS and the stockholders of DMC in the pro forma post-Reorganization combined company (the "Combined Company"). Hambrecht & Quist observed that, calculated on a fully-diluted basis using the treasury stock method, MAS shareholders are expected to own approximately 17% of the Combined Company equity at the close of the Reorganization and DMC stockholders are expected to own approximately 83% of the Combined Company equity at the close of the Reorganization. At the close of the Reorganization, it was estimated that MAS and DMC would contribute approximately 38% and 62%, respectively, of the combined cash and MAS would contribute 20% of total assets. Hambrecht & Quist examined the expected contributions to the Combined Company's revenues, operating income and pretax income by MAS for fiscal year 1999 (i.e., the four quarters ending March 31). It was estimated that MAS and DMC would contribute approximately 17% and 83%, respectively, of the combined revenues and approximately 18% and 82%, respectively, of the combined operating income. It was also estimated that MAS would contribute 19% of pretax income and that DMC would contribute approximately 81%.

     PRO FORMA REORGANIZATION ANALYSIS: Hambrecht & Quist analyzed the pro forma impact of the Reorganization on the Combined Company's fiscal 1999 earnings per share ("EPS") using (i) CIBC Oppenheimer's estimate of DMC's EPS in fiscal 1999 of $0.80 and (ii) its estimate of MAS's EPS in fiscal 1999 of $0.97. The analysis indicated that the EPS of the pro forma Combined Company would be $0.81 in fiscal 1999, slightly higher than for DMC as a stand-alone company. The actual results and savings achieved by the Combined Company resulting from the Reorganization may vary from the projected results and variations may be material.

     PREMIUM ANALYSIS: Hambrecht & Quist compared the implied price per share of the offer as of December 22, 1997 to similar premiums for certain technology transactions announced since 1994. Hambrecht & Quist analyzed 14 such public company transactions in the communications industry. Hambrecht & Quist observed that the average one trading-day premium paid in the selected public company technology transactions was 34%. This compared with the proposed acquisition in which, as of December 22, 1997, the premium offered over the closing price for MAS Capital Stock was 31%.

     Hambrecht & Quist also analyzed the implied premiums to average historical closing prices for the 10, 20, 30, 60 and 90 trading days ending December 22, 1997 using the implied offer price based on the 1.20 exchange ratio and found that the implied premiums were 31%, 32%, 33%, 31% and 22%, respectively.

     DISCOUNTED CASH FLOW ANALYSIS: Hambrecht & Quist performed discounted cash flow analyses for MAS using projected financial performance through 2002. The analysis aggregated (i) the present value of the projected

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

free cash flow (defined as earnings before interest and taxes ("EBIT"), less increases in working capital, plus depreciation and amortization, and less capital expenditures) through 2002 and (ii) the present value of a range of terminal values for the year 2002.

     The terminal values for MAS were determined by applying multiples ranging from 2 to 4 times MAS's estimated revenue for 2002. MAS's free cash flow streams and terminal values were discounted to present values using discount rates ranging from 20% to 30%. Such analyses indicated a range of equity values for MAS of between $13.10 per share and $34.60 per share. These results compared to an implied offer per share of approximately $16.05 per share of MAS Capital Stock in the proposed acquisition, based on the closing price of DMC Common Stock on December 22, 1997.

     ANALYSIS OF PUBLICLY TRADED COMPARABLE COMPANIES: Hambrecht & Quist compared selected historical and projected financial information of MAS to publicly traded companies Hambrecht & Quist deemed to be comparable to MAS (the "Wireless Communication Comparables"). Such information included the ratio of market value to historical net income, market value to book value, and price per share to projected EPS. Hambrecht & Quist also examined the ratio of the enterprise value (market value plus debt less cash) to historical revenue, historical earnings before interest and taxes, historical earnings before interest, taxes, depreciation and amortization ("EBITDA"), and projected calendar year 1997 and 1998 revenue. Companies deemed comparable included selected wireless communication companies such as California Microwave, Inc., DMC, Innova Corporation, and P-Com, Inc. The foregoing multiples were applied to historical financial results of MAS for the latest-twelve-month ("LTM") period ended September 30, 1997 and projected financial results of MAS from Hambrecht & Quist Research. Hambrecht & Quist determined average multiples for the Wireless Communication Comparables of 3.7 times LTM revenue, 18.5 times LTM EBITDA, 26.7 times LTM EBIT, 58.3 times LTM net income, 3.0 times projected calendar year 1997 revenue, 1.9 times projected calendar 1998 revenue, 29.0 times projected calendar 1997 net income, 18.6 times projected calendar 1998 net income, and 4.0 time book value.

     Based on the analysis of publicly traded comparable companies, the implied equity value per share of MAS applying the multiples of the Wireless Communication Comparables to historical results and the projections from Hambrecht & Quist research ranged from $16.66 per share and approximately $37.09 per share. This compared with an offer in the proposed acquisition of approximately $16.05 per share for MAS, based on the closing price of DMC Common Stock on December 22, 1997.

     DMC's multiples of 2.2 times LTM revenue, 15.8 times LTM EBITDA, 20.8 times LTM EBIT, 34.7 times LTM net income, 2.1 times projected calendar year 1997 revenue, 1.6 times projected calendar 1998 revenue, 20.3 times projected calendar 1997 net income, 16.9 times projected calendar 1998 net income, and 3.9 time book value were applied to the historical financial results of MAS and projected financial results from Hambrecht & Quist research. The resulting implied equity value per share ranged from $15.17 per share to $22.04, based on the closing price of DMC Common Stock on December 22, 1997.

     ANALYSIS OF SELECTED REORGANIZATION AND ACQUISITION TRANSACTIONS: Hambrecht & Quist compared the proposed acquisition with selected merger and acquisition transactions. This analysis included 5 transactions involving companies in the wireless communication industry. In examining these transactions, Hambrecht & Quist analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered. The foregoing multiples were applied to historical financial results of MAS for the twelve-month period ended September 30, 1997. Multiples analyzed included consideration offered to LTM revenue, LTM EBIT, LTM EBITDA and LTM net income. The consideration offered in the Wireless Communication Comparables was an average multiple of
2.2 times LTM revenue, 12.4 times LTM EBITDA, 14.5 times LTM EBIT, and 22.7 times LTM net income. Based on the analysis of selected merger and acquisition transactions, MAS's implied equity value per share applying the multiples of the Wireless Communications Comparables to historical results ranged from values between approximately $10.82 per share and approximately $18.82 per share. This result compared with an implied value in the proposed acquisition of approximately $16.05 per share of MAS Capital Stock, based on the closing price of DMC Common Stock on December 22, 1997.

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

     No company or transaction used in the above analyses is identical to MAS or the Reorganization. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

     The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Appendix D to this Proxy Statement/Prospectus.

     Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist is familiar with MAS, having acted as managing underwriter of its initial public offering in June 1997. Hambrecht & Quist received customary compensation in connection with such transaction. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of MAS and of DMC and receives customary compensation in connection therewith, and also provides research coverage for MAS. In the ordinary course of business, Hambrecht & Quist actively trades in the securities of MAS and of DMC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to DMC.

     Pursuant to an engagement letter dated November 18, 1997, MAS has agreed to pay Hambrecht & Quist a fee (a "Fairness Opinion Fee") of $300,000 in connection with the delivery of a fairness opinion. MAS has also agreed to pay Hambrecht & Quist, in connection with its services as financial advisor to MAS in connection with the Reorganization, an additional fee payable upon the closing of the Reorganization (the "Transaction Fee") equal to 1.5% of the aggregate consideration received in the Reorganization. MAS also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

     In considering the recommendation of the DMC Board and the MAS Board with respect to the Reorganization Agreement and the transactions contemplated thereby, stockholders of DMC and shareholders of MAS should be aware that certain members of the Boards and management of DMC and MAS have interests in the Reorganization that are in addition to the interests of the stockholders of DMC and shareholders of MAS generally.

     STOCK OPTION PLANS. Under the terms of the Reorganization Agreement, DMC has agreed that all stock options of MAS outstanding as of the Effective Time of the Reorganization will be assumed by DMC at such time. Such assumed options shall entitle the holder thereof to purchase that number of shares of DMC Common Stock equal to the number (rounded down to the nearest whole number) of shares of DMC Common Stock as the holder of such stock option would have been entitled to receive pursuant to the Reorganization had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable at that time). The exercise price for the DMC Common Stock issuable upon the exercise of such option will be at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for MAS Capital Stock otherwise purchasable pursuant to such stock option divided by (ii) the number of shares of DMC Common Stock purchasable pursuant to such assumed option. The exercise schedule of the assumed options shall continue to be determined by reference to the MAS stock option plan.

     The assumption of such options enables participants in MAS's 1997 Stock Option Plan to hold options to acquire DMC Common Stock after the Reorganization rather than having their options accelerate and terminate upon consummation of the Reorganization. However, under the provisions of the MAS 1995 Employee Share Purchase Program, the shares of MAS Capital Stock held in trust automatically vest upon a change in ownership of MAS. As of December 22, 1997, employees (or former employees) of MAS held options to purchase an aggregate of 341,200 shares of MAS Capital Stock at a weighted average price of $15.21 per share (at exercise prices ranging from $14.00 to $21.50 per share).

     INDEMNIFICATION AND INSURANCE. DMC has agreed that, following the Effective Time, the directors, officers, employees or agents of MAS or its subsidiaries shall be entitled to be indemnified by the Surviving Company in their capacities as directors, officers, employees, fiduciaries or agents of MAS or its subsidiaries prior to the Effective Time to the extent provided by MAS's Constitution, DMC's Restated Certificate of Incorporation and Bylaws and the indemnification agreements entered into with such officers and directors, as well as to any such rights provided by New Zealand law. DMC has agreed to, and to cause the Surviving Company to, honor such rights of indemnification for at least six years following the Effective Time, and has further agreed that the constitution of the Surviving Company shall contain the same indemnification provisions set forth in MAS's Constitution and shall not be amended in any manner adverse to MAS's directors, officers, employees or agents with respect to such matters for at least six years following the Effective Time.

     For a period of three years after the Effective Time, DMC has agreed to use its best efforts to maintain in effect directors' and officers' liability insurance covering the officers and directors of MAS, if available, with terms which are comparable to those applicable to the then current officers and directors of DMC or those applicable as of December 22, 1997 to directors and officers of MAS, whichever is more favorable to such directors and officers, subject to certain limitations on premiums. See "The Reorganization -- Interests of Certain Persons in the Reorganization."

     Effective upon consummation of the Reorganization, Mr. Oringer, who will become a director of DMC, will enter into an indemnification agreement with DMC in the form entered into by DMC with its current directors and executive officers. These agreements, among other things, provide for the indemnification of DMC's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of DMC, arising out of such person's services as a director or executive officer of DMC, any subsidiary of DMC or any other company or enterprise to which such person provides services at the request of DMC to the fullest extent permitted by applicable law.

     DMC BOARD. Howard Oringer, a member of the MAS Board, will become a member of the DMC Board upon the effectiveness of the Reorganization and shall be nominated to serve as a member of the DMC Board for a one-year term at DMC's annual meeting of stockholders to be held in 1998. As a non-employee director of DMC, Mr. Oringer will receive, based on amounts currently provided to other non-employee directors, $1,000 in fees for attendance at each in-person DMC Board meeting, $500 in fees for attendance at each telephone meeting of the DMC Board and a retainer of $3,000 per quarter. Each non-employee director of DMC receives fees of $750 for each in-person committee meeting attended and $375 in fees for each telephone committee meeting attended. In addition, Mr. Oringer will be able to participate in DMC's 1994 Plan, whereby each new non-employee DMC Board member, upon his or her initial appointment or election to the DMC Board, receives an automatic option grant for 21,000 shares with an exercise price equal to the fair market value of the option shares on the grant date. In addition, each non-employee DMC Board member receives an option grant of 7,000 shares after he or she has served on the DMC Board for at least three years.
The amount of compensation for attendance at DMC Board and committee meetings, and the number of shares granted to non-employee DMC Board members under the 1994 Plan, is subject to change. See "Management of DMC After the Reorganization -- Directors and Executive Officers After the Reorganization."

CERTAIN TAX CONSEQUENCES

     CERTAIN NEW ZEALAND INCOME TAX CONSEQUENCES. The following discussion summarizes the anticipated material New Zealand income tax consequences of the Reorganization that are generally applicable to DMC, MAS and the MAS shareholders under the New Zealand Income Tax Act 1994. This discussion does not deal with all New Zealand income tax considerations that may be relevant to particular MAS shareholders in light of their particular circumstances. In addition, the following discussion does not address the tax consequences of transactions effectuated before or after the Reorganization (whether or not such transactions are or were undertaken in connection with the Reorganization), including transactions in which shares of MAS Capital Stock were or are acquired or transactions in which shares of DMC Common Stock are disposed of. For New Zealand tax purposes no taxable gain or loss will be recognized as a result of the Reorganization by:

     (i) MAS shareholders in respect of the conversion of their shares of MAS Capital Stock unless those MAS shareholders are in the business of dealing in shares or the shares were acquired by those MAS shareholders for the purpose of resale or as part of a profit-making scheme;

     (ii) MAS shareholders who receive cash in lieu of fractional shares, unless those MAS shareholders are in the business of dealing in shares or the shares were acquired by those MAS shareholders for the purpose of resale or as part of a profit-making scheme;

     (iii) DMC, Amalgamation Sub or MAS in respect of the amalgamation of Amalgamation Sub and MAS on the basis that the amalgamation is a "qualifying amalgamation" for New Zealand tax purposes; or

     (iv) DMC or MAS in respect of the conversion of the shares of MAS Capital Stock to DMC Common Stock at the agreed Exchange Ratio.

     Any dissenting MAS shareholders who receive cash from MAS by properly exercising their applicable minority buyout rights under New Zealand law, if any, may be taxable on that cash as if they had derived a dividend from MAS. A dividend will be deemed to be derived to the extent that the cash received by the dissenting MAS shareholders in respect of each share of MAS Capital Stock exceeds the available subscribed capital per share cancelled. Any dividend amount deemed to be derived by a U.S. tax resident dissenting MAS shareholder will be subject to a reduced New Zealand non-resident withholding tax of 15% on the gross amount of the dividend deemed to be derived. Some relief may be available from New Zealand non-resident withholding tax if MAS elects to attach imputation credits to the dividends it is deemed to pay.

     If a dissenting MAS shareholder is in the business of dealing in shares or acquired shares for the purpose of resale or as part of a profit-making scheme and the MAS shareholder receives cash from MAS by properly exercising their applicable minority buyout rights under New Zealand law, that MAS shareholder should recognize a taxable gain or loss in respect of the cash received for the acquisition of the shares of MAS Capital Stock.

     Subject to certain limitations, the Treaty should relieve any MAS shareholders who are tax residents in one country from any income tax liability arising in the other country as a result of the Reorganization. Following the Reorganization, DMC may be subject to New Zealand withholding taxes in respect of its shareholding in MAS.

     New Zealand has an imputation system of taxation that permits New Zealand tax resident recipients of certain dividends from New Zealand companies to claim a credit against their New Zealand tax liability equal to a share of the tax paid by the company on its income. As a result of the Reorganization, MAS will forfeit any imputation credits it has accumulated, with the effect that those credits will not be available to be distributed to its shareholders.

     No stamp duty is payable in New Zealand on share transfers and Goods and Services Tax does not apply to share issues or transfers.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH MAS SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION TO HIM OR HER.

     CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The following discussion summarizes the anticipated material U.S. federal income tax consequences of the Reorganization that are generally applicable to DMC, MAS and MAS shareholders under the Code. This discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular MAS shareholders in light of their particular circumstances, such as shareholders owning, directly or indirectly, five percent or more of either the total voting power or the total value of DMC Common Stock following the Reorganization; shareholders who are dealers in securities; shareholders who are subject to the alternative minimum tax provisions of the Code; shareholders who are foreign persons;

shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; and shareholders who otherwise hold convertible securities, warrants or options. In addition, the following discussion does not address the tax consequences of transactions effectuated before or after the Reorganization (whether or not such transactions are or were undertaken in connection with the Reorganization), including transactions in which shares of MAS Capital Stock were or are acquired or transactions in which shares of DMC Common Stock are disposed of. Furthermore, no foreign, state or local tax considerations are addressed in this discussion.

     SHAREHOLDERS OF MAS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSIDERATIONS OF THE REORGANIZATION, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE
REORGANIZATION.

     The following discussion is based on the Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this Proxy Statement/Prospectus. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth in this discussion. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Reorganization to DMC, MAS and the MAS shareholders. The parties have not requested and will not request a ruling from the IRS as to the U.S. tax consequences of the Reorganization.

     The anticipated U.S. federal income tax consequences of the Reorganization are as follows:

     (i) the Reorganization will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and DMC and MAS will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

     (ii) no gain or loss will be recognized by the MAS shareholders upon the conversion of their MAS Capital Stock into shares of DMC Common Stock pursuant to the Reorganization, except with respect to cash, if any, received in lieu of fractional shares of DMC Common Stock;

     (iii) a MAS shareholder will recognize gain or loss equal to the difference between the cash received in lieu of a fractional share interest of DMC Common Stock and such shareholder's tax basis in the fractional share for which cash is received;

     (iv) the aggregate tax basis of the shares of DMC Common Stock received in exchange for shares of MAS Capital Stock pursuant to the Reorganization (including fractional shares for which cash is received) will be the same as the aggregate tax basis for such shares of MAS Capital Stock, decreased by the amount of any tax basis allocable to the fractional share interests for which cash is received;

     (v) the holding period for shares of DMC Common Stock received in exchange for shares of MAS Capital Stock pursuant to the Reorganization will include the period that such shares of MAS Capital Stock were held by the holder, provided such shares of MAS Capital Stock were held as capital assets by the MAS shareholder at the Effective Time;

     (vi) a MAS shareholder exercising his or her minority buyout right, if any, who receives payment for shares in cash will generally recognize capital gain or loss (if the shares were held as a capital asset at the Effective Time) equal to the difference between the cash received and the holder's basis in such shares, provided the payment neither is essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of the distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of minority buyout rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder owns no shares of DMC Common Stock (either actually or constructively within the meaning of Section 318 of the Code);

     (vii) no gain or loss will be recognized by DMC or MAS as a result of the Reorganization; and

     (viii) MAS shareholders who are required to file U.S. income tax returns may be required to comply with certain notice requirements prescribed in Treasury Department temporary regulations promulgated under Section 367 of the Code by reason of their participation in the Reorganization. Such MAS shareholders are urged to consult their own tax advisors in this regard.

     It is a condition to the consummation of the Reorganization that DMC receive an opinion from its counsel, Morrison & Foerster LLP, and that MAS receive an opinion from its counsel, Brobeck, Phleger & Harrison LLP, to the effect that the Reorganization will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that DMC and MAS will each be a party to that reorganization within the meaning of Section 368(b) of the Code (such opinions, collectively, the "Tax Opinions"). The Tax Opinions neither bind the IRS nor preclude the IRS from adopting a contrary position. The Tax Opinions are subject to certain assumptions and qualifications and the accuracy of certain representations made by DMC, Amalgamation Sub and MAS, including representations in certificates to be delivered to counsel by the respective managements of DMC, Amalgamation Sub and MAS.

ACCOUNTING TREATMENT

     The Reorganization is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of DMC and MAS will be carried forward to the operations of the combined companies at their recorded amounts. Results of operations of the combined companies will include income of DMC and MAS for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Reorganization will be combined and reported as the results of operations of the combined companies. Adjustments have been made to the unaudited combined condensed pro forma financial statements of DMC and MAS to eliminate certain intercompany and Reorganization related transactions.

     Consummation of the Reorganization is conditioned upon receipt by each of DMC and MAS of a letter from their respective independent public accountants stating that, in their respective opinions, they concur with the conclusions of the management of DMC and of MAS that the Reorganization will qualify as a pooling of interests for accounting purposes. See "The Reorganization Agreement -- Conditions." Certain events, including certain transactions with respect to DMC Common Stock or MAS Capital Stock by affiliates of DMC and MAS, respectively, may prevent the Reorganization from qualifying as a pooling of interests for accounting and financial reporting purposes. For information concerning certain restrictions to be imposed on the transferability of DMC Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "The Reorganization -- Resale Restrictions."

REGULATORY APPROVALS

     The Reorganization is subject to any necessary approval being obtained from the Overseas Investment Commission of New Zealand (the "OIC") for the effective acquisition by DMC of ownership of one hundred percent (100%) of the shares of MAS Capital Stock by virtue of the Reorganization. Kensington Swan, DMC's legal counsel in New Zealand, has advised DMC that such approval should be forthcoming upon filing the necessary documentation with the OIC.

RESALE RESTRICTIONS

     All shares of DMC Common Stock received by MAS shareholders in the Reorganization will be freely transferable, except that shares of DMC Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of MAS may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of MAS generally include individuals or entities that control, are controlled by, or are under common control with, MAS and may include certain officers and directors of MAS as well as principal stockholders of MAS.

     Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired companies in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares they own or shares they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of combined operations have been published. See "The Reorganization -- Accounting Treatment."

     The Reorganization Agreement requires MAS to use all reasonable efforts to cause each of its affiliates to execute a written agreement restricting the disposition by such person of the shares of DMC Common Stock to be received by such person in the Reorganization.

     The Reorganization Agreement provides that DMC shall register the DMC Common Stock received by holders of MAS Capital Stock pursuant to the Reorganization. DMC shall use reasonable efforts to register such DMC Common Stock under U.S. (under a Form S-3 or a post-effective amendment to a Form S-4 registration statement) and/or New Zealand securities laws, as applicable, subject to customary blackout restrictions, upon the request of holders of such DMC Common Stock who in the aggregate held 5% or more of the outstanding MAS Capital Stock prior to the Reorganization and who require such registration to resell the DMC Common Stock received by them in the Reorganization. Such registration shall occur only after the date upon which financial results of at least 30 days of post-merger combined operations have been first published by DMC. See "The Reorganization Agreement -- Additional Agreements."

                      MINORITY BUYOUT RIGHTS OF MAS SHAREHOLDERS

     The following summary of the provisions of Sections 110-115 of the Companies Act regarding the minority buyout rights of shareholders of a New Zealand company is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of
Section 110 of the Companies Act, a copy of which is attached to this Proxy Statement/Prospectus as Appendix E and incorporated by reference.

     To be effective, the Reorganization Proposal and the Reorganization Agreement must be approved by a special resolution of the shareholders of MAS and a special resolution of the shareholders of Amalgamation Sub. A special meeting of shareholders of MAS will be held on March 23, 1998 to consider and vote on the Reorganization Proposal and the Reorganization Agreement.

     Sections 110-115 of the Companies Act gives certain rights to shareholders who vote against the resolutions to require MAS to purchase their shares if the Reorganization Proposal and the Reorganization Agreement are approved by shareholders of MAS. Any shareholder who casts all votes attached to shares registered in his/her name (and having the same beneficial owner) against the resolution approving the Reorganization Proposal and the Reorganization Agreement, is entitled to require MAS to purchase his or her shares. While all issued and outstanding shares of MAS Capital Stock will be exchanged for shares of DMC Common Stock at the Effective Time, the minority buyout rights of dissenting MAS shareholders pursuant to Sections 110-115 of the Companies Act will be unaffected.

     The right to have shares purchased must be exercised within 10 working days of the passing of the resolution to approve the Reorganization Proposal and the Reorganization Agreement at the special meeting of MAS by a shareholder giving written notice to MAS that such shareholder requires MAS to purchase their shares. Within 20 working days of receipt of the notice the MAS Board must:

     (a)  agree to purchase the shares; or

     (b)  arrange for some other person to agree to purchase the shares; or

     (c) apply to the appropriate New Zealand court (the "New Zealand Court") for an order exempting MAS from the obligation to purchase the shares on the grounds that the purchase would be disproportionately damaging to MAS or that MAS cannot reasonably be required to finance the purchase or it would not be just and equitable to require MAS to purchase the shares. The

          New Zealand Court may also exempt MAS from the obligation to purchase the shares or may suspend such obligation if the MAS Board has resolved that the purchase by MAS of the relevant shares would result in failing to satisfy the solvency test and MAS has, having made reasonable efforts to do so, been unable to arrange for the shares to be purchased by any other person. In exempting MAS from the obligation to purchase the shares, the New Zealand Court may make an order setting aside the resolution of shareholders approving the Reorganization Proposal and the Reorganization Agreement or directing MAS to take or refrain from taking any action specified in the order, requiring MAS to pay compensation to the shareholders affected or putting MAS into liquidation; or

     (d) arrange for the special resolution approving the Reorganization Proposal and the Reorganization Agreement to be rescinded by special resolution of shareholders, or decide in the appropriate manner not to take the action concerned, as the case may be.

     Written notice of the MAS Board's decision must be given to the relevant shareholder(s).

     Where the MAS Board agrees to the purchase of the shares by MAS, it must give a notice to the relevant shareholder(s), within five working days after the notice referred to in the preceding paragraph, nominating what the MAS Board considers a fair and reasonable price for the shares to be acquired. A shareholder who considers that the price nominated by the MAS Board is not fair or reasonable must forthwith give a notice of objection to MAS. If, within 10 working days of the MAS Board giving notice to the shareholder, no objection to the price has been received by MAS, it must, on such date as MAS and the shareholder agree or, in the absence of agreement, as soon as practicable, purchase the shares at the nominated price. If within 10 working days an objection to the price has been received by MAS, it must refer the question of what is a fair and reasonable price to arbitration and within five working days pay on a provisional basis in the price nominated by the MAS Board. The arbitration is to be conducted in accordance with the Arbitration Act 1996 (NZ). The arbitrator must expeditiously determine a fair and reasonable price for the shares to be purchased. If the price determined by the arbitrator:

     (a) exceeds the provisional price paid by MAS, then it must pay the balance owing to the shareholder;

     (b) is less than the provisional price paid by MAS, then it may recover the excess paid from the shareholder.

     The arbitrator may award interest on any balance payable or excess to be repaid.

     If the MAS Board arranges for some other person to agree to purchase the shares, the provisions set out in the preceding paragraphs shall (with all appropriate modifications) apply to the purchase of shares by such person and, in addition, MAS must indemnify the shareholder in respect of any losses suffered by the shareholder by reason of the failure by the person to purchase the shares at the price nominated or fixed by arbitration, as the case may be.

     Holders of DMC Common Stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Reorganization.

                             THE REORGANIZATION AGREEMENT

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE REORGANIZATION AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE REORGANIZATION AGREEMENT.

THE REORGANIZATION

     Pursuant to the Reorganization Agreement, and subject to the terms and conditions thereof, at the Effective Time, Amalgamation Sub will be amalgamated with and into MAS, with MAS as the Surviving Company, and the separate existence of Amalgamation Sub shall thereupon cease.

     Effective at the Effective Time, the Constitution of MAS will be the Constitution of the Surviving Company until duly amended. The directors of Amalgamation Sub will be the initial directors of the Surviving Company and the officers of MAS will be the initial officers of the Surviving Company.

EFFECTIVE TIME OF THE REORGANIZATION

     The closing of the transactions contemplated by the Reorganization Agreement (the "Closing") will take place as promptly as practicable after all of the conditions to the Reorganization are satisfied or waived, but in no event later than three days thereafter (the "Closing Date"). See "The Reorganization Agreement -- Conditions."

CONVERSION OF SECURITIES

     As a result of the Reorganization and without any action on the part of the holders thereof, each share of MAS Capital Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 1.20 shares of fully paid and nonassessable DMC Common Stock, subject to any minority buyout rights under New Zealand law, if applicable, will cease to be outstanding, and will be canceled and retired, except as described below.

     Each holder of a MAS Certificate upon consummation of the Reorganization will cease to have any rights with respect to such MAS Capital Stock, except the right to receive, without interest, shares of DMC Common Stock and cash in lieu of fractional shares (as described in "The Reorganization -- Exchange of Shares") upon the surrender of such MAS Certificate, subject to any minority buyout rights under New Zealand law, if applicable. If, prior to the Effective Time, DMC should split or combine the shares of DMC Common Stock, or pay a stock dividend or other stock distribution in, or in exchange of, shares of DMC Common Stock, or engage in any similar transaction, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend, exchange or other distribution or similar transaction.

STOCK OPTIONS

     As of the Effective Time, each of the options to acquire shares of MAS Capital Stock not expired as of the Effective Date, will be assumed by DMC and converted into an option to purchase that number of shares of DMC Common Stock (rounded down to the nearest whole number) to which the holder thereof would have been entitled to receive under the Reorganization Agreement had the stock option been exercised immediately prior to the Effective Time, and the replacement option shall have an aggregate exercise price equal to the aggregate exercise price for MAS Capital Stock subject to the option divided by the number of shares of DMC Common Stock purchasable under the assumed option, rounded up to the nearest whole cent.

     Except as described above, the assumed stock options will be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to such stock options immediately prior to the Effective Time. Consummation of the Reorganization will not be treated as a termination of employment for purposes of such stock options. In addition, no such option will be converted into a stock option to purchase a partial share of DMC Common Stock.

     The assumption of such options enables participants in MAS's 1997 Stock Option Plan to hold options to acquire DMC Common Stock after the Reorganization, rather than having their options accelerate and terminate upon consummation of the Reorganization. As of December 22, 1997, there were outstanding options to purchase an aggregate of 341,200 shares of MAS Capital Stock, at a weighted average exercise price of $15.21 per share (at exercise prices ranging from $14.00 to $21.50 per share).

     As soon as practicable, but in no event later than fifteen days after the Effective Time, DMC will file a registration statement on Form S-8 under the Securities Act in order to register the shares of DMC Common Stock issuable upon exercise of the aforesaid assumed MAS stock options under the MAS 1997 Stock Option Plan.

EXCHANGE OF SHARES

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of MAS Capital Stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the MAS Certificates in exchange for certificates representing shares of DMC Common Stock and, in lieu of any fractional shares thereof, cash. Upon surrender of a MAS Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such MAS Certificate will be entitled to receive in exchange therefore (i) a certificate representing that number of whole shares of DMC Common Stock (ii) any dividends or other distributions to which such holder is entitled to prior to the Effective Time and (iii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the MAS Certificate so surrendered. MAS SHAREHOLDERS SHOULD NOT SEND IN THEIR MAS CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     No fractional shares of DMC Common Stock will be issued pursuant to the Reorganization. In lieu thereof, cash adjustments will be paid in an amount equal to the product of (i) the fraction of a share of DMC Common Stock that would otherwise be issuable multiplied by (ii) the average of the last reported sales prices of a share of DMC Common Stock for the fifteen trading days prior to the date which is two days prior to the Effective Time.

     If any certificates for shares of DMC Common Stock are to be issued in a name other than that in which the MAS Certificate surrendered in exchange therefore is registered, the person requesting such exchange must (i) pay to DMC or any agent designated by it any transfer or other taxes required by reason thereof, or (ii) establish to the satisfaction of DMC or any agent designated by it that such tax has been paid or is not applicable.

     At the Effective Time, the stock transfer books of MAS will be closed and no further transfers of shares of MAS Capital Stock will be made.

     Neither the Exchange Agent nor any party to the Reorganization Agreement is liable to a holder of shares of MAS Capital Stock for any shares of DMC Common Stock or dividends thereon or the cash payment for fractional interests delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     In the event that any MAS Certificate has been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the person claiming such MAS Certificate to be lost, stolen or destroyed, and (ii) if required by DMC, in its discretion, the posting by such person of a bond in such sum as DMC may direct as indemnity, against any claim that may be made against DMC with respect to such MAS Certificate, DMC will issue or cause to be issued in exchange for such MAS Certificate the number of whole shares of DMC Common Stock and cash in lieu of fractional shares into which the shares of MAS Capital Stock represented by the MAS Certificate are converted in the Reorganization.

     Holders of MAS Capital Stock are entitled to dissent from the Reorganization and demand minority buyout rights with respect to any such MAS Capital Stock in accordance with their statutory rights under New Zealand law. Although all issued and outstanding shares of MAS Capital Stock will be exchanged for shares of DMC Common Stock at the Effective Time, the minority buyout rights of dissenting MAS shareholders pursuant to Sections 110-115 of the Companies Act will be unaffected. See "Minority Buyout Rights of MAS Shareholders."

REPRESENTATIONS AND WARRANTIES

     The Reorganization Agreement contains certain representations and warranties by MAS relating to, among other things: (i) organization and qualification; subsidiaries; (ii) form of constitution in effect;
(iii) capitalization; (iv) authority relative to the Reorganization Agreement;
(v) absence of breaches or violations of its Constitution, agreements and instruments and law; required filings and consents; (vi) compliance; permits;
(vii) filings with the Commission; financial statements; (viii) absence of certain changes or events; (ix) absence of undisclosed liabilities; (x) absence of litigation; (xi) employee benefit plans; employment agreements;
(xii) employment matters; (xiii) registration statement; joint proxy statement/prospectus; (xiv) title to property; (xv) taxes; (xvi) environmental matters; (xvii) brokers; (xviii) full disclosure; (xix) opinion of financial advisor; (xx) intellectual property; (xxi) interested party transactions;
(xxii) insurance; (xxiii) vote required; (xxiv) pooling matters; and (xxv) fair value.

     The Reorganization Agreement also contains certain representations and warranties by DMC and Amalgamation Sub relating to, among other things:
(i) organization and qualification; subsidiaries; (ii) form of certificate of incorporation and bylaws of DMC and constitution of Amalgamation Sub in effect;
(iii) capitalization; (iv) authority relative to the Reorganization Agreement;
(v) absence of breaches or violations of the Constitution of Amalgamation Sub or DMC's Restated Certificate of Incorporation or Bylaws, agreements and instruments and law; required filings and consents; (vi) compliance; permits;
(vii) filings with the Commission; financial statements; (viii) absence of certain changes or events; (ix) absence of undisclosed liabilities; (x) absence of litigation; (xi) employee benefit plans; employment agreements;
(xii) employment matters; (xiii) registration statement; joint proxy statement/prospectus; (xiv) title to property; (xv) taxes; (xvi) environmental matters; (xvii) brokers; (xviii) full disclosure; (xix) opinion of financial advisor; (xx) intellectual property; (xxi) interested party transactions;
(xxii) insurance; (xxiii) vote required; and (xxiv) pooling matters.

CERTAIN COVENANTS

     The Reorganization Agreement provides that MAS and its subsidiaries will, prior to the earlier of the termination of the Reorganization Agreement or the Effective Time, except as agreed to in writing by DMC, (i) conduct its business and shall cause the business of its subsidiaries to be conducted in the ordinary course of business and in a manner consistent with past practice, and (ii) not, except as contemplated by the Reorganization Agreement, (a) amend its Constitution, (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of MAS, any of its subsidiaries or affiliates (except for the issuance of (x) shares of MAS Capital Stock issuable pursuant to employee stock options under the MAS 1997 Stock Option Plan which options were outstanding on December 22, 1997, or pursuant to rights to purchase such shares under the MAS 1995 Employee Share Purchase Program and (y) the grant of options consistent with past practice to purchase up to 30,000 shares of MAS Capital Stock to newly hired employees (excluding officers); provided that the vesting of such new options is not in any manner accelerated by the Reorganization); (c) sell, pledge, dispose of or encumber any assets of MAS or any of its subsidiaries (except for (x) sales of assets in the ordinary course of business and in a manner substantially consistent with past practice, (y) dispositions of obsolete, worthless or useless assets and (z) sales of immaterial assets not in excess of $50,000); or
(d) except as is contemplated by Section 5.05 of the Reorganization Agreement, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under MAS's employee benefit, bonus, stock option or other employee plans (including the MAS 1997 Stock Option Plan) or authorize cash payments in exchange for any options granted under any of such plans.

     The Reorganization Agreement also provides that MAS and its subsidiaries will not, prior to the earlier of the termination of the Reorganization Agreement or the Effective Time, except as agreed to in writing by DMC, (i)
(a) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of MAS may declare and pay a dividend to MAS, (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing; (ii)

(a) acquire (by amalgamation, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof; (b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of MAS's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business substantially consistent with past practice; (c) enter into or amend any material contract or agreement other than in the ordinary course of business;
(d) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of MAS's budget and operating plan previously furnished to DMC, or (e) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by Section 4.01(f) of the Reorganization Agreement; (iii) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of MAS or its subsidiaries who are not officers of MAS in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis) or other employee of MAS or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law; (iv) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by generally accepted accounting principles applied on a consistent basis or applicable New Zealand law; (v) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on MAS's most recent filing with the Commission; (vi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of MAS or incurred in the ordinary course of business and consistent with past practice; or (vii) take, or agree in writing or otherwise to take, any of the actions described above, or any action which would make any of the representations or warranties of MAS contained in the Reorganization Agreement untrue or incorrect or prevent MAS from performing or cause MAS not to perform its covenants under the Reorganization Agreement.

     The Reorganization Agreement provides that, among other things, (i) at the Effective Time, Howard Oringer shall be appointed to the DMC Board and shall be nominated to serve as a member of the DMC Board for a one-year term at the annual meeting of DMC's stockholders held in 1998; and (ii) upon reasonable notice from the other party, MAS or DMC will use its respective reasonable best efforts to cause the transactions contemplated by the Reorganization Agreement to be accounted for as a pooling transaction by each party's independent certified public accountants, by the National Association of Securities Dealers (the "NASD") and by the Commission, respectively, and each of the parties agreed that it will take no action that would cause such accounting treatment not to be obtained.

     The Reorganization Agreement provides that DMC will not, except as agreed to in writing by MAS, until the earlier of the termination of the Reorganization Agreement, the Effective Time or March 31, 1998 (a) amend or otherwise change DMC's Restated Certificate of Incorporation; (b) acquire (by amalgamation, merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof for an aggregate purchase price greater than fifty million dollars ($50,000,000); or
(c) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities (except convertible debt securities) or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of DMC, any of its subsidiaries or affiliates (other than with respect to (i) acquisitions permitted pursuant to Section 4.03(b) of the Reorganization Agreement or (ii) grants and exercises of options under DMC's existing stock option plans and for sales of stock pursuant to DMC's existing stock purchase plans); (d) take, or agree in writing or otherwise to take, any of the actions described above, or any action which would make any of the representations or warranties of DMC contained in the Reorganization Agreement untrue or incorrect or prevent DMC from performing or cause DMC not to perform its covenants under the Reorganization Agreement.

     The Reorganization Agreement provides that MAS will provide DMC with a letter, prior to the date the Registration Statement becomes effective, containing a list of persons who are or may be deemed to be "affiliates" of MAS for purposes of Rule 145 under the Securities Act ("Affiliates"). MAS agreed to use best efforts to cause each of its Affiliates to deliver to DMC, prior to the Effective Time a written agreement in a form mutually agreeable to DMC and MAS that such Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of DMC Common Stock, except pursuant to an effective registration statement or in compliance with such Rule 145 or an exemption from the registration requirements of the Securities Act. See "The Reorganization -- Resale Restrictions."

NO SOLICITATION

     The Reorganization Agreement provides that MAS shall not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Alternative Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Alternative Transaction, or agree to, or endorse, any Alternative Transaction, or authorize or permit any of the officers, directors, employees or agents of MAS or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by MAS or any of MAS's subsidiaries to take any such action and MAS shall promptly notify DMC, subject to confidentiality restrictions existing on December 22, 1997, of all relevant terms of any such inquiries or proposals received by MAS or any of its subsidiaries or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, MAS shall promptly deliver or cause to be delivered orally to DMC a detailed summary of such inquiry or proposal, subject to confidentiality restrictions existing on December 22, 1997; provided, however, that nothing in Section 4.02(a) of the Reorganization Agreement prohibits the MAS Board from (i) furnishing information to, or entering into discussions or negotiations with, any persons or entity in connection with an unsolicited bona fide proposal by such person or entity relating to an Alternative Transaction (as defined below) if, and only to the extent that (a) the MAS Board, after duly considering the advice of specified New Zealand counsel determines in good faith that such action is required for the MAS Board to comply with its fiduciary duties to its shareholders as imposed by New Zealand law and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity MAS provides written notice to DMC to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; or
(ii) complying with Rule 14e-2 promulgated under the Exchange Act or other applicable law or other requirement with regard to an Alternative Transaction.

CERTAIN EMPLOYEE BENEFIT MATTERS

     Upon consummation of the Reorganization, all options to purchase MAS Capital Stock granted under the MAS 1997 Stock Option Plan will become options to acquire DMC Common Stock. See "The Reorganization -- Interests of Certain Persons in the Reorganization."

DIRECTOR AND OFFICER INDEMNIFICATION

     DMC has agreed that, following the Effective Time, the directors, officers, employees or agents of MAS or its subsidiaries shall be entitled to be indemnified by the Surviving Company in their capacities as directors, officers, employees, fiduciaries or agents of MAS or its subsidiaries prior to the Effective Time to the extent provided by MAS's Constitution, DMC's Restated Certificate of Incorporation and Bylaws and the indemnification agreements entered into with such officers and directors, as well as to any such rights provided by New Zealand law. DMC has agreed to, and shall cause the Surviving Company to, honor such rights of indemnification for at least six years following the Effective Time, and has further agreed that the constitution of the Surviving Company shall contain the same indemnification provisions set forth in MAS's Constitution and shall not be amended in any manner adverse to MAS's directors, officers, employees or agents with respect to such matters for at least six years following the Effective Time.

     For a period of three years after the Effective Time, DMC has agreed to use its best efforts to maintain in effect directors' and officers' liability insurance covering the officers and directors of MAS, if available, with terms which are comparable to those applicable to the then current officers and directors of DMC or those applicable as of

December 22, 1997 to directors and officers of MAS, whichever is more favorable to such directors and officers, subject to certain limitations on premiums. See "The Reorganization -- Interests of Certain Persons in the Reorganization."

ACCESS AND INFORMATION

     The Reorganization Agreement provides that, until the Effective Time, MAS and DMC, and their respective subsidiaries, shall each afford to the other access to all of its properties, books, contracts, commitments and records, and each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request.

     The parties will hold any information which is nonpublic in confidence in accordance with the current confidentiality agreement between the parties.

     DMC and MAS will each obtain the written approval of the other prior to issuing any press release or any other public statement with respect to the Reorganization or the Reorganization Agreement, provided however, that a party may, without prior written consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NASD if it has used all reasonable efforts to obtain the prior written consent of the other party.

AGREEMENTS RELATING TO APPROVAL OF THE REORGANIZATION

     The Reorganization Agreement provides that MAS and DMC shall call and hold their respective stockholders' meetings as promptly as practicable for the purpose of voting upon the approval of the Reorganization, and MAS and DMC shall use their reasonable best efforts to hold such stockholders' meetings on the same day (and at the same time of such day) and as soon as practicable after the date on which the Registration Statement filed in connection with this Proxy Statement/Prospectus (the "Registration Statement") becomes effective. MAS and DMC shall use their best efforts to hold such stockholders' meetings not later than March 27, 1998. MAS and DMC shall use their respective reasonable best efforts to solicit from their respective stockholders proxies in favor of the approval of the Reorganization and the issuance of DMC Common Stock in connection with the Reorganization, respectively, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the Delaware General Corporation Law with respect to DMC and New Zealand law with respect to MAS and the Restated Certificate of Incorporation and Bylaws of DMC and the Constitution of MAS to obtain such approvals, unless otherwise necessary under the applicable fiduciary duties of the respective directors of MAS and DMC, as determined by such directors in good faith after consultation with and based upon the advice of outside legal counsel.

ADDITIONAL AGREEMENTS

     The Reorganization Agreement provides that MAS and DMC will cooperate with one another and use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Reorganization Agreement.

     The Reorganization Agreement also provides that at the Effective Time, Howard Oringer shall be appointed to the DMC Board and shall be nominated to serve as a member of the DMC Board for a one-year term at the annual meeting of DMC's stockholders held in 1998.

     The Reorganization Agreement provides that DMC shall register the DMC Common Stock received by holders of MAS Capital Stock pursuant to the Reorganization. DMC shall use reasonable efforts to register such DMC Common Stock under U.S. (under a Form S-3 or a post-effective amendment to a Form S-4 registration statement) and/or New Zealand securities laws, as applicable, subject to customary blackout restrictions, upon the request of holders of such DMC Common Stock who in the aggregate held 5% or more of the outstanding MAS Capital Stock prior to the Reorganization and who require such registration to resell the DMC Common Stock received by them in the Reorganization. Such registration shall occur only after the date upon which financial results of at least 30 days of post-merger combined operations have been first published by DMC. See "The
Reorganization -- Resale Restrictions."

CONDITIONS

     The obligations of DMC and MAS to effect the Reorganization are subject to the satisfaction of certain conditions, including, among others: (a) this Registration Statement shall have been declared effective by the Commission under the Securities Act and no stop order suspending the effectiveness of this Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the Commission;
(b) the Reorganization Agreement and the Reorganization (and in the case of MAS a Reorganization proposal) shall have been approved and adopted by the requisite vote of the shareholders of MAS and stockholders of DMC; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Reorganization shall be in effect, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Reorganization, which makes the consummation of the Reorganization illegal; and (d) DMC and MAS shall have received the opinions of their respective counsel, Morrison & Foerster LLP and Brobeck, Phleger & Harrison LLP, in form and substance reasonably satisfactory to each, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Reorganization will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that DMC and MAS will each be a party to the Reorganization within the meaning of Section 368(b) of the Code; (e) the New Zealand OIC shall have consented to the Reorganization with respect to the shares of the MAS Capital Stock of MAS becoming owned or controlled by DMC; and (f) the exchange of shares of DMC Common Stock for shares of MAS Capital Stock shall be permitted to be effected (if required) pursuant to the provisions of the Securities Act 1978 (NZ) on terms and conditions reasonably acceptable to DMC and MAS.

     The obligations of DMC and Amalgamation Sub to effect the Reorganization are also subject to the following additional conditions: (a) the representations and warranties of MAS contained in the Reorganization Agreement shall be true and correct in all respects on and as of the Effective Time, except for
(i) changes contemplated by the Reorganization Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure to be true and correct would not have a material adverse effect, with the same force and effect as if made on and as of the Effective Time, and DMC and Amalgamation Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of MAS; (b) MAS shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by it on or prior to the Effective Time, and DMC and Amalgamation Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of MAS; (c) all material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made ("Material Consents"), by MAS for the authorization, execution and delivery of the Reorganization Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by MAS, except where the failure to receive such Material Consents would not have a material adverse effect on MAS or DMC; (d) since December 22, 1997, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of MAS or any subsidiary of MAS having, or reasonably likely to have, individually or in the aggregate, a material adverse effect; (e) DMC shall have received (i) an opinion of Arthur Andersen LLP, independent public accountants, to the effect that the Reorganization qualifies for a pooling of interests accounting treatment if consummated in accordance with the Reorganization Agreement and (ii) a copy of the opinion referred to in Section 6.03(e) of the Reorganization Agreement; (f) no more than ten percent (10%) of the shareholders of MAS shall vote against the transactions contemplated in the Reorganization Agreement at a shareholders' meeting called for the purpose of approving such transactions; and (g) DMC shall have received from each person who is identified by DMC in writing as an affiliate of MAS, an affiliate agreement, and such affiliate agreement shall be in full force and effect as of the Effective Time.

     The obligations of MAS to effect the Reorganization are also subject to the following additional conditions: (a) the representations and warranties of DMC and Amalgamation Sub contained in the Reorganization Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by the

Reorganization Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure to be true and correct would not have a material adverse effect, with the same force and effect as if made on and as of the Effective Time, and MAS shall have received a certificate or certificates to such effect signed by the President and Chief Financial Officer of each of DMC and Amalgamation Sub; (b) DMC and Amalgamation Sub shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by them on or prior to the Effective Time, and MAS shall have received a certificate or certificates to such effect signed by the President and Chief Financial Officer of each of DMC and Amalgamation Sub; (c) all Material Consents required to be obtained or made by DMC and Amalgamation Sub for the authorization, execution and delivery of the Reorganization Agreement and the consummation by them of the transactions contemplated in the Reorganization Agreement shall have been obtained and made by DMC and Amalgamation Sub, except where the failure to receive such Material Consents would not have a Material Adverse Effect on MAS or DMC; (d) since December 22, 1997, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of DMC or any subsidiary of DMC having or reasonably likely to have, individually or in the aggregate, a material adverse effect; (e) MAS shall have received (i) a letter of KPMG, independent chartered accountants, concurring with MAS's management's conclusion that the Reorganization qualifies for a pooling of interests accounting treatment if consummated in accordance with the Reorganization Agreement and (ii) a copy of the opinion referred to in
Section 6.02(e) of the Reorganization; and (f) the shares of DMC Common Stock to be issued in the Reorganization shall have been approved for quotation on Nasdaq, subject only to official notice of issuance.

     At the Effective Time or at any time prior thereto, to the extent legally allowed, each of DMC and MAS, without the approval of the MAS shareholders, may waive compliance with any of the agreements or satisfaction of any of the conditions contained in the Reorganization Agreement for its respective benefit. See " -- Amendment; Waiver."

TERMINATION

     TERMINATION GENERALLY. The Reorganization Agreement may be terminated at any time prior to the Effective Time and the Reorganization abandoned notwithstanding approval thereof by the DMC stockholders or the MAS shareholders: (a) by mutual written consent duly authorized by the DMC Board and the MAS Board; or (b) by either DMC or MAS if the Reorganization shall not have been consummated by March 31, 1998 (provided that the right to terminate the Reorganization Agreement under Section 7.01(b) of the Reorganization Agreement shall not be available to any party whose failure to fulfill any obligation under the Reorganization Agreement has been the cause of or resulted in the failure of the Reorganization to occur on or before such date); or (c) by either DMC or MAS if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Reorganization, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 5.08 of the Reorganization Agreement; or (d) by DMC or MAS, if, at the DMC stockholders' or MAS shareholders' meetings (including any adjournment or postponement thereof), the requisite vote of the stockholders of DMC or the shareholders of MAS shall not have been obtained; or (e) by DMC, if (i) the MAS Board shall withdraw, modify or change its recommendation of the Reorganization Agreement or the Reorganization in a manner adverse to DMC or shall have resolved to do any of the foregoing; (ii) the MAS Board shall have recommended to the shareholders of MAS an Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of MAS Capital Stock is commenced (other than by DMC or an affiliate of DMC), and the MAS Board recommends that the shareholders of MAS tender their shares in such tender or exchange offer; or (f) by DMC or MAS, upon a breach of any representation, warranty, covenant or agreement on the part of MAS or DMC, respectively, set forth in the Reorganization Agreement which cannot be cured prior to March 31, 1998, such that the conditions set forth in Section 6.02(a) or 6.02(b) of the Reorganization Agreement, or Section 6.03(a) or 6.03(b) of the Reorganization Agreement, respectively, would not be satisfied (a "Terminating Breach"), provided that if such Terminating Breach is curable prior to March 31, 1998 by DMC or MAS, as the case may be, through the exercise of its reasonable best efforts and for so long as DMC or MAS, as the case may be, continues to exercise such reasonable best efforts, neither MAS nor the DMC, respectively, may terminate the Reorganization Agreement under Section 7.01 of the Reorganization Agreement; or (g) by MAS, if the DMC Board shall withdraw, modify or change its recommendation of the Reorganization Agreement or the Reorganization, including without limitation

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

approval of the issuance of shares of DMC Common Stock in connection with the Reorganization, in a manner adverse to MAS or shall have resolved to do any of the foregoing.

     EFFECT OF TERMINATION; TERMINATION FEES. In the event of termination, the Reorganization Agreement will be of no further effect except for Sections 5.09,
7.03 and 8.01 of the Reorganization Agreement and, except for a termination resulting from a willful breach by a party to the Reorganization Agreement, there will be no liability or obligation on the part of either DMC or MAS or their respective affiliates, directors, officers or stockholders. Except as set forth in Section 7.03 of the Reorganization Agreement, (a) all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, if the Reorganization is not consummated or (b) if the Reorganization is consummated, then the Surviving Company shall pay all such fees and expenses.

     MAS shall pay DMC a fee of $3,250,000 in cash (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of DMC relating to the transactions contemplated by the Reorganization Agreement (including, but not limited to, fees and expenses of DMC's counsel, accountants and financial advisers, but excluding any "success" fees paid to such financial advisors), upon the earlier to occur of (a) the termination of the Reorganization Agreement by DMC pursuant to Section 7.01(e) of the Reorganization or (b) the closing of an Alternative Transaction ("Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than DMC or its affiliates (a "Third Party") acquires more than 15 percent of the outstanding shares of MAS Capital Stock, whether from MAS or pursuant to a tender offer or exchange offer or otherwise, (ii) a Reorganization or other business combination involving MAS pursuant to which any Third Party acquires more than 15 percent of the outstanding equity securities of MAS or the entity surviving such Reorganization or business combination or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of MAS, and the entity surviving any Reorganization or business combination including any of them) of MAS, any of its subsidiaries having a fair market value (as determined by the MAS Board in good faith) equal to more than 15 percent of the fair market value of all the assets of MAS and its subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that the term "Alternative Transaction" does not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities).

     DMC shall pay MAS the Fee, plus actual, documented and reasonable out-of-pocket expenses of MAS relating to the transactions contemplated by the Reorganization Agreement (including, but not limited to, fees and expenses of MAS's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of the Reorganization Agreement by MAS pursuant to Section 7.01(g) of the Reorganization Agreement, unless the DMC Board withdraws its recommendation of the Reorganization Agreement or the Reorganization because DMC terminates the Reorganization Agreement pursuant to Section 7.01(e) of the Reorganization Agreement.

     The Fee payable pursuant to Sections 7.03(b) or 7.03(d) of the Reorganization Agreement shall be paid within one business day after the occurrence of an event described in Section 7.03(b) or 7.03(d) of the Reorganization Agreement, as applicable.

AMENDMENT; WAIVER

     The Reorganization Agreement may be amended by DMC and MAS at any time before or after approval thereof by the shareholders of MAS, but, after any such approval, no amendment may be made which by law requires further approval by such shareholders without such further approval. The Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of MAS, DMC and Amalgamation Sub.

     At the Effective Time or any time prior thereto, to the extent legally allowed, the parties to the Reorganization Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained in the Reorganization Agreement or in any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions contained in the Reorganization Agreement. Any agreement on the part of a party thereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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

EXPENSES

     Except as provided in the Reorganization Agreement, all costs and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby will be paid by (a) the party incurring such expenses if the Reorganization is not consummated or (b) by the Surviving Company if the Reorganization is consummated.


                             COMPARISON OF CAPITAL STOCK

DESCRIPTION OF DMC CAPITAL STOCK

     DMC COMMON STOCK. DMC is authorized to issue up to 60,000,000 shares of DMC Common Stock, par value $0.01 per share. Holders of shares of DMC's Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of DMC's Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the DMC Board of Directors out of funds legally available therefore. Upon liquidation or dissolution of DMC, the holders of DMC Common Stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of DMC Preferred Stock. Holders of DMC Common Stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the DMC Common Stock. On December 31, 1997, there were 194 holders of record of DMC's Common Stock.

     DMC PREFERRED STOCK. Under its Restated Certificate of Incorporation. DMC has authority to issue 5,000,000 shares of preferred stock, $0.01 par value per share (the "DMC Preferred Stock"), in one or more series as determined by the DMC Board of Directors. No shares of DMC Preferred Stock are currently issued or outstanding. The DMC Board of Directors may, without further action by the stockholders of DMC, issue a series of DMC Preferred Stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The rights of the holders of DMC Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any DMC Preferred Stock issued by DMC in the future.

     DMC STOCKHOLDERS' RIGHTS AGREEMENT. In October 1991, DMC adopted a Stockholders' Rights Agreement (the "Rights Agreement") pursuant to which one Preferred Share Purchase Right (a "Right") was distributed for each outstanding share of DMC Common Stock. Each Right (as adjusted to give effect to a stock dividend, which effected a two-for-one stock split, in November 1997) entitles DMC stockholders to buy one two-hundredth of a share of Series A Junior Participating DMC Preferred Stock at an exercise price of $50.00 upon certain events. The Rights expire on October 23, 2001, unless earlier redeemed by DMC.

     The Rights become exercisable if a person acquires 15% or more of DMC Common Stock or announces a tender offer that would result in such person owning 15% or more of DMC Common Stock, other than a person who has reported or is required to report beneficial ownership of DMC Common Stock on Schedule 13G under the Exchange Act, with respect to whom the threshold is 20%. If the Rights become exercisable, the holder of each Right (other than the person whose acquisition triggered the exercisability of the Rights) will be entitled to purchase, at the Right's then-current exercise price, a number of shares of DMC Common Stock having a market value of twice the exercise price. In addition, if DMC were to be acquired in a merger or business combination after the Rights became exercisable, each Right would entitle its holder to purchase, at the Right's then-current exercise price, stock of the acquiring company having a market value of twice the exercise price. The Rights (as adjusted to give effect to a stock dividend, which effected a two-for-one stock split, in November 1997) are redeemable by DMC at a price of $0.005 per Right at any time within ten days after a person has acquired 15% (or 20% in the case of a Schedule 13G filer) or more of DMC Common Stock.

     DMC'S TRANSFER AGENT AND REGISTRAR. DMC has appointed ChaseMellon Shareholder Services L.L.C. as the transfer agent and registrar of the DMC Common Stock.


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

DESCRIPTION OF MAS CAPITAL STOCK

     Set forth below is certain information concerning the MAS Capital Stock and certain provisions of the MAS Constitution. The following description does not purport to be complete and is qualified in its entirety by the provisions of the Companies Act and by the MAS Constitution. On December 31, 1997 there were approximately 373 holders of record of MAS Capital Stock.

     As of December 22, 1997, MAS's share capital consists of 6,800,000 shares of MAS Capital Stock issued and outstanding. New Zealand company law does not recognize the concept of "nominal value" or "par value" in relation to companies which are initially registered or are re-registered under the Companies Act.
Nor is such a company permitted to have authorized but unissued share capital. MAS has been re-registered under the Companies Act.

           COMPARISON OF RIGHTS OF DMC STOCKHOLDERS AND MAS SHAREHOLDERS

     The rights of DMC stockholders are currently governed by the Delaware General Corporation Law and the Restated Certificate of Incorporation and Bylaws of DMC (the "DMC Charter" and the "DMC Bylaws," respectively). The rights of MAS shareholders are currently governed by New Zealand law and the MAS Constitution. Accordingly, upon consummation of the Reorganization, the rights of DMC stockholders and of MAS shareholders who become DMC stockholders in the Reorganization will be governed by the Delaware General Corporation Law, the DMC Charter and the DMC Bylaws. The following is a summary of the principal differences between the current rights of MAS shareholders and those of DMC stockholders following the Reorganization.

     The following summary is not intended to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, New Zealand law, the DMC Charter, the DMC Bylaws and the MAS Constitution. Copies of the DMC Charter and the DMC Bylaws are incorporated by reference herein and will be sent to holders of shares of DMC Capital Stock and MAS Capital Stock upon request of DMC's Secretary. See "Available Information." A copy of the MAS Constitution is attached hereto as Appendix F.

COMPARISON OF CURRENT MAS SHAREHOLDER RIGHTS AND RIGHTS OF DMC STOCKHOLDERS FOLLOWING THE REORGANIZATION

     The DMC Charter is not being amended in connection with the Reorganization. The DMC Bylaws are not being amended in connection with the Reorganization, other than to increase the number of directors on the DMC Board from six to seven so that Mr. Oringer may become a director of DMC at the Effective Time. See "-- Board of Directors" below.

     The rights of MAS shareholders under New Zealand law and the MAS Constitution prior to the Reorganization are substantially the same as the rights of DMC stockholders (including MAS shareholders who become DMC stockholders as a result of the Reorganization) under the Delaware General Corporation Law and the DMC Charter and DMC Bylaws, with the following principal exceptions.

     AUTHORIZED CAPITAL STOCK. The capital stock of MAS consists of 2,300,000 ordinary shares represented by ADSs, and 4,500,000 ordinary shares not represented by ADSs, all of which were issued and outstanding as of December 22, 1997. The authorized capital of DMC is set forth under "Comparison of Capital Stock -- Description of DMC Capital Stock."

     BOARD OF DIRECTORS. The MAS Constitution provides for a minimum of four directors and a maximum of ten directors. MAS currently has five directors.
New directors may be appointed by the shareholders of MAS by ordinary resolution, or by the MAS Board to fill a vacancy, and any director so appointed will hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. The MAS Constitution provides that the directors are subject to removal by ordinary resolution of the shareholders or upon attaining the age of 70 years.

     The DMC Bylaws provide that the number of directors that shall constitute the DMC Board shall be six. DMC currently has six directors. In connection with the Reorganization, the DMC Bylaws will be amended to


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

increase the number of directors to seven. Under the DMC Bylaws, DMC directors are elected at the annual meeting of stockholders for a one-year term. Neither the DMC Charter nor the DMC Bylaws provide for cumulative voting for election of directors. Nominations of persons for election to the DMC Board may be made by or at the direction of the DMC Board, or by DMC stockholders according to the procedures described in the DMC Bylaws. Under the DMC Bylaws, vacancies in the DMC Board may be filled by resolution of a majority of the DMC Board (or a sole director, if applicable), and any director so appointed will hold office until the next annual meeting of stockholders. The DMC Charter and the DMC Bylaws do not contain provisions regarding the removal of directors, and accordingly such matter would be governed by the Delaware General Corporation Law. The Delaware General Corporation Law provides that directors may be removed (with or without cause) by vote of the holders of a majority of shares entitled to vote at an election of directors.

     SPECIAL MEETINGS OF STOCKHOLDERS. The MAS Board may convene a special meeting of shareholders at any time. The MAS Board must convene a special meeting of shareholders upon the receipt of a written request from shareholders who hold shares carrying together not less than five percent of the voting rights entitled to be exercised on the matter in respect of which the meeting is called. MAS shareholders must receive at least 10 working days notice of a special meeting.

     The DMC Bylaws provide that special meetings of stockholders may be called by the president or secretary of DMC at the request in writing of a majority of the DMC Board or upon written application of one or more stockholders who hold at least 40% of the capital stock entitled to vote at such meeting.

     AMENDMENT OF CONSTITUTION. The MAS Constitution may be amended by special resolution, which requires the affirmative vote of not less than 75% of those shareholders attending and voting on such special resolution at a properly constituted meeting. In the event that the amendment to the MAS Constitution will affect different classes of shareholders differently, such amendment must be approved by each class of shareholders.

     The DMC Charter provides that DMC may amend, alter, change or repeal any provision contained in the DMC Charter as prescribed pursuant to the Delaware General Corporation Law. The Delaware General Corporation Law provides that a charter amendment requires the approval of a majority of a company's board of directors and the approval of the holders of a majority of the voting power of the then outstanding capital stock of such company.

     The DMC Bylaws expressly provide for their amendment by either the DMC Board or a majority of the DMC stockholders.

     VOTING RIGHTS. The MAS Capital Stock is the only outstanding class of MAS Capital Stock entitled to vote generally on all matters submitted to MAS shareholders, including the election of directors and the approval of the Reorganization and the Reorganization Agreement. Each outstanding share of MAS Capital Stock is entitled to one vote on all matters submitted to MAS shareholders. Under the MAS Constitution, an ordinary resolution requires the affirmative vote of shareholders holding not less than a majority of the votes cast and a special resolution requires the affirmative vote of not less than 75% of the votes cast. The election and removal of MAS directors, appointment of auditors and other general matters may be passed by ordinary resolution. In addition, all share issuances must be made by ordinary resolution other than pro rata issuances to all shareholders, issuances of shares less than 10% of the total number of shares of that class issued and outstanding, issuances made to employees that do not exceed five percent of the aggregate number of shares issued and outstanding, and issuances made as consideration in an offer by MAS in respect of a takeover or merger proposal or in lieu of a dividend.
Amendments to the MAS Constitution, any transaction involving the acquisition or disposition of assets or the incurring of liabilities, the value of which is more than half the value of MAS's assets prior to the transaction, certain amalgamations and the voluntary liquidation of MAS must be approved by special resolution.

     The outstanding voting securities of DMC are the shares of DMC Common Stock. Under the Delaware General Corporation Law each share of DMC Common Stock is entitled to one vote on all matters submitted to DMC stockholders. For a discussion of the voting rights of DMC Preferred Stock, see "Comparison of Capital Stock -- Description of DMC Capital Stock."


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

     REMOVAL OF OFFICERS. Directors of MAS can be removed from office by ordinary resolution (50% of those shareholders attending and voting on a resolution at a properly constituted meeting) passed at a meeting called for the purpose or purposes that include the removal of the director. The office of the director shall also be vacated at the annual general meeting following the attainment by the director of the age of 70 years.

     The DMC Bylaws permit the DMC Board to remove at any time, by the affirmative vote of a majority of the DMC Board, any officer elected or appointed by the DMC Board.

     RIGHTS PLAN. MAS has no rights plan. For a description of DMC's Rights Agreement, see "Comparison of Capital Stock -- DMC's Stockholders' Rights Agreement."

     LIABILITY OF SHAREHOLDERS. By virtue of the Companies Act, MAS is a limited liability company, which principally limits the liability of MAS shareholders to the amount, if any, unpaid on the shares held by such shareholders. However, MAS shareholders may be, in limited circumstances, liable to repay any distribution made to them when the statutory solvency test is not met. See "-- Distributions."

     Under the Delaware General Corporation Law, a stockholder of a dissolved corporation, the assets of which were distributed under the Delaware General Corporation Law, is generally not liable for any claims against the dissolved corporation in excess of the amount distributed to him or her in dissolution; however, unlike pursuant to the Companies Act, there is no similar statutory solvency test concept under the Delaware General Corporation Law.

     BUY-BACK RIGHTS. Under the Companies Act and the MAS Constitution, MAS has the right to make an offer to buy back shares of MAS Capital Stock from its shareholders. The ability to make a buy back offer is subject to certain procedural safeguards under New Zealand law, including satisfaction of the statutory solvency test (see "-- Distributions"). The MAS Board is required to resolve and certify that the buy-back is either in the best interests of MAS (if the buy-back is offered proportionately to all shareholders) or that it is of benefit to existing shareholders (if it is a selective, i.e. non-pro rata, buy-back). MAS directors must disclose all material information to shareholders. MAS may also issue redeemable shares under the MAS Constitution.

     The DMC Charter does not contemplate the repurchase of shares of DMC Common Stock, but DMC is allowed to repurchase such shares pursuant to the Delaware General Corporation Law. DMC Common Stock is not redeemable pursuant to the DMC Charter.

     INDEMNIFICATION. The Companies Act and the MAS Constitution allow certain indemnities and permit MAS to effect certain insurances in favor of MAS directors and employees. Insurance or an indemnity may be available for costs if criminal proceedings fail. Insurance or an indemnity may be available for the costs of successfully defending proceedings. Insurance or an indemnity may be available for the costs of and liability from unsuccessfully defending civil hearings provided MAS is not the plaintiff and the breach is not of a MAS director's duty of good faith and to act in the best interests of MAS.

     The Delaware General Corporation Law provides that the indemnification provided for in the Delaware General Corporation Law shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, and provides that expenses may be advanced to officers and directors in a specific case upon receipt of an undertaking to repay such amount if it is ultimately determined that the indemnified party is not entitled to be indemnified. In addition, the Delaware General Corporation Law permits the determination as to whether an officer or director has met the applicable standard of conduct to be made in certain circumstances by independent legal counsel.

     The Delaware General Corporation Law permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware General Corporation Law provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware General Corporation Law provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The DMC Charter provides that no director of DMC shall be liable to DMC or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to DMC or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of DMC and its stockholders (through stockholders' derivative suits on behalf of DMC) to recover monetary damages against a director for breach of certain fiduciary duties as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws.

     Under the Delaware General Corporation Law, directors also have a duty of loyalty to the corporation and its stockholders. The duty of loyalty requires that, in making a business decision, directors act in good faith and in the honest belief that the action taken was in the best interests of the corporation.

     Pursuant to the DMC Bylaws, DMC shall indemnify to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director of DMC, or served any enterprise as a director or officer at the request of DMC. Expenses incurred by a director of DMC in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she was a director of DMC (or was serving at DMC's request as a director or officer of another enterprise or corporation) shall be paid by DMC in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by DMC as authorized by relevant sections of the Delaware General Corporation Law.

     Pursuant to the DMC Bylaws, the DMC Board has the power on behalf of DMC to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that he or she, or his or her testator or intestate, is or was an officer or employee of DMC.

     The indemnification provided by the DMC Bylaws is not deemed exclusive of any other rights to which those seeking indemnification may be entitled under the DMC Charter, the DMC Bylaws, any agreement, vote of DMC stockholders or disinterested directors, or otherwise, both as to actions of a director in his or her official capacity and as to actions in another capacity while holding such office.

     SHAREHOLDER MEETINGS. MAS is required to hold an annual meeting of MAS shareholders in each calendar year not later than six months after the balance date of MAS and within fifteen months of the date of the preceding annual meeting. MAS shareholders must receive at least 10 working days notice of an annual meeting. The MAS Board must send to every MAS shareholder, at least 20 working days before an annual meeting, a copy of the annual report for MAS. The annual report must include the statutory consolidated financial statements of MAS and its subsidiaries and a report by the MAS Board on the state of affairs of MAS and its subsidiaries as a group, incorporating certain information required by statute.

     The MAS Board may convene a special meeting of MAS shareholders at any time. The MAS Board must convene a special meeting of MAS shareholders upon the receipt of a written request from MAS shareholders who hold shares carrying together not less than five per cent of the voting rights entitled to be exercised on the matter in respect of which the meeting is called. MAS shareholders must receive at least 10 working days notice of a special meeting.

     The quorum required for a meeting of MAS shareholders is equal to the MAS shareholders who are able to exercise a majority of the votes to be cast on the business to be transacted by the meeting.

     New Zealand law does not require shareholders meetings to be held in New Zealand, but the time and place of the meeting must be stipulated in the requisite notice of meeting.

     Under the Delaware General Corporation Law, DMC is required to hold an annual meeting of stockholders. The DMC Bylaws provide that the annual meeting shall be held on the third Thursday in July if not a legal holiday, in San Jose, California or at such other date and place as shall be designated from time to time by the DMC Board. Special stockholder meetings may be called only by a majority of the DMC Board or upon written application of one or more stockholders who hold at least 40% of the capital stock entitled to vote at such meeting. DMC stockholders are not otherwise permitted to call a special meeting or to require that the DMC Board call a special meeting of stockholders except as applicable law may require. Under the DMC Bylaws, DMC stockholders must receive written notice of any special meeting not less than 10 but not more than 60 days prior to such meeting. DMC stockholders are entitled to written notice of any annual meeting not less than 10 days nor more than 60 days prior to such annual meeting. The record date for the meetings of the DMC stockholders shall not be less than 10 days before the date of such meetings.

     Pursuant to the DMC Bylaws, the holders of a majority of the DMC Common Stock issued and outstanding and entitled to vote at a stockholders' meeting, present in person or represented by proxy, shall constitute a quorum at such meeting for the transaction of business.

     VOTING RIGHTS. Voting at a meeting of MAS shareholders is by voice or show of hands unless a poll is duly demanded. On a show of hands each MAS shareholder who is present in person, or by proxy or by an authorized representative, has one vote. On a poll each MAS shareholder present in person, or by proxy or by an authorized representative, has one vote for each fully paid share of MAS Capital Stock held.

     A poll may be called by: (a) not less than three (3) shareholders having the right to vote at the meeting; or (b) a shareholder or shareholders representing not less than 10 percent of the total voting rights of all shareholders having the right to vote at the meeting; or (c) by a shareholder or shareholders holding shares in MAS which confer a right to vote at the meeting which are paid up to an aggregate amount of at least 10 percent of the total voting shares.

     Under the MAS Constitution, an ordinary resolution requires the affirmative vote of shareholders holding not less than a majority of the votes cast and a special resolution requires the affirmative vote of not less than 75% of the votes cast. The election of directors, certain issues of new shares, appointment of auditors and other general matters may be passed by ordinary resolution. Amendments to the MAS Constitution, any transaction involving the acquisition or disposition of assets or the incurring of liabilities, the value of which is more than half the value of MAS's assets prior to the transaction, certain amalgamations and the voluntary liquidation of MAS must be approved by special resolution.

     Under New Zealand law, shareholders who are not residents of New Zealand may hold, vote and transfer their shares in the same manner as New Zealand residents.

     Under the Delaware General Corporation Law, each holder of DMC Common Stock at the record date set for a meeting of stockholders is entitled to one vote per share owned, subject to certain limitations. Under the Delaware General Corporation Law, a corporation with stock outstanding or subscribed ordinarily may amend its charter provided that the amendment is recommended by the board of directors and approved by the affirmative vote of a majority of all the votes entitled to be cast. Holders of a class of stock may vote as a class if the amendment would increase or decrease the number of authorized shares of such class or the par value of shares of such class, or would alter the preferences, powers, or special rights of any class so as to affect them adversely.

     The DMC Charter does not provide any supermajority requirements or any special voting rights for DMC Common Stock. However, see "Description of DMC Capital Stock" regarding the DMC Rights Agreement.

     DISTRIBUTIONS. Under New Zealand law, a distribution is the transfer of any money or property (other than shares in MAS) to or for the benefit of a shareholder, or the incurring of a debt to, or for the benefit of, a shareholder, in relation to shares in MAS held by the shareholder. The term distribution therefore includes a dividend.

     The MAS Board, if satisfied on reasonable grounds that MAS will immediately after the distribution satisfy the solvency test, may authorize distributions to MAS shareholders at times and of amounts as it thinks fit. There is no requirement for shareholder approval of such distributions.

     For the solvency test to be satisfied, MAS must be able to pay its debts as they become due in the normal course of business and the value of MAS's assets must be greater than the value of its liabilities (including contingent liabilities).

     Except with the prior approval of MAS shareholders or where the holders of any class of MAS Capital Stock issued by MAS have particular rights, the MAS Board may not differentiate between shareholders as to the form in which a distribution is made.

     The MAS Board may not authorize a dividend that is disproportionate among members of the same class of MAS Capital Stock unless such dividend is proportionate to the amount paid to MAS for such shares of MAS Capital Stock.

     Entitlement of a MAS shareholder to receive a distribution is dependent upon such shareholder being listed on MAS's share register on the date set by the MAS Board as the date for determining entitlement to such distribution.

     The holders of DMC Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the DMC Board out of funds legally available therefor. Pursuant to the DMC Bylaws, dividends may be paid in cash, in property, or in shares of DMC Common Stock.

     ISSUE OF SHARES. The Directors of MAS have the ability to issue further shares in different classes, or with special, limited or conditional voting rights, non-voting shares, redeemable shares, shares with preferential rights to capital or income, or ordinary shares ranking equally, or in priority to, existing ordinary shares. The issuance of additional shares can take place without shareholder approval in certain limited situations, which are listed in detail in the MAS Constitution. Unless the share issuance falls within one or more of the stated grounds, the shareholders of MAS must, by a simple majority, approve the precise terms of any proposal to issue shares.

     The MAS Constitution places certain restrictions on the issuance of new shares and options. The MAS Board may issue shares, provided that such issuances are either approved by existing shareholders, offered to existing shareholders in proportion to the number of shares already held by them, made pursuant to certain takeover offers, made to employees under certain circumstances, or do not exceed in any 12 month period more than 10% of the total number of securities of the relevant class outstanding, and in certain other limited circumstances. Before issuing any shares, the MAS Board must resolve that in its opinion the consideration for, and the terms of, the issuance are fair and reasonable to MAS and to all existing MAS shareholders, and not less than the amount to be credited in respect of the shares.

     The DMC Charter presently authorizes DMC to issue up to 60,000,000 shares of DMC Common Stock, par value $0.01 per share. At the Special Meeting of DMC Stockholders to be held in March 1998, the stockholders of DMC will be asked to increase the number of authorized shares of DMC Common Stock that DMC may issue to 95,000,000 shares.

     The DMC Charter has no restrictions on the issuance of new shares and options. Limitations on the number of options granted under DMC's stock plans are contained within such plans.

     VARIATION OF RIGHTS. The rights attached to any shares of MAS Capital Stock may, subject to the provisions of the Companies Act, be modified, abrogated or altered, and the capital thereof may be repaid (otherwise than on liquidation or in accordance with the terms of issue of those shares), only with the sanction of a special resolution of each interest group. An interest group is a group of shareholders (who may hold shares of the same or different class) whose affected rights are identical and whose rights are affected by the action or proposal in the same way.

     Under the Delaware General Corporation Law, the rights of the holders of DMC Common Stock may not be altered adversely unless the majority of the holders of DMC Common Stock approve any such alteration in the form of an amendment to the DMC Charter.

     MINORITY BUYOUT RIGHTS. Under New Zealand law, shareholders voting against certain matters requiring a special resolution (including alteration of a company's constitution, a major transaction referred to in "-- Voting Rights" above, and amalgamation or liquidation of such a company) have a minority buyout right. See "Minority Buyout Rights of MAS Shareholders."

     Under the Delaware General Corporation Law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to receive cash equal to the fair market value of the shares held by such stockholder (as determined by a court of competent jurisdiction or by agreement of the stockholder and the corporation), in lieu of the consideration such stockholder would otherwise receive in the transaction. The Delaware General Corporation Law does not require dissenters' rights with respect to (a) a sale of assets; (b) a merger by a corporation, if the shares of the corporation are either (i) listed on a national securities exchange, (ii) designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., (iii) held by more than 2,000 stockholders of record, (iv) stockholders receive shares of the surviving corporation or (v) of a listed or widely-held corporation; or (c) a merger in which a corporation is a surviving corporation if no vote of its stockholders is required to approve the merger.

     RIGHTS ON A LIQUIDATION. In the event of a liquidation of MAS, the assets of MAS shall be applied to satisfy its debts and liabilities. After payment of liabilities, and after provision has been made for any shares having preference over ordinary shares (if any) on a liquidation of MAS, the holders of ordinary shares shall receive a share of any surplus assets in proportion to the number of ordinary shares held by them and the amounts paid up by them on those ordinary shares.

     Upon liquidation or dissolution of DMC the holders of DMC Common Stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of DMC Preferred Stock. Holders of DMC Common Stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the DMC Common Stock.

     CERTAIN PROVISIONS RELATING TO BUSINESS COMBINATIONS. MAS is not listed on the New Zealand Stock Exchange. Under New Zealand law, takeover offers as defined in the Companies Amendment Act 1963 (the "1963 Act") apply to companies which are not listed on the New Zealand Stock Exchange in certain circumstances. The 1963 Act requires that certain procedures be followed and that shareholders of such a company be advised of the specific terms of the takeover proposal pursuant to the notice provisions thereof. The 1963 Act does not include mandatory bid provisions.

     DMC is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock, for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the DMC Board and the holders of at least 66.67% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by, the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

                  UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the Reorganization, using the pooling of interests method of accounting.

     The unaudited pro forma combined condensed financial statements reflect certain assumptions deemed probable by management regarding the Reorganization (for example, that share information used in the unaudited pro forma information approximates actual share information at the Effective Date). No adjustments to the unaudited pro forma combined condensed financial information have been made to account for different possible results in connection with the foregoing, as management believes that the impact on such information of the varying outcomes, individually or in the aggregate, would not be materially different.

     The unaudited pro forma combined balance sheet as of September 30, 1997 gives effect to the Reorganization as if it had occurred on September 30, 1997, and combines the unaudited consolidated balance sheet of DMC and the unaudited consolidated balance sheet of MAS as of September 30, 1997. The unaudited pro forma combined statements of income for all periods presented give effect to the Reorganization as if it had occurred on April 1, 1994. For purposes of the pro forma statement of income, MAS's consolidated statement of income for each of the three fiscal years ended March 31, 1997, and for the six month periods ended September 30, 1996 and 1997, have been combined with DMC's consolidated statement of income (loss) for each of the three fiscal years ended March 31, 1997, and the six month periods ended September 30, 1996 and 1997.

     DMC and MAS estimate they will incur direct transaction costs of approximately $5,000,000 associated with the Reorganization, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon consummation of the Reorganization. It is expected that following the Reorganization, the combined companies will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the two companies. This charge has not been reflected in the pro forma condensed balance sheet or pro forma condensed statements of income. There can be no assurance that the combined companies will not incur additional charges to reflect costs associated with the Reorganization or that management will be successful in its efforts to integrate the operations of the two companies.

     Such unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Reorganization occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements and notes thereto of DMC and MAS included elsewhere in this Proxy Statement/Prospectus, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined companies.

                 UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  SEPTEMBER 30, 1997
                                    (IN THOUSANDS)




                                                                              PRO FORMA    PRO FORMA
                 ASSETS                           DMC           MAS          ADJUSTMENTS    COMBINED
                                                  ---           ---          -----------   ---------
                                                  US$           US$              US$           US$
Current assets:
Cash, cash equivalents and short
  term investments . . . . . . . . . . . .     $ 33,304       $ 20,527       $   -          $ 53,831
Accounts receivable, net . . . . . . . . .       57,250         11,895         (1,560)(c)     67,585
Inventories. . . . . . . . . . . . . . . .       48,014          8,153           -            56,167
Other current assets . . . . . . . . . . .        4,858          1,302           -             6,160
                                               --------       --------       --------       --------
     Total current assets  . . . . . . . .      143,426         41,877         (1,560)       183,743
Property and equipment, net. . . . . . . .       21,240          1,547           -            22,787
Other assets . . . . . . . . . . . . . . .       15,455            920           -            16,375
                                               --------       --------       --------       --------
     Total assets. . . . . . . . . . . . .     $180,121       $ 44,344       $ (1,560)      $222,905
                                               --------       --------       --------       --------
                                               --------       --------       --------       --------

LIABILITIES & STOCKHOLDERS'
        EQUITY
Current liabilities:
Current maturities of capital lease
  obligations. . . . . . . . . . . . . . .     $    490       $      -       $   -          $    490
Accounts payable . . . . . . . . . . . . .       21,936          6,779         (1,560)(c)     27,155
Accrued merger costs . . . . . . . . . . .            -              -          5,000 (a)      5,000
Income taxes payable . . . . . . . . . . .        2,453            814           -             3,267
Accrued liabilities. . . . . . . . . . . .       18,597            803           -            19,400
                                               --------       --------       --------       --------
     Total current liabilities . . . . . .       43,476          8,396          3,440         55,312
Capital lease obligations, net of
  current maturities . . . . . . . . . . .          179              -           -               179
                                               --------       --------       --------       --------
     Total liabilities . . . . . . . . . .       43,655          8,396          3,440         55,491
Common stock and paid-in capital . . . . .      127,367         29,198           -           156,565
Other stockholders' equity . . . . . . . .          (20)          (778)          -              (798)
Retained earnings. . . . . . . . . . . . .        9,119          7,528         (5,000)(a)     11,647
                                               --------       --------       --------       --------
     Total stockholders' equity. . . . . .      136,466         35,948         (5,000)       167,414
                                               --------       --------       --------       --------
     Total liabilities and equity. . . . .     $180,121       $ 44,344       $ (1,560)      $222,905
                                               --------       --------       --------       --------
                                               --------       --------       --------       --------



             UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                                                 SIX MONTHS ENDED
                                                           YEAR ENDED MARCH 31,                    SEPTEMBER 30,
                                              ------------------------------------------   --------------------------
                                                  1995           1996           1997           1996           1997
                                                  ----           ----           ----           ----           ----
                                                   US$            US$            US$            US$            US$

Sales. . . . . . . . . . . . . . . . . . .     $165,148       $172,418       $211,747       $ 88,936       $145,494

Cost of sales. . . . . . . . . . . . . . .      121,313        133,612        137,589         59,107         92,942
                                               --------       --------       --------       --------       --------
     Gross profit. . . . . . . . . . . . .       43,835         38,806         74,158         29,829         52,552

Operating costs and expenses:
     Research and development. . . . . . .       12,545         12,885         13,224          6,099          8,901
     Selling, general and
       administrative. . . . . . . . . . .       27,556         31,707         43,515         19,293         27,411
                                               --------       --------       --------       --------       --------
Total operating costs and
 expenses. . . . . . . . . . . . . . . . .       40,101         44,592         56,739         25,392         36,312
                                               --------       --------       --------       --------       --------
Income (loss) from operations. . . . . . .        3,734         (5,786)        17,419          4,437         16,240
Other income (expense) . . . . . . . . . .         (652)           139           (913)          (592)         1,974
                                               --------       --------       --------       --------       --------
Net income (loss) before tax . . . . . . .        3,082         (5,647)        16,506          3,845         18,214
Provision (benefit) for income taxes . . .          515         (1,175)         2,634            488          2,707
                                               --------       --------       --------       --------       --------
Net income (loss). . . . . . . . . . . . .     $  2,567       $ (4,472)      $ 13,872       $  3,357       $ 15,507
                                               --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------
Net income (loss) per share. . . . . . . .     $   0.08       $  (0.13)      $   0.36       $   0.09       $   0.33
                                               --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------
Shares used in per share
 calculation . . . . . . . . . . . . . . .       31,572         34,727         38,933         37,868         46,477
                                               --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------



                             NOTES TO UNAUDITED PRO FORMA
                            COMBINED FINANCIAL STATEMENTS

(1)  PRO FORMA BASIS OF PRESENTATION

     The unaudited pro forma combined financial statements for the years ended March 31, 1995, 1996 and 1997 reflect the combination of the financial statements of DMC for the years ended March 31, 1995, 1996 and 1997 and the financial statements of MAS for the years ended March 31, 1995, 1996 and 1997. The unaudited pro forma combined statements of income for the six month periods ended September 30, 1996 and 1997 reflect the combination of the statements of income (loss) of DMC and MAS for the six month periods ended September 30, 1996 and 1997.

     These unaudited pro forma combined financial statements reflect the issuance of 8,160,000 shares of DMC Common Stock in exchange for an aggregate of 6,800,000 shares of MAS Capital Stock (outstanding as of September 30, 1997) in connection with the Reorganization, based on the Exchange Ratio of 1.20 set forth in the following table:

MAS Capital Stock outstanding as of September 30, 1997 . . . .       6,800,000
Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . .       1.20:1.00
Number of shares of DMC Common Stock exchanged . . . . . . . .       8,160,000
Number of shares of DMC Common Stock Outstanding
  as September 30, 1997. . . . . . . . . . . . . . . . . . . .      38,054,932
                                                                    ----------
Number of shares of Combined Company Common Stock outstanding at September 30, 1997 after giving effect to the
  Reorganization . . . . . . . . . . . . . . . . . . . . . . .      46,214,932
                                                                    ----------
                                                                    ----------

     The actual number of shares of DMC Common Stock to be issued will be determined at the Effective Time based on the number of shares of MAS Capital Stock outstanding at that date.

(2)  PRO FORMA COMBINED BALANCE SHEET

     (a) DMC and MAS estimate they will incur direct transaction costs of approximately $5,000,000 associated with the Reorganization, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon consummation of the Reorganization. These charges have been reflected in the unaudited pro forma combined balance sheet but have not been included in the unaudited pro forma combined statements of income.

     (b) It is expected that following the Reorganization, the combined companies will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the two companies. This charge has not been reflected in the pro forma condensed balance sheet or condensed statements of income. There can be no assurance that the combined companies will not incur additional charges to reflect costs associated with the Reorganization or that management will be successful in its efforts to integrate the operations of the two companies.

     (c) Represents the elimination of the intercompany accounts receivable and accounts payable balances at September 30, 1997.

(3) PRO FORMA COMBINED STATEMENTS OF INCOME

     The following are the historical results of operations of DMC and MAS and their pro forma combined amounts to reflect the Reorganization as if it were effected for all periods presented below:




                                                                                                   SIX MONTHS ENDED
                                                   YEAR ENDED MARCH 31,                              SEPTEMBER 30,
                                     -----------------------------------------------          ----------------------------
                                        1995               1996               1997               1996              1997
                                        ----               ----               ----               ----              ----
                                        US $               US $               US $               US $              US $
Total Sales:
  DMC                                $ 153,650          $ 150,419          $ 178,344          $ 78,332          $ 123,839
  MAS                                   13,899             26,702          $  35,710            11,275          $  25,949
  Less:  Intercompany Sales             (2,401)            (4,703)            (2,307)             (671)            (4,294)
                                     ---------          ---------          ---------          --------          ---------
                                     $ 165,148          $ 172,418          $ 211,747          $ 88,936          $ 145,494
                                     ---------          ---------          ---------          --------          ---------
                                     ---------          ---------          ---------          --------          ---------

Cost of Sales
  DMC                                $ 114,760          $ 119,918          $ 118,778          $ 52,685          $  80,623
  MAS                                    8,954             18,397          $  21,118             7,093          $  16,613
  Less:  Intercompany Sales             (2,401)            (4,703)            (2,307)             (671)            (4,294)
                                     ---------          ---------          ---------          --------          ---------
                                     $ 121,313          $ 133,612          $ 137,589          $ 59,107          $  92,942
                                     ---------          ---------          ---------          --------          ---------
                                     ---------          ---------          ---------          --------          ---------

Research and development:
  DMC                                $  11,379          $  11,108          $  10,596          $  4,928          $   7,191
  MAS                                    1,166              1,777          $   2,628             1,171          $   1,710
                                     ---------          ---------          ---------          --------          ---------
                                     $  12,545          $  12,885          $  13,224          $  6,099          $   8,901
                                     ---------          ---------          ---------          --------          ---------
                                     ---------          ---------          ---------          --------          ---------

Selling, general and
  administrative:
  DMC                                $  24,763          $  27,416          $  35,071          $ 16,629          $  21,670
  MAS                                    2,793              4,291          $   8,444             2,664          $   5,741
                                     ---------          ---------          ---------          --------          ---------
                                     $  27,556          $  31,707          $  43,515          $ 19,293          $  27,411
                                     ---------          ---------          ---------          --------          ---------
                                     ---------          ---------          ---------          --------          ---------

Other income (expense):
  DMC                                $    (546)         $     115          $    (891)         $   (485)         $     315
  MAS                                     (106)                24                (22)             (107)         $   1,659
                                     ---------          ---------          ---------          --------          ---------
                                     $    (652)         $     139          $    (913)         $   (592)         $   1,974
                                     ---------          ---------          ---------          --------          ---------
                                     ---------          ---------          ---------          --------          ---------

Provision (benefit) for income
  taxes:
  DMC                                $     220          $  (1,953)         $   1,301          $    360          $   1,467
  MAS                                      295                778              1,333               128              1,240
                                     ---------          ---------          ---------          --------          ---------
                                     $     515          $  (1,175)         $   2,634          $    488          $   2,707
                                     ---------          ---------          ---------          --------          ---------
                                     ---------          ---------          ---------          --------          ---------

Net income (loss):
  DMC                                $   1,982          $  (5,955)         $  11,707          $  3,245          $  13,203
  MAS                                      585              1,483              2,165               112              2,304
                                     ---------          ---------          ---------          --------          ---------
                                     $   2,567          $  (4,472)         $  13,872          $  3,357          $  15,507
                                     ---------          ---------          ---------          --------          ---------
                                     ---------          ---------          ---------          --------          ---------


(4)  PRO FORMA NET INCOME PER SHARE

     The following table reconciles the number of shares used in the pro forma per share computations to the numbers set forth in DMC's and MAS's historical statements of operations.

                   SHARES USED IN PRO FORMA PER SHARE CALCULATIONS





                                                                                                   SIX MONTHS ENDED
                                                   YEAR ENDED MARCH 31,                              SEPTEMBER 30,
                                     -----------------------------------------------          ----------------------------
                                      1995               1996                1997               1996               1997
                                                            (IN THOUSANDS EXCEPT CONVERSION NUMBER)
SHARES USED IN CALCULATIONS
Historical - DMC . . . . . . . .     27,690             29,791              33,881             32,872             39,501
                                     ------             ------              ------             ------             ------
Historical - MAS . . . . . . . .      3,235              4,113               4,210              4,163              5,813
Conversion Number. . . . . . . .       1.20               1.20                1.20               1.20               1.20
                                     ------             ------              ------             ------             ------
                                      3,882              4,936               5,052              4,996              6,976
Pro forma combined . . . . . . .     31,572             34,727              38,933             37,868             46,477
                                     ------             ------              ------             ------             ------
                                     ------             ------              ------             ------             ------




                                    PROPOSAL NO. 1

                       APPROVAL OF THE REORGANIZATION AGREEMENT

     At the DMC Special Meeting, the holders of DMC Common Stock will vote upon a proposal to approve the Reorganization Agreement and the issuance of additional shares of DMC Common Stock. See "The DMC Special Meeting" and "The Reorganization." At the MAS Special Meeting, the MAS shareholders will vote upon a proposal to approve the Reorganization Proposal and the Reorganization Agreement. See "The MAS Special Meeting" and "The Reorganization."

                                    PROPOSAL NO. 2

                          APPROVAL OF THE AMENDMENT TO DMC'S
                        RESTATED CERTIFICATE OF INCORPORATION

     In connection with the DMC Share Proposal and the Reorganization Agreement, the DMC Board has approved an amendment to Article IV of DMC's Restated Certificate of Incorporation to (i) increase the total number of authorized shares of stock that DMC is authorized to issue from 65,000,000 shares to 100,000,000 shares and (ii) increase the number of shares of authorized DMC Common Stock from 60,000,000 shares to 95,000,000 shares. The DMC Charter Amendment Proposal would accomplish the share increase. The form of proposed amendment to DMC's Restated Certificate of Incorporation is attached as Appendix G to this Proxy Statement/Prospectus. Approval of the DMC Charter Amendment Proposal is not a condition to the consummation of the Reorganization, and the DMC Charter Amendment Proposal will be implemented, if approved by DMC stockholders, even if the Reorganization is not consummated.

     THE DMC BOARD HAS UNANIMOUSLY APPROVED THE DMC CHARTER AMENDMENT PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF DMC COMMON STOCK VOTE FOR APPROVAL OF SUCH PROPOSAL.

     If the DMC Share Proposal is approved by the stockholders of DMC at the DMC Special Meeting, the DMC Charter Amendment Proposal would be effected on the soonest practicable date following the DMC Special Meeting.

PURPOSES AND EFFECTS OF THE DMC CHARTER AMENDMENT PROPOSAL

     The proposed increase in the authorized number of shares of DMC Common Stock is necessary to provide DMC with a sufficient number of shares to effect the Reorganization and to provide DMC with flexibility for the future.

     As of December 31, 1997, DMC had 38,103,944 shares of DMC Common Stock and no shares of DMC Preferred Stock outstanding. In addition, as of the same date, approximately 6,054,679 shares of DMC Common Stock were reserved for issuance as follows: Approximately 350,110 shares were reserved for issuance under the DMC 1984 Stock Option Plan; approximately 3,838,304 shares were reserved for issuance under the 1994 Plan; approximately 907,820 shares were reserved for issuance under the DMC 1996 Non-Officer Employee Stock Option Plan; approximately 458,445 shares were reserved for issuance under the DMC 1996 Employee Stock Purchase Plan, and approximately 500,000 shares were reserved for issuance under the DMC 1998 Non-Officer Employee Stock Option Plan.
Furthermore, upon approval of the DMC Share Proposal, the consummation of the Reorganization will require the issuance of approximately 8,600,000 shares of DMC Common Stock, including the shares of DMC Common Stock necessary to assume the MAS options in the MAS 1997 Stock Option Plan. Accordingly, if the Reorganization is effected, only 7,241,377 shares of unissued and unreserved DMC Common Stock will remain. Therefore, the DMC Board believes it is in the best interests of DMC and its stockholders to provide DMC with flexibility in meeting its future opportunities and requirements for issuing shares of DMC

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Common Stock by approving the DMC Charter Amendment Proposal to increase the number of authorized shares of DMC Common Stock from 60,000,000 shares to 95,000,000 shares.

     Increasing the number of authorized shares of stock to a number that provides for a substantial number of additional authorized but unissued shares of stock is a common occurrence among publicly held companies. The authorized shares of DMC Common Stock in excess of those outstanding after the Reorganization will be available for issuance at such times and for such purposes as the DMC Board may deem advisable without further action by DMC's stockholders, except as may be required by applicable laws or regulations, including stock exchange rules. These purposes may include additional stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions of property, funding of product programs or businesses, issuance of securities convertible into DMC Common Stock or other corporate purposes. The DMC Board has no current plans to issue any shares of DMC Common Stock for any such purposes, other than pursuant to the DMC Share Proposal and the proposed Reorganization and pursuant to DMC's stock option and stock purchase plans, and does not intend to issue any DMC Common Stock except on terms or for reasons which the DMC Board deems to be in the best interests of DMC.

     The additional shares of DMC Common Stock that would become available for issuance if the proposed amendment is adopted could also be used by DMC to delay, defer or prevent a change of control of DMC or other transaction that might involve a premium price for holders of DMC Common Stock or otherwise be in their best interest. For example, in the event of a hostile attempt to take over control of DMC, DMC could issue additional shares of DMC Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of DMC. The DMC Board is not aware of any attempt to take control of DMC and the DMC Board has not presented this proposal with the intent that it be utilized as an anti-takeover device. The DMC Charter Amendment Proposal does not alter DMC's existing power to issue up to 5,000,000 shares of DMC Preferred Stock.

     Each additional share of DMC Common Stock authorized by the amendment to
Article IV of the DMC Restated Certificate of Incorporation described in this DMC Charter Amendment Proposal would have the same rights and privileges as each share of DMC Common Stock currently authorized or outstanding. Each new share of DMC Common Stock authorized under this DMC Charter Amendment Proposal will include one right, which, when exercisable upon the occurrence of certain events, entitles the registered holder to certain rights under a Stockholders' Rights Agreement between DMC and the Manufacturers Hanover Trust Company of California, as Rights Agent, dated as of October 24, 1991, which could delay, defer or prevent an unsolicited proposal to change the control of DMC. See "Comparison of Capital Stock - Description of DMC Capital Stock." The number of authorized shares of DMC Preferred Stock would remain unchanged.

                                    PROPOSAL NO. 3

             APPROVAL OF THE AMENDMENT TO DMC'S 1994 STOCK INCENTIVE PLAN

     At the DMC Special Meeting, DMC stockholders will be asked to vote on the proposed amendment and restatement of DMC's 1994 Stock Incentive Plan (the "1994 Plan") to increase the number of shares authorized for issuance thereunder from 4,666,660 to 7,166,660 and to reflect the amendments promulgated by the Commission to Rule 16b-3 applicable to the 1994 Plan. Approval of the 1994 Plan Amendment Proposal is not a condition to the consummation of the Reorganization, and the 1994 Plan Amendment Proposal will be implemented, if approved by DMC stockholders, even if the Reorganization is not consummated.

     The 1994 Plan, which was approved by DMC's stockholders at the 1994 annual meeting, provides for the issuance of stock options and stock awards covering up to 4,666,660 shares of DMC Common Stock. Stock awards issued under the 1994 Plan may be made in the form of stock options, stock grants or purchases. The DMC Board has concluded that the number of shares authorized under the 1994 Plan will not be sufficient to achieve DMC's objectives following the Reorganization. In particular, immediately following the Reorganization, DMC will have outstanding 46,303,944 shares of DMC Common Stock, and will have approximately 210 additional employees. The DMC Board has concluded that, given DMC's increased size as a result of the Reorganization, an increase in


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the authorized number of shares under the 1994 Plan is in the best interests of
DMC and its stockholders. The increase will enable DMC to retain talented employees and to attract talented new employees by offering them participation in the 1994 Plan. Management of DMC believes that without such incentive it will be unable to attract and retain the services of those individuals essential to DMC's growth and financial success. In addition, many of the amendments to the 1994 Plan correspond to amendments promulgated by the Commission to Rule 16b-3 applicable to the 1994 Plan and generally give DMC more flexibility in administering the 1994 Plan.

     THE DMC BOARD HAS UNANIMOUSLY APPROVED THE 1994 PLAN AMENDMENT PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF DMC COMMON STOCK VOTE FOR APPROVAL OF SUCH PROPOSAL.

GENERAL DESCRIPTION

     In April 1994, the DMC Board adopted the 1994 Plan, which was approved by the DMC stockholders in July 1994. Amendments to the 1994 Plan were approved by the stockholders in August 1996 and August 1997. A total of 900,000 shares of DMC Common Stock were initially reserved for issuance over the ten year term of the 1994 Plan. The number of shares of DMC Common Stock available for issuance automatically increases on the first trading day of each calendar year for five years from the adoption of the 1994 Plan, beginning with the 1995 calendar year, by an amount equal to one percent (1%) of the total number of shares of DMC Common Stock outstanding on December 31 of the immediately preceding calendar year, but in no event shall any such annual increase exceed 300,000 shares. Options granted under the 1994 Plan may be either incentive stock options, as defined in Section 422 of the Code, or nonstatutory stock options. See "Certain Federal Income Tax Information" below for information concerning the tax treatment of both incentive stock options and nonstatutory stock options. A total of 4,666,660 shares are currently reserved for issuance under the 1994 Plan. As of December 31, 1997, options to purchase approximately 3,838,304 shares were outstanding under the 1994 Plan, 828,356 options to purchase shares had been exercised under the 1994 Plan, and approximately 515,453 shares remained reserved for issuance thereunder.

SUMMARY OF 1994 PLAN

     The essential terms of the 1994 Plan, as proposed to be amended, are summarized below. This summary is not intended to be a complete description of all terms of the 1994 Plan. A copy of the 1994 Plan will be furnished to any stockholder upon request. Such a request should be directed to the Corporate Secretary at DMC's principal executive office.

     PLAN ADMINISTRATION. The 1994 Plan shall be administered by the Compensation Committee of the DMC Board. The Compensation Committee (the "Plan Administrator") shall have complete discretion (subject to the provisions of the 1994 Plan) to authorize stock option grants and direct stock issuances under the 1994 Plan. In addition, a subcommittee of the Compensation Committee comprised solely of two or more "outside directors" (within the meaning of Section 162(m) of the Code, and the regulations thereunder) shall have sole and exclusive authority to administer the participation of "covered employees" (within the meaning of Section 162(m)(3) of the Code) in the 1994 Plan in order to qualify grants to covered employees under the 1994 Plan as performance-based compensation under Section 162(m) of the Code.

     RULE 16B-3 AMENDMENTS. The following summarizes the amendments to the 1994 Plan to reflect the amendments promulgated by the Commission to Rule 16b-3 applicable to stock compensation plans generally. Prior to recent amendments to Rule 16b-3, the 1994 Plan was required to be administered by a committee of two or more non-employee DMC Board members appointed by the DMC Board. In addition, a board member was prevented from serving on the committee, if during the one-year period preceding appointment to the committee, such member received a grant or award of equity securities under the 1994 Plan unless the award was made pursuant to a non-discretionary formula award program. Consistent with the amendments to Rule 16b-3, the amended 1994 Plan removes the administrative and amendment limitations applicable to the formula award programs for non-employee directors previously established under the 1994 Plan. In addition, the DMC Board has greater flexibility in appointment of members to the committee serving as the Plan Administrator. Finally, the amendment procedures applicable to the 1994 Plan have been revised to remove the restrictions imposed by the prior version of Rule 16b-3.


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

     ELIGIBILITY. Officers and other key employees of DMC and its subsidiaries (whether now existing or subsequently established) and independent consultants and advisors to DMC and its subsidiaries shall be eligible to participate in the Discretionary Grant and Stock Issuance Programs. Officers and other key employees shall also be eligible to participate in the Salary Reduction Grant Program. Non-employee members of the DMC Board shall only be eligible to participate in the Automatic Grant and the Stock Fee Programs. In no event may any one participant in the 1994 Plan be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 1,000,000 shares in the aggregate over the term of the 1994 Plan.

     VALUATION. The fair market value per share of DMC Common Stock on any relevant date under the 1994 Plan shall be the closing selling price per share on that date on Nasdaq. If there is no reported sale for such date, then the closing selling price for the last previous date for which such quotation exists shall be determinative of fair market value.

     EQUITY INCENTIVE PROGRAMS. The 1994 Plan contains five separate equity incentive programs: (i) a Discretionary Grant Program under which key employees and consultants may be granted stock options to purchase shares of DMC Common Stock; (ii) an Automatic Grant Program under which option grants shall be made at specified intervals to non-employee directors of the DMC Board; (iii) a Salary Reduction Grant Program under which officers and other key employees may elect to have a portion of their base salary reduced each year in return for options to purchase shares of DMC Common Stock at a discount from current fair market value equal to the amount of their salary reduction; (iv) a Stock Fee Program under which non-employee directors of the DMC Board may elect to apply all or a portion of their annual retainer fee and meeting fees to the acquisition of shares of DMC Common Stock; and (v) a Stock Issuance Program under which eligible individuals may be issued shares of DMC Common Stock directly, through the immediate purchase of the shares, as a bonus tied to their performance of services or DMC's attainment of financial milestones, or pursuant to their individual elections to receive such shares in lieu of their base salary. The implementation and use of any of these equity incentive programs is within the sole discretion of the Plan Administrator.

     DISCRETIONARY GRANT PROGRAM. Under the Discretionary Grant Program, the exercise price per share for options shall not be less than 100% of the fair market value per share of DMC Common Stock on the grant date. For incentive stock options granted to employees possessing 10% or more of the total combined voting power of all classes of stock of DMC or any of its subsidiaries (a "10% Holder"), the exercise price per share may not be less than 110% of such fair market value. The Plan Administrator shall have complete discretion to grant options (i) which are immediately exercisable for vested shares, (ii) which are immediately exercisable for unvested shares subject to DMC's repurchase rights or (iii) which become exercisable in installments for vested shares over the optionee's period of service. No granted option shall, however, have a maximum term in excess of ten years. No incentive stock option granted to a 10% Holder shall have a maximum term in excess of five years.

     Any option held by the optionee at the time of cessation of service normally shall not remain exercisable beyond the limited period designated by the Plan Administrator (not to exceed 36 months) at the time of the option grant. During that period the option generally shall be exercisable only for the number of shares of DMC Common Stock in which the optionee is vested at the time of cessation of service. However, the Plan Administrator shall have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding option may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part.

     Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service. Any unvested share of DMC Common Stock shall be subject to repurchase by DMC, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The Plan Administrator shall have complete discretion in establishing the vesting schedule for any such unvested shares and shall have full authority to cancel DMC's outstanding repurchase rights with respect to those shares in whole or in part at any time.

     The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Discretionary Grant Program: tandem stock appreciation rights and limited stock appreciation rights. Tandem stock appreciation rights provide holders with the right to surrender their options for an appreciation distribution from DMC equal in amount to the excess of (i) the fair market value of the vested shares of


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DMC Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of DMC Common Stock. Limited stock appreciation rights may be granted to officers of DMC as part of their option grants. Any option with such a limited stock appreciation right in effect for at least six months may be surrendered to DMC upon the successful completion of a hostile tender offer for securities possessing more than 50% of the total combined voting power of DMC's outstanding securities. In return for the surrendered option, the officer shall be entitled to a cash distribution from DMC in an amount per surrendered option share equal to the excess of (i) the highest price per share of DMC Common Stock paid in such hostile tender offer over (ii) the exercise price payable for such share.

     AUTOMATIC GRANT PROGRAM. Under the Automatic Grant Program, each individual who first becomes a non-employee director of the DMC Board on or after the date of the 1994 DMC Annual Stockholders Meeting, whether through election by the stockholders or appointment by the DMC Board, shall automatically be granted at the time of such initial election or appointment, an option grant for 21,000 shares of DMC Common Stock, provided such individual has not been in DMC's prior employ. In addition, option grants for 7,000 shares of DMC Common Stock shall automatically be made to non-employee directors of the DMC Board who have served for at least three years annually thereafter. Accordingly, on the date of each DMC annual stockholders meeting, each individual who is re-elected to serve as a non-employee director of the DMC Board and who has served for at least three years shall automatically be granted a stock option to purchase 7,000 shares of DMC Common Stock. There shall be no limit on the number of such additional 7,000-share option grants any one non-employee director of the DMC Board may receive over his or her period of DMC Board service, and non-employee directors of the DMC Board shall be eligible to receive these option grants for 7,000 shares of DMC Common Stock, regardless of whether they joined the DMC Board prior to the 1994 DMC Annual Meeting or were previously in DMC's employ.

     Under the Automatic Grant Program, the exercise price per share shall be equal to 100% of the fair market value per share of DMC Common Stock on the automatic grant date. Each option shall have a maximum term of ten years from the grant date and each option shall be immediately exercisable for all option shares, but any purchased shares shall be subject to repurchase by DMC until vested, at the exercise price paid per share, upon the optionee's cessation of DMC Board service. The option shares shall vest and DMC's repurchase rights shall lapse with respect to option shares in three equal annual installments over the optionee's period of DMC Board service, with the first such installment to vest upon the completion of one year of DMC Board service measured from the automatic grant date.

     Should the optionee die or become permanently disabled while serving as a DMC Board member, then DMC's repurchase rights subject to each automatic option grant held by that individual optionee shall immediately lapse in full and those vested shares may be purchased at any time within the twelve-month period following the date of the optionee's cessation of DMC Board service.

     DMC's repurchase rights subject to each automatic option grant shall immediately lapse upon certain changes in control or ownership of DMC, as discussed in more detail below under "General Provisions." In addition, upon the successful completion of a hostile tender offer for securities possessing more than 50% of the total combined voting power of DMC's outstanding securities, each automatic option grant which has been outstanding for at least six months may be surrendered to DMC for a cash distribution per surrendered option share in an amount equal to the excess of (i) the highest price per share of DMC Common Stock paid in such hostile tender offer over (ii) the exercise price payable for such share.

     The remaining terms and conditions of the option grants under the Automatic Grant Program shall conform in general to the terms described above for option grants made under the Discretionary Grant Program and shall be incorporated into the option agreement evidencing the automatic grant.

     SALARY REDUCTION GRANT PROGRAM. In the event that DMC chooses to implement a Salary Reduction Grant Program, the Plan Administrator shall have complete discretion in selecting the individuals, if any, who are to participate. Under the Salary Reduction Grant Program, participants may elect to have a portion of their base salary reduced each year in return for options to purchase shares of DMC's Common Stock at a discount from current market value. The formula for determining how many option shares shall be granted at the discounted exercise price


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

insures that the total value of the spread on the option shall not exceed the dollar amount of the optionee's salary reduction.

     Each option shall be subject to substantially the same terms and conditions applicable to option grants made under the Discretionary Grant Program, except that the exercise price per share shall be equal to one-third of the fair market value per share of DMC Common Stock on the grant date and the number of option shares shall be determined by dividing the total dollar amount of the approved reduction in the participant's base salary by two-thirds of the fair market value per share of DMC Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) shall equal the dollar amount of the reduction to the optionee's base salary in effect for the calendar year for which the grant is made.

     Provided the optionee continues in DMC's employ, the option shall become exercisable for 50% of the option shares on the last day of June in the calendar year for which the grant is made and shall become exercisable for the balance of the option shares in a series of successive monthly installments on the last day of each of the next six calendar months. Should the optionee die or become disabled while in service, the option shall immediately become exercisable for that number of option shares equal to (i) one-twelfth of the total number of option shares multiplied by (ii) the number of full calendar months which have elapsed from the first day of the calendar year for which the option is granted and the last day of the calendar month during which the optionee ceases service. Each option shall have a term of ten years measured from the grant date, whether or not the individual continues in service for DMC.

     STOCK FEE PROGRAM. Under the Stock Fee Program, each individual serving as a non-employee director of the DMC Board shall be eligible to elect to apply all or any portion of the annual retainer fee and/or meeting fees otherwise payable in cash to him or her to the acquisition of shares of DMC Common Stock. The non-employee director of the DMC Board must make the stock election prior to the start of the calendar year for which the election is to be in effect. On the first trading day in January of the calendar year for which the election is in effect, the portion of the annual retainer fee subject to such election shall be applied to the acquisition of DMC Common Stock by dividing the elected dollar amount by the fair market value per share of DMC Common Stock on that trading day. The issued shares shall be held in escrow by DMC until the individual vests in those shares. The non-employee director of the DMC Board shall have full stockholder rights, including voting and dividend rights, with respect to all issued shares held in escrow on his or her behalf.

     Upon completion of each month of DMC Board service during the year for which the election is in effect, the non-employee director of the DMC Board shall vest one-twelfth of the issued shares, and the stock certificate for those shares shall be released from escrow. Immediate vesting in all the issued shares shall occur in the event the individual dies or becomes disabled during his or her period of DMC Board service or certain changes in control or ownership of DMC are effected during such period. Should the DMC Board member cease service prior to vesting in one or more monthly installments of the issued shares, then those installments shall be forfeited.

     On the first trading day following any meeting, in a calendar year for which the election is effective, the portion of the meeting fee subject to such election shall automatically be applied to the acquisition of DMC Common Stock by dividing the elected dollar amount by the fair market value per share of DMC Common Stock on that trading day. The number of issuable shares shall be rounded down to the next whole share, and the shares shall be issued as soon as practicable to the non-employee director.

     STOCK ISSUANCE PROGRAM. Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of fair market value, payable in cash or through a promissory note payable to DMC. Shares may also be issued solely as a bonus for past services or pursuant to an irrevocable election by the individual to receive such shares in lieu of a portion of his or her salary.


     The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of financial milestones. Unvested shares shall be subject to certain transfer restrictions and to repurchase or cancellation by DMC if the vesting requirements are not satisfied. The Plan Administrator shall, however, have the discretionary authority to accelerate the vesting of any issued shares in


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whole or in part at any time.  Individuals holding shares under the Stock
Issuance Program shall have full stockholder rights with respect to those shares, whether the shares are vested or unvested.

GENERAL PROVISIONS

     OPTION VESTING ACCELERATION. Outstanding options under the 1994 Plan shall become immediately exercisable, and unvested shares issued or issuable under the 1994 Plan shall be subject to accelerated vesting, in the event of certain changes in the ownership or control of DMC. Such option vesting acceleration is triggered by (i) the acquisition of DMC by any person or entity through merger, consolidation or asset sale (a "Corporate Acquisition") or (ii) a hostile takeover of DMC through a successful tender offer for securities of more than 50% of the total combined voting power of DMC's outstanding securities or a change in the majority of the DMC Board effected through one or more contested elections for DMC Board membership (a "Change in Control").

     Each option outstanding under the Discretionary Grant Program or Salary Reduction Program at the time of a Corporate Acquisition shall automatically become fully and immediately exercisable. However, an outstanding option under the Discretionary Grant Program shall not accelerate to the extent such option is to be assumed by the successor corporation or replaced by a comparable option to purchase shares of the capital stock of the successor corporation. The Plan Administrator shall have the discretion to provide for the subsequent acceleration of any option which does not accelerate at the time of a Corporate Acquisition, in the event the optionee's service terminates within a designated period following a Corporation Acquisition.

     Upon a Corporate Acquisition, DMC's outstanding repurchase rights under the Discretionary Grant and Stock Issuance Programs shall also terminate, and the shares subject to those terminated rights shall become fully vested, except to the extent one or more of those repurchase rights are expressly assigned to the successor corporation. The Plan Administrator shall have the discretion to provide for the subsequent termination of any repurchase rights which remain in existence after a Corporate Acquisition, in the event the optionee's service terminates within a designated period following a Corporate Acquisition.

     Upon a Corporate Acquisition, the Plan Administrator shall also have the authority to provide for the acceleration of options outstanding under the Discretionary Grant Program at the time of any Change in Control so that each such option shall become fully and immediately exercisable. The Plan Administrator may also provide for the automatic termination of all of the outstanding repurchase rights held by DMC under the Discretionary Option Grant and Stock Issuance Programs (with the concurrent vesting of the shares subject to those terminated rights) in the event of such a Change in Control. Alternatively, the Plan Administrator may condition such accelerated option vesting and termination of the repurchase rights upon the individual's cessation of service under certain circumstances following a Change in Control.

     The shares of DMC Common Stock subject to each option outstanding under the Salary Reduction and the Automatic Grant Programs at the time of any Corporate Acquisition or Change in Control shall immediately vest, and the options shall accordingly become exercisable. In addition, all unvested shares issued under the Stock Fee Program or issued under the Stock Issuance Program in lieu of base salary shall immediately vest at that time. The acceleration of options in the event of a Corporate Acquisition or Change in Control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of DMC.

     CHANGES IN CAPITALIZATION. In the event any change is made to the outstanding shares of DMC Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without DMC's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the 1994 Plan and the maximum number and/or class of securities for which the share reserve is to increase annually during the first five years pursuant to the automatic 1% increase provisions of the 1994 Plan;
(ii) the maximum number and/or class of securities for which any one individual may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances over the term of the 1994 Plan; (iii) the number and/or class of securities and price per share in effect under each outstanding option; and (iv) the number and/or class of securities for which option grants shall subsequently be made under the Automatic Grant Program to each newly-elected or continuing non-employee Director.


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     TRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS.  Any option shall be assignable or transferable to the extent determined by the Plan Administrator and provided in the agreement evidencing such option. However, any assignee or transferee shall be entitled to exercise any such option or any related tandem rights or limited rights in the same manner and only to the same extent as the optionee or right holder would have been entitled to exercise such option or such related rights had it not been transferred and shall be subject to the same restrictions, repurchase rights, and other limitations that bound the optionee or right holder, unless otherwise determined by the Plan Administrator.

     FINANCIAL ASSISTANCE. The Plan Administrator may institute a loan program in order to assist one or more optionees in financing their exercise of outstanding options under the Discretionary Grant or Salary Reduction Grant Program or the purchase of shares under the Stock Issuance Program. The form in which such assistance is to be made available (including loans or installment payments) and the terms upon which such assistance is to be provided shall be determined by the Plan Administrator. However, the maximum amount of financing provided any participant may not exceed the amount of cash consideration payable for the issued shares plus all applicable federal, state and local taxes incurred in connection with the acquisition of the shares. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service.

     SPECIAL TAX ELECTION. The Plan Administrator may provide one or more holders of nonstatutory options or unvested shares under the Discretionary Grant, Salary Reduction Grant and Stock Issuance Programs with the right to have DMC withhold a portion of the shares of DMC Common Stock otherwise issuable to such individuals in satisfaction of the federal and state income and employment tax liability incurred by such individuals in connection with the exercise of those options or the vesting of the shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of DMC Common Stock in payment of such tax liability.

     AMENDMENT AND TERMINATION. The DMC Board may amend or modify the 1994 Plan in any or all respects whatsoever, subject to obtaining any required stockholder approval. The 1994 Plan shall in all events terminate on April 28, 2004, unless sooner terminated by the DMC Board.

CERTAIN FEDERAL INCOME TAX INFORMATION

     The following summary of the U.S. federal income tax consequences of 1994 Plan transactions is based upon U.S. federal income tax laws in effect on the date of this Proxy Statement/Prospectus. This summary does not purport to be complete, and does not discuss foreign, state or local tax consequences.

     INCENTIVE OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the difference between the fair market value of the shares on the exercise date and the exercise price paid for the shares is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. In addition, the optionee shall recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and
(ii) disqualifying. The optionee makes a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two minimum holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition shall result.

     Upon a qualifying disposition of the shares, the optionee shall recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over
(ii) the exercise price paid for those shares. If there is a disqualifying disposition of the shares then the lesser of (i) the difference between the amount realized on disposition of the shares and the exercise price paid for those shares or (ii) the difference between the fair market value of the shares on the exercise date and the exercise price paid for the shares shall be taxable as ordinary income. Any additional gain recognized upon the disposition shall be a capital gain.

     If the optionee makes a disqualifying disposition of the purchased shares, then DMC shall be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee. In no other instance shall DMC be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     NONSTATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee shall in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee shall be required to satisfy the tax withholding requirements applicable to such income.

     Special provisions of the Code apply to the acquisition of unvested shares of DMC Common Stock under a nonstatutory option. These special provisions are summarized below.

     If the shares acquired upon exercise of the nonstatutory option are subject to repurchase by DMC at the original exercise price in the event of the optionee's termination of service prior to vesting in those shares, then the optionee shall not recognize any taxable income at the time of exercise but shall have to report as ordinary income, as and when DMC's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses with respect to those shares over
(ii) the exercise price paid for the shares.

     The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the nonstatutory option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee shall not recognize any additional ordinary income as and when the repurchase right lapses.

     DMC shall be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. In general, the deduction shall be allowed for the taxable year of DMC in which such ordinary income is recognized by the optionee.

     APPRECIATION RIGHTS. An optionee who is granted a stock appreciation right shall recognize ordinary income in the year exercised equal to the amount of the appreciation distribution. DMC shall be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the optionee.

     DIRECT STOCK ISSUANCE. The tax principles applicable to direct stock issuances under the 1994 Plan shall be substantially the same as those summarized above for the exercise of unvested shares of DMC Common Stock under nonstatutory option grants.

     PARACHUTE PAYMENTS. If the exercisability of an option or the vesting of shares issued under the 1994 Plan were accelerated as a result of a Change in Control or Corporate Acquisition, all or a portion of the value of the option or stock subject to such acceleration may constitute a parachute payment for purposes of the excess parachute provisions of the Code. If total parachute payments exceed three times an employee's average compensation for the five tax years preceding the Change in Control or Corporate Acquisition, the employer loses its deduction for, and the recipient is subject to a 20% excise tax on the amount of the parachute payments in excess of one times such average compensation.

AMENDED PLAN BENEFITS

     DMC cannot now determine the number of options to be granted in the future under the 1994 Plan, as proposed to be amended, to all current executive officers as a group, all current members of the DMC Board excluding current executive officers as a group or all employees (excluding current executive officers) as a group. The following table sets forth information with respect to options granted under the 1994 Plan during the 1997 fiscal year:

                                                                    WEIGHTED
                                                                     AVERAGE
                                  OPTIONS         % OF TOTAL    EXERCISE PRICE
      IDENTITY OF GROUP          GRANTED (1)   OPTIONS GRANTED    PER SHARE (1)
      -----------------          ----------    ---------------  --------------
Executive Officers as a group       486,000             37.16%          $ 7.71
Employees that are not
   Executive Officers, as a
   group                            792,000             60.55%          $11.25
Directors that are
   not Executive
   Officers, as a group              30,000              2.29%          $ 9.25

---------------------

(1) The number of options granted and the weighted average exercise price per share have been restated to give effect retroactively to a stock dividend, which effected a two-for-one stock split of DMC Common Stock in November 1997.


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

                           DIGITAL MICROWAVE CORPORATION

                                  BUSINESS OF DMC

     THE FOLLOWING SECTION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. DMC'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS.

INTRODUCTION

     DMC designs, manufactures and markets advanced wireless solutions for worldwide telephone network interconnection and access. DMC provides its customers with a broad product line, which contains products that operate using a variety of transmission frequencies, ranging from 2 GHz to 38 GHz, and a variety of transmission capacities, typically ranging from T-1 (1.5 Megabits per second) to DS-3 (45 Megabits per second). DMC's broad product line allows it to market and sell its products to service providers in many locations worldwide with varying interconnection and access requirements. DMC designs its products to meet the requirements of mobile communications networks and fixed access networks worldwide. DMC's products typically enable its customers to deploy and expand their wireless infrastructure and market their services rapidly to subscribers, so that service providers can realize a return on their investments in frequency allocation licenses and network equipment.

     DMC believes that it is well-positioned to address worldwide market opportunities for wireless infrastructure suppliers. For example, there are substantial telecommunications infrastructures being built for the first time in many Asian countries, infrastructures are being expanded in Europe, and PCS interconnect networks are being constructed in the United States. DMC believes that maintaining close proximity to its customers provides it with a competitive advantage in securing orders for its products and in servicing its customers. Local offices enable DMC to better understand the local issues and requirements of its customers and to address its customers' individual geographic, regulatory, and infrastructure requirements. As a result, DMC has developed a global sales, service and support organization, with offices in North America, South America, Europe, the Middle East and Asia. With its 23 sales or support offices in 19 countries, DMC can respond quickly to its customers' needs and can provide prompt on-site technical support.

     DMC has sold over 80,000 radios, which have been installed in over 60 countries. DMC markets its products to service providers directly, as well as indirectly through its relationships with OEM base station suppliers, such as Motorola, Inc., Siemens AG, and L.M. Ericsson. Between December 31, 1996 and December 31, 1997, DMC sold its products to service providers, including Beijing Telecom, Heibei Unicom, Pilipino Telephone Corp., Sterling Cellular and SMART Communications, Inc. in the Asia/Pacific region; Panafon SA, E-Plus Mobilfunk GmbH, Comviq GSM AB, Jordon Mobile Telephone Services and IONICA in Europe and the Middle East; and BellSouth PCS, Pacific Bell Mobile Services, Avantel S.A. and Rogers Network Services in the Americas.

THE DMC STRATEGY

     DMC's strategy is to build on the strength of its current products, which offer point-to-point solutions, and its strong customer sales, service and support organization to become a leading worldwide supplier of wireless network connectivity solutions. Key elements of DMC's strategy include the following:

     MAINTAIN COMPREHENSIVE PRODUCT LINE. DMC anticipates that the requirements of its customers will continue to evolve as the telecommunications services market changes and expands. In this regard, since DMC's customers often do not know the exact frequency band and capacity needs of their networks at the time they are awarded franchises, DMC's broad product line provides them with the flexibility to respond to individual market needs, and to coordinate frequencies with existing infrastructure and other significant variables. DMC believes that the use of standard design platforms for both hardware and software components in its products enables DMC to quickly introduce and commercially ship new products and product enhancements to address changing market demands. DMC intends to continue to expand its product line in response to the varying worldwide requirements of wireless networks.

     PURSUE WORLDWIDE MARKET OPPORTUNITIES. DMC believes that the deployment of new wireless telecommunications networks and the upgrade and expansion of existing networks provide it with many global market opportunities. In many emerging markets in Asia, substantial telecommunications networks are being built for the first time; in Europe, infrastructures are being expanded and in the United States, PCS interconnect networks are being constructed. DMC intends to continue to pursue global market opportunities through its established worldwide sales, service and support organization, as well as through its relationships with OEM base station suppliers.

     ENHANCE GLOBAL SALES, SERVICE AND SUPPORT ORGANIZATION. DMC believes maintaining close proximity to its customers provides it with a competitive advantage in securing orders and servicing its customers. Local offices provide DMC with a better understanding of its customers' needs and enable DMC to respond to local issues and unique local requirements. As a result, DMC has developed a global sales, service and support organization, with offices in North America, South America, Europe, the Middle East and Asia. DMC intends to continue to provide its customers with direct sales, service and support from local offices.

     LEVERAGE DISTRIBUTION CHANNELS. DMC markets its products to service providers directly, as well as indirectly through its relationships with OEM base station suppliers, such as Motorola, Inc., Siemens AG, and L.M. Ericsson. DMC also markets its products through independent agents and distributors in certain countries. DMC intends to leverage upon such relationships and its direct worldwide presence with service providers, to expand its customer base and enhance its global presence.

     FOCUS ON BUSINESS EXPANSION INTO EMERGING APPLICATIONS. DMC believes that it can leverage its core technical competencies and its global sales, service and support organization to enter into emerging applications including wireless local loop, wireless data transport and alternative local telephone facilities access. DMC intends to migrate and expand its product line from a full point-to-point product line to offer multipoint distribution products with a broader range of traffic handling capacities to meet emerging market demands.

PRODUCTS

     DMC's principal product families include the SPECTRUM II, M Series, QUANTUM, and DMC Net. Each product family has characteristics designed to meet the needs of specific markets or applications and are described further below.

     EXISTING PRODUCTS

     As the following table illustrates, DMC has products that operate at the commonly used frequencies worldwide:

             MOBILE COMMUNICATIONS NETWORKS             ACCESS NETWORKS
                             SOUTH     USA &                      SOUTH   USA &
 FREQUENCY   ASIA   EUROPE  AMERICA   CANADA    ASIA    EUROPE   AMERICA  CANADA

     2 GHz   DMC      --      DMC       --       DMC     --        --      --
     6 GHz   --       --      --        DMC      --      --        --      --
     7 GHz   DMC      DMC     DMC       --       DMC     DMC       DMC     --
     8 GHz   DMC      DMC     DMC       --       DMC     DMC       DMC     --
    10 GHz   --       --      --        DMC      --      --        --      --
    11 GHz   --       --      --        DMC      --      --        --      --
    13 GHz   DMC      DMC     --        --       DMC     DMC       --      --
    15 GHz   DMC      DMC     DMC       --       DMC     DMC       DMC     --
    18 GHz   DMC      DMC     DMC       DMC      DMC     DMC       DMC     DMC
    23 GHz   --       DMC     DMC       DMC      --      DMC       DMC     DMC
    26 GHz   --       DMC     DMC       --       --      DMC       DMC     --
    38 GHz   --       DMC     DMC       DMC      --      DMC       DMC     DMC

----------------------

DMC =  Commonly used and covered by DMC's products
--  =  Not commonly used frequencies
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

     SPECTRUM II. The SPECTRUM II product line is the latest generation of products offered by DMC and supercedes the M Series product line. The SPECTRUM II product line is smaller in size, less expensive and easier to install than the M Series product line. In addition, significantly more functionality is available in the SPECTRUM II product line because of its enhanced software configurability which provides DMC's customers with greater flexibility and control. The SPECTRUM II family consists of products that operate at 7, 8, 13, 15, 18, 23, 26 and 38 GHz.

     FIBRENEX. The FibreNex product solution introduced in June 1997 consists of a compact add/drop multiplexer (ADM), Spectrum II radios, and the DMC Net network management system. By using the FibreNex solution, telcos/PTTs, competitive access providers (CAPs), local exchange carriers, and others can distribute voice, data, and video transport service of a 155 Mbps SONET/SDH communications network to multiple end users. Using the ADM, the service provider can tap into fiber infrastructures. The provider can then apply microwave radio operating at various capacities and frequencies to provide wireless extensions of network capability into numerous different locations. The integrated network management system enables centralized monitoring of the entire network, including both fiber and radio elements.

     M SERIES. The M Series product line was the principal product family of DMC until the second quarter of fiscal 1996 when DMC began commercial shipment of the SPECTRUM II product line. As of September 30, 1997, DMC has sold over 30,000 units in the M Series product line.

     QUANTUM. The QUANTUM product line complements the SPECTRUM II and M Series products and is used in conjunction with these products. The QUANTUM product line is used in trunking applications within a network. The QUANTUM product line features lower transmission frequencies (2 to 15 GHz) and higher transmission capacities (up to 68 Megabits per second) than the SPECTRUM II and M Series product lines.

     DMC NET. DMC Net is a sophisticated network monitoring and control system that is designed to facilitate remote operation and maintenance of microwave radio networks. DMC Net contains a Unix-based software system that is capable of monitoring up to several thousand radios on a network, as well as certain base station functions. DMC Net is currently in use in networks ranging in size from small regional systems containing a few microwave radio links to large nationwide systems containing several thousand microwave radio links. Centralized management and control allows early warning of fault conditions and rapid diagnosis of problems, which help to reduce down time and lower the cost of maintenance.

SALES, MARKETING AND SERVICE

     DMC believes that a direct and continuing relationship with service providers is a competitive advantage in attracting new customers and satisfying existing ones. As a result, DMC offers its products and services principally through its own sales, service and support organization, which allows DMC to closely monitor the needs of its customers. DMC has offices in the United States, Canada, the United Kingdom, Germany, Jordan, Mexico, Colombia, India, China, Singapore, Argentina, Brazil, Greece, Indonesia, Malaysia, Russia, Sweden and the Philippines. DMC's local offices provide it with a better understanding of its customers' needs and enable DMC to respond to local issues and unique local requirements.

     As of September 30, 1997, DMC employed approximately 272 people in its sales, service and support organization, approximately 38% of whom primarily support sales outside the United States. Sales personnel are highly trained to provide the customer with assistance in selecting and configuring a digital microwave system suitable for the customer's particular needs. DMC's customer service and support personnel provide customers with training, installation, service and maintenance of DMC's systems under contract. DMC generally offers a standard two-year warranty for all customers. DMC provides warranty and post-warranty services from its San Jose, California manufacturing location and its full-service centers in the United Kingdom and the Philippines.

RESEARCH AND DEVELOPMENT

     DMC believes that its ability to enhance its current products, develop and introduce new products on a timely basis, maintain technological competitiveness and meet customer requirements is essential to DMC's continued success. Accordingly, DMC allocates, and intends to continue to allocate, a significant portion of its


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

resources to research and development efforts. During fiscal 1996, fiscal 1997 and the six months ended September 30, 1997, DMC invested $11.1 million, $10.6 million, and $7.2 million, respectively.

MANUFACTURING AND SUPPLIERS

     DMC's manufacturing operations consist primarily of final assembly, testing and quality control of materials and components. The manufacturing process, performed at DMC's San Jose, California facility, consists primarily of materials management, extensive unit and environmental testing of components and subassemblies at each stage of the manufacturing process, final assembly of the terminals, and prior to shipment, quality assurance testing and inspection of all products. DMC's manufacturing operation in San Jose, California is certified to ISO 9001, a recognized international quality standard. DMC is in the process of opening a new manufacturing facility in Scotland, which is expected to be operational in mid-1998.

EMPLOYEES

     As of September 30, 1997, DMC employed 810 full-time and temporary employees. None of DMC's employees are represented by a collective bargaining agreement. DMC's future performance will depend in large measure on its ability to attract and retain highly skilled employees. DMC has never experienced a work stoppage and believes its relationship with its employees to be good.

               MANAGEMENT OF DMC AFTER THE REORGANIZATION

EXECUTIVE OFFICERS AND DIRECTORS AFTER THE REORGANIZATION

     Pursuant to the Reorganization Agreement, DMC has agreed to appoint Howard Oringer, who is presently a director of MAS, to the DMC Board, effective as of the Effective Time, and to nominate Mr. Oringer to serve as a member of the DMC Board for a one-year term at DMC's annual meeting of stockholders in 1998. Upon the appointment of Mr. Oringer, the DMC Board will consist of seven persons, six of whom were directors of DMC as of the date of the Reorganization Agreement.

     Set forth below is certain information about each person who is expected to be a member of the Board of Directors of DMC or an executive officer of DMC as of the Effective Time, with the information expected to be true at the Effective Time.

       Name              Age                        Position
----------------------  ----  -------------------------------------------------
Charles D. Kissner       50   Chairman of the Board and Chief Executive Officer
Sam Smookler             58   President and Chief Operating Officer
Frank Carretta, Jr.      53   Senior Vice President, Worldwide Sales, Service
                                and Marketing
Jack Hillson             47   Senior Vice President and General Manager,
                                Operations
Timothy R. Hansen        37   Vice President, New Business Development
Paul A. Kennard          46   Vice President, Engineering
Shaun McFall             37   Vice President, Corporate Marketing
John P. O'Neil           60   Vice President, Personnel
Carl A. Thomsen          53   Vice President, Chief Financial Officer and
                                Secretary
Carol A. Goudey          50   Treasurer and Assistant Secretary
John C. Brandt           41   Corporate Controller
Richard C. Alberding     67   Director
John W. Combs            50   Director
Clifford H. Higgerson    58   Director
James D. Meindl          64   Director
Billy B. Oliver          73   Director
Howard Oringer           55   Director

     Mr. Charles D. Kissner joined DMC as President and Chief Executive Officer and was elected Director of DMC in July 1995 and Chairman of the Board in August 1996. He currently serves as Chairman of the Board and Chief Executive Officer of DMC. Prior to joining DMC, he served as Vice President and General Manager of the Microelectronics Division of M/A-COM, Inc., a manufacturer of radio and microwave communication products, from July 1993 to July 1995. From February 1990 to July 1993, Mr. Kissner served as President, Chief Executive Officer, and a Director of Aristacom International, Inc., a communications software company. Mr. Kissner currently is a director of American Medical Flight Support, Inc., a non-profit medical transportation company.

     Mr. Sam Smookler joined DMC as President and Chief Operating Officer in January 1998. Prior to joining DMC, he served as President and Chief Operating Officer of Signal Technology Corporation, a manufacturer of electronic components and subsystems, from September 1997 to January 1998 and President of East Coast Operations from February 1997 to September 1997. Prior to such time, he served as Vice President and General Manager of the Interconnection Products Division of Augat Corporation, a manufacturer of telecommunications connection products, from November 1994 to February 1997. From February 1992 to October 1994, he served as General Manager of a division of M/A-COM, a manufacturer of RF and microwave devices, components and systems. In addition, Mr. Smookler served as Group Vice President of Sipex Corporation, a manufacturer of hybrid semiconductors from 1986 to January 1992.

     Mr. Frank Carretta, Jr. joined DMC as Vice President, Worldwide Sales and Service in October 1995 and was appointed Senior Vice President, Worldwide Sales, Service and Marketing in November 1996. Prior to joining

DMC, Mr. Carretta served as Area Sales Director of M/A-COM, Inc., a manufacturer of radio and microwave communications products, from July 1992 to September 1995. From 1988 to June 1992, Mr. Carretta was Vice President of Ward Davis Associates, a manufacturers' representative company selling electronic test instrumentation and software development tools.

     Mr. Jack Hillson was appointed Senior Vice President and General Manager, Operations of DMC in November 1996. He previously served as Vice President and General Manager, QUANTUM/Magnum Division of DMC from December 1995 to November 1996. Prior to joining DMC, Mr. Hillson was with M/A-COM, Inc. for eleven years, serving in various technical and management positions with the Semiconductor and Microelectronics Divisions. Most recently, Mr. Hillson served as the Director of Operations for M/A COM, Inc.'s Power Hybrids Division, which manufactures transistors and amplifier modules for the wireless communications market.

     Mr. Timothy R. Hansen has served as Vice President, New Business Development of DMC since August 1996. He previously served as Vice President and General Manager, SPECTRUM Division of DMC from February 1995 to August 1996, and as Vice President and Program Manager of the SPECTRUM product line. He joined DMC in August 1984 as product manager, and has held management positions in marketing, planning, sales and order management.

     Mr. Paul Kennard joined DMC as Vice President, Engineering in April 1996. From 1989 to March 1996, Mr. Kennard was with California Microwave Corporation, a satellite and wireless communications company, serving as Director of the Signal Processing Technology Department until his promotion in 1994 to Vice President of Engineering, and then to Senior Vice President of Engineering in 1995 for the Microwave Network Systems Division.

     Mr. Shaun McFall has served as Vice President, Corporate Marketing of DMC since February 1995. He joined DMC's UK operations in January 1989, and has held several management positions in marketing. Prior to joining DMC, he worked for GEC Telecommunications Ltd. in Germany and Ferranti Industrial Electronics PLC, in Edinburgh, Scotland, both of which are telecommunications companies.

     Mr. John O'Neil joined DMC as Vice President, Personnel in May 1993. Mr. O'Neil was Vice President of Personnel and Administration of BEI Electronics, Inc., a defense electronics firm, from January 1989 to April 1993.

     Mr. Carl A. Thomsen joined DMC as Vice President, Chief Financial Officer and Secretary in February 1995. Prior to joining DMC, he was Senior Vice President and Chief Financial Officer of Measurex Corporation, a manufacturer of sensor based process control systems. Mr. Thomsen joined Measurex Corporation in 1983 as Corporate Controller, was promoted to Vice President in 1986, to Chief Financial Officer in 1992, and to Senior Vice President in 1993.

     Ms. Carol A. Goudey joined DMC as Treasurer in April 1996 and was additionally appointed Assistant Secretary in May 1996. Prior to joining DMC, she served as Acting Treasurer of California Micro Devices Corporation, a manufacturer of semiconductor devices, since 1994. Ms. Goudey has also previously held the position of Corporate Treasurer at both Ungermann-Bass, Inc., a network systems company, and System Industries, Inc., a computer peripheral company.

     Mr. John C. Brandt joined DMC as Controller in June 1997. Prior to joining DMC, Mr. Brandt was employed with Honeywell-Measurex, a manufacturer of control systems, from 1981 to June 1997, where he served in a variety of financial positions, and most recently served as Operations Controller from 1988 to June 1997.

     Mr. Richard C. Alberding has served as a Director of DMC since July 1993 and served as DMC's Co-Chairman of the Board and Co-Chief Executive Officer from September 1994 to July 1995. Mr. Alberding retired from Hewlett-Packard Company in 1991, where he had served since 1984 as an Executive Vice President with responsibility for worldwide company sales, support and administration activities for measurement and computation products, as well as all corporate-level marketing activities. He also served on the corporate Executive Committee. Mr. Alberding is a director of Kennametal Corporation, a machine tool company, Walker Interactive Systems, a software company, Quickturn Design Systems, a CAD tools company, SyBase, Inc., a computer database and tools company, Digital Link Corp., a network tools company, Paging Network, Inc., a paging services company, and numerous private companies.

     Mr. John W. Combs has served as a Director of DMC since May 1997. Since June 1993, Mr. Combs has served as President of the Southern California/Southern Nevada market for Nextel Communications, Inc., a digital communications system provider. From March 1990 to June 1993, he served as Executive Vice President of Sales, Marketing and Customer Care of Los Angeles Cellular Telephone Company, a provider of wireless telecommunications products.

     Mr. Clifford H. Higgerson has served as a Director of DMC since March 1984. He also served as DMC's Chairman of the Board from July 1995 to August 1996 and as Co-Chairman of the Board and Co-Chief Executive Officer from September 1994 to July 1995. Mr. Higgerson has been a partner with Vanguard Associates, a private venture capital investment partnership, since July 1991 and, since 1986, managing partner of Communications Ventures, a private venture capital investment partnership. Mr. Higgerson also serves as a director of Advanced Fibre Communications, Inc., a manufacturer of telecommunications systems, and CIENA Corp., a manufacturer of light wave amplifiers and wave division multiplexing equipment.

     Dr. James D. Meindl has served as a Director of DMC since November 1995. Since 1993, Dr. Meindl has held the Joseph M. Pettit Chaired Professorship in Microelectronics at the Georgia Institute of Technology. Prior to his professorship at the Georgia Institute of Technology, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost at Rensselaer Polytechnic Institute from 1986 to 1993. Dr. Meindl serves as a director of SanDisk Corp., which designs, develops and markets flash memory data storage products, and Zoran Corp., a semiconductor and related devices company.

     Mr. Billy B. Oliver has served as a Director of DMC since February 1987. Since 1985, Mr. Oliver has been a private communications consultant. Mr. Oliver has held various engineering and management positions with AT&T, including Vice President, Planning and Design from 1972 until 1985. Mr. Oliver is also a director of Communications Network Enhancements, a telecommunications service company, and CIENA Corp., a manufacturer of light wave amplifiers and wave division multiplexing equipment.

     Mr. Howard Oringer has served as a Director of MAS since April 1997. Mr. Oringer will cease serving in such capacity as of the Effective Time. Mr. Oringer has been Managing Director of Communications Capital Group, a management consulting firm, since November 1993. From February 1986 to November 1993, Mr. Oringer was the President, Chief Executive Officer and Chairman of the Board of Directors of TeleSciences, a manufacturer of telecommunications equipment.

SECURITY OWNERSHIP OF DMC MANAGEMENT


     As of the DMC Record Date, directors and executive officers of DMC and their affiliates were beneficial owners of approximately 4.07% of the outstanding shares of DMC Common Stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of the DMC Record
Date).


     Additional information concerning voting securities of DMC and the principal holders thereof is included in the documents filed by DMC with the Commission under the Exchange Act. See "Available Information" and "Information Incorporated by Reference."

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DMC

     The following table sets forth information regarding the beneficial ownership of DMC Common Stock of DMC as of December 31, 1997, by (i) each person known by DMC to own beneficially more than five percent (5%) of the outstanding Common Stock of DMC; (ii) each of DMC's directors; (iii) the Chief Executive Officer and each of the four other most highly compensated executive officers of DMC, determined for DMC's fiscal year ended March 31, 1997; and (iv) all directors and executive officers as a group.

                                                                APPROXIMATE
                                                SHARES            PERCENT
                                             BENEFICIALLY       BENEFICIALLY
NAME                                           OWNED(1)            OWNED(2)
------------------------------------         ------------       ------------
Kopp Investment Advisors, Inc.               4,761,586(3)          12.50%
7701 France Avenue South, Suite 500
Edina, Minnesota 55435

Nicholas-Applegate Capital Management        4,011,832(4)          10.53%
600 West Broadway, 29th Floor
San Diego, California  92101

Charles D. Kissner                             374,404(5)           1.00%

Richard C. Alberding                            30,000(6)               *

John W. Combs                                   44,224(7)               *

Clifford H. Higgerson                          593,180(8)           1.56%

James D. Meindl                                 38,000(9)               *

Billy B. Oliver                                 45,824(10)              *

Frank Carretta, Jr.                             61,000(11)              *

Jack Hillson                                    34,000(12)              *

Paul A. Kennard                                 65,000(13)              *

Carl A. Thomsen                                138,694(14)              *

All directors and executive officers
  as a group (16 persons)                    1,573,752(15)          4.12%
___________________
*    Less than 1%

(1) To DMC's knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of DMC Common Stock subject to options currently exercisable or exercisable on or before February 28, 1998, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. On December 31, 1997, there were 38,103,944 shares of DMC's Common Stock outstanding. Options granted to directors under DMC's 1994 Plan are immediately exercisable; however, any shares purchased under such options are subject to repurchase by DMC, upon the director's cessation of DMC Board service prior to vesting in those shares. Such options vest, and DMC's repurchase rights lapse, annually over a period of three years commencing on the first anniversary of the grant date.

(3) Kopp Investment Advisors, Inc. filed a Schedule 13G, dated January 28, 1997, with the Commission on behalf of itself, Kopp Investment Advisors, Inc. Profit Sharing Plan, Kopp Family Foundation, LeRoy C. Kopp Individual Retirement Account and LeRoy C. Kopp (collectively, "Kopp"). Kopp reported shared dispositive power over 2,285,793 shares, sole dispositive power over 95,000 shares, sole voting power over 265,000 shares and shared voting power over 65,000 shares. Kopp's total share amount has been restated to give effect retroactively to a stock dividend, which was effected by a two-for-one stock split of DMC Common Stock in November 1997.

(4)  Nicholas-Applegate Capital Management ("Nicholas-Applegate") filed a
     Schedule 13G, dated November 10, 1997 with the Commission on behalf of itself. Nicholas-Applegate reported sole dispositive power over 2,005,916 shares, sole voting power over 1,327,716 shares and shared voting power over 678,200 shares. Nicholas-Applegate's total share amount has been restated to give effect retroactively to a stock dividend, which was effected by a two-for-one stock split of DMC Common Stock in November 1997.

(5) Includes 374,404 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before February 28, 1998. Also includes 200 shares held of record by a trust for the benefit of Mr. Kissner's children.

(6) Includes 24,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before February 28, 1998, of which 14,000 shares are subject to repurchase rights.

(7) Includes 42,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before February 28, 1998, all of which are subject to repurchase rights.

(8) Includes 64,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before February 28, 1998, of which 14,000 shares are subject to repurchase rights.

(9) Includes 38,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before February 28, 1998, of which 10,000 shares are subject to repurchase rights.

(10) Includes 34,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before February 28, 1998, of which 14,000 shares are subject to repurchase rights.

(11) Includes 40,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before February 28, 1998.

(12) Includes 34,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before February 28, 1998.

(13) Includes 65,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before February 28, 1998.

(14) Includes 110,914 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before February 28, 1998.

(15) See Footnotes (5) through (14). Includes 650,808 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before February 28, 1998, of which 52,000 shares are subject to repurchase rights.

                   COMPENSATION OF DIRECTORS AND CERTAIN
                        EXECUTIVE OFFICERS OF DMC

GENERAL

     This section of the Proxy Statement/Prospectus sets forth certain summary information concerning the compensation earned by DMC's Chief Executive Officer and each of the four other most highly compensated executive officers of DMC for the fiscal year ended March 31, 1997 ("DMC's Fiscal 1997"), as well as information pertaining to the compensation of members of the DMC Board.

                       SUMMARY COMPENSATION TABLE

                                                                                          Long-Term
                                                                                         Compensation
                                                      Annual Compensation                   Awards
                                         ----------------------------------------------- ------------
                                                                                           Securities
                                Fiscal                                    Other Annual     Underlying      All Other
Name and Principal Position      Year     Salary ($)      Bonus(1) ($)   Compensation($)   Options(2)   Compensation(3) ($)
---------------------------     ------   ------------     ------------   ---------------   ----------   -------------------
Charles D. Kissner               1997     $326,009         $224,400             --          100,000           $1,823
Chairman of the Board,           1996      212,500(4)        75,000(5)      $197,961(6)     511,008              120
  President and Chief            1995        --                --               --             --                --
  Executive Officer

Frank Carretta, Jr.              1997      216,407          129,320(7)          --           30,000            1,980
Senior Vice President,           1996      103,662(8)          --               --          170,000               60
  Worldwide Sales, Service       1995        --                --               --             --                --
  and Marketing

Jack Hillson                     1997      140,734           62,795(9)        58,376(10)     70,000              810
Senior Vice President and        1996       34,575(11)         --             16,779(12)    100,000              --
  General Manager,               1995        --                --                              --                --
  Operations

Paul A. Kennard                  1997      136,346          83,055(13)          --          150,000              834
Vice President, Engineering      1996        --   (14)         --               --             --                --
                                 1995        --                --               --             --                --

Carl A. Thomsen                  1997      188,104          80,125              --             --              1,902
Vice President, Chief            1996      175,625             --               --          109,734              120
  Financial Officer and          1995       25,702(15)         --               --          100,000               20
  Secretary


--------------------

(1) DMC's executive officers are eligible for annual cash bonuses. Such bonuses are generally based upon achievement of individual, as well as corporate performance objectives determined by the Compensation Committee of DMC.

(2) The number of options have been restated to give effect retroactively to a stock dividend, which effected a two-for-one stock split of DMC Common Stock in November 1997.

(3) Represents compensation paid in the form of premiums for group life insurance.

(4) Represents Mr. Kissner's salary from his appointment as Chief Executive Officer and President of DMC in July 1995.

(5)  Represents Mr. Kissner's signing bonus.

(6)  Includes a relocation expense reimbursement of $187,761.

(7) Represents (i) a $30,000 signing bonus earned in fiscal year 1996, but paid in fiscal year 1997, and (ii) a $99,320 bonus earned in fiscal year 1997.

(8)  Represents Mr. Carretta's salary from joining DMC in September 1995.

(9) Represents (i) a $10,000 signing bonus earned in fiscal year 1996, but paid in fiscal year 1997, and (ii) a $52,795 bonus earned in fiscal year 1997.

(10) Includes $32,269 in housing expenses, $24,709 in transportation expenses, and $1,398 in miscellaneous expenses.

(11) Represents Mr. Hillson's salary from joining DMC in January 1996.

(12) Includes a relocation expense reimbursement of $16,301.

(13) Represents (i) a $30,000 signing bonus and (ii) a $53,055 bonus earned in fiscal year 1997.

(14) Mr. Kennard did not join DMC until April 1996.

(15) Represents Mr. Thomsen's salary from his appointment as Vice President, Chief Financial Officer of DMC in February 1995.

The following table contains information concerning stock option grants in DMC's Fiscal 1997 to the named executive officers. No stock appreciation rights were granted during such fiscal year to the persons named in the Summary Compensation Table.


                                   OPTION GRANTS IN DMC'S FISCAL 1997(1)
                                             INDIVIDUAL GRANTS
                            -----------------------------------------------------     Potential Realizable Value at
                            Number of                                                     Assumed Annual Rates of
                            Securities      % of Total                                 Stock Price Appreciation for
                            Underlying    Options Granted   Exercise                        Option Term ($)(2)
                              Options     to Employees in     Price    Expiration     ------------------------------
          Name              Granted (#)   1997 Fiscal Year  ($/Share)     Date              5%             10%
-------------------------  ------------   ----------------  ---------  ----------     -------------  ---------------

Charles D. Kissner           100,000           4.67%          $9.25     08/08/06         $581,728      $1,474,212

Frank Carretta, Jr.           30,000           1.40           11.57     11/20/06          218,195         552,949

Jack Hillson                  20,000           0.93            9.25     08/08/06          116,346         294,842
                              50,000           2.33           11.57     11/20/06          363,658         921,582

Paul A. Kennard              150,000           7.00            4.00     04/19/06          377,337         956,245

Carl A. Thomsen                 --              --              --        --                --              --


-------------------

(1) The number of options and the exercise price have been restated to give effect retroactively to a stock dividend, which effected a two-for-one stock split of DMC Common Stock in November 1997.

(2) The 5% and 10% annual rates of compounded stock price appreciation are mandated by rules of the Commission. There is no assurance provided to any named executive officer or any other holder of DMC's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of DMC Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the named executive officers.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table provides information concerning the exercise of stock options during DMC's Fiscal 1997 by the persons named in the Summary Compensation Table and the unexercised options held by such persons as of the end of DMC's Fiscal 1997.

                AGGREGATED OPTION EXERCISES IN DMC'S FISCAL 1997(1)
                         AND FISCAL YEAR-END OPTION VALUES


                                                                                                   Value of Unexercised in-the-
                                                                                                    Money Options at March 31,
                                                                     Number of Securities          1997 (market price of shares
                                                                    Underlying Unexercised           at March 31, 1997 ($9.625
                                                                 Options at March 31, 1997 (#)      less exercise price)($)(2)
                                                                 -----------------------------     ----------------------------
                                             Value Realized
                                            (market price at
                         Shares Acquired   exercise date less
         Name            on Exercise (#)   exercise price)($)    Exercisable     Unexercisable     Exercisable    Unexercisable
-----------------------  ---------------   ------------------    -----------     -------------     -----------    -------------
Charles D. Kissner             --                  --              402,202          208,806         $1,131,193       $343,517

Frank Carretta, Jr.            --                  --               85,000          115,000            334,688        452,813

Jack Hillson                   --                  --               70,000          100,000            323,750        146,250

Paul A. Kennard                --                  --               75,000           75,000            421,875        421,875

Carl A. Thomsen                --                  --              161,948           47,786            367,183        131,211


-------------------

(1) The number of options and the exercise price have been restated to give effect retroactively to a stock dividend, which effected a two-for-one stock split of DMC Common Stock in November 1997.

(2) "In-the-money" options are options with an exercise price less than the market price of DMC Common Stock on March 31, 1997.

EMPLOYMENT AND TERMINATION ARRANGEMENTS

     Mr. Kissner, Mr. Carretta, Mr. Hillson, Mr. Kennard and Mr. Thomsen, the named executive officers, each have written employment agreements with DMC.

     In May 1996, Mr. Kissner entered into an employment agreement with DMC pursuant to which Mr. Kissner is to serve as President and Chief Executive Officer. The term of the agreement extends through May 1998, after which the agreement may be renewed annually by the mutual consent of DMC and Mr. Kissner. The agreement provides that (1) if Mr. Kissner is terminated without cause, he shall be entitled to receive (i) severance pay for twelve months at his normal monthly salary; (ii) the continuation of vesting of his stock options for one year from the date of his termination; and (iii) a proration of his incentive bonus, if earned, for the then current fiscal year based on the number of months he was employed during the year by DMC and (2) if DMC is merged or acquired in a transaction in which there is a change in control of DMC, Mr. Kissner shall be entitled to receive (i) severance pay in the amount of two times his base annual salary; (ii) a bonus payment equal to the average of the bonuses paid to him in the last two fiscal years; and (iii) a proration of his incentive bonus, if earned, for the then current fiscal year based on the number of months he was employed during the year by DMC. In connection with Mr. Kissner entering into the employment agreement with DMC, the Board of Directors authorized the immediate vesting of 100,000 shares of Mr. Kissner's stock option grants, effective as of the date of the employment agreement.

     Mr. Carretta, Mr. Hillson and Mr. Thomsen entered into employment agreements with DMC, effective as of May 1996. The term of each of the agreements extends through May 1998, after which each of the agreements may be renewed annually by the mutual consent of DMC and the officer. In connection with each of these officers signing employment agreements with DMC, the Board of Directors authorized the immediate vesting of fifty percent of each of the stock option grants awarded to these officers in 1995, effective as of the date of the employment agreements. The employment agreements for these officers include the following provisions: (1) if the officer is terminated without cause, the officer shall be entitled to receive (i) severance pay for six months at his normal monthly salary; (ii) the continuation of vesting of his stock options for six months from the date of his termination; and (iii) a proration of his incentive bonus, if earned, for the then current fiscal year based on the number of months he was employed during the year by DMC and (2) if DMC is merged or acquired in a transaction in which there is a change in control of DMC, the officer shall be entitled to receive (i) severance pay in the amount of two times his base annual salary; (ii) a bonus payment equal to that of the average of the bonuses paid to him in the last two fiscal years; and (iii) a proration to him of his incentive bonus, if earned, for the then current fiscal year based on the number of months he was employed during the year by DMC.

     In June 1996, Mr. Kennard entered into an employment agreement with DMC. The term of the agreement extends through June 1998, after which the agreement may be renewed annually by the mutual consent of DMC and Mr. Kennard. In connection with Mr. Kennard signing the employment agreement with DMC, the Board of Directors authorized the immediate vesting of fifty percent of the stock option grants awarded to Mr. Kennard in 1996, effective as of the date of the employment agreement. The employment agreement provides that: (1) if Mr. Kennard is terminated without cause, he shall be entitled to receive
(i) severance pay for six months at his normal monthly salary; (ii) the continuation of vesting of his stock options for six months from the date of his termination; and (iii) a proration of his incentive bonus, if earned, for the then current fiscal year based on the number of months he was employed during the year by DMC and (2) if DMC is merged or acquired in a transaction in which there is a change in control of DMC, he shall be entitled to receive
(i) severance pay in the amount of two times his base annual salary; (ii) a bonus payment equal to that of the average of the bonuses paid to him in the last two fiscal years; and (iii) a proration to him of his incentive bonus, if earned, for the then current fiscal year based on the number of months he was employed during the year by DMC.

COMPENSATION OF DIRECTORS

     During DMC's Fiscal 1997, DMC paid each non-employee director $1,000 in fees for each in-person meeting and $500 per telephone meeting, a retainer of $3,000 per quarter, and committee meeting fees of $500 for each in-person committee meeting and $250 for each telephone committee meeting unless, in either case, such committee meeting was held in conjunction with a DMC Board meeting. Directors were also reimbursed for their out-of-pocket expenses incurred in attending meetings of the DMC Board and committees thereof. DMC also pays consulting fees to members of the DMC Board of $1,000 per day, in one half day increments, for DMC Board approved projects (including transportation time) plus reimbursement of all expenses.

     In May 1997, the DMC approved that, effective as of April 1, 1997, each non-employee director of DMC shall be paid committee fees of $750 for each in-person committee meeting and $375 for each telephone committee meeting, unless, in either case, such committee meeting was held in conjunction with a DMC Board meeting.

     Pursuant to DMC's 1994 Incentive Plan, during the year ended March 31, 1997, each new non-employee DMC Board member, upon his or her initial appointment or election to the DMC Board, received an automatic option grant for 15,000 shares with an exercise price equal to the fair market value of the option shares on the grant date. Each individual reelected as a non-employee DMC Board member at the 1996 annual stockholders meeting, and who had been a DMC Board member for the three prior years, received an option grant at that time for 5,000 shares. Each initial or periodic option grant is immediately exercisable for all the option shares, but the shares purchased under the option are subject to repurchase by DMC, at the option exercise price, upon the optionee's cessation of DMC Board service. The option shares vest, and DMC's repurchase right lapses with respect to option shares, in three equal annual installments over the optionee's period of DMC Board service, measured from the grant date. However, upon certain changes in control of DMC, DMC's repurchase rights immediately lapse in full. Each option grant has a maximum term of ten years, subject to earlier termination upon the optionee's cessation of DMC Board service.

     In May 1997, the DMC Board approved the amendment and restatement of the 1994 Plan, and in August 1997 DMC stockholders approved such amendment and restatement, to increase (i) the total number of shares that each non-employee DMC Board member receives upon becoming a member of the DMC Board from 15,000 shares to 21,000 shares; and (ii) the total number of shares that each non-employee DMC Board member who has served for at least three years receives annually thereafter from 5,000 shares to 7,000 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the DMC Board currently consists of two members of the Board: James D. Meindl and Billy B. Oliver. No member of this committee is a present or former officer or employee of DMC or any of its subsidiaries.

     No executive officer of DMC served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of DMC's Board or DMC's Compensation Committee.

                             MAS TECHNOLOGY LIMITED

                                 BUSINESS OF MAS

OVERVIEW

     MAS designs, manufactures, markets and supports low and medium frequency, medium to long-haul digital microwave radio links for use in the worldwide telecommunications market. MAS's DXR systems are used as digital links by network operators to interconnect wired and wireless networks, including cellular and local loop systems with switching centers and are used by local telephone companies to provide voice and data services to their customers through wireless local loop systems. The integrated architecture and substantial software content of MAS's systems are designed to offer cost-effective, high-performance products with a high degree of flexibility and functionality.

     MAS provides a broad range of highly reliable, standards-compliant microwave transmission systems and complementary services. MAS's initial product family, the DXR 200, provides an integrated, modular, networking solution for a wide variety of communications systems in markets with low to medium capacity transmission requirements. The DXR 200 is well suited for cellular base station linking, network trunking, basic telephone service in less developed regions and private networks such as those used by oil, electricity and public utility concerns. The DXR 100 product family is designed specifically for higher capacity trunking applications, particularly in urban areas. MAS's products incorporate flexible architectures and components that allow MAS to rapidly deploy new products and product enhancements to satisfy customer, industry and market needs. MAS markets its products and services primarily through its direct sales organization which is complemented by other sales channels, including system integrators, brand labelers and international distributors.

     General market and industry trends exist such as a growing global demand for higher quality and cost-effective telecommunications infrastructure and the replacement and upgrade of existing networks. To take advantage of these trends, MAS has adopted several strategic initiatives such as targeting regions and customers with a need for low to medium capacity networks and expanding MAS's product offerings to address industry demands and standards. MAS believes that its future success depends on its ability to develop and introduce products which meet the rapidly changing demands of customers and markets, including evolving industry and regulatory standards. MAS is expanding its direct sales force and support capabilities in targeted regions and leveraging its proven record of product quality and innovation with new and existing customers. During fiscal year 1997, MAS derived approximately 35%, 20%, 18%, 14% and 13% of its revenues from sales to customers in Africa, the Pacific, the Americas, Asia and Europe, respectively.

RECENT DEVELOPMENTS

     In September 1997, MAS was awarded a three-year $5.6 million supply contract with the Zimbabwe Post and Telecommunications Corporation to supply MAS's DXR 200 family of integrated digital microwave radios, providing a radio transmission network for cellular base stations and supporting additional telephone services to rural communities in Zimbabwe.

     Additionally, in October 1997, MAS received a $1.7 million order for DXR 200 digital microwave radios from the exclusive telecommunications provider to the Maldive Islands, Dhivehi Raajjeyge Gulhun Private Limited ("Dhiraagu"). The order resulted from a partnership between Dhiraagu and the government of the Maldives Islands designed to expand the Maldives' inter-island telecommunications network.

     In June 1997, MAS was awarded a contract worth US$2.2 million from Siemens for DXR 200 digital microwave radios to transport voice, fax and data communications for National Railway Corporation of Zimbabwe.

     The recently launched DXR 700 product family is designed for higher capacity customer access and trunking applications, particularly as a "fiber extender." This new product range extends the frequency coverage of MAS equipment to the 7 GHz band.

INDUSTRY BACKGROUND

     In recent years, there has been a significant increase in worldwide demand for telecommunications services, including basic voice telephony, mobile cellular communications, high speed data transmission, video broadcast and paging. This demand has been driven by a growing recognition that communications technology plays a critical role in accelerating economic growth and enhancing business productivity. The demand has also been driven by the emergence of enabling technologies that allow the development and deployment of cost-effective, reliable and bandwidth-efficient telecommunication systems.

     In many regions, governments are responding to growing demand for telecommunications services by removing regulatory barriers, licensing new services and service providers, and pursuing privatization initiatives. In developing regions, where there is often a lack of telecommunication infrastructure, governments are especially interested in pursuing policies and adopting technologies that accelerate the development of telecommunication networks. Corporate and other private end users are also meeting their growing need for telecommunications services by implementing their own private communications networks to serve operational or administrative requirements. In addition, service providers are seeking to maximize the capacity of existing and emerging networks and are making infrastructure investments designed to increase system capacity in a bandwidth-efficient manner.

     The increased demand for communications services has resulted in an increased need for cost effective and reliable telecommunications equipment. All networks require interconnections and transmission systems to link geographically dispersed nodes and to provide communications access to customers and end users. Available transmission technologies include twisted-pair copper, coaxial cable, fiber optic cable and wireless systems using microwave radio technology. For several applications, digital microwave transmission systems offer numerous advantages over competing transmission technologies, including lower cost of implementation and rapid deployment. Digital microwave systems can be deployed in a matter of weeks and typically require lower infrastructure investments and installation lead times than alternative transmission technologies. Digital microwave systems are especially advantageous where geographically dispersed customers or operations, environmental constraints, difficult terrain or limited installation times render the installation and implementation of copper and optical fiber lines impracticable or too costly.

     MAS believes that as telecommunication requirements grow, digital microwave systems will continue to be used as transmission links to support a variety of existing and expanding communications networks and applications. In this regard, MAS believes that digital microwave systems will be used to address the connection requirements of the following markets and applications:

     INFRASTRUCTURE DEVELOPMENT MARKET.   Additional communications
infrastructure is needed to support the growing demand for telecommunications services in both developed and developing countries. As demand increases for telecommunications infrastructure and higher quality services, service providers must seek methods for connecting communications networks that provide such services. In this regard, digital microwave systems can be used to provide the primary service platform for fixed telecommunications applications. In addition, they can be used instead of wireline networks to connect wired or wireless local loop systems to the public switched telephone network (the "PSTN").

     In many developing regions, such as Latin America, Africa, Asia, Eastern Europe, the Pacific Basin and the Middle East, current teledensity is frequently low. Connecting geographically dispersed sets of communities and regions to the PSTN is often difficult and expensive by conventional methods such as copper wire, coaxial or fiber optic cable systems. The implementation and maintenance of digital microwave links is often quicker, less expensive and less difficult than establishing and maintaining a comparable wireline network.


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     In many developed countries, market trends such as deregulation and increased competition for subscribers, often lead to the increased use of wireless links to connect various local loop systems to existing wireline networks. This is particularly the case where a new entrant to an existing market is seeking to by-pass existing wireline carriers or where the provision of service to geographically dispersed communities and users is required. Wireless links are often the choice of new entrants in deregulated regions as such systems provide a technological means of by-passing incumbent wireline carriers which, in many cases, have not adequately served the demand for telecommunication services. In addition, in developed countries, wireless links such as digital microwave links, can be used as a cost effective, reliable means to extend existing networks to dispersed communities and private operations.

     CELLULAR APPLICATIONS.   Cellular communication services have become an
integral part of the telecommunications market. In addition to growth in the United States, many developing countries, such as those in Latin America and Asia, are building cellular networks. According to the Personal Communications Industry Association, current global subscriber growth is estimated to be 70% per year. The Department of Commerce estimates that there will be approximately 50,000 cell sites in the U.S. and 100,000 cell sites worldwide by the year 2000. The growth in cellular and other communication systems has required, and will continue to require, substantial investment by service providers in network infrastructure equipment, including microwave radio linking systems. These systems frequently serve as links across the cellular network backbone, interconnecting cellular base stations with switching centers and wire-line networks. Digital microwave systems link cellular sites or base transmission stations with each other and with mobile switching centers or base station controllers while allowing for efficient, high quality signal transmission. These systems are generally implemented for low cost and bandwidth-efficient linking in low capacity wireless environments and enable linking in environments that are difficult to serve using other terrestrial alternatives.

     PRIVATE NETWORKS.   Private communications networks are becoming
increasingly prevalent. Typical users of private networks include government agencies, oil, gas and electric utilities, and companies with widely deployed assets such as railroads, mining concerns and financial service providers. These networks typically span medium to long distances and must transmit a wide variety of information between offices and operational sites. Digital microwave systems allow users to establish private networks which bypass existing third party telecommunication service providers and transmit information securely, efficiently and at less cost.

     WIRELESS ANALOG REPLACEMENT.   Digital microwave systems are being used by
service providers to augment or supplant existing analog equipment. Wireless analog equipment is typically used to provide links for single and two channel voice telephony. Service providers choose to replace analog equipment with digital solutions to upgrade the reliability, quality, capacity and range of existing networks.

     To remain competitive, service providers seek digital microwave systems that address market needs and provide for the breadth of applications discussed above. Early microwave transmission systems were primarily hardware based and were expensive to enhance or upgrade. In addition, new features, increased capacity and more efficient spectrum usage required significant development time and expense. MAS believes that a significant opportunity continues to exist for software-based digital microwave systems that provide the necessary flexibility, scalability and bandwidth efficiency to address these changing markets and applications in a cost-effective manner.

SOLUTIONS

     MAS has developed and markets two product families of microwave transmission systems, the DXR 200 and the DXR 100, to provide telecommunications service providers with cost-effective, flexible, reliable and bandwidth-efficient microwave transmission solutions. MAS's products complement telecommunications infrastructures as well as cellular and private networks by providing digital microwave links to a wide variety of wired and wireless communications networks. MAS believes its products offer the following benefits:

     SOFTWARE BASED ARCHITECTURE.   MAS's products are driven by proprietary
software modules which are installed prior to shipment and which can be subsequently modified or enhanced after installation from remote locations or at a customer site. This allows MAS or the customer to configure, quickly and at a low incremental cost, each product to meet customer or application specific requirements.


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     SCALABLE SOLUTIONS.   MAS's products can support a range of users and uses,
which largely obviates the need for customers to install, implement and support multiple components from different sources and/or replace MAS's products as the demand for features and bandwidth increases. As a result of the range of features and available configurations, customers can incorporate MAS's products as part of comprehensive communication systems or link-by-link as they expand or upgrade existing networks.

     RELIABILITY.   MAS's products operate with a high degree of reliability as a result of MAS's strict adherence to quality assurance measures at all stages of product design, manufacture, assembly and support. For the DXR 200 product family, Mean Time Between Failure ("MTBF") is approximately 16 years, calculated by MAS using performance data gathered over three years from approximately 2,000 terminals installed worldwide.

     SPECTRUM EFFICIENT MODULATION.   MAS's products use proprietary
implementations of spectrum-efficient QPSK or QAM modulation techniques. These techniques allow much higher traffic rates per unit of allocated spectrum than the more common FSK modulation.

     COMPLIANCE WITH INDUSTRY STANDARDS.   MAS designs its products to comply
with several regulatory and industry standards, including those developed by the European Telecommunications Standards Institute (the "ETSI") and with existing ITU regulations such as the digital E-1 interface. By complying with these industry and regulatory standards, MAS believes it can sell its products to a variety of customers and offer its products in regions where non-compliant competitive products cannot be sold.

STRATEGY

     MAS's objective has been to become a leading provider of high-performance digital microwave transmission systems for low to medium capacity, medium to long haul communications and networking applications. MAS strives to build on its proven record of product innovation and quality, to strengthen its worldwide distribution channels in targeted regions and to remain highly responsive to customer and industry needs. MAS's strategy includes the following key elements:

     TARGET LOW TO MEDIUM CAPACITY NETWORKS.   MAS is developing and selling
digital microwave systems that serve low to medium capacity, medium to long haul networks. MAS believes that these systems provide significant opportunities for growth in regions with low teledensity characteristics, with a significant level of dispersed urban and suburban areas and/or where telecommunication infrastructure development, enhancement, replacement or other customer access initiatives are in progress. In addition, MAS focuses efforts on selling digital microwave systems for use in private communication networks such as those used in oil and gas, transportation, mining and financial industries.

     OFFER A RANGE OF HIGH-QUALITY PROPRIETARY TRANSMISSION SOLUTIONS.   Through
its three product families, MAS offers a range of high-quality proprietary wireless transmission systems for markets with low to medium capacity transmission requirements. MAS believes that the wide range of features offered in its family of modular DXR 200 products, the higher capacities supported by its family of DXR 100 and recently launched DXR 700 products, and the ability to customize each product easily by loading the appropriate software modules, allow MAS's products to support a wide variety of applications such as linking trunked networks and cellular base stations, providing access to higher capacity networks and fixed wireless networks and supporting a variety of private network applications. MAS expects to continue emphasizing its proprietary products and its quality assurance measures to enhance overall product and corporate brand equity.

     INTRODUCE NEW PRODUCTS TO ADDRESS INDUSTRY DEMANDS AND STANDARDS.   MAS is
committed to continually enhancing its product offerings to support the demands of telecommunications service providers. These demands include the need to establish communication access and services in targeted regions, the need to expand existing networks and services, new applications, technologies and protocols, and evolving regulatory or industry standards in existing and new markets such as ETSI in Europe, T-1 in the United States and emerging protocols for network management. MAS is also developing bandwidth-efficient products to support higher capacity environments and continues to modify, enhance and develop new products that comply with regulatory requirements in existing and


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new markets. MAS believes it can leverage its existing technologies to reduce the time to market of its products. MAS's development personnel incorporate customer, market and industry information and feedback into the development process, thereby increasing the opportunities for market acceptance of MAS's products.

     OFFER COMPREHENSIVE SERVICES TO SUPPORT PRODUCT SALES.   MAS is committed
to its value added service offerings, including network and microwave path planning, and project management, system integration, repair, training and support. In addition, MAS assists some customers in obtaining third party financing for the purchase of MAS's products. MAS believes that providing these services facilitates the installation process and the sale of its products and services.

     EXPAND SALES AND SUPPORT CAPABILITIES IN TARGETED REGIONS.   MAS is
currently expanding its sales, marketing and distribution capabilities in targeted geographic regions such as Asia, Africa and the Americas. MAS intends to expand its direct sales force and technical support staff to increase its presence in international markets and to ensure a consistently high level of product support and customer service. In addition, MAS's strategy has involved increasing its regional manufacturing and product customization capabilities to provide greater flexibility in its product delivery processes, lower production costs and encourage product adaptation to support region-specific needs.

     LEVERAGE STRONG RELATIONSHIPS WITH KEY CUSTOMERS.   MAS strives to develop
and leverage strong relationships with key systems integrators, original equipment manufacturers, private labelers and end users in targeted geographic markets and industries. MAS believes that it can leverage these relationships by using them as reference points for potential new customers and by generating additional sales of its products in connection with expanding communications networks. MAS also believes that these relationships allow for significant efficiencies in the product development and sales process as many of these customers have a significant presence in their respective markets and industries and have developed a considerable understanding of the regional communication needs.

PRODUCTS AND SERVICES

     Through its three product families, MAS provides a broad range of highly reliable, standards-compliant, medium to long haul microwave transmission systems and complementary services for use by network operators to interconnect wired and wireless networks including cellular and local loop systems with switching centers and public switches. MAS's initial product family, the DXR 200, provides an integrated, modular, linking solution for a wide variety of communications systems in markets with low to medium capacity transmission requirements. The DXR 100 and the recently launched DXR 700 families are designed specifically for higher capacity trunking applications. MAS also offers several services to complement its product offerings and sales efforts including network planning, project management, systems integration, maintenance, training and support.

SYSTEM ARCHITECTURE

     MAS's products are driven by proprietary software modules which facilitate system scalability, allow customers to acquire additional features at a low incremental cost, reduce the development time of new features and facilitate the efficient customization of MAS's products. MAS's family of DXR 200 products uses these software modules to support and control a wide range of multiplex, cross-connect, interface, transmitter and receiver frequency, and control parameters. MAS's family of DXR 100 products uses these software modules to control transmitter and receiver frequencies, alarm and interface parameters. Each of MAS's products support broad frequency coverage between 0.3 and 7.5 GHz. Certain higher frequencies are under development for MAS's DXR 100 and DXR 700 product families. In addition, each product supports optional features such as voice and data orderwire capabilities enabling communication between DXR terminals without affecting traffic. All of MAS's products are fully compatible with each other and can be assembled into systems to perform a variety of linking functions within a comprehensive communication network.

     The design of MAS's products incorporates several common elements including a common hardware platform, a set of pre-programmed software modules and radio frequency elements. This design allows MAS to deliver feature sets that are not hardware dependent and to build products using open systems to support a variety of


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evolving regulatory and industry standards such as the ITU-T, Q.421 and G.704, that allow E-1 interfacing directly to the PSTN and microwave equipment from other vendors. This hardware and software commonality and connectivity provide MAS with the ability to leverage the design of its current product families to offer cost-effective, scalable solutions tailored to each customer's communication needs. MAS simultaneously pursues several product development projects and allocates its research and product development resources in response to market and/or customer demands for additional features and products.

DXR 200 PRODUCT FAMILY

     First shipped in 1994, the DXR 200 digital microwave link is MAS's first product family. The DXR 200 is a low capacity networking product that, as a complementary transmission system or as replacement for analog single and two-channel subscriber systems, can be used to serve clusters of subscribers such as small villages in remote rural networks. The DXR 200 is also ideally suitable for the complexities of cellular base station linking, network trunking, providing thin route telephone service in less developed regions and private networks such as those used by oil, electricity and public utility concerns.

     As a result of its integrated modular design, the DXR 200 can incorporate multiple features in the unit, including all critical components of a low capacity, medium to long range digital microwave link. By installing different feature sets, MAS can easily meet the communication needs of each customer, overcome difficult radio frequency environments, accommodate multiple data speeds and support multiple communication protocols. Using different configurations, the DXR 200 can readily be installed into existing or new trunking, cellular, rural telephony and private network applications in a wide variety of environments. The DXR 200's modular design also allows reconfiguration, upgrades and repairs at a low incremental cost as features can be installed, upgraded or replaced quickly by adding or replacing one or more plug-in modules and loading the appropriate software.

     The DXR 200 can accommodate a multiplex interface for voice and data, a cross connect switch (a facility for interchanging digital circuits), orderwire and testing capabilities, a comprehensive software-based network management system and 4, 10, 30 or 60 channels (120 with ADPCM) and can operate on every microwave frequency band up to 2.7 GHz. The DXR 200 is designed to allow the direct attachment of both analog and digital subscriber equipment and, as a result of its modular architecture, is cost effective and can support multiple communication protocols such as ISDN and high/low speed computer data. The DXR 200 is spectrum efficient, using a proprietary implementation of QPSK modulation. Additional software features and modules currently include: ADPCM line compression, pay phone signaling, single chassis hot standby, network management, data modules and orderwire modules. The integrated, modular design of MAS's family of DXR 200 products allows the DXR 200 to support over 2,000 different configurations.

     The DXR 200 overcomes space constraints, the use of cumbersome wire connections and compatibility issues caused by assembling components from different manufacturers and vendors. This reduces the overall purchase cost of a communications system, enhances reliability and reduces the required time to implement and maintain a comprehensive network management system.

DXR 100 PRODUCT FAMILY

     First shipped in 1996, the DXR 100 has been specifically designed to address medium to long haul, trunking applications and capacities higher than the DXR 200. MAS's family of DXR 100 products support these higher capacity environments using spectrum efficient transmission techniques such as QPSK or QAM modulation and low error rate technologies such as forward error correction and adaptive equalization. The DXR 100 provides the low to medium capacity plesiochronous digital hierarchy ("PDH") digital microwave links required for cellular, basic telephony transmission and customer access applications, particularly in urban areas.

     The DXR 100 family is one of the first of its type designed to meet the ETSI microwave radio design standards. The DXR 100 offers excellent bandwidth efficiency through the use of advanced QAM technology. The DXR 100 incorporates Forward Error Correction ("FEC"), a transmission technique that permits a damaged signal to be restored in the event of error, and transversal equalizer technologies which reduce the effects of noise


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(including impulse noise) and multipath interference, allow a variety of data rates to be supported with high spectrum efficiencies and allow the DXR 100 to maintain signal reception in harsh or difficult radio frequency environments. The DXR 100 includes an extended frequency range above DXR 200 and supports higher capacity applications, but without the full range of DXR 200 analog interface capabilities. The DXR 100 can be linked with the DXR 200 as part of larger network implementations.

NETWORK MANAGEMENT SYSTEM

     The DXR 100, 200 and 700 product families are supported by MAS's proprietary network management system (the "NMS") that allows for network and terminal configuration, modification to module functions, network monitoring and error and statistical measurements. The NMS is a flexible software control system, developed in SNMP, that allows the customer or MAS to quickly configure or reconfigure any or all of MAS's products used in the customer's communication network on site or from remote locations. With the NMS, network configuration can be achieved within minutes, eliminating the need for costly and time-consuming hardware replacement or service at the site. The NMS is sold as an optional component on the DXR 100, 200 and 700 equipment. MAS is enhancing the NMS to adhere to new standard protocols to assist it in working with third party systems such as Hewlett Packard Operview. MAS believes these enhancements will assist it in penetrating additional new markets.

QUALITY ASSURANCE

     In delivering its products and services, MAS provides customers with the assurance of high quality and integrity through the implementation of extensive and standardized product design, production and administration processes. As a result of implementing these processes, MAS received ISO 9001 certification in April 1990, a standard established by the International Standards Organization. Many telecommunications customers will not purchase products or incorporate systems from suppliers that have not received quality assurance certification for their processes or whose products do not comply with regional regulatory or industry standards. This standard provides quality assurance across all facets of MAS's operations including design, manufacture and staff safety and welfare. Based on updated standards, MAS received recertification in 1996. MAS has also received ISO 14001 certification, an environmental quality assurance certification which covers MAS's Environmental Management System. The ISO 14001 certification covers such topics as use of environmentally-friendly materials in MAS's products and in packaging materials, instructions for disposal at the end of equipment economic life, energy usage in manufacturing processes, effluent control and waste disposal processes. The ISO 14001 qualification is especially important in many countries where non-tariff barriers can be encountered by companies who do not have such certification. Thorough environmental testing of all sub-systems and sub-system compatibility also helps ensure reliable performance and operation.

SERVICES

     MAS offers value-added services through its network of regional offices. These services include network planning, path planning, systems integration, installation, commissioning, training and ongoing support, and repair services. MAS believes that offering these value-added services facilitates the sale and installation of its products. Maintenance and repair of MAS's products is provided through local distributors who are supported by MAS's regional offices. Repair services range from component-level repair to dispatching modules for change-out and return to MAS. MAS utilizes a number of procedures to ensure prompt service, including maintaining an adequate supply of inventories and spare parts. All of MAS's products are covered by warranty on parts and labor for a minimum period of twelve months.

     MAS markets and sells a limited number of third-party complementary product lines to offer comprehensive solutions on large contracts. These third-party products are typically sold at lower margins than MAS's proprietary products. MAS regularly sources such products from several suppliers to expand product capacity, provide additional communication protocols and fulfill additional customer needs.


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CUSTOMERS

     MAS has sold its products and services to over 100 customers across six continents. MAS's customers include: (i) large telecommunications companies and utilities, which use MAS's products in providing medium and long range wireless communications services to their own customers; (ii) large systems integrators which combine MAS's products with other third party products; (iii) other end users, which incorporate MAS's products into network systems either to provide remote access to communications services, or as part of private or corporate networks; and (iv) distributors. In selecting resellers, MAS works with organizations that are experienced in microwave communications and that possess the technical support resources and systems expertise necessary to effectively represent MAS and its products.

APPLICATIONS

     MAS's products are used in a variety of applications such as increasing the availability, quality, and range of telecommunication services in developing and deregulated regions, establishing competing communication services, and installing corporate and other private networks to accommodate operational and other communication needs. MAS has designed its products for use in comprehensive communications networks, complementary networks allowing customer access to higher capacity public switched networks and private networks serving geographically dispersed operations and users. The following section presents examples of the ways in which MAS's products have addressed specific customer needs:

TRUNKED NETWORK APPLICATIONS

     The DXR 200 and DXR 100 product families can be used together in the same network to provide flexibility in a wide variety of communications networks such as trunked network applications.

     VIETNAM.   As part of a nationwide program to significantly increase
teledensity in Vietnam, the national telecom provider and its regional operating departments sought to install a wireless transmission solution. The limited channel allocation and large number of long distance paths posed particular challenges. The DXR 100 was chosen specifically for its bandwidth efficient modulation and its ability to provide 4 x 2 Mbps medium capacity links over distances of approximately 50 km. The DXR 100 links are used to connect small (1,000 to 5,000 line) central office switches to regional switching centers.

     BOTSWANA. The Botswana police needed to link together their new regional depots spread throughout the country. Of primary importance was the integrity and reliability of service in a harsh environment and establishing a comprehensive network management system. The DXR 200 was chosen because of demonstrated high reliability and advanced data and voice features that ensured compatibility with third-party equipment, specifically, Motorola trunked mobile radio.

RURAL TELEPHONY

     Digital microwave systems enable rural businesses, clusters of rural subscribers, destination points, small towns and other geographically dispersed locations to connect to public switched and other higher capacity networks. Digital microwave systems can transmit and receive signals across obstacles such as long distances, difficult terrain and harsh climates. Low frequency digital microwave signals can provide high quality communications services up to 150 km between sites.

     BRAZIL.   Several regional telecommunications companies which make up the
Telebras' network needed to connect geographically dispersed rural communities over difficult paths, long distances and adverse atmospheric conditions. As of January 31, 1997, more than 180 DXR 200 terminals had been supplied with a mixture of 4, 10, and 30 channel capacities in the 400 MHz, 900 MHz and 1.5 GHz bands. Some of the links have been configured with integrated multiplexers to connect rural subscribers to existing networks and other links are being used as 2 Mbps digital paths to interconnect exchanges.

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     MALDIVE ISLANDS.   Dhiraagu, the local telephone company, needed to connect
individual subscribers and resorts on the outer Maldive Islands to the existing public telephone network. Dhiraagu selected MAS's DXR 200 system because of its flexibility, scalability, upgrade capabilities and, in particular, because of its wide range of analog interface and signaling options, which are required to integrate a large variety of different telephones (including pay phones), PBXs and PSTN exchanges. MAS's DXR 200 was successfully tested over a 70 km sea path in an adverse tropical environment between two islands. The successful test of the DXR 200 resulted in a three year rural communication expansion project currently being undertaken by Dhiraagu.

CELLULAR AND MOBILE NETWORK APPLICATIONS

     Cellular systems consist of a number of cellular sites or base transceiver stations linked together under the control of a mobile switching center.

     ARGENTINA.   CTI Compania de Telefonos del Interior S.A. ("CTI"), a company jointly owned by GTE and Argentinean interests, is one of two cellular service providers in Argentina. CTI needed to expand its cellular network into low density areas. CTI chose the DXR 200 because of its fully integrated design which reduced the need for a multi-vendor system, and thereby reduced cost and improved reliability. In particular, CTI selected the DXR 200 to connect its cellular base stations because of the built-in cross connect feature which allows multiple individual circuits to be combined thus reducing the cost of the network. MAS had full responsibility for system design, installation, project management and commissioning, and has installed over 400 DXR 200 systems for CTI to date.

     INDONESIA.   A regional subsidiary of a large multinational corporation needed to interconnect several base stations within a wireless local loop system. Of particular importance was the need for an extensive network management system. The DXR 100 was selected because of its industry standard network management system and its compatibility with the network management system of the wireless local loop access equipment.

     NEW ZEALAND.   BellSouth is a cellular operator in New Zealand. It operates a network which now provides coverage to more than 90% of New Zealand's population. BellSouth needed turnkey installation of digital microwave links which could operate inside the cellular band, between frequencies already used by the base stations. MAS's DXR 200 was selected because of the inherent immunity of the DXR from adjacent channel interference. These features allowed BellSouth to reduce its capital expenditures by reducing the need for BellSouth to purchase frequency spectrum in operating their network.

PRIVATE BUSINESS APPLICATIONS

     Private business networks are implemented in a variety of industries including oil and gas, mining, transportation and financial services. Because of the DXR product families' ability to provide links over long distances and difficult terrain, digital microwave transmission systems often provide the only linking option for private networks. Additionally, digital microwave systems can be implemented in private networks to provide data-stream solutions that allow users to implement system controls cost-effectively and exchange data between two remote sites.

     NEW ZEALAND.   Broadcast Communications Ltd. needed a maritime
communications network to provide routine and emergency communications to ships in the waters around New Zealand and the South Pacific by means of HF transmitting and receiving stations and a network of VHF coast stations. Because of the safety implications for this network, there were stringent customer requirements on outage time. A 10 channel DXR 200 network was selected for this long distance, low capacity application as it offered reduced spectrum usage compared with other radios. To fit in with available spectrum, a mixture of 900 and 1500 MHz terminals was used and the commonality between different bands reduced the spares requirements. The DXR 200 was able to meet the high MTBF requirement without the need for the high cost of redundant configurations.

     BELGIUM.   AEG Belgium, a subsidiary of a large multinational corporation, needed a digital microwave network to interconnect two-way radio base stations as part of a nationwide private transport communications

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network. AEG Belgium selected MAS's DXR 200 for its built-in multiplexer and integrated 4-wire interfaces. More than 90 DXR 200 terminals operating in the
1.5 GHz band with 10 channel capacity have been installed, providing links between trunked radio base stations and enabling efficient digital networking.

     UNITED KINGDOM.   Shell Oil, for its North Sea operations, required highly
reliable data and voice transmission, linking oil platforms over long distances. The DXR 200 was chosen because of the QAM option, providing efficient spectrum use, plus frequency diversity in a protected configuration, providing secure operation for long hops over water paths.

SALES AND MARKETING

     MAS markets its products and services primarily through its direct sales organization which is complemented by other sales channels, including system integrators, brand labelers and international distributors. As of December 31, 1997, MAS's direct field sales force consisted of 25 full time sales personnel supported by 55 sales and engineering support staff. For several years, a significant portion of MAS's sales have been generated from international distributors and system integrators, who incorporate MAS's products in network solutions for their own end user customers. Sales to international distributors and systems integrators accounted for approximately 27% and 24% of total sales during fiscal years 1996 and 1997, respectively. MAS believes that its continued success depends on its ability to expand its regional sales and marketing efforts and direct those efforts from its central office in the regions specified below.

     AFRICA.   Through the acquisition of the assets of its distributor in South
Africa, MAS established an office in Pretoria to serve MAS's customers in South Africa and has subsequently opened offices in Zimbabwe and Botswana to serve those particular markets. Current sales and marketing efforts in Africa are focused on expanding MAS's customer base by targeting the emerging African wireless telecommunications market.

     THE PACIFIC.   MAS currently coordinates and manages all sales and
marketing efforts from its executive offices in Wellington, New Zealand. In addition to servicing customers in New Zealand and the Pacific Islands, initiatives for customer, agent and other sales programs also originate from this office. Personnel at the New Zealand office work with the other offices to close sales, to set sales and marketing strategies and to ensure the efficient deployment of Company resources.

     THE AMERICAS.   MAS serves the North and Latin American markets through a
sales and support force in the Americas. MAS has an office in San Jose, California that serves systems integrators, such as GTE and Motorola, who operate internationally. This office is also responsible for serving Central America and the northern countries of Latin America, such as Venezuela and Colombia. MAS also maintains an office in Brazil and works with several distributors and representatives to service Brazil, Argentina, Chile and Peru.

     ASIA. MAS's Asia sales and support staff serve MAS's customers in Malaysia, Indonesia, India, the Maldive Islands, the Philippines, Pakistan and Korea and are based in various regional offices outside of New Zealand. The Singapore office functions as the regional headquarters for sales and support offices in Manila and Jakarta. MAS works with several resellers and telecommunication companies in this region to serve the transmission needs of the growing wireless local loop and cellular markets as well as customers in mining, exploration, transport and utility industries and government administration.

     EUROPE.   MAS currently serves the European market from its United Kingdom office. MAS also maintains an office in Denmark and works with several distributors and resellers to service the European and North African markets. MAS's current European sales efforts are focused on the ETSI band replacement market and coordination of sales to Europe and North Africa.

     MAS has a number of marketing programs to support the sale and distribution of its products. The objective of these programs is to inform customers of the capabilities and benefits of MAS's products and of the wide range of value added services offered by MAS. Marketing programs include visiting customer sites, sales training, preparation of competitive product analysis, distribution support and participation in industry trade shows.

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     MAS conducts significant market research from its headquarters to identify markets with favorable telephone density characteristics and growing telephone infrastructure initiatives and to identify and target the customers whose expanding networks and operations provide significant opportunities for MAS's products. MAS's sales and marketing personnel provide a high level of technical support. MAS's current sales process is typically a lengthy one which involves large orders from a limited number of customers.

RESEARCH AND PRODUCT DEVELOPMENT

     MAS believes that its future success depends on its ability to develop and introduce products which meet the rapidly changing demands of customers and markets, including evolving industry or regulatory standards. MAS believes that its products must incorporate flexible architectures and components to rapidly deploy new products and product enhancements to satisfy customer, industry and market needs.

     MAS simultaneously pursues several product development projects and allocates its research and product development resources in response to market and customer demands for additional features and products. MAS's product development process begins with extensive research designed to identify and quantify the market need and sales potential of a particular product concept and continues through to design, prototyping and testing. MAS's product development strategy involves rolling out initial versions of its products and subsequently adding features over time. MAS regularly incorporates product feedback received from customers and contract manufacturers into its product development process. MAS's research and development efforts are principally focused on two key areas,
(i) the development and enhancement of software configurations and components to support a broader range of communication protocols and applications for MAS's existing product platforms, and (ii) developing new products capable of supporting high capacity, dynamic applications and networks. MAS is currently developing several products which will support higher capacity applications and additional industry-specific standards, including T-1 in the United States.

     MAS employs highly qualified engineers and other key development expertise in-house enabling design processes to be efficiently managed to shorten product introduction lead times. MAS has experienced low staff turnover through the years which has contributed to its high level of accumulated expertise within its software, hardware and radio frequency groups. To the extent possible, MAS seeks to maximize the use of existing technology to minimize time to market.

     All product development is carried out in accordance with MAS's certification to ISO 9001 and ISO 14001 thereby providing a high level of design integrity and maintainability. As of December 31, 1997, MAS's research and development staff consisted of 56 full-time employees in software, radio frequency and hardware, all of whom are located at its headquarters. Most of MAS's research and development personnel hold engineering and other advanced technical degrees. This research and development team maintains close relationships with customers by visits and seminars and, accordingly, is sensitive and responsive to customer needs. In fiscal years 1995, 1996 and 1997 and for the six months ended September 30, 1997, MAS's gross research and development expenditures and the percentage of sales for its wireless telecommunications products were approximately NZ$1.9 million, NZ$2.7 million, NZ$3.8 million and NZ$2.6 million and 8.4%, 6.7%, 7.4% and 6.5%, respectively.

MANUFACTURING

   MAS's internal manufacturing process consists primarily of component and material planning and procurement, final assembly, customer software configuration, test and burn-in, quality assurance and packaging for shipment. Since MAS believes its efforts and resources are best employed in the development of intellectual property, it has pursued a strategy of out-sourcing low level product assembly. For example, printed circuit board production is out-sourced to Alcatel, EDAC Systems and Harding Electronics, all of which are located in New Zealand and are certified to ISO 9001 or ISO 9002. MAS provides detailed product specifications and requires contract manufacturers or contractors to adhere to rigorous standards to ensure that all products meet quality requirements. MAS's products are subjected to several levels of testing which exposes each product to a variety of conditions, including heat and rapid temperature change in order to determine how products will function in their intended applications and to reduce the likelihood of product failure. MAS assembles products at its headquarters near Wellington, New Zealand and, as of December 31, 1997, maintained a staff of 38 assembly, technical and support personnel. MAS has received several national awards recognizing its manufacturing excellence.

     MAS has entered into, and intends to continue entering into, agreements with regional manufacturers. By outsourcing the manufacturing of MAS's products in selected regions, MAS believes it improves its ability to serve those regions and meet certain regional industry and regulatory requirements. MAS also believes that entering into these regional manufacturing relationships provides manufacturing diversity, allowing MAS to meet customer delivery and application-specific requirements.

     MAS's reliance on contract manufacturers and a limited group of suppliers involves several risks. These risks include a potential inability to obtain adequate finished products and required components, timely delivery, reliability and quality of finished products and components. MAS has experienced, and may in the future experience, delays in the production and delivery of its products and certain components and subassemblies. Manufacture of MAS's products and associated components and subassemblies is an extremely complex process, and there can be no assurance that delays caused by contract manufacturers and suppliers will not occur in the future. Certain of MAS's suppliers have relatively limited financial and other resources. Although MAS has no supply agreements with component vendors, it expects these sources to continue to satisfy its component requirements. An extended interruption in the supply of certain components could materially adversely affect MAS's results of operations.

DEFENSE PRODUCTS

     Between March 1993 and March 1997, 11.9% of MAS's cumulative revenues were derived from sales of certain defense related products such as radio controlled simulation, radio controlled detonation, computing systems for ballistics and associated radio/line communications equipment. Since April 1, 1996, MAS has not devoted significant resources to selling such products and has devoted minimal resources to the development or enhancement of such products. In fiscal year 1997 and the six months ended September 30, 1997, MAS believes that sales of defense products were not material and currently commits no significant resources to its defense and related businesses.

COMPETITION

     The wireless communications market is intensely competitive. MAS's digital microwave transmission systems compete with other telecommunication products and terrestrial based transmission systems sold as twisted-pair copper, coaxial cable and fiber optic cable. MAS believes that a number of competitive factors affect its ability to sell its products, including the performance, quality and price of MAS's and competing products, the announcement, timing and success of new product introductions by MAS and its competitors, the emergence of new technologies and competing technologies, the development of technological innovations, the efficiency of MAS's production, the number and nature of MAS's competitors in a given regional or application-specific market, the assertion of intellectual property rights and general market and economic conditions. Within the market for digital microwave links and transmission systems, MAS has encountered direct competition from large, established microwave link suppliers such as Siemens AG, Nokia, Fujitsu Limited and Harris Corporation and smaller competitors such as Mosely Associates Incorporated and AWA Australia Pty Ltd. MAS expects competition to continue to intensify from various competitors and new market entrants, some of which may be current customers of MAS, as they begin to offer products, services or systems which compete with MAS's products. There can be no assurance that MAS's current or future competitors, many of whom have substantially greater financial resources, research and development resources, greater distribution, marketing and other capabilities than MAS, will not apply these resources and capabilities to compete successfully against MAS.

PROPRIETARY RIGHTS

     MAS attempts to protect its intellectual property rights through patents, trademarks, trade secrets and a variety of other measures, such as encryption of its software. However, there can be no assurance that such measures will provide adequate protection for MAS's trade secrets or other proprietary information, that disputes with respect

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

to the ownership of its intellectual property rights will not arise, that MAS's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors or that MAS can otherwise meaningfully protect its intellectual property rights. There can be no assurance that any patent owned by MAS will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to MAS or that any of MAS's pending or future patent applications will be issued within the scope of the claims sought by MAS, if at all. Furthermore, there can be no assurance that the others will not develop similar products or software, duplicate MAS's products or design around the patents owned by MAS or that third parties will not assert intellectual property infringement claims against MAS. In addition, there can be no assurance that foreign intellectual property laws will adequately protect MAS's intellectual property rights abroad. The failure of MAS to protect its proprietary rights could have a material adverse effect on its business, financial condition and results of operations.

GOVERNMENT REGULATION

     MAS's equipment must conform to a variety of domestic and international requirements including foreign laws and international treaties. In order for MAS to operate in a particular jurisdiction, it must obtain regulatory approval for its products. The failure to comply with current or future regulations or changes in the interpretation of existing regulations could result in the suspension or cessation of MAS's operations within a country or region. Such regulations or such changes in interpretation could require MAS to modify its digital microwave systems and incur significant costs to comply with such time-consuming regulations and changes. In addition, MAS is affected to the extent that domestic and international authorities regulate the allocation of the radio frequency spectrum. Equipment to support new services can be marketed only if permitted by suitable frequency allocations and regulations, and the process of establishing new regulations is complex and lengthy. Failure by the regulatory authorities to allocate suitable frequency spectrum could have a material adverse effect on MAS's business, financial condition and results of operations.

     The regulatory environment in which MAS operates is subject to change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact MAS's operations by restricting development efforts by MAS and its customers, making current systems obsolete or increasing the opportunity for additional competition. Any such regulatory changes could have a material adverse effect on MAS's business, financial condition and results of operations. MAS might deem it necessary or advisable to modify its systems to operate in compliance with such regulations. Such modifications could be extremely expensive and time-consuming.

EMPLOYEES

     As of December 31, 1997, MAS had a total of 210 employees, of whom 152 were based in New Zealand. MAS's success depends in significant part on the continued service of its key management, sales, product development and operational personnel and on its ability to continue to attract, motivate and retain highly qualified employees. Competition for such personnel is intense and there can be no assurance that MAS will be successful in attracting, retaining or motivating key personnel. None of MAS's employees are represented by a labor union. Since its inception, MAS has never experienced any work stoppages.

FACILITIES

     MAS's headquarters are located in Lower Hutt near Wellington, New Zealand where it owns and leases approximately 45,000 square feet for its executive offices and product development facilities. MAS also maintains facilities in each of the regions in which it operates. MAS's research and development, manufacturing, and administrative operations may require additional facilities. MAS believes that additional space will be available as needed.

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

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF MAS

     EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MAS" CONTAINS FORWARD-LOOKING STATEMENTS, WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF MAS'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. MAS'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN MAS'S REGISTRATION STATEMENT ON FORM F-1 (REG.
NO. 333-6952) AND MAS'S MOST RECENT QUARTERLY REPORT ON FORM 10-Q, AS WELL AS THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE HEREIN.

OVERVIEW

     Based in Wellington, New Zealand, MAS designs, manufactures, markets and supports low and medium frequency, medium to long-haul digital microwave radio links for use in the worldwide telecommunications market. In 1994, MAS began selling its DXR 200 family of network products which offer modular, integrated digital microwave links to telecommunication service providers for use in a wide variety of applications. The DXR 200 has been installed in more than 100 customer networks in approximately 40 countries. MAS recently introduced its DXR 100 family of products that offer telecommunications service providers with digital microwave links designed to fulfill high performance trunking applications where analog interfaces are not required but where additional capacity and spectrum-efficiency is needed. Since the beginning of fiscal year 1989 and through fiscal year 1995, MAS also sold a significant amount of defense- and other government-related products. Since April 1, 1996, MAS has not devoted significant resources to selling, developing or enhancing its defense business.

     MAS's revenues from sales of telecommunications products consist primarily of the following two components: (i) sales of MAS's DXR products and related services such as network planning, installation and training services; and (ii) sales of third party products and related services which are complementary to MAS's products such as antennas, other microwave equipment necessary to complete a transmission system and non-proprietary telecommunications products sold under distributor agreements. Sales of MAS's DXR products and related services during fiscal years 1995, 1996 and 1997 and for the six months ended September 30, 1997 accounted for 27.7%, 54.5%, 63.8% and 60.9% of sales, respectively. Gross margins on sales of MAS's DXR products and the provision of related services are typically higher than gross margins on sales of third party products and related services. Sales of third party telecommunications products and related services have historically accounted for a significant percentage of MAS's historical revenues. Sales of third party telecommunications products and related services during fiscal years 1995, 1996 and 1997 and for the six months ended
September 30, 1997 accounted for 48.8%, 29.7%, 35.7% and 37.5% of sales, respectively.

     During the three years ended March 31, 1997, a majority of MAS's revenues were denominated in US$ while a majority of the operating expenses were denominated in NZ$. If the value of the NZ$ increases relative to either the US$ or other international currencies in which MAS's revenues are denominated, MAS's overall gross profit and net income could be materially adversely affected. Over the last three years, the value of the NZ$ has appreciated by approximately 24% relative to the US$. The cumulative effect of this appreciation has been a decrease in MAS's gross margin percentage of approximately 16% over these periods.

     During fiscal years 1996 and 1997, MAS significantly expanded its international sales and marketing operations which resulted in increased costs. Over this period MAS established offices in several regions and increased its sales staff across these regions. On September 1, 1996, MAS acquired certain net assets of a South African based distributor, NZ Telecoms (Proprietary) Limited, and the shares of two of its affiliates. This distributor sells MAS's and third party telecommunications products. The aggregate purchase price was NZ$1,293,000 with an additional contingent earn-out that provides for further payments through October 1998 of a maximum of US$2,726,000. Substantially all of the acquisition price and potential earn-out payments will be treated as goodwill and will be amortized on a straight line basis from the date of payment until August 31, 2001. See Note 13 of Notes to Consolidated Financial Statements. MAS expects that its sales and marketing expenses will increase in future

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

periods, and if MAS's sales do not correspondingly increase, MAS's results of operations would be materially adversely affected.

RESULTS OF OPERATIONS

     The following table sets forth certain income and expenditure items as a percentage of total sales for the periods indicated:

                                                                          SIX MONTHS ENDED
                                             YEAR ENDED MARCH 31,           SEPTEMBER 30,
                                   -------------------------------------- ----------------
                                    1993    1994    1995    1996    1997    1996    1997
                                   ------  ------  ------  ------  ------  ------  ------
Sales                              100.0%  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%
Cost of sales                       60.3    77.5    64.4    68.9    59.2    62.9    63.9
                                   -----   -----   -----   -----   -----   -----   -----
Gross profit                        39.7    22.5    35.6    31.1    40.8    37.1    36.1
Operating expenses:
     Research and development        6.7     9.5     8.4     6.7     7.4    10.4     6.5
     Selling and marketing           5.9     5.0    11.9     9.7    16.0    15.1    15.2
     General and administration     24.3    11.7     8.2     6.3     7.6     8.6     6.7
                                   -----   -----   -----   -----   -----   -----   -----
     Total operating expenses       36.9    26.2    28.5    22.7    31.0    34.1    28.4
                                   -----   -----   -----   -----   -----   -----   -----
Income (loss) from operations        2.8    (3.7)    7.1     8.4     9.8     3.0     7.7
Interest income (expense)           (0.3)   (0.5)   (0.8)   (0.4)   (1.0)   (0.9)    0.7
Other income (expense)              (0.1)    1.1      --     0.5     0.9      --     5.7
                                   -----   -----   -----   -----   -----   -----   -----
Income (loss) before income taxes    2.4    (3.1)    6.3     8.5     9.7     2.1    14.1
Income tax expense (benefit)         0.8    (0.6)    2.1     2.9     3.7     1.1     4.9
                                   -----   -----   -----   -----   -----   -----   -----
Net income (loss)                    1.6%   (2.5)%   4.2%    5.6%    6.0%    1.0%    9.2%
                                   -----   -----   -----   -----   -----   -----   -----
                                   -----   -----   -----   -----   -----   -----   -----



SIX MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 1996


     SALES. Sales increased by 140.3% to NZ$39.4 million in the six months ended September 30, 1997 from NZ$16.4 million in the six months ended September 30, 1996. Sales of DXR products and related services increased by 117.7% to NZ$24.0 million in the six months ended September 30, 1997 from NZ$11.0 million in the six months ended September 30, 1996. Sales of third party products and related services and other sales increased by 176.3% to NZ$14.8 million for the six months ended September 30, 1997 from NZ$5.4 million in the six months ended 30 September, 1996. The increase in the sales of third party products and services is due to sales by NZ Telecoms (Proprietary) Limited and sales to a customer expanding its cellular network totaling NZ$5.0 million and NZ$7.9 million, respectively, for the six months ended September 30, 1997 as compared to NZ$0 and NZ$512,000 in the comparable period. NZ Telecoms (Proprietary) Limited also distributed NZ$9.4 million of MAS's DXR products and related services as compared to NZ$1.9 million in the comparable period prior to the acquisition by MAS. Telecommunications products and services accounts for 98.4% of sales in the six months ended September 30, 1997 compared to 99.9% in the six months ended September 30, 1996. In the six months ended September 30, 1997, 60.9% of sales were generated from DXR products and services and 37.5% of sales were generated from third party products and services, compared to 67.3% and 32.6%, respectively in 1996.

     GROSS PROFIT. Gross profit increased 133.6% to NZ$14.2 million in the six months ended September 30, 1997 from NZ$6.1 million in the six months ended September 30, 1996. Gross margin decreased to 36.1% in the six months ended September 30, 1997 from 37.1% in the six months ended September 30, 1996. The decrease in gross margin is due to the increase in the sales of third party products and related services as a percentage of total sales, which are typically sold at gross margins lower than DXR products and related services.

     RESEARCH AND DEVELOPMENT COSTS. Research and development costs primarily consist of salaries of research and development personnel, materials and allocated overhead associated with the development and enhancement of MAS's DXR product families.

     Research and development costs increased 50.4% to NZ$2.6 million, or 6.5% of sales, in the six months ended September 30, 1997 from NZ$1.7 million or 10.4% of sales in the six months ended September 30, 1996. This increase is primarily attributable to the expenditures on additional staff of NZ$228,000 and NZ$292,000 for materials respectively for developing enhancement of the DXR 100 product family. Substantially all of the research and development expenditures in the six months ended September 30, 1997 were expended on the enhancement and development of new features for MAS's DXR product families. MAS believes that significant ongoing investments in research and development are required to remain competitive.

     SELLING AND MARKETING EXPENSES. Selling and marketing expenses primarily consist of salaries of sales and marketing personnel, investment in international operations and offices, sales commissions, travel expenses, customer service and support expenses, trade show related activities and advertising costs.

     Selling and marketing expenses increased 142.0% to NZ$6.0 million, or 15.2% of sales, in the six months ended September 30, 1997 from NZ$2.5 million, or 15.1% of sales, in the six months ended September 30, 1996. This increase is primarily attributable to the expansion of MAS's sales and marketing efforts, including the cost of maintaining the new sales offices totaling NZ$2.3 million, increased costs due to the acquisition of NZ Telecoms (Proprietary) Limited totaling NZ$881,000 and the additional marketing and sales personnel in the Europe, Africa, the Americas and Asia/Pacific sales regions.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses primarily consist of salaries and other expenses for management, finance, accounting, legal and other professional services.

     General and administrative expenses increased 86.9% to NZ$2.6 million, or 6.7% of sales, in the six months ended September 30, 1997 from NZ$1.4 million, or 8.6% of sales, in the six months ended September 30, 1996. This increase was primarily attributable to the increased costs due to the acquisition of NZ Telecoms (Proprietary) Limited totaling NZ$914,000.

     OTHER INCOME. Other income primarily consists of foreign exchange gains and losses. Other income increased 100% to NZ$2.2 million or 5.7% of sales in the six months ended September 30, 1997 from NZ$0 in the six months ended September 30, 1996. This increase is primarily due to the conversion of the cash and cash equivalents which are denominated in US$ to NZ$ at September 30, 1997, resulting in unrealized foreign exchange gains totaling NZ$1.7 million. Other income also includes realized foreign exchange gains of NZ$400,000 for the six months ended September 30, 1997 as compared to NZ$0 in the six months ended September 30, 1996.

FISCAL YEAR ENDED MARCH 31, 1997 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1996

     SALES.   Sales increased by 27.8% to NZ$51.3 million in fiscal year 1997 from NZ$40.2 million in fiscal year 1996. Sales of DXR products and related services increased by 49.6% to NZ$32.7 million in fiscal year 1997 from NZ$21.9 million in fiscal year 1996. Sales of third party products and related services, defense products and other sales declined by NZ$6.4 million for the year, but this decline was offset by sales of third party products and services by NZ Telecoms (Proprietary) Limited of NZ$6.8 million (subsequent to the date of acquisition). NZ Telecoms (Proprietary) Limited also distributed NZ$9.9 million of MAS's DXR products and related services (subsequent to the date of acquisition). Telecommunications products and services accounted for 99.5% of sales in fiscal year 1997 compared to 84.2% in fiscal year 1996. In fiscal year 1997, 63.8% of sales were generated from DXR products and services and 35.7% of sales were generated from third party products and services, compared to 54.5% and 29.7%, respectively, in fiscal year 1996. During the fiscal year 1997, sales denominated in US$ represent 66% of total sales. The value of the NZ$ increased approximately 2% relative to the US$ during fiscal year 1997, which resulted in US$ denominated sales (expressed in NZ$) decreasing by approximately 4%.

     GROSS PROFIT.   Gross profit increased 67.8% to NZ$21.0 million in fiscal
year 1997 from NZ $12.5 million in fiscal year 1996. Gross margin increased to 40.8% in fiscal year 1997 from 31.1% in fiscal year 1996. This increase is primarily attributable to an increase in the number of DXR products sold and an increase in the average selling price.

     RESEARCH AND DEVELOPMENT COSTS.   Research and development costs primarily
consist of salaries of research and development personnel and allocated overhead associated with the development and enhancement of MAS's two DXR product families. Research and development costs increased 41.6% to NZ$3.8 million, or 7.4% of sales, in fiscal year 1997 from NZ$2.7 million, or 6.7% of sales, in fiscal year 1996. Substantially all of the research and development expenditures in fiscal year 1997 were expended on the enhancement and development of new features for MAS's DXR product families, particularly the development of the DXR
100. MAS believes that significant ongoing investments in research and development are required to remain competitive.

     SELLING AND MARKETING EXPENSES.   Selling and marketing expenses primarily
consist of salaries of sales and marketing personnel, investment in international operations and offices, sales commissions, travel expenses, customer service and support expenses, trade show related activities and advertising costs. Selling and marketing expenses increased 111.1% to NZ$8.2 million, or 16.0% of sales, in fiscal year 1997 from NZ$3.9 million, or 9.7% of sales, in fiscal year 1996. This increase is primarily attributable to a substantial expansion of MAS's sales and marketing efforts, including the cost of establishing new sales offices totaling NZ$2.2 million, increased costs due to the acquisition of NZ Telecoms (Proprietary) Limited totaling NZ$929,000 and the recruitment of additional marketing and sales personnel in the Europe, Africa, the Americas and Asia/Pacific sales regions.

     GENERAL AND ADMINISTRATIVE EXPENSES.   General and administrative expenses
primarily consist of salaries and other expenses for management, finance, accounting, legal and other professional services. General and administrative expenses increased 52.8% to NZ$3.9 million, or 7.6% of sales, in fiscal year 1997 from NZ$2.6 million, or 6.4% of sales, in fiscal year 1996. This increase was primarily attributable to the increased costs due to the acquisition of NZ Telecoms (Proprietary) Limited totaling NZ$354,000, the hiring of additional management personnel and other staff in New Zealand to support MAS's expanding operations and in connection with the administration of additional regional sales offices.

FISCAL YEAR ENDED MARCH 31, 1996 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1995

     SALES.   Sales increased 77.8% to NZ$40.2 million in fiscal year 1996 from
NZ$22.6 million in fiscal year 1995. This increase was primarily attributable to an increase in sales of MAS's DXR 200 product family. Sales of the DXR products and services increased 250.0% to NZ$21.9 million in fiscal year 1996 from NZ$6.3 million in fiscal year 1995. Telecommunications products and services accounted for 84.2% of sales in fiscal year 1996, compared to 76.4% in fiscal year 1995. In fiscal year 1996, 54.5% of sales were generated from DXR products and services and 29.7% of sales were generated from third party products and services, compared to 27.7% and 48.8%, respectively, in fiscal year 1995. In addition, MAS recognized NZ$3.9 million of non-recurring revenue as a result of subcontracting a one-time joint project with a distributor. During the fiscal year 1996, sales denominated in US$ represent 62% of total sales. The value of the NZ$ increased approximately 4% relative to the US$ during fiscal year 1996, which resulted in US$ denominated sales (expressed in NZ$) decreasing by approximately 8%.

     GROSS PROFIT.   Gross profit increased 55.4% to NZ$12.5 million in fiscal
year 1996 from NZ$8.0 million in fiscal year 1995. Gross margin decreased to 31.1% in fiscal year 1996 from 35.6% in fiscal year 1995. This decrease is primarily attributable to a decline in the sales of MAS's defense related products which had high margins. This decrease is also partly attributable to the one-time joint project with a distributor at a low margin.

     RESEARCH AND DEVELOPMENT COSTS.   Research and development costs increased
41.0% to NZ$2.7 million, or 6.7% of sales, in fiscal year 1996 from NZ$1.9 million, or 8.4% of sales, in fiscal year 1995. This increase is primarily attributable to the expenditures on additional staff of NZ$215,000 for the initial design and development of enhancements, including new frequency bands and features for the DXR 200 product family and for the initial development of the new DXR 100 product family.

     SELLING AND MARKETING EXPENSES.   Selling and marketing expenses increased
44.5% to NZ$3.9 million, or 9.7% of sales, in fiscal year 1996 from NZ$2.7 million, or 11.9% of sales, in fiscal year 1995. This increase is primarily attributable to expansion of MAS's selling and marketing efforts including the hiring of additional marketing, product management and network planning personnel totaling NZ$998,000 and the establishment of additional overseas sales offices.

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

     GENERAL AND ADMINISTRATIVE EXPENSES.   General and administrative expenses
increased 38.6% to NZ$2.6 million, or 6.4% of sales, in fiscal year 1996 from NZ$1.8 million, or 8.2% of sales, in fiscal year 1995. This increase was primarily attributable to the hiring of additional management personnel and other staff to support expanding operations.

FISCAL YEAR ENDED MARCH 31, 1995 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1994

     SALES.   Sales increased 22.2% to NZ$22.6 million in fiscal year 1995 from
NZ$18.5 million in fiscal year 1994. This increase was primarily attributable to a large order received from a South American cellular operator which accounted for 18% of sales in fiscal year 1995. Telecommunication products and services accounted for 76.5% of sales in fiscal year 1995, compared to 89.2% in fiscal year 1994. In fiscal year 1995, 27.7% of sales were generated from DXR products and services and 48.8% were generated from third party products and services, compared to 5.4% and 83.8%, respectively in fiscal year 1994.

     GROSS PROFIT.   Gross profit increased 93.3% to NZ$8.0 million in fiscal
year 1995 from NZ$4.2 million in fiscal year 1994. Gross margin increased to 35.6% in fiscal year 1995 from 22.5% in the same period in fiscal year 1994. This increase was primarily attributable to increased sales of DXR products and services compared to sales of third party products and services.

     RESEARCH AND DEVELOPMENT COSTS.   Research and development costs increased
8.0% to NZ$1.9 million, or 8.4% of sales, in fiscal year 1995 from NZ$1.8 million, or 9.5% of sales, in fiscal year 1994. This increase was attributable to the development of the DXR product family, mainly the DXR 200, for release and production.

     SELLING AND MARKETING EXPENSES.   Selling and marketing expenses increased
193.4% to NZ$2.7 million, or 11.9% of sales, in fiscal year 1995 from NZ$920,000, or 5.0% of sales, in fiscal year 1994. This increase was primarily attributable to the significant increase in sales and marketing staff.

     GENERAL AND ADMINISTRATIVE EXPENSES.   General and administrative expenses
decreased 15.2% to NZ$1.8 million, or 8.2% of sales, in fiscal year 1995 from NZ$2.2 million, or 11.7% of sales, in fiscal year 1994. This decrease was attributable to the introduction of stronger financial control over expenditures.

LIQUIDITY AND CAPITAL RESOURCES

     MAS has historically financed its operations to date through cash flow from operations, bank loans and bank advances and the issuance of equity securities. During June and July, 1997 MAS completed its initial public offering including the exercising of the over-allotment of ADSs, raising net proceeds of NZ$41.8 million (US$26.7 million). These funds have been and will be used to fund (i) the repayment of NZ$7.1 million (approximately US$4.5 million) in bank loans and advances and (ii) working capital and general corporate purposes. The current bank facilities available to MAS extend to a composite facility totaling
NZ$10.8 million. This is secured by a NZ$15.0 million floating debenture over MAS's assets. See Note 7 of Notes to MAS's Financial Statements.

     MAS's principal sources of liquidity as of March 31, 1997 consisted of a line of credit and cash overdraft facilities for NZ$7.0 million and NZ$450,000, respectively, with the National Bank of New Zealand. These facilities expired on June 30, 1997 upon completion of the MAS's initial public offering and the repayment of the line of credit. As of September 30, 1997, the cash overdraft facilities total NZ$1.2 million. The facilities carry an interest rate equal to the bank's standard annual commercial rate of 8.05% and contain certain covenants, including those relating to profitability, interest expense coverage and minimum levels of working capital, limitations of debt and liens and various financial ratios that must be met by MAS. As at March 31, 1997, MAS had an outstanding composite balance of NZ$6.8 million. MAS also has a cash overdraft facility in South Africa for NZ$680,000 and MAS had an outstanding balance of NZ$339,000. MAS used a portion of the net proceeds of this offering to repay the amounts owed under these credit and cash overdraft facilities and believes that the remaining proceeds, together with cash flow from operations, will be adequate to fund product development projects, to further develop and expand international sales channels, for working capital and general corporate purposes, including future capital equipment purchases, infrastructure and any contingent earn-out payments required to be paid in connection with

MAS's acquisition of NZ Telecoms (Proprietary) Limited. Accordingly, assuming the consummation of the offering, MAS does not anticipate extending existing credit facilities at current levels.

     MAS has provided (used) cash flows from operations of NZ$(2.0) million and NZ$3.8 million for the fiscal years 1995 and 1996, respectively. In fiscal year 1997 operating activities used net cash of NZ$6.1 million primarily due to funding increases in accounts receivable and inventory of NZ$11.4 million and NZ$3.4 million, respectively. This was partially offset by operating income and an increase in accounts payable and accrued employee benefits of NZ$3.5 million and NZ$1.1 million, respectively. MAS has used cash flows from operations of NZ$5.7 million and NZ$3.1 million for the six months ended September 30, 1996 and 1997, respectively. In the six months ended September 30, 1997, operating activities used net cash of NZ$3.1 million primarily due to the funding of inventory and prepaid and other of NZ$4.6 million and NZ$1.1 million, respectively, and an increase in unrealized foreign exchange gains of NZ$1.7 million. This was partially offset by operating income and a decrease in accounts receivable of NZ$800,000. Cash flows from operations are expected to contribute to working capital, primarily accounts receivable. The accounts receivable policy permits open account transactions within limits approved by the MAS Board. However, for most international accounts receivable, letters of credit or other bankable documents are arranged between the customer and MAS before the product is shipped. In recent quarters, most of MAS's sales have been realized near the end of the quarter, resulting in significant investment in accounts receivable at the end of the quarter. MAS expects that its investments in accounts receivable and inventories will be significant and will continue to represent a significant portion of working capital. Significant investments in accounts receivable and inventories may subject MAS to increased risks, including bad debts, which could materially adversely affect MAS's business, financial condition and results of operations.

     Purchase of property and equipment has utilized cash flow of NZ$535,000, NZ$580,000 and NZ$1.1 million, for fiscal years 1995, 1996 and 1997, respectively. This expenditure has been predominantly utilized in expanding the research and development and testing facilities of the Lower Hutt plant. Net cash flows used in investing activities in the six months ended September 30, 1997 were NZ$1.2 million. The cash flows used in investing activities have resulted primarily from the first earn-out payment for the acquisition of NZ Telecoms (Proprietary) Limited totaling NZ$728,000, and the purchases of plant and equipment totaling NZ$520,000.

     Financing activities have generated (used) the following cash flows, NZ$2.5 million, NZ$(2.0) million and NZ$7.1 million for fiscal years 1995, 1996 and 1997, respectively. In fiscal year 1995, MAS raised NZ$1.9 million through a private placement of Ordinary Shares with two institutional investors. MAS used these funds in fiscal years 1995 and 1996 to reduce its bank borrowings and to fund working capital requirements for the research and development of the DXR product families.

     Some of MAS's consolidated assets and liabilities are denominated in currencies other than the related functional currency. MAS's consolidated assets and liabilities that are subject to foreign currency risk relate to foreign currency denominated receivables and payables totaling approximately 11% of MAS's total assets and 9% of MAS's total liabilities, respectively, as of March 31, 1997. MAS engages in limited transactions to manage its foreign exchange risks through the use of forward foreign currency contracts. MAS enters into forward foreign exchange contracts to offset the effect of exchange rate changes on foreign currency denominated assets and liabilities. MAS also enters into forward foreign exchange contracts to offset the effect of future exchange rate changes on anticipated revenues denominated in currencies other than the NZ$, principally the US$. As of March 31, 1997 and September 30, 1997, MAS had open forward foreign exchange contracts with an aggregate notional amount of US$5,450,000 and US$8,900,000 to sell US$ in exchange for NZ$.

     The functional currencies of MAS's international operations are the local currencies in which the international operations operate. Assets and liabilities of MAS's international operations are translated into NZ$ at the period end exchange rate and revenues and expenses are translated at average exchange rates during the period. MAS does not engage in transactions to manage the foreign exchange translation risks of its investments in international operations. The net assets of MAS's international operations that are subject to foreign currency translation risk represent approximately 3% of MAS's total assets as of March 31, 1997.

     At present, MAS does not have any material commitments for capital equipment purchases. However, MAS's future capital requirements will depend upon many factors, including the development of new microwave radio systems and related software tools, potential acquisitions, the extent, timing and market acceptance of MAS's radio systems, requirements to maintain adequate manufacturing facilities, working capital requirements, the progress of MAS's research and development efforts, expansion of MAS's marketing and sales efforts, MAS's results of operations and the status of competitive products. MAS believes it will have such amounts to adequately fund all capital expenditures, working capital requirements, expansion of its research and development efforts and its selling and marketing network. MAS believes that cash and cash equivalents from the offering, anticipated cash flow from operations, if any, and funds available from MAS's credit facilities will be adequate to fund its operations for at least the next twelve months. There can be no assurance, however, that MAS will not require additional financing after such date to fund its operations. There can be no assurance that any additional financing will be available to MAS on acceptable terms, or at all, when required by MAS. If additional funds are raised by issuing equity securities, further dilution to the existing shareholders will result. If adequate funds are not available, MAS may be required to delay, scale back or eliminate one or more of its research and development or manufacturing programs or obtain funds through arrangements with partners or others that may require MAS to relinquish rights to certain of its technologies or potential products or other assets that MAS would not otherwise relinquish. Accordingly, the inability to obtain such funding could have a material adverse effect on MAS's business, financial condition and results of operations.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited quarterly information for the ten quarters in the period ended September 30, 1997. This information should be read in conjunction with MAS's Consolidated Financial Statements and Notes thereto included in the Prospectus. In the opinion of MAS's management, this information reflects the adjustments (consisting of normal recurring adjustments) that MAS considers necessary for the fair presentation of this information. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                                        QUARTER ENDED
                                 --------------------------------------------------------------------------------------------------
                                   JUNE 30,   SEPT 30,  DEC 31,   MAR 31,   JUNE 30, SEPT 30, DEC 31,  MAR 31,   JUNE 30,  SEPT 30,
                                     1995       1995     1995      1996      1996      1996    1996     1997      1997      1997
                                   --------   --------  -------   -------   -------  -------- -------  -------   --------  --------
                                      NZ$        NZ$     NZ$        NZ$       NZ$       NZ$     NZ$      NZ$        NZ$       NZ$
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
Sales                               $ 4,460    $10,873   $9,507    $15,320   $8,075  $8,328   $12,323   $22,585   $14,478   $24,943
Cost of sales                         3,666      7,453    6,679      9,872    5,042   5,276     7,348    12,687     9,382    15,824
                                    -------    -------   ------    -------   ------  ------   -------   -------   -------   -------
Gross profit                            794      3,420    2,828      5,448    3,033   3,052     4,975     9,898     5,096     9,119
Operating expenses:
     Research and development           638        656      677        702      845     861       875     1,205     1,183     1,383
     Selling and marketing              714        934    1,085      1,167      970   1,499     2,181     3,582     2,763     3,216
     General administrative             529        584      587        853      719     689     1,152     1,341     1,256     1,376
                                    -------    -------   ------    -------   ------  ------   -------   -------   -------   -------
Total operating expenses              1,881      2,174    2,349      2,722    2,534   3,049     4,208     6,128     5,202     5,975
Income (loss) from operations        (1,087)     1,246      479      2,726      499       3       767     3,770      (106)    3,144
Interest income (expense)               (40)        15     (105)       (33)     (56)    (99)     (136)     (219)     (143)      424
Other income (expense)                   18        (48)      53        175       --      --       117       361       314     1,929
                                    -------    -------   ------    -------   ------  ------   -------   -------   -------   -------
Income (loss) before income taxes    (1,109)     1,213      427      2,868      443     (96)      748     3,912        65     5,497
Income tax expense (benefit)           (369)       401      152        985      183       3       357     1,365        61     1,883
                                    -------    -------   ------    -------   ------  ------   -------   -------   -------   -------
Net income (loss)                   $  (740)   $   812   $  275    $ 1,883   $  260  $  (99)  $   391   $ 2,547   $     4   $ 3,614
                                    -------    -------   ------    -------   ------  ------   -------   -------   -------   -------
                                    -------    -------   ------    -------   ------  ------   -------   -------   -------   -------
Net income (loss) per share           (0.18)      0.19     0.07       0.45     0.06   (0.02)     0.09      0.60      0.00      0.53

                                                                       PERCENTAGE OF SALES
                                 --------------------------------------------------------------------------------------------------
                                   JUNE 30,   SEPT 30,  DEC 31,   MAR 31,   JUNE 30, SEPT 30,  DEC 31,   MAR 31,  JUNE 30, SEPT 30,
                                     1995       1995     1995      1996      1996      1996     1996      1997      1997    1997
                                   --------   --------  -------   -------   -------- --------  -------   -------  -------- --------
Sales                                 100.0%    100.0%    100.0%    100.0%    100.0%  100.0%    100.0%    100.0%   100.0%    100.0%
Cost of sales                          82.2      68.5      70.3      64.4      62.4    63.4      59.6      56.2      64.8     63.4
                                    -------    ------    ------    ------    ------  -------    -----     -----     -----    -----
Gross profit                           17.8      31.5      29.7      35.6      37.6    36.6      40.4      43.8      35.2     36.6
Operating expenses:
     Research and development          14.3       6.0       7.1       4.6      10.5    10.3       7.1       5.3       8.2      5.6
     Selling and marketing             16.0       8.6      11.4       7.6      12.0    18.0      17.7      15.9      19.1     12.9



                                       110

     General administrative            11.9       5.4       6.2       5.6       8.9     8.3       9.4       5.9       8.7      5.5
                                    -------    ------    ------    ------    ------  -------    -----     -----     -----    -----
Total operating expenses               42.2      20.0      24.7      17.8      31.4    36.6      34.2      27.1      36.0     24.0
Income (loss) from operations         (24.4)     11.5       5.0      17.8       6.2      --       6.2      16.7      (0.8)    12.6
Interest income (expense)              (0.9)      0.1      (1.1)     (0.2)     (0.7)   (1.2)     (1.1)     (1.0)     (1.0)     1.7
Other income (expense)                  0.4      (0.4)      0.6       1.1        --      --       1.0       1.6       2.2      7.7
                                    -------    ------    ------    ------    ------  -------    -----     -----     -----    -----
Income (loss) before income taxes     (24.9)     11.2       4.5      18.7       5.5    (1.2)      6.1      17.3       0.4     22.0
Income tax expense (benefit)           (8.3)      3.7       1.6       6.4       2.3      --       2.9       6.0       0.4      7.5
                                    -------    ------    ------    ------    ------  -------    -----     -----     -----    -----
Net income (loss)                     (16.6)%     7.5%      2.9%     12.3%      3.2%   (1.2)%     3.2%     11.3%      0.0%    14.5%
                                    -------    ------    ------    ------    ------  -------    -----     -----     -----    -----
                                    -------    ------    ------    ------    ------  -------    -----     -----     -----    -----

     MAS has experienced, and may in the future experience, significant fluctuations in quarterly sales, gross profits and results of operations including certain seasonal effects. MAS's sales in any period are generally derived from sales of products pursuant to large orders from a limited number of customers. As MAS's gross margins on such orders can differ substantially as a result of a variety of factors, including competitive factors, product sales mix, or exchange rate fluctuations, MAS's overall gross margins may vary significantly on a period-to-period basis. Several of MAS's existing customers have fiscal years and capital investment budget cycles that end in March. These same customers typically purchase products towards the end of such fiscal years or budgetary cycles. Consequently, MAS's sales have been characterized by seasonality, with a disproportionate amount of MAS's revenues typically occurring in the quarter ending March 31 of each fiscal year. Sales in the quarters ended March 31 accounted for 48.8%, 38.1% and 44.0% of the total sales in fiscal years 1995, 1996 and 1997, respectively.

     In addition, because MAS's products are often incorporated into a customer's larger networking initiative, sales of MAS's products typically involve a significant and lengthy technical evaluation, commitment of management, sales and other resources and the delays frequently associated with large capital expenditures. The sales cycle for MAS's products typically range from six to twelve months. Consequently, MAS may incur a significant amount of expenses in a period without recognizing a corresponding sale. Moreover, MAS expects that the average selling price of its products will also decline as such products mature and as competition increases. Because of these as well as other factors, MAS believes that period-to-period comparisons of its quarterly results of operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance.

                          CERTAIN TRANSACTIONS OF MAS

     Under the terms of the Reorganization Agreement, MAS will continue operations as a subsidiary of DMC, and MAS and DMC anticipate that the current management of MAS will largely remain as the management of the subsidiary. Following the Reorganization, Neville Jordan, MAS's Chief Executive Officer, will remain as the Chief Executive Officer responsible for MAS operations and Howard Oringer, currently a director of MAS, will join the DMC Board.

     In connection with the Reorganization, DMC will exchange each outstanding option to purchase MAS Capital Stock for an option to purchase 1.20 shares of DMC Common Stock. As a result, approximately 8.2 million shares, or approximately 17%, of DMC Common Stock may be issued to MAS shareholders and option holders.

     A director of MAS, Peter Taylor is also a partner in Ernst & Young, which has been engaged by MAS to provide consulting and advisory services. In the fiscal years 1995, 1996 and 1997 and for the six months ended September 30, 1997, Ernst & Young provided services to MAS totaling NZ$2,010, NZ$5,340, NZ$121,000 and NZ$18,000, respectively. MAS believes that the terms of these arrangements, awarded through a competitive tender process, are no less favorable to MAS than MAS could have received from any other consulting or accounting firm.

     All future transactions, if any, between MAS and its officers, directors, principal shareholders and affiliates will be approved by a majority of MAS's independent directors and will be on terms no less favorable to MAS than can be obtained from unaffiliated third parties.

                   MAS MANAGEMENT AND EXECUTIVE COMPENSATION

MANAGEMENT OF MAS

     The executive officers and directors of MAS and their ages as of December 31, 1997, are as follows:

NAME                    AGE      POSITIONS
----                    ---      ---------
Neville Jordan . . . .  54       Chief Executive Officer; Deputy Chairman of
                                 the Board of Directors; Director
Peter Williams . . . .  42       Chief Technical Officer; Director

Peter Wright(1). . . .  45       Vice President, Finance and Chief Financial
                                 Officer
Grant Dow  . . . . . .  33       Vice President, Sales and Marketing
Royce Pullman. . . . .  48       Vice President, Research and Development
John Yaldwyn . . . . .  39       Vice President, Advanced Systems
Mark Powell. . . . . .  35       Vice President, Manufacturing
Peter Troughton(3) . .  54       Chairman of the Board of Directors; Director
Peter Taylor(2)(3) . .  56       Director
Max Bowyer(2)(3) . . .  57       Director
Howard Oringer . . . .  55       Director


(1)  Member of the MAS Contracts Committee
(2)  Member of the MAS Audit Committee
(3)  Member of the MAS Compensation Committee

     NEVILLE JORDAN founded MAS in 1975 and currently serves as Chief Executive Officer, Deputy Chairman of the Board, and Director. Prior to founding MAS, Mr. Jordan was employed in various capacities in technology industries, including as a radar engineer for the Civil Aviation Authority, Vice President for Magnavox Overseas Ltd. and in various marketing and management positions with IBM. Mr. Jordan received his bachelors degree in engineering and electronics from Canterbury University, New Zealand in 1966 and is a Distinguished Fellow of the Institution of Engineers, New Zealand.

     PETER WILLIAMS has served as Chief Technical Officer for MAS since 1984 and is also a Director of MAS. Prior to joining MAS, Mr. Williams was the Research and Development Manager of Computer Consultants Ltd. and was responsible for the design, technical planning and support of microprocessor and computer systems. Mr. Williams received his bachelors degree in physics and computer science from Victoria University, New Zealand in 1977.

     PETER WRIGHT has served as Vice President, Finance and Chief Financial Officer for MAS since 1995. From 1994 to 1995, Mr. Wright served as MAS's Financial Controller. From 1991 to 1993, he worked for a subsidiary of Hays Plc in Australia where he served as Executive Director of Accounting Placements
(Pty) Ltd. Previously Mr. Wright was employed by Hays Personnel Services Ltd. as Financial Director leading that division of Hays Plc through a trade sale, management buy-out and listing on the United Kingdom Stock Exchange. Mr. Wright is a Fellow of the Institute of Chartered Accountants in England and Wales and as an Associate Chartered Accountant of New Zealand.

     GRANT DOW has served as Vice President, Sales and Marketing for MAS since 1996. From 1991 to 1996, Mr. Dow was employed by GEC Australia where he was a Divisional Chief Executive from 1992 to 1996, and a National Sales Manager from 1991 to 1992. Mr. Dow received his bachelors degree, with honors, in engineering from Swinburne University, Australia in 1987 and his graduate diploma in engineering from Swinburne University in 1991. Mr. Dow is a member of the Institute of Engineers, Australia and the Australia Institute of Company Directors.

     ROYCE PULLMAN has served as Vice President, Research and Development for MAS since 1990. From 1971 to 1990, Dr. Pullman worked at the Department of Scientific and Industrial Research where he served as a project leader. Dr. Pullman received his bachelors degree in engineering from the University of Auckland, New Zealand in 1971 and his doctorate in Control Engineering from the University of Liverpool, England in 1978. Dr. Pullman is a member of the Institute of Professional Engineers, New Zealand.

     JOHN YALDWYN has served as Vice President, Advanced Systems for MAS since 1989. From 1985 to 1989, Mr. Yaldwyn served as MAS's Engineering Design Manager. Mr. Yaldwyn has been involved in a wide range of early market research, technical design and project management activities. Mr. Yaldwyn is responsible for the original architecture and system design of the DXR 200 and DXR 100 product families. Mr. Yaldwyn received his bachelors degree in physics and computer science at Victoria University, New Zealand in 1984.

     MARK POWELL has served as Vice President, Manufacturing for MAS since July 1996. From 1988 to 1996, Mr. Powell worked for RM Plc in the United Kingdom where he served as a general manager, project manager, logistics and purchasing manager, senior buyer and section manager. Mr. Powell received his HNC in Electronic Engineering from the Business and Technician Education Council, London in 1988.

     PETER TROUGHTON is Chairman of the Board and has served in this capacity and as a Director since 1993. From 1992 to 1993, Dr. Troughton served as Chairman of the New Zealand Electricity Grid and as a director of Crown Health Enterprise. From 1988 to 1992, Dr. Troughton worked for Telecom New Zealand Ltd., where he served as Chief Executive Officer and was responsible for its turnaround and privatization. Dr. Troughton received his bachelors degree in electrical engineering in 1967 from City University, London, England, and his doctorate in electrical engineering from University College, England in 1970.

     PETER TAYLOR has served as a Director of MAS since 1994. Since 1986 Mr. Taylor has been a management consulting partner of Ernst & Young in Wellington, New Zealand. Since 1994 Mr. Taylor has been a Director of Turners & Growers Ltd. and is a Director of a number of private companies. Mr. Taylor has obtained Associate Chartered Accountant of New Zealand certification and completed the Executive Program at the Darden School of Business Administration at the University of Virginia in 1993. He has been an Associate Member of the Institute of Chartered Accountants of New Zealand since 1966.

     MAX BOWYER has been a Director of MAS since 1991. Mr. Bowyer has been employed by R.E.W. Agency Ltd. since 1989 as an Executive Director and Property Sales Consultant providing real estate services to private and institutional investors in the Central Business District Property Market, Wellington. From 1964 to 1989, Mr. Bowyer was employed by BP New Zealand Ltd. in various marketing and management capacities, and served as director of BP Oil New Zealand Ltd. and a number of subsidiary companies. Mr. Bowyer received his bachelors degree in engineering from the University of Canterbury, New Zealand in 1964, completed the Executive Program at the Darden School of Business Administration at the University of Virginia and obtained his diploma of Business Studies from Massey University, New Zealand. Mr. Bowyer is an Associate of the Real Estate Institute of New Zealand.

     HOWARD ORINGER has been a Director of MAS since April 1997. Mr. Oringer has been the Managing Director of Communications Capital Group, a management consulting firm, since November 1993. From February 1986 to November 1993 Mr. Oringer was the President, Chief Executive Officer and Chairman of the Board of Directors of TeleSciences, a manufacturer of telecommunications equipment. Mr. Oringer received his bachelors degree in engineering from the Stevens Institute of Technology, his masters in electrical engineering from the California Institute of Technology and his MBA from Santa Clara University.

EXECUTIVE COMPENSATION OF MAS

     The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to MAS for fiscal year 1997, by MAS's Chief Executive Officer and each of the other executive officers whose salary and bonus for such fiscal year was in excess of US$100,000 (collectively, the "MAS Named Executive Officers").

                                MAS SUMMARY COMPENSATION TABLE(1)
                                                                                           LONG-
                                                 ANNUAL COMPENSATION(2)(3)                 TERM
                                                 -------------------------             COMPENSATION(3)
                                                                                       ---------------
                                                                                        RESTRICTED
NAME AND PRINCIPAL POSITION                  SALARY(US$)          BONUS(US$)           SHARES(US$)(4)
---------------------------                  -----------          ----------           --------------
Neville Jordan                                $  154,571           $  69,470             $  146,095
     Chief Executive Officer, Deputy
     Chairman of the Board of
     Directors and Director
Peter Williams                                    95,521              27,788                 97,397
     Chief Technical Officer and Director
Peter Wright                                      90,177              62,523                170,445
     Vice President, Finance and Chief
     Financial Officer
Royce Pullman                                     73,812              27,788                 63,308
     Vice President, Research and
     Development
John Yaldwyn                                      73,812              27,788                248,362
     Vice President, Advanced Systems
Grant Dow                                         78,875              69,470                   --
     Vice President, Sales and Marketing
------------------

     (1) In accordance with the rules of the Commission, the compensation described in this table does not include medical or other benefits received by the MAS Named Executive Officers that are available generally to all salaried employees of MAS, and certain perquisites and other personal benefits received by the MAS Named Executive Officers that do not exceed the lesser of US$50,000 or 10% of any such officer's salary and bonus disclosed in this table.

     (2)  Includes all compensation earned in fiscal year 1997.

     (3) NZ$ amounts have been translated into US$ amounts solely for the convenience of the reader at the rate of NZ$1.00 = US$0.6947, the Noon Buying Rate on March 31, 1997. See "Exchange Rates."

     (4) Restricted share awards are held in trust for the benefit of certain employees of MAS by Marine-Air Systems Employee Share Trustee Limited. The individuals referenced in the table hold a beneficial interest in the underlying ordinary shares referenced by their names. All awards were based on performance and were granted to the individuals referenced in the table in their capacity as employees of MAS. Dividends of NZ$3.89 per shares of MAS Capital Stock were declared with respect to the underlying shares of MAS Capital Stock. The employees returned the dividends to MAS as payment in full for the issuance of the restricted share awards. For financial reporting purposes the transactions have been treated as grants of restricted shares to employees. As such, MAS has recognized deferred compensation associated with these awards at NZ$4.58 per share of MAS Capital Stock based upon the fair value of shares of MAS Capital Stock in accordance with US GAAP. Upon cessation of employment, employees may, in lieu of shares of MAS Capital Stock and at the discretion of the trustees, receive NZ$3.89 per share of MAS Capital Stock based upon a 15% discount allowable under New Zealand income tax legislation.

     The aggregate amount of compensation paid by MAS and its subsidiaries during fiscal year 1997 to all directors and officers as a group was US$1,336,000.

                         PRINCIPAL SHAREHOLDERS OF MAS

     The following table sets forth certain information regarding beneficial ownership of MAS Capital Stock as of December 31, 1997, by (i) each shareholder who is known by DMC to own beneficially more than 5% of outstanding MAS Capital Stock, (ii) each director and executive officer of MAS and (iii) all directors and executive officers of MAS as a group. The information in the table was obtained from the books and records of MAS or, where applicable, supplied to MAS by the beneficial owners below.


                                                                                       Approximate Percent
                                                         Shares Beneficially              Beneficially
               Name                                            Owned(1)                    Owned(1)(2)
-------------------------------------                    -------------------          -------------------
Neville Jordan(3) . . . . . . . . . .                         2,098,570                       30.9%
Peter Williams(3) . . . . . . . . . .                           546,480                        8.0
Marine-Air Systems Employee Share
 Trustee Limited(3) . . . . . . . . .                           392,400                        5.8
New Zealand Funds Management
 Limited(4) . . . . . . . . . . . . .                           288,000                        4.2
Bowyer Family Trusts(5) . . . . . . .                           248,123                        3.6
Vivienne Cathie . . . . . . . . . . .                           237,359                        3.5
Ronald Doggett  . . . . . . . . . . .                           237,359                        3.5
Peter Troughton . . . . . . . . . . .                            69,120                        1.0
Howard Oringer. . . . . . . . . . . .                             -----                       -----
Peter Wright  . . . . . . . . . . . .                             -----                       -----
John Yaldwyn  . . . . . . . . . . . .                             -----                       -----
Royce Pullman . . . . . . . . . . . .                             -----                       -----
Grant Dow . . . . . . . . . . . . . .                             -----                       -----
All executive officers and directors
 as a group (twelve persons). . . . .                         3,230,492                       47.5

------------------

     (1) Excludes 318,600 options granted to executive officers and directors that may be exercised after a period of one, two or three years.

     (2) Based on 6,800,000 shares of MAS Capital Stock outstanding subsequent to the initial public offering of MAS. Calculations of percentage of beneficial ownership include the shares of MAS Capital Stock held on behalf of each executive officer by the Marine-Air System Employee Share Program, all of which will be transferred to such executive officers in December 1998.

     (3) The following persons hold beneficial interests in the number of shares referenced next to their respective names as held by the Marine-Air Systems Employee Share Trustee Limited: (i) Neville Jordan-54,000; (ii) Peter Williams-36,000; (iii) Peter Wright-63,000;
          (iv) Royce Pullman-23,400; and (v) John Yaldwyn-91,800. Neville Jordan, Peter Wright and Max Bowyer are Trustees of the Marine-Air Systems Employee Share Trustee Limited.

     (4) Includes 162,000 shares of MAS Capital Stock registered in the name of ANZ Nominees Account and 126,000 shares of MAS Capital Stock registered in the name of Sheath Holdings NZ Equity Trust.

     (5) Includes 124,063 shares of MAS Capital Stock registered in the name of the Maxwell Bowyer Family Trust and 124,060 shares of MAS Capital Stock registered in the name of the Janice Bowyer Family Trust.

                               OTHER MATTERS

     It is not expected that any matters other than those described in this Proxy Statement/Prospectus will be brought before the DMC Special Meeting or the MAS Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the DMC proxy and the MAS proxy to vote such proxies in accordance with their respective discretion.

     It is expected that representatives of Arthur Andersen LLP, DMC's independent public accountants, will be present at the DMC Special Meeting and representatives of KPMG, MAS's independent chartered accountants, will be present at the MAS Special Meeting, where they will have an opportunity to respond to appropriate questions of stockholders of DMC and shareholders of MAS, respectively, and to make statements if they so desire.

                               LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby and the U.S. federal income tax consequences of the Reorganization will be passed upon for DMC by Morrison & Foerster LLP, San Francisco, California. Certain legal matters with respect to the U.S. federal income tax consequences of the Reorganization will be passed upon for MAS by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                  EXPERTS

     The audited consolidated financial statements of Digital Microwave Corporation as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this Proxy Statement/Prospectus in reliance upon the authority of said firm as experts in giving said reports.

     The Consolidated Financial Statements and schedule of MAS Technology Limited as of March 31, 1996 and 1997, and for each of the years in the three-year period ended March 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG, Wellington, New Zealand independent chartered accountants, appearing elsewhere herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of NZ Telecoms (Proprietary) Limited and Affiliates as of February 28, 1995 and February 29, 1996 and for each of the years in the two year period then ended, have been included herein and in the registration statement in reliance upon the report of KPMG, Pretoria, South Africa, independent chartered accountants, appearing elsewhere herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

                            STOCKHOLDER PROPOSALS

     The deadline for stockholder proposals intended to be considered for inclusion in DMC's proxy statement for its 1998 Annual Meeting of Stockholders is expected to be March 5, 1998.

     Proposals of shareholders of MAS to be considered for inclusion in the proxy statement of the 1998 Annual Meeting of Shareholders of MAS (if the Reorganization is not consummated), must be received by the Secretary of MAS no later than five working days before the last day on which notice of the 1998 Annual Meeting of Shareholders is required to be given by the MAS Board.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                  PAGE
                                                                                                  ----
DIGITAL MICROWAVE CORPORATION
Report of Independent Public Accountants.........................................................  F-2
Consolidated Financial Statements:
     Consolidated Balance Sheets as of March 31, 1997 and 1996
      and September 30, 1997(unaudited)..........................................................  F-3
     Consolidated Statements of Operations for the three years
      in the period ended March 31, 1997 and for the six months
      in the period ended September 30, 1997 and 1996 (unaudited)................................  F-4
     Consolidated Statements of Stockholders' Equity for the
      three years in the period ended March 31, 1997.............................................  F-5
     Consolidated Statements of Cash Flows for the three years
      in the period ended March 31, 1997 and for the six months
      in the period ended September 30, 1997 and 1996 (unaudited)................................  F-6
Notes to Consolidated Financial Statements.......................................................  F-7

MAS TECHNOLOGY LIMITED

CONSOLIDATED FINANCIAL STATEMENTS OF MAS TECHNOLOGY LIMITED
     AND SUBSIDIARIES
Independent Auditors' Report..................................................................... F-18
     Consolidated Balance Sheets, March 31, 1997 and 1996 and September 30, 1997(unaudited)...... F-19
     Consolidated Statements of Operations, years ended March 31, 1995, 1996 and 1997 and for the six months in the period ended September 30, 1997 and 1996 (unaudited)......... F-20
     Consolidated Statements of Shareholders' Equity, years ended March 31, 1995, 1996 and 1997.. F-21
     Consolidated Statements of Cash Flows, years ended March 31, 1995, 1996 and 1997 and for the six months in the period ended September 30, 1997 and 1996 (unaudited)......... F-22
Notes to Consolidated Financial Statements....................................................... F-23

COMBINED FINANCIAL STATEMENTS OF NZ TELECOMS (PROPRIETARY) LIMITED
     AND AFFILIATES
Report of the Independent Auditors............................................................... F-39
     Combined Balance Sheets, February 28, 1995 and 1996 and August 31, 1995
      and 1996 (unaudited)....................................................................... F-40
     Combined Statements of Operations, years ended February 28, 1995 and 1996 and six months ended August 31, 1995 and 1996 (unaudited).................................. F-41
     Combined Statements of Shareholders' Equity, years ended February 28, 1995 and 1996 and six months ended August 31, 1996 (unaudited)............................................... F-42
     Combined Statements of Cash Flows, years ended February 28, 1995 and 1996 and six months ended August 31, 1995 and 1996 (unaudited).................................. F-43
Notes to the Combined Financial Statements....................................................... F-44

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF
     MAS TECHNOLOGY LIMITED
Description of Unaudited Pro Forma Condensed Combined Financial Statements
     of MAS Technology Limited................................................................... F-50
Unaudited Pro Forma Condensed Combined Statement of Operations, year ended March 31, 1997........ F-51
Notes to Unaudited Pro Forma Condensed Combined Financial Statements............................. F-52

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Digital Microwave Corporation:

We have audited the accompanying consolidated balance sheets of Digital Microwave Corporation (a Delaware Corporation) and subsidiaries as of March 31, 1997 and 1996, and the related Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Microwave Corporation and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.


                                                           ARTHUR ANDERSEN LLP

San Jose, California
April 21, 1997

                               CONSOLIDATED BALANCE SHEETS

                                                                       March 31,       September 30,
                                                                -------------------------------------
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)                                1997        1996         1997
                                                                -------------------------------------
                                                                                          (UNAUDITED)
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents                                        $ 40,367    $  9,018       $ 20,098
Short-term investments                                             17,947          --         13,206
Accounts receivable, net of allowance of $3,362 at
  March 31, 1997; $1,373 at March 31, 1996; and
  $3,894 at September 30, 1997                                     44,623      33,398         57,250
Inventories                                                        45,900      35,347         48,014
Other current assets                                                3,643       2,973          4,858
                                                                 --------    --------       --------
      Total current assets                                        152,480      80,736        143,426
                                                                 --------    --------       --------
PROPERTY AND EQUIPMENT:

Machinery and equipment                                            39,477      36,609         44,703
Land and buildings                                                  1,262       1,262          1,066
Furniture and fixtures                                              7,108       7,602          7,584
Leasehold improvements                                              2,119       2,262          2,524
                                                                  -------    --------         ------
                                                                   49,966      47,735         55,877
Accumulated depreciation and amortization                         (32,240)    (32,674)       (34,637)
                                                                 --------    --------       --------
Net property and equipment                                         17,726      15,061         21,240
                                                                 --------    --------       --------
Other Assets                                                           --          --         15,455
                                                                 --------    --------       --------
                                                                 $170,206    $ 95,797       $180,121
                                                                 --------    --------       --------
                                                                 --------    --------       --------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Lines of credit                                                   $ 2,016    $  3,106       $     --
Current maturities of note payable                                     --       3,334             --
Current maturities of capital lease obligations                       681       1,025            490
Accounts payable                                                   22,890      16,252         21,936
Income taxes payable                                                1,649         973          2,453
Accrued liabilities                                                25,284      18,590         18,597
                                                                  --------    --------       --------
      Total current liabilities                                    52,520      43,280         43,476

LONG-TERM LIABILITIES:
Note payable, net of current maturities                                --       1,944             --
Capital lease obligations, net of current maturities                  158         838            179
                                                                 --------    --------       --------
      Total liabilities                                            52,678      46,062         43,655
                                                                 --------    --------       --------
COMMITMENTS AND CONTINGENCIES (NOTE 4)
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 5,000,000 shares
  authorized; none outstanding                                         --          --             --
Common stock, $.01 par value; 60,000,000 shares
  authorized; 37,021,138 shares at March 31, 1997;
  31,641,566 shares at March 31, 1996; and
  38,054,932 shares at September 30, 1997 issued
  and outstanding                                                     370         316            380
Additional paid-in capital                                        121,306      65,211        126,987
Unrealized holding loss on available-for-sale securities              (63)         --            (20)
Retained earnings (accumulated deficit)                            (4,085)    (15,792)         9,119
                                                                 --------    --------       --------
      Total stockholders' equity                                  117,528      49,735        136,466
                                                                 --------    --------       --------
                                                                 $170,206    $ 95,797       $180,121
                                                                 --------    --------       --------
                                                                 --------    --------       --------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE SHEETS.

                        CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                   SIX MONTHS ENDED
                                     YEAR ENDED MARCH 31,             SEPTEMBER 30,
                                   1997     1996      1995           1997       1996
-------------------------------------------------------------------------------------
                                                                 (UNAUDITED) (UNAUDITED)
Net Sales                        $178,344  $150,419  $153,650      $123,839    $78,332
Cost of sales                     118,778   119,918   114,760        80,623     52,685
                                --------- --------- ---------     ---------   --------
     Gross profit                  59,566    30,501    38,890        43,216     25,647
                                --------- --------- ---------     ---------   --------
Operating Expenses:
Research and development           10,596    11,108    11,379         7,191      4,928
Selling, general and
  administrative                   35,071    27,416    24,763        21,670     16,629
                                --------- --------- ---------     ---------   --------
     Total operating
      expenses                     45,667    38,524    36,142        28,861     21,557
                                --------- --------- ---------     ---------   --------
      Income (loss) From
       Operations                  13,899    (8,023)    2,748        14,355      4,090

Other Income (expense):
Interest income                       371       538       151         1,063         98
Interest expense                     (978)   (1,860)     (530)         (222)      (581)
Other income (expense), net          (284)    1,437      (167)         (526)        (2)
                                --------- --------- ---------     ---------   --------
      Total other income
       (expense)                     (891)      115      (546)          315       (485)
                                --------- --------- ---------     ---------   --------
      Income (loss) before
        provision (credit)
        for income taxes           13,008    (7,908)    2,202        14,670      3,605
Provision (credit) for income
  taxes                             1,301    (1,953)      220         1,467        360
                                --------- --------- ---------     ---------   --------
Net Income (Loss)                $ 11,707  $ (5,955) $  1,982      $ 13,203    $ 3,245
                                --------- --------- ---------     ---------   --------
Net Income (Loss) Per Shar e     $   0.35  $  (0.20) $   0.07      $   0.33    $  0.10
                                --------- --------- ---------     ---------   --------
Weighted Average Number of
  Common and Common Equivalent
  Shares of Outstanding            33,881    29,791    27,690        39,501     32,872

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          COMMON STOCK           ADDITIONAL   UNREALIZED                  TOTAL
                                                     ------------------------      PAID-IN     HOLDING    ACCUMULATED  STOCKHOLDERS'
YEARS ENDED MARCH 31, 1997, 1996, AND 1995              SHARES      AMOUNT         CAPITAL      LOSS        DEFICIT       EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE, MARCH 31, 1994                               25,647,418   $256            $ 40,167     $  -       $(11,819)    $ 28,604

Stock options and warrants exercised                   1,287,968     13               4,012        -              -        4,025
Net income                                                     -      -                   -        -          1,982        1,982
                                                      ----------   ----            --------     ----       --------     --------
BALANCE, MARCH 31, 1995                               26,935,386    269              44,179        -         (9,837)      34,611

Sale of stock to private investors                     4,127,964     41              19,051        -              -       19,092
Stock options exercised                                  578,216      6               1,926        -              -        1,932
Tax benefits related to employee stock
  transaction                                                  -      -                  55        -              -           55
Net loss                                                       -      -                   -        -         (5,955)      (5,955)
                                                      ----------   ----            --------     ----       --------     --------
BALANCE, MARCH 31, 1996                               31,641,566    316              65,211        -        (15,792)      49,735

Sale of stock in secondary offering                    4,400,000     44              51,546        -              -       51,590
Stock options exercised                                  979,572     10               4,264        -              -        4,274
Tax benefit related to employee stock transaction              -      -                 285        -              -          285
Unrealized holding loss on available-for-sale
  securities                                                   -      -                   -      (63)             -          (63)
Net Income                                                     -      -                   -        -         11,707       11,707
                                                      ----------   ----            --------     ----       --------     --------
BALANCE, MARCH 31, 1997                               37,021,138   $370            $121,306     $(63)      $ (4,085)    $117,528
                                                      ----------   ----            --------     ----       --------     --------
                                                      ----------   ----            --------     ----       --------     --------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS
                                      F-5

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          Six Months Ended
                                                                            Year Ended March 31,            September 30,
                                                                       ----------------------------------------------------------
                                                                          1997      1996      1995          1997        1996
---------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                                           (UNAUDITED) (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                      $ 11,707   $ (5,955)  $  1,982     $ 13,203     $  3,245
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
  Depreciation and amortization                                           5,790      6,332      6,356        4,436        2,716
  Provision for uncollectable accounts                                    1,400        580        276          592          700
  Provision for inventory reserves                                        4,271      8,795        958        2,481        1,683
  Provision for warranty reserves                                         2,385      1,678      1,911        2,072          915
  Changes in assets and liabilities:
    (Increase) in accounts receivable                                   (12,674)    (1,492)    (5,774)     (11,199)      (2,611)
    (Increase) decrease in inventories                                  (14,846)       904    (12,212)      (3,602)     (13,648)
    Decrease in tax refund receivable                                         -      1,820        778
    (Increase) decrease in other current assets                            (575)     1,559     (1,503)      (1,074)        (737)
    Increase (decrease) in accounts payable                               6,638     (5,144)     5,398       (1,408)          265
    Increase (decrease) in income tax payable                               967       (602)       168          787             -
    (Decrease) in accrued litigation                                          -          -    (19,900)           -             -
    Increase (decrease) in other accrued liabilities                      4,215       (639)     4,119       (9,133)        1,433
                                                                        -------     ------    -------       ------        ------
      Net cash provided by (used for) operating activities                9,278      7,836    (17,443)      (2,845)       (6,039)
                                                                        -------     ------    -------       ------        ------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment                                       (8,509)    (4,527)    (8,111)      (6,808)       (2,531)
Purchase of available-for-sale securities                               (17,947)        --         --       (3,193)           --
Proceeds from available for-sale securities                                  --         --         --        7,933            --
Purchase of Granger Inc., net of cash acquired                               --         --         --      (11,383)           --
Investment in Granger Associates, Ltd.                                       --         --         --       (4,000)           --
                                                                        -------     ------    -------       ------        ------
      Net cash used for investing activities                            (26,456)    (4,527)    (8,111)     (17,451)       (2,531)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from banks                                                    15,300     16,188     36,744            -         4,500
Repayments to banks                                                     (21,561)   (28,423)   (16,124)      (2,016)       (1,611)
Payments of capital lease obligations                                    (1,025)    (1,019)      (695)        (583)         (553)
Sale of common stock                                                     55,864     15,812      4,025        5,689         1,613
Payment of assumed Granger, Inc. debt                                        --         --         --       (3,286)           --
      Net cash provided by (used for) financing activities               48,578      2,558     23,950         (196)        3,949
                                                                        -------     ------    -------       ------        ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                     (51)       132        (39)         223           149
                                                                        -------     ------    -------       ------        ------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     31,349      5,999     (1,643)     (20,269)       (4,472)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                            9,018      3,019      4,662       40,367         9,018
                                                                        -------     ------    -------       ------        ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                               $ 40,367   $  9,018   $  3,019     $ 20,098      $  4,546
                                                                        -------     ------    -------       ------        ------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   DESCRIPTION OF BUSINESS

          Digital Microwave Corporation (the "Company") designs, manufactures, and markets advanced wireless solutions for worldwide telephone network interconnection and access. Transmitting and receiving multiple digital lines, Digital Microwave's high performance digital microwave systems carry voice, data, and digitized video signals across a full spectrum of frequencies and capacities. The Company has sold over 70,000 radios, which operate in nearly every kind of environment around the world. Digital Microwave Corporation was founded in January 1984, and is traded under the symbol DMC on the Nasdaq National Market.

          In November 1997, the Company declared and paid a two-for-one stock split in the form of a stock dividend. All common and common equivalent shares and per share amounts in the accompanying consolidated financial statements have been restated to give effect to the stock split.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Digital Microwave Corporation and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated.

          ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

          CASH AND CASH EQUIVALENTS. For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

          The Company is required to segregate and maintain certain cash balances as security for letters of credit provided to secure performance or bid bonds under some of the Company's revenue contracts. As of March 31, 1997 and 1996, this amounted to $574,000 and $719,000, respectively, and are included in cash and cash equivalents in the accompanying Consolidated Balance Sheets.

          The following is a summary of cash and cash equivalents as of March 31:


                                                      1997           1996
          ---------------------------------------------------------------------
          (IN THOUSANDS)


          Cash and money market funds                $16,576        $9,018
          U.S. Treasuries and government agencies      4,844             -
          Commercial paper                            18,947             -
                                                     -------        ------
             Total                                   $40,367        $9,018
                                                     -------        ------
                                                     -------        ------


          ---------------------------------------------------------------------


          SHORT-TERM INVESTMENTS. The Company invests its excess cash in high-quality and easily marketable instruments to ensure cash is readily available for use in its current operations. Accordingly, all of the Company's marketable securities are classified as "available-for-sale" in accordance with the provisions of the Statement of Financial Accounting Standards No. 115. At March 31, 1997, the Company's available-for-sale securities had contractual maturities ranging from 4 months to 30 months, and the weighted average maturity was 15 months.

          All short-term investments are reported at fair market value with the related unrealized holding gains and losses reported as a component of stockholders' equity. Unrealized holding losses on the portfolio of approximately

          $63,000 were recorded as of March 31, 1997. There were no realized gains or losses on sales of available-for-sale securities during Fiscal 1997, 1996, or 1995.

          The following is a summary of short-term investments as of March 31:

                                             1997
                      ---------------------------------------------------------
                                                       Market
                                                       Value at      Unrealized
                                         Cost at     Balance Sheet    Holding
                                        Each Issue      Date         Gain (Loss)
          ---------------------------------------------------------------------
          (IN THOUSANDS)


          Auction rate preferred notes   $ 3,000        $ 3,000        $    -
          Corporate notes                 15,010         14,947           (63)
                                         -------        -------        --------
             Total                       $18,010        $17,947        $  (63)


          ---------------------------------------------------------------------

          SUPPLEMENTAL STATEMENTS OF CASH FLOWS DISCLOSURES. Cash paid for interest and income taxes for each of the three fiscal years presented in the consolidated statements of cash flows was as follows:


          Years Ended March 31,            1997           1996          1995
          ---------------------------------------------------------------------
          (IN THOUSANDS)

          Interest                        $1,003         $1,753         $1,556
          Income taxes                      $381           $172            $62


          ---------------------------------------------------------------------

          The following non-cash transactions occurred during the Fiscal years ended:

          March 31,                        1997           1996          1995
          ---------------------------------------------------------------------
          (IN THOUSANDS)

          Tax benefit related to employee
            stock transactions              $285            $55         $    -
          Property purchased under capital
            leases                             -         $1,324         $1,314
          Reduction of accounts payable to
            vendor in connection with the
            sale of stock                   $  -         $5,000         $    -

          ---------------------------------------------------------------------

          INVENTORIES. Inventories are stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor, and manufacturing overhead. Inventories consisted of:

                                                                   September 30,
          March 31,                        1997           1996          1997
          ---------------------------------------------------------------------
          (IN THOUSANDS)                                            (UNAUDITED)


          Raw materials                   $16,594        $11,840       $18,439
          Work-in-process                  15,122         16,342        15,610
          Finished goods                   14,184          7,165        13,965
                                          -------        -------        -------
                                          $45,900        $35,347        $48,014
                                          -------        -------        -------
                                          -------        -------        -------

          ---------------------------------------------------------------------
          Inventories contained components and assemblies in excess of the Company's current estimated requirements and were reserved at March 31, 1997 and 1996. In the third quarter of Fiscal 1996, the Company charged cost of sales for approximately $7.0 million for excess and obsolete inventories as a result of product transitions. Due to competitive pressures, it is possible that these estimates could change in the foreseeable future.

          PROPERTY AND EQUIPMENT. Property and equipment is stated at cost. Depreciation and amortization are calculated using the straight-line method over the shorter of the estimated useful lives of the assets (ranging from three to five years for equipment and furniture, and forty years for buildings) or the lease term. Included in property and equipment are assets held under capital leases with a cost of $2,691,000 and $3,641,000 for Fiscal 1997 and 1996, respectively.
          Accumulated amortization on leased assets was $1,016,000 and $1,044,000 as of March 31, 1997 and 1996, respectively.

          ACCRUED LIABILITIES. Accrued liabilities included the following:


          March 31,                                   1997           1996
          ---------------------------------------------------------------------
          (IN THOUSANDS)


          Customer deposits                           $9,954         $4,839
          Accrued contract obligations (See Note 7)    1,632          3,759
          Accrued payroll and benefits                 3,606          1,522
          Accrued commissions                          4,131          3,246
          Accrued warranty                             2,923          3,076
          Other                                        3,038          2,148
                                                     -------        -------
                                                     $25,284        $18,590
                                                     -------        -------
                                                     -------        -------


          ---------------------------------------------------------------------
          FOREIGN CURRENCY TRANSLATION. The functional currency of the Company's subsidiaries is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are remeasured into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Sales and expenses are remeasured at the average exchange rate prevailing during the period. Gains and losses resulting from the remeasurement of the subsidiaries' financial statements are included in the Consolidated Statements of Operations.

          Gains and losses resulting from foreign exchange transactions are included in other income (expense) in the accompanying Consolidated Statements of Operations. For Fiscal 1997 the aggregate net foreign exchange loss was $344,000; for Fiscal 1996 the net foreign exchange gain was $506,000; and for Fiscal 1995 the aggregate net foreign exchange loss was $39,000.

          CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company has cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of investments to financial institutions evaluated as highly credit worthy. Trade receivables concentrated with certain customers primarily in the telecommunications industry and in certain geographic locations potentially subject the Company to concentration of credit risk. In addition to sales in Western Europe and North America, the Company actively markets and sells products in the Far East, Eastern Europe, the Middle East, and Latin and South America. The Company performs ongoing credit evaluations of its customers' financial conditions and generally requires no collateral.

          REVENUE RECOGNITION. Revenue from product sales is generally recognized upon shipment and is net of third-party commissions, freight, and duty charges. Service revenue, which is less than 10% of net sales for each of the three Fiscal years presented, is recognized when the related services are performed.

          PRODUCT WARRANTY. The Company provides, at the time of sale, for the estimated cost to repair or replace products under warranty.

          RESEARCH AND DEVELOPMENT. All research and development costs are expensed as incurred.

          NET INCOME (LOSS) PER SHARE. Net income per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Net loss per share is computed using only the weighted average number of common shares outstanding during the period, as the inclusion of common equivalent shares would be antidilutive.

          In February 1997, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share," which is required to be adopted by the Company in its third quarter of Fiscal 1998. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating earnings per share, primary earnings per share will be replaced with basic earnings per share and fully diluted earnings per share will be replaced with diluted earnings per share. Under basic earnings per share, the dilutive effect of stock options will be excluded. Under SFAS 128, basic earnings (loss) per share for Fiscal 1997, 1996 and 1995 would have been $0.36, $(0.20) and $0.08 per share, respectively. Diluted earnings per share would be substantially the same as the reported primary earnings per share.

          STOCK COMPENSATION. Effective April 1, 1996, the Company adopted the disclosure provisions of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. In accordance with the provisions of SFAS 123, the Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans. Note 6 of these Consolidated Financial Statements contains a summary of the pro forma effects on reported net income and earnings per share for Fiscal 1997 and 1996 based on the fair market value of the options granted at grant date as prescribed by SFAS 123.

NOTE 3.   CREDIT ARRANGEMENTS

          At March 31, 1997, the Company had a $25.0 million credit facility with a U.S. bank and a credit company that expires on June 30, 1997. Borrowings bear interest at the prime rate plus 1.0% per annum (9.50% at March 31, 1997) and are secured by certain assets of the Company. At March 31, 1997, $2.0 million was outstanding under this credit facility, and $23.0 million of credit was available based on the underlying collateral. The agreement requires the Company to maintain certain financial covenants, including minimum tangible net worth and profitability requirements. In April 1997, the Company notified the lender of its intent to terminate the facility as of June 30, 1997. The Company concurrently accepted a commitment from a major bank for a one-year, unsecured $20.0 million revolving credit facility. The facility provides borrowing at either the bank's prime reference rate or the applicable London Interbank Offering Rate plus 1.0% per annum.

          In October 1994, the Company signed a three-year, $10.0 million promissory note, payable to a financing company in equal monthly installments of approximately $278,000. The note was secured by all equipment in the Company's San Jose, California facility and bore interest at prime plus 2.25% per annum. The note was prepaid in full on December 2, 1996, including a 1% prepayment penalty.

NOTE 4.   COMMITMENTS AND CONTINGENCIES

          The Company leases certain property and equipment, as well as its headquarters and manufacturing facilities, under noncancelable operating and capital leases, which expire at various periods through 2018. At March 31, 1997, future minimum payment obligations under these leases were as follows:


          Years Ending March 31,                  Capital          Operating
          ---------------------------------------------------------------------
          (IN THOUSANDS)

          1998                                     $736             $2,490
          1999                                      162              2,123
          2000                                        -              1,837
          2001                                        -              1,821
          2002                                        -                956
          2003 and beyond                             -              1,576
                                                  -----            -------
          Future minimum lease payments             898            $10,803
                                                                   -------
                                                                   -------
          Less amount representing interest
           (9% to 14%)                              (59)
                                                   -----
          Present value of future minimum lease
           payments                                 839
          Less current maturities                  (681)
                                                   -----
          Long-term lease obligations              $158
                                                   -----
                                                   -----

          ---------------------------------------------------------------------

         Rent expense under operating leases was approximately $3,472,000, $3,679,000 and $3,458,000 for the years ended March 31, 1997, 1996 and
         1995, respectively.

         LEGAL CONTINGENCIES. The Company is a defendant in various suits and is subject to various claims which arise in the normal course of business. In the opinion of management, the ultimate disposition of these claims will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of the Company.

         CONTINGENCIES IN MANUFACTURING AND SUPPLIERS. The Company's manufacturing operations are highly dependent upon the timely delivery of materials and components by outside suppliers. The Company uses local and offshore subcontractors to assemble major components and subassemblies used in its microwave products. Certain microwave integrated circuit subassemblies which are used in all of the Company's microwave radio products are supplied by a limited number of vendors. The Company believes that most materials and components are, and will continue to be, available from existing or alternative suppliers. The inability of the Company to develop alternative sources of supply quickly and on a cost-effective basis could materially impair the Company's ability to manufacture and deliver its products. There can be no assurance that the Company will not experience component delays or other supply problems.

NOTE 5.  INCOME TAXES

         The Company provides for income taxes using an asset and liability approach, under which deferred income taxes are provided based upon enacted tax laws and rates applicable to periods in which the taxes become payable.

         The domestic and foreign components of income (loss) before provision for income taxes were as follows:

         Years Ended March 31,                 1997         1996       1995
         ---------------------------------------------------------------------
         (IN THOUSANDS)

         Domestic                            $11,962      $(9,845)    $1,182
         Foreign                               1,046        1,937      1,020
                                             -------      -------     ------
                                             $13,008      $(7,908)    $2,202
                                             -------      -------     ------
                                             -------      -------     ------
         ---------------------------------------------------------------------

         The provision (credit) for income taxes consisted of the following:

         Years Ended March 31,                 1997         1996       1995
         ---------------------------------------------------------------------
         (IN THOUSANDS)

         Current:
            Federal                           $1,118      $(2,018)      $220
            State                                 44            -          -
            Foreign                              139           65          -
                                             -------      -------     ------
               Total current                  $1,301      $(1,953)      $220
         Deferred:                                 -            -          -
                                             -------      -------     ------
                                              $1,301      $(1,953)      $220
                                             -------      -------     ------
                                             -------      -------     ------
         ---------------------------------------------------------------------

         The provision (credit) for income taxes differs from the amount computed by applying the statutory Federal income tax rate as follows:

         Years Ended March 31,                 1997         1996       1995
         ---------------------------------------------------------------------
         (IN THOUSANDS)

         Expected tax provision (credit)      $4,553      $(2,689)      $749
         State taxes net of Federal benefit      367         (343)         -
         Change in valuation allowance        (3,079)       3,346       (624)
         Reversal of previously provided
          taxes upon settlement of the IRS
          audit                                    -       (2,018)         -
         FSC commission                         (581)           -          -
         Other                                    41         (249)        95
                                             -------      -------     ------
                                              $1,301      $(1,953)      $220
                                             -------      -------     ------
                                             -------      -------     ------
         ---------------------------------------------------------------------

         The major components of the net deferred tax asset consisted of the following:

         March 31,                                          1997       1996
         ---------------------------------------------------------------------
         (IN THOUSANDS)

         Inventory reserves                               $ 4,583     $6,041
         Depreciation                                           -        685
         Warranty reserves                                  1,023      1,158
         Bad debt reserves                                    696        655
         Net operating loss carry-forwards                  1,032      3,879
         Tax credits                                        5,084      5,514
         Other                                              3,397      1,430
                                                          -------    -------
                                                           15,815     19,362
         Less: Valuation reserve - Operations             (15,815)   (18,894)
         Less: Valuation reserve - Equity                       -       (468)
                                                          -------    -------
         Net deferred tax asset                           $     -     $    -
                                                          -------    -------
                                                          -------    -------
         ---------------------------------------------------------------------

         The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized by the Company. In accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," the Company believes it is more likely than not that the Company will not realize these benefits and, accordingly, has continued to provide a valuation allowance for them. Foreign net operating loss carry-forwards of $1.9 million will expire at various dates from 1999 through 2004. State net operating loss carry-forwards totaling $6.5 million will expire at various dates from the year 1998 through 2001. The tax credit carry-forwards will expire at various dates from the year 2005 through 2012.

Note 6:  COMMON STOCK

         STOCK OPTION PLANS. The Company's 1984 Stock Option Plan ("1984 Plan") provides for the grant of both incentive and nonqualified stock options to key employees and certain independent contractors of the Company. At March 31, 1997, options to purchase 640,536 common shares were outstanding under the 1984 Plan, of which 365,336 options were exercisable at prices ranging from $2.63 to $13.00 per share. As a result of the adoption of the 1994 Stock Incentive Plan ("1994 Plan") there were no shares available for future grants under the 1984 Plan.

         In July 1994, the stockholders approved 2,366,660 shares of common stock to be issued under the 1994 Plan over a ten-year term. In August 1996, the stockholders approved 2,000,000 additional shares of common stock under the 1994 Plan. This Plan also provides for an automatic increase on the first trading day of each calendar year for five years after the adoption of the 1994 Plan, beginning January 1995, of an amount equal to one percent (1%) of the number of shares of common stock outstanding, but in no event will any such annual increase exceed 300,000 shares. The total authorized number of shares of common stock under the 1994 Plan is

         4,666,660. At March 31, 1997, options to purchase 3,206,032 shares were outstanding, of which 1,017,484 were exercisable at prices ranging from $4.13 to $17.75 per share. At March 31, 1997, the number of shares available for future grants is 1,298,612.

         The 1994 Plan contains: (i) a discretionary grant program for key employees and consultants whereby options generally vest over five years and expire after 10 years, (ii) an automatic grant program for non-employee Board members, whereby options vest over three years and expire after 10 years, (iii) a salary reduction grant program under which key employees may elect to have a portion of their base salary reduced each year in return for stock options,
         (iv) a stock fee program under which the non-employee Board members may elect to apply all or a portion of their annual retainer fee to the acquisition of shares of common stock, and (v) a stock issuance program under which eligible individuals may be issued shares of common stock as a bonus tied to their performance of services or the Company's attainment of financial milestones, or pursuant to their individual elections to receive such shares in lieu of base salary. The implementation and use of any of these equity incentive programs (other than the automatic grant program and the stock fee program) is within the sole discretion of the Compensation Committee of the Board of Directors of the Company.

         On April 18, 1996, the Company adopted the 1996 Non-Officer Employee Stock Option Plan ("1996 Plan"). The 1996 Plan authorizes 1,000,000 shares of common stock to be reserved for issuance to non-officer key employees as an incentive to continue in the service of the Company. The 1996 Plan will terminate on the date on which all shares available are issued. At March 31, 1997, 774,900 shares were outstanding, none of which were exercisable, at prices ranging from $4.13 to $9.75, and 225,100 shares were available for future grants.

         At March 31, 1997, the Company had reserved 6,145,180 shares for future issuance under the 1984, 1994, and 1996 Plans.

         The following table summarizes the Company's stock option activity under all Plans:


                                                  1997                 1996                  1995
                                         -----------------------------------------------------------------------
                                                     Wdg Avg               Wdg Avg                Option Price
         Fiscal Years Ended March 31,      Shares    Ex Price*   Shares    Ex Price*   Shares      Per Share
         -------------------------------------------------------------------------------------------------------
         (SHARES IN THOUSANDS)

         Options outstanding at            3,620      $5.75       2,927     $5.24       2,724    $0.11 - $13.00
           beginning of year
           Granted                         2,235       8.19       1,795      6.15       1,710     4.94 -   9.07
           Exercised                        (919)      4.37        (541)     3.22       1,063     0.11 -   6.63
           Expired or canceled              (314)      6.47        (561)     6.88        (444)    2.63 -  13.00
         Options outstanding at end of
           year                            4,622      $7.13       3,620     $5.75       2,927    $0.25 - $13.00
         Exercisable at end of year        1,383                  1,200                   674
              Weighted average fair
                value of options
                granted                               $4.51                 $2.94
         -------------------------------------------------------------------------------------------------------

         *WEIGHTED AVERAGE EXERCISE PRICE

         The following summarizes the stock options outstanding at March 31, 1997:


                                        Options Outstanding                     Options Excercisable
                            ----------------------------------------------------------------------------
                                               Weighted
                                                Average       Weighted
                                Number         Remaining       Average       Number          Weighted
         Actual Range of      Outstanding     Contractual     Exercise     Exercisable        Average
         Exercise Prices        3/31/97          Life          Price         3/31/97      Exercise Price
         -----------------------------------------------------------------------------------------------
         (SHARES IN THOUSANDS)

         $ 2.625 -  5.313        1,368           8.01          $ 4.25          439           $  3.84
           5.625 -  9.25         2,276           8.36            7.00          888              6.72
           9.625 - 17.75           978           9.27           11.49           56             11.87
         -------   -----
         $ 2.625 - 17.75         4,622           8.45          $ 7.13        1,383           $  6.02
         -------   -----
         -----------------------------------------------------------------------------------------------

         In accordance with the disclosure requirements of SFAS 123, if the Company had elected to recognize compensation cost based on the fair market value of the options granted at grant date as prescribed, income and earnings per share would have been reduced to the pro forma amounts indicated in the table below. The pro forma effect on net income for Fiscal 1997 and 1996 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to Fiscal 1996.

                                                             1997       1996
         ----------------------------------------------------------------------
         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
         Net income (loss)-as reported                      $11,707   $(5,955)
         Net income (loss)-pro forma                        $ 7,844   $(8,282)
         Net income (loss) per share-as reported            $  0.35   $ (0.20)
         Net income (loss) per share-pro forma              $  0.23   $ (0.28)
         ----------------------------------------------------------------------

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:


         ----------------------------------------------------------------------
         Expected dividend yield                                          0.0%
         Expected stock volatility                                       74.3%
         Risk-free interest rate                                   5.3% - 7.1%
         Expected life of options from vest date                      0.7 years
         Forfeiture rate                                                actual
         ----------------------------------------------------------------------

          EMPLOYEE STOCK PURCHASE PLAN. In August 1996, the Company adopted an Employee Stock Purchase Plan ("The Plan") and reserved 600,000 shares of common stock for issuance under the Plan. Employees, subject to certain restrictions, may purchase common stock under this Plan through payroll withholding at a price per share of 85% of the fair market value at the beginning or end of the purchase period, as defined under the Plan. The Company sold 60,624 shares in Fiscal 1997 under this Plan at a price per share of $7.07 and 539,376 shares remained available for future issuance under the Plan at March 31, 1997.

          STOCKHOLDERS' RIGHTS AGREEMENT. In October 1991, the Company adopted a Stockholders' Rights Agreement pursuant to which one Preferred Share Purchase Right was distributed for each outstanding share of common stock. Each Right entitles stockholders to buy one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $50.00 upon certain events. The Rights expire on October 23, 2001, unless earlier redeemed by the Company.

        The Rights become exercisable if a person acquires 15% or more of the Company's common stock or announces a tender offer that would result in such person owning 15% or more of the Company's common stock. If the Rights become exercisable, the holder of each Right (other than the person whose acquisition triggered the exercisability of the Rights) will be entitled to purchase, at the Right's then-current exercise price, a number of shares of the Company's common stock having a market value of twice the exercise price. In addition, if the Company were to be acquired in a merger or business combination after the Rights became exercisable, each Right will entitle its holder to purchase, at the Right's then-current exercise price, common stock of the acquiring company having a market value of twice the exercise price. The Rights are redeemable by the Company at a price of $0.005 per Right at any time within ten days after a person has acquired 15% or more of the Company's common stock.

NOTE 7: CUSTOMER AGREEMENT

        In November 1993, the Company entered into an agreement with Siemens AG to supply SPECTRUM(TM) II digital microwave radios to E-Plus Mobilfunk GmbH. As of March 31, 1995, the Company had not met its product acceptance or delivery schedule, and, as a result, recorded significant reserves for product discounts on interim equipment, equipment returns and other related costs. In July 1995, the Company received product acceptance from E-Plus, and began delivery and installation of the SPECTRUM II equipment. During the third quarter of Fiscal 1996, the Company provided additional reserves of approximately $1.0 million related to the final resolution of other remaining open issues on this contract.

NOTE 8: INDUSTRY SEGMENT, GEOGRAPHIC AND CUSTOMER INFORMATION

        The Company operates in a single industry segment, the design and manufacture of short- and medium-haul digital transmission products.

        One customer (Siemens AG) accounted for 14% and 22% of net sales for Fiscal 1997 and 1996, respectively. No other customers accounted for more than 10% of net sales during Fiscal 1997, 1996, or 1995.

        Geographic information for Fiscal 1997, 1996, and 1995 is as follows:

                                  United    United
                                  States    Kingdom    Others    Eliminations     Total
----------------------------------------------------------------------------------------
(IN THOUSANDS)
1997
SALES TO UNAFFILIATED
     CUSTOMERS                  $149,882    $22,416    $6,046         --        $178,344
INTERCOMPANY SALES                22,233       --        --           (22,233)     --
                                --------    -------    ------        --------   --------
NET SALES                       $172,115    $22,416    $6,046        $(22,233)  $178,344
                                --------    -------    ------        --------   --------
OPERATING INCOME (LOSS)         $ 12,533    $ 2,893    $  141        $ (1,668)  $ 13,899
                                --------    -------    ------        --------   --------
IDENTIFIABLE ASSETS             $155,341    $15,858    $  759        $ (1,752)  $170,206
                                --------    -------    ------        --------   --------
1996
Sales to unaffiliated
     customers                  $133,370    $13,935    $3,114         --        $150,419
Intercompany sales                 9,981       --        --            (9,981)     --
Net sales                       $143,351    $13,935    $3,114        $ (9,981)  $150,419
Operating income (loss)         $(10,138)   $ 1,767    $  220        $    128   $ (8,023)
Identifiable assets             $ 92,760    $ 6,539    $2,016        $ (5,518)  $ 95,797

1995
Sales to unaffiliated
     customers                  $126,171    $24,995    $2,484         --        $153,650
Intercompany sales                20,287       --        --           (20,287)     --
                                --------    -------    ------        --------   --------
Net sales                       $146,458    $24,995    $2,484        $(20,287)  $153,650
                                --------    -------    ------        --------   --------
Operating income                $  1,384    $ 1,159    $  199        $      6   $  2,748
                                --------    -------    ------        --------   --------
Identifiable assets             $102,687    $ 7,269    $1,469        $ (8,840)  $102,585
                                --------    -------    ------        --------   --------
----------------------------------------------------------------------------------------

                                          F-15

        Intercompany sales to the Company's foreign subsidiaries are transacted at prices comparable to those offered to unaffiliated customers, after taking into account the value added to products and services by the subsidiaries.

        The following table represents export sales from the United States to unaffiliated customers by geographic region:

        Year Ended March 31,                    1997     1996      1995
        -------------------------------------------------------------------
        (IN THOUSANDS
        Canada and South America              $ 28,718  $ 14,876  $ 30,565
        Europe                                  54,594    59,732    52,105
        Asia/Pacific                            55,738    40,570    23,601
                                              --------  --------  --------
           Total export sales                 $139,050  $115,178  $106,271
                                              --------  --------  --------
                                              --------  --------  --------
        Export sales as a % of net sales         78%       77%       69%
        -------------------------------------------------------------------

NOTE 9:  EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

        In May 1997, the Company acquired Granger, Inc., a U.S. manufacturer of wireless products and provider of installation services. The purchase price of Granger, Inc., including the assumption of debt and the purchase of certain product rights, totaled $14.5 million. The acquisition will be accounted for under the purchase method of accounting.

        In addition, concurrent with the acquisition of Granger, Inc., the Company made a minority investment in Granger Associates, Ltd., a privately held company based in the United Kingdom, for $4.0 million. This minority investment will be accounted for under the cost method of accounting.

NOTE 10 :  EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

        On December 22, 1997, the Company entered into a Reorganization Agreement pursuant to which the Company will acquire MAS Technology Limited ("MAS"), a manufacturer of microwave radio equipment (the "Reorganization"). In the Reorganization, each outstanding share of common stock of MAS shall be converted into 1.20 shares of capital stock of the Company. The Company will also assume all outstanding options, warrants and other rights to acquire MAS capital stock. The Reorganization is subject to approval by the stockholders of both companies and certain other conditions, including the receipt of opinion that the Reorganization may be accounted for as a pooling of interests.

        If the Reorganization is accounted for under the pooling of interests method, historical financial data in future reports will be restated to include MAS data. The following unaudited pro forma summary presents the combined consolidated results of operations as of the reorganization had been completed on April 1, 1994.

                           (unaudited pro forma)
                    (in thousands, except per share data)

                                       YEAR ENDED MARCH 31,     SIX MONTHS ENDED SEPTEMBER 30,
                                       --------------------     ------------------------------
                                   1997       1996       1995           1997      1996
                                   ----       ----       ----           ----      ----
Sales .........................  $211,747   $172,418   $165,148       $145,494   $88,936
Net income (loss) .............    13,872     (4,472)     2,567         15,507     3,357
Net income (loss) per share ...  $   0.36   $  (0.13)  $   0.08       $   0.33   $  0.09

        MAS has a fiscal year that ends on March 31 of each year, which is consistent with that of the Company. For purposes of the unaudited pro forma summary financial data, the Company's consolidated financial statements for each of the three fiscal years ended March 31, 1997, and for the six month periods ended September 30, 1996 and 1997, have been combined with MAS's consolidated financial statements for the same periods.

        The Company and MAS estimate that they will incur direct transaction costs of approximately $5,000,000 associated with the Reorganization, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon consummation of the Reorganization. It is expected that following the Reorganization the combined companies will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the two companies. This charge and the direct transaction costs have not been reflected in the pro forma financial data. There can be no assurance that the combined company will not incur additional charges to reflect costs associated with the Reorganization or that management will be successful in its efforts to integrate the operations of the two companies.

        Pursuant to the Reorganization Agreement, it may be terminated by either party under certain circumstances. The Company and MAS have each agreed that if the Reorganization is not consummated as a result of certain specified events, it will pay to the other party a termination fee of $ 3,250,000.

        If the Reorganization is not consummated, expenses incurred in connection with the proposed Reorganization (including the possible "termination" fees described above) could have a material adverse effect on the Company's results of operations.

                            MAS TECHNOLOGY LIMITED
                               AND SUBSIDIARIES
                         (Incorporated in New Zealand)

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
MAS Technology Limited and subsidiaries:

     We have audited the accompanying consolidated balance sheets of MAS Technology Limited and subsidiaries as of March 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with New Zealand generally accepted auditing standards which are essentially the same as United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MAS Technology Limited and subsidiaries as of March 31, 1996 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.


KPMG
April 16, 1997
Wellington, New Zealand

                            MAS TECHNOLOGY LIMITED
                               AND SUBSIDIARIES
                         (Incorporated in New Zealand)

                          CONSOLIDATED BALANCE SHEETS
                           (in thousands of dollars)

                                                                              MARCH 31,                       SEPTEMBER 30,
                                                                  ---------------------------------   ---------------------------
                                                                     1996        1997       1997           1997          1997
                                                                     NZ$         NZ$        US$            NZ$           US$
                                                                                           (NOTE 2)                    (note 2)
ASSETS (note 7)                                                   (AUDITED)   (AUDITED)   (AUDITED)    (UNAUDITED)    (UNAUDITED)
Current assets
     Cash and cash equivalents                                     $ 1,300     $    10     $     7       $32,084        $20,527
     Accounts receivables, net of allowance of NZ$97,
      NZ$97, US$67, NZ$143 and US$91, respectively                   8,790      20,189      14,025        18,592         11,895
     Inventory (note 3)                                              4,705       8,135       5,651        12,743          8,153
     Cost and estimated earnings in excess of billings
       on uncompleted contracts(note 4)                                133           -           -             -              -
     Prepaids and other                                                176         137          95         2,035          1,302
                                                                  --------    --------    --------      --------       --------
     Total current assets                                           15,104      28,471      19,778        65,454         41,877
Deferred taxes, (note 9)                                               243         519         361           530            339
Property and equipment, net (note 6)                                 1,587       2,122       1,474         2,418          1,547
Intangible assets (note 1)                                               -       1,069         743           917            587
Other asset (note 5)                                                     -       2,150       1,494             -              -
                                                                  --------    --------    --------      --------       --------
Total assets                                                       $16,934     $34,331     $23,850       $69,319        $44,350
                                                                  --------    --------    --------      --------       --------
                                                                  --------    --------    --------      --------       --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
     Cash overdraft (note 7)                                       $     -     $   518     $   360       $     -        $     -
     Short-term borrowings (note 7)                                      -       6,600       4,585             -              -
     Accounts payable                                                7,150      10,576       7,347        10,595          6,779
     Billing in excess of cost and estimated earnings on
      uncompleted contracts (note 4)                                   173           -           -             -              -
     Accrued employee benefits payable                                 680       1,733       1,204           779            498
     Accrued professional fees payable                                   -       1,380         959           146             93
     Other accrued liabilities                                         373         315         219           331            212
     Income taxes payable                                              944       1,095         761         1,272            814
     Acquisition costs payable                                           -         755         524             -              -
                                                                  --------    --------    --------      --------       --------
     Total current liabilities                                       9,320      22,972      15,959        13,123          8,396
     Deferred taxes (note 9)                                            44          43          30            10              6
                                                                  --------    --------    --------      --------       --------
Total Liabilities                                                    9,364      23,015      15,989        13,133          8,402
Commitments (note 13)
Shareholders equity (note 10)
     Ordinary shares, no par value; 4,500,000; 4,500,000;
       4,500,000; 6,800,000; 6,800,000 issued and outstanding,
       respectively                                                  4,734       4,734       3,288        45,636         29,198
     Retained earnings                                               4,494       7,593       5,275        11,211          7,173
     Cumulative translation adjustment                                   -         (12)         (8)           38             24
     Deferred compensation (note 10)                                (1,658)       (999)       (694)         (699)          (447)
                                                                  --------    --------    --------      --------       --------
     Total shareholders' equity                                      7,570      11,316       7,861        56,186         35,948
                                                                  --------    --------    --------      --------       --------
Total shareholders' equity and liabilities                         $16,934     $34,331     $23,850       $69,319        $44,350
                                                                  --------    --------    --------      --------       --------
                                                                  --------    --------    --------      --------       --------


             The accompanying notes are an integral part of these
                      consolidated financial statements.

                             MAS TECHNOLOGY LIMITED
                                AND SUBSIDIARIES
                          (Incorporated in New Zealand)


                      CONSOLIDATED STATEMENT OF OPERATIONS

                (Dollars in thousands, except per share amounts)

                                                    YEAR ENDED MARCH 31,                        SIX MONTHS ENDED SEPTEMBER 30,
                                     --------------------------------------------------      -------------------------------------
                                       1995          1996          1997          1997          1996          1997          1997
                                        NZ$           NZ$           NZ$           US$           NZ$           NZ$           US$
                                                                               (NOTE 2)                                  (NOTE 2)
                                                          (AUDITED)                                       (UNAUDITED)
                                     ---------------------------------------------------     -------------------------------------
Sales
     Products and services revenue    $22,593       $36,272       $51,311       $35,646       $16,403       $39,421       $25,222
     Sub-contractor revenue                 -         3,888             -             -             -             -             -
                                      -------       -------       -------       -------       -------       -------       -------
Total sales                            22,593        40,160        51,311        35,646        16,403        39,421        25,222
Cost of sales
     Products and services             14,554        24,559        30,353        21,086        10,318        25,206        16,127
     Sub-contractor                         -         3,111             -             -             -             -             -
                                      -------       -------       -------       -------       -------       -------       -------
Total cost of sales                    14,554        27,670        30,353        21,086        10,318        25,206        16,127
Gross profit                            8,039        12,490        20,958        14,560         6,085        14,215         9,095
Operating expenses:
     Research and development           1,895         2,673         3,786         2,630         1,706         2,566         1,642
     Selling and marketing              2,699         3,900         8,232         5,719         2,469         5,979         3,825
     General and administration         1,842         2,553         3,901         2,710         1,408         2,632         1,684
                                      -------       -------       -------       -------       -------       -------       -------
Total operating expenses                6,436         9,126        15,919        11,059         5,583        11,177         7,151
                                      -------       -------       -------       -------       -------       -------       -------
Income from operations                  1,603         3,364         5,039         3,501           502         3,038         1,944
     Interest income (expense)           (173)         (163)         (510)         (354)         (155)          281           180
     Other income                           -           198           478           332             -         2,243         1,435
                                      -------       -------       -------       -------       -------       -------       -------
Net income before income taxes          1,430         3,399         5,007         3,479           347         5,562         3,559
     Income tax expense (note 9)          479         1,169         1,908         1,325           186         1,944         1,244
                                      -------       -------       -------       -------       -------       -------       -------
Net income                            $   951       $ 2,230       $ 3,099       $ 2,154       $   161       $ 3,618       $ 2,315
                                      -------       -------       -------       -------       -------       -------       -------
                                      -------       -------       -------       -------       -------       -------       -------

Net income per ordinary share         $  0.29       $  0.54       $  0.74       $  0.51       $  0.04       $  0.62       $  0.40
                                      -------       -------       -------       -------       -------       -------       -------
                                      -------       -------       -------       -------       -------       -------       -------

Weighted average ordinary shares
and ordinary share equivalents
outstanding                             3,235         4,113         4,210         4,210         4,163         5,813         5,813
                                      -------       -------       -------       -------       -------       -------       -------
                                      -------       -------       -------       -------       -------       -------       -------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              MAS TECHNOLOGY LIMITED
                                  AND SUBSIDIARIES
                           (Incorporated in New Zealand)

                   CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY
                                   (in thousands)

                              ORDINARY SHARES                             DEFERRED   CUMULATIVE
                              ----------------    RETAINED  SUBSCRIPTION   COMPEN-   TRANSLATION
                              NUMBER    AMOUNT    EARNINGS  RECEIVABLE     SATION    ADJUSTMENT      TOTAL
                              -----------------------------------------------------------------------------
                                        NZ$        NZ$        NZ$          NZ$        NZ$             NZ$
BALANCE AT MARCH 31, 1994      2,362      $656     $1,313       $(56)          -          -         $1,913
Forgiveness of subscription
  receivable due from a former
  employee                         -         -          -         56          -          -              56
Issuance of ordinary shares
  for dividends declared in
  prior years (note 10)        1,296       360          -          -          -          -             360
Issuance of ordinary shares
  for cash (note 10)             450     1,919          -          -          -          -           1,919
Net income                         -         -        951          -          -          -             951
                              -----------------------------------------------------------------------------
BALANCE AT MARCH 31, 1995      4,108     2,935      2,264          -          -          -           5,199
Ordinary shares awarded to
  employees (note 10)            392     1,799          -          -     (1,799)         -               -
Amortization of deferred
  compensation                     -         -          -          -        141          -             141
Net income                         -         -      2,230          -         -           -           2,230
                              -----------------------------------------------------------------------------
BALANCE AT MARCH 31, 1996      4,500     4,734      4,494          -     (1,658)         -           7,570
Amortization of deferred
  compensation                     -         -          -          -        659          -             659
Currency translation
  adjustment                       -         -          -          -          -        (12)            (12)
Net income                         -         -      3,099          -          -          -           3,099
                              -----------------------------------------------------------------------------
BALANCE AT MARCH 31, 1997      4,500     4,734      7,593          -       (999)       (12)         11,316
Issuance of ordinary shares
  in Initial Public Offering
  (unaudited)                  2,300    40,902          -          -          -          -          40,902
Amortization of deferred
  compensation (unaudited)         -         -          -          -        300          -             300
Currency translation
  adjustment (unaudited)           -         -          -          -          -         50              50
Net income (unaudited)             -         -      3,618          -          -          -           3,618
                              -----------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1997
  (UNAUDITED)                  6,800   $45,636    $11,211          -      ($699)       $38         $56,186
                              -----------------------------------------------------------------------------
                              -----------------------------------------------------------------------------

     The accompanying notes are an integral part of these
                consolidated financial statements.

                              MAS TECHNOLOGY LIMITED
                                 AND SUBSIDIARIES
                           (Incorporated in New Zealand)

                        CONSOLIDATED STATEMENT OF CASH FLOWS

                            (in thousands of dollars)


                                                           YEAR ENDED MARCH 31,                SIX MONTHS ENDED SEPTEMBER 30,
                                                 ----------------------------------------   ------------------------------------
                                                    1995      1996       1997      1997        1996          1997        1997
                                                    NZ$       NZ$        NZ$       US$         NZ$           NZ$         US$
                                                                                 (NOTE 2)                               (NOTE2)
CASH FLOWS FROM OPERATING ACTIVITIES:            (audited)  (audited)  (audited) (audited)  (unaudited)  (unaudited)  (unaudited)
Net income                                         $   951  $   2,230  $   3,099  $  2,153     $    161   $    3,618    $  2,315
Adjustments to reconcile net income to net cash
provided/ (used) in operating activities:
     Depreciation and amortization expense             394        451        675       469          277          335         214
     Unrealized foreign exchange (gains) loss         (123)      (133)       (40)      (28)        -          (1,741)     (1,114)
     Provision for inventory obsolescence              218       -           -          -          -             -            -
     Amortization of deferred compensation            -           141        659       458          224          300         192
     Deferred taxes                                    206       (516)      (277)     (192)          40          (44)        (28)
Changes in assets and liabilities:
     Accounts receivable                            (2,350)    (3,593)   (11,399)   (7,919)       2,330          800         512
     Prepaids and other                               -          (173)        39        27           49       (1,101)       (704)
     Inventory                                      (1,450)    (1,516)    (3,430)   (2,383)      (2,727)      (4,608)     (2,948)
     Billings on uncompleted contracts              (1,268)     1,308        (40)      (28)        -             -            -
     Accounts payable                                  924      4,463      3,466     2,407       (4,720)          19          12
     Accrued employee benefits                          60         31      1,053       732         (428)        (954)       (610)
     Other accrued liabilities                           1        369        (58)      (40)        (113)          54          34
     Income taxes payable                              456        743        151       105         (757)         177         113
                                                 ---------  ---------  --------- ---------  -----------  -----------  ----------
Net cash provided/ (used) by operating activities   (1,981)     3,805     (6,102)   (4,239)      (5,664)      (3,145)     (2,012)
                                                 ---------  ---------  --------- ---------  -----------  -----------  ----------
CASH FLOW FROM INVESTING ACTIVITIES:
     Purchase consideration for NZ Telecoms
     (Pty) Limited, net of cash acquired              -          -          (538)     (374)        -            (728)       (466)
     Proceeds from disposal of fixed assets           -          -            88        61         -              14           9
     Acquisition of property and equipment            (535)      (580)    (1,074)     (746)        (152)        (520)       (333)
     Other assets                                     -          -          (770)     (535)        -             -            -
                                                 ---------  ---------  --------- ---------  -----------  -----------  ----------
Net cash used by investing activities                 (535)      (580)    (2,294)   (1,594)        (152)      (1,234)       (790)
                                                 ---------  ---------  --------- ---------  -----------  -----------  ----------

CASH FLOW FROM FINANCING ACTIVITIES:
     Proceeds from the issuance of ordinary shares,
     net of offering costs                           1,919       -           -          -           -         41,780      26,731
     Proceeds from short-term borrowing                550       -         6,600     4,585        3,750          -            -
     Principal repayment of obligations under
     capitalized leases                                  4       (147)       -          -           -            -            -
     Repayment of short-term borrowing                -        (1,850)       -          -           -         (6,600)     (4,223)
     Increase / (decrease) in cash overdraft          -          -           518       360          773         (518)       (331)
                                                 ---------  ---------  --------- ---------  -----------  -----------  ----------
Net cash provided by financing activities            2,473     (1,997)     7,118     4,945        4,523       34,662      22,177
                                                 ---------  ---------  --------- ---------  -----------  -----------  ----------
Net increase / (decrease) in cash held                 (43)     1,228     (1,278)     (888)      (1,293)      30,283      19,375
Adjustment for foreign currency differences           -           -          (12)       (8)          (7)       1,791       1,146
Cash and cash equivalents, beginning of period         115         72      1,300       903        1,300           10           6
                                                 ---------  ---------  --------- ---------  -----------  -----------  ----------
Cash and cash equivalents, end of period           $    72  $   1,300  $      10  $      7     $    -     $   32,084   $  20,527
                                                 ---------  ---------  --------- ---------  -----------  -----------  ----------
                                                 ---------  ---------  --------- ---------  -----------  -----------  ----------


              The accompanying notes are an integral part of these consolidated financial statements.

                            MAS TECHNOLOGY LIMITED
                               AND SUBSIDIARIES
                        (Incorporated in New Zealand)

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        March 31, 1995, 1996 and 1997
(Information as of and for the six months ended September 30, 1997 is unaudited)
               (Dollars in thousands, except per share amounts)


1.        NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

          MAS Technology Limited (formerly Marine-Air Systems Limited) and subsidiaries ("MAS" or the "Company") was incorporated in Wellington, New Zealand. The Company designs, manufactures and markets medium to long haul digital microwave radio systems for use in the world-wide telecommunications market. The Company's systems are sold internationally through strategic partners, systems providers, OEMs and distributors as well as directly to end users, and domestically and internationally through its direct sales force.

     UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

          The consolidated balance sheet as of September 30, 1997 and the consolidated statements of operations, shareholders' equity and cash flows for the six months ended September 30, 1996 and 1997 were prepared by the Company without audit. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the financial position as of September 30, 1997 and the results of operations and cash flows for the six months ended September 30, 1996 and 1997 have been included. The data disclosed in these notes to the consolidated financial statements for these periods is unaudited.

          The results of operations for the six months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending March 31, 1998.

     BASIS OF PRESENTATION

          These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

     BASIS OF CONSOLIDATION

          The accompanying consolidated financial statements include the accounts of MAS and its wholly-owned subsidiaries, MAS Technology (Pty) Limited (incorporated in Australia), Marine-Air Services Limited, Marine-Air Systems Employee Share Trustee Ltd, MAS Technology Limited Company (incorporated in United States), MAS Technology (Pty) Limited (incorporated in Republic of South Africa) (effective from September 1, 1996 due to the acquisition of NZ Telecoms (Pty) Limited), NZ Telecoms (Pty) Limited (incorporated in Republic of South Africa), Radio Communications and Engineering Services (Botswana) (Pty) Limited (incorporated in Botswana) and NZ Telecomms Botswana (Pty) Limited (incorporated in Botswana, Non-trading). All significant intercompany transactions have been eliminated in consolidation.

     REVENUE RECOGNITION

          Revenue from product sales is recognized once customer acceptance testing is complete and the product is shipped provided the Company has not contracted with a customer to provide value-added services, no significant obligations remain and collectability is probable. Provisions for estimated warranty repairs, returns and allowances are recorded at the time products are shipped.

          Deferred payments from customers are held under retention clauses which are collectable within nine-twelve months after invoicing, typically this is applicable in Southern Africa. Included in prepaids and other are retention payments totalling NZ$1,563 as of September 30, 1997.

                            MAS TECHNOLOGY LIMITED
                               AND SUBSIDIARIES
                        (Incorporated in New Zealand)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        March 31, 1995, 1996 and 1997
(Information as of and for the six months ended September 30, 1997 is unaudited)
               (Dollars in thousands, except per share amounts)


     CONTRACTS

          A portion of the Company's revenue is derived from contracts to perform value-added services, such as network planning, path planning, systems integration and installation. These value-added services may be provided in connection with the delivery and installation of the Company's products.

          In these situations, the Company recognizes revenue according to two methods: (i) the percentage-of-completion and (ii) completed contract method. The Company uses the percentage-of-completion method to recognize revenues and costs on contracts that include value-added service components if the expected completion date exceeds three months. Such contracts generally are fixed price and do not exceed 18 months to complete. Revenues and costs are recognized on these contracts (including the portion of these contracts that relate to product sales) based on the costs for value-added services incurred to date compared to estimated total costs for value-added services under the contract. Contract costs include all direct material, direct labor and indirect costs related to contract performance. If the expected completion date is less than three months, revenues and costs are accounted for using the completed contract method.

          Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates.

          Cost and estimated earnings in excess of billings on uncompleted contracts represent those contracts in progress for which revenue recognized exceeds amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represent those contracts in progress for which billings exceed revenues recognized. Billings are made in accordance with contract terms.

     CASH AND CASH EQUIVALENTS

          Cash and cash equivalents consist of highly liquid debt instruments with remaining maturities of three months or less at the date of purchase.

     PROPERTY AND EQUIPMENT

          Property and equipment are presented in the consolidated financial statements at historical cost less accumulated depreciation.

          All property and equipment (except land) are depreciated over their useful lives using the straight-line method of depreciation. Depreciation of property and equipment under capitalized leases is computed using the straight-line method over the shorter of estimated lives or lease terms.

          The average depreciable lives for major categories of fixed assets are as follows:

         Buildings...........................................   25 years
         Office furniture....................................    5 years
         Furniture and fittings..............................    5 years
         Plant and equipment.................................    5 years
         Other fixed assets..................................    5 years

                            MAS TECHNOLOGY LIMITED
                               AND SUBSIDIARIES
                        (Incorporated in New Zealand)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        March 31, 1995, 1996 and 1997
(Information as of and for the six months ended September 30, 1997 is unaudited)
               (Dollars in thousands, except per share amounts)


     INVENTORY

          Inventory consists of raw material, work in progress and finished goods which are presented in the consolidated financial statements at the lower of cost (determined on a first in, first out basis) or net realizable value.

     INTANGIBLE ASSETS

          Intangible assets consist of goodwill, which has an estimated useful life of five years, resulting from the acquisition of the net assets of NZ Telecoms (Pty) Limited (see Note 13). Intangible assets at March 31, 1997 and September 30, 1997 comprised cost of NZ$1,105 and accumulated amortization of NZ$36 and NZ$161, respectively.


     INCOME TAXES

          Income taxes are accounted for by the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     FOREIGN CURRENCY TRANSLATION

          The functional currencies of the Company's foreign subsidiaries are the local currencies in which the foreign subsidiaries operate. Assets and liabilities of the Company's foreign subsidiaries are translated into New Zealand dollars at period-end exchange rates and revenues and expenses are translated at average rates prevailing during the period. Translation gains and losses are included in a separate component of shareholders' equity.

     FOREIGN CURRENCY TRANSACTIONS

          The Company uses forward foreign exchange contracts to manage its foreign currency risks. The Company enters into forward foreign currency contracts to limit the effect of exchange rate changes on anticipated but not firmly committed transactions, principally future revenues. Gains and losses on these contracts are recognized in the statement of operations as incurred.

          The Company also enters into forward foreign currency contracts to limit the effect of exchange rate changes on the foreign currency denominated receivables and payables as losses and gains on forward foreign currency exchange contracts are offset by gains and losses on the foreign currency receivables and payables. Gains and losses on the forward foreign currency contracts and on the underlying receivables and payables are recognized in the statement of operations as incurred.


     RESEARCH AND DEVELOPMENT COSTS

          Research and development costs are expensed as incurred. The Company's internally developed products include both system and application software. Software development costs are expensed as incurred until both technological feasibility is achieved and all research and development activities for the other components of the product have been completed as demonstrated by a working model. Software development costs incurred subsequent to these two milestones have been minimal and have been expensed as incurred.

                            MAS TECHNOLOGY LIMITED
                               AND SUBSIDIARIES
                        (Incorporated in New Zealand)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        March 31, 1995, 1996 and 1997
(Information as of and for the six months ended September 30, 1997 is unaudited)
               (Dollars in thousands, except per share amounts)

     NET INCOME PER ORDINARY SHARE

          Net income per ordinary share is computed using the weighted average number of ordinary shares outstanding and dilutive ordinary share equivalents from the assumed exercise of options outstanding during the period, if any, using the treasury stock method.

          Pursuant to certain Securities and Exchange Commission Staff Accounting Bulletins, ordinary shares issued for consideration below the assumed initial public offering ("IPO") price and stock options granted with exercise prices below the assumed IPO price during the twelve month period prior to the date of the initial filing of the Company's Registration Statement, even when antidilutive, have been included in the calculation of income per ordinary share as if they were outstanding for all periods presented using the treasury stock method based on the assumed IPO price.

          The Financial Accounting Standard Board recently issued SFAS No. 128, EARNINGS PER SHARE. This statement requires the presentation of basic earnings per share ("EPS") and, for companies with complex capital structures, diluted EPS. SFAS No. 128 is effective for annual and interim periods ending after December 15, 1997. The Company does not expect that the basic EPS will differ materially from the net income per share data presented in the accompanying consolidated financial statements.

     USE OF ESTIMATES

          The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

     CONCENTRATION OF CREDIT RISK

          Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, and trade accounts receivable. The Company invests its cash and cash equivalents in a variety of financial instruments. The Company, by policy, limits the amount of credit exposure to any one financial institution or commercial issuer.

          The Company performs on-going credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. It is the Company policy to obtain confirmed letters of credit or other insurance or guarantees from all customers whose unpaid balance exceeds a pre-determined threshold set by the Board of Directors. The Company maintains an allowance for doubtful accounts to cover potential credit losses.

     RECOVERABILITY OF LONG-LIVED ASSETS

          The Financial Accounting Standards Board recently issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company adopted SFAS No. 121 in fiscal 1996. The adoption of SFAS No. 121 did not have a material effect on the Company's results of operations.

          Pursuant to SFAS No. 121, the Company assesses the recoverability of the carrying amount of its long lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired. If the estimated future undiscounted operating cash flows over the remaining useful life of the long lived asset is in excess of the carrying amount of the asset, a charge to income would be recognized for the excess carrying amount of the asset over its fair value.

                            MAS TECHNOLOGY LIMITED
                               AND SUBSIDIARIES
                        (Incorporated in New Zealand)

     DIVIDEND POLICY

          Pursuant to the Deposit Agreement between the Company and the Bank of New York, should the Company declare and pay dividends, such dividends will be declared in New Zealand Dollars and paid in United States Dollars with respect to holders of American Depository Receipts.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

          The carrying values of the Company's cash and cash equivalents, accounts receivable, cash overdraft, accounts payable and short term borrowings approximates their respective fair values due to the relatively short maturity of these instruments.

     STOCK-BASED COMPENSATION

          The Company accounts for its stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion
No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the fair value of the underlying stock exceeded the exercise price. On April 1, 1996, the Company adopted the disclosure provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which requires entities to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal year 1996 and future years as if the fair value-based method defined in SFAS No. 123 had been applied. For the years ended March 31, 1996 and 1997, pro forma net income and pro forma earnings per share would not have differed materially from the amounts reported in the accompanying consolidated financial statements.

2.        CONVERSION OF NEW ZEALAND DOLLAR AMOUNTS TO UNITED STATES DOLLAR
          AMOUNTS

          The consolidated financial statements as of March 31, 1997 and September 30, 1997 have been translated for convenience purposes from New Zealand dollar amounts into United States dollars. Unless otherwise stated, the translations of New Zealand dollars into United States dollars have been made at NZ$1.00 to US$0.6790 as of March 31, 1997 and at NZ$1.00 to US$0.6947, as of
September 30, 1997, the noon buying rates in New York City for cable transfers in New Zealand dollars as reported by the Federal Reserve Bank of New York. These translations should not be construed as representations that the New Zealand dollar amounts actually represent such United States dollar amounts or could be converted into United States dollars at the rate indicated.

3.        INVENTORY

          Inventory consists of the following:


                                        MARCH 31,            SEPTEMBER 30,
                                 -----------------------     -------------
                                   1996           1997           1997
                                 --------       --------     -------------
                                    NZ$            NZ$            NZ$
                                 (audited)      (audited)     (unaudited)
          Raw materials            2,959          5,093          9,714
          Finished goods             688          2,348          2,237
          Work in progress         1,058            694            792
                                  ------         ------        -------
                                   4,705          8,135         12,743
                                  ------         ------        -------
                                  ------         ------        -------

                            MAS TECHNOLOGY LIMITED
                               AND SUBSIDIARIES
                        (Incorporated in New Zealand)


4.        UNCOMPLETED CONTRACTS

          Uncompleted contracts consist of the following:

                                                                MARCH 31,           SEPTEMBER 30,
                                                          ---------------------     -------------
                                                            1996         1997           1997
                                                          --------     --------       --------
                                                             NZ$          NZ$            NZ$
                                                          (audited)    (audited)     (unaudited)
          Costs incurred on uncompleted contracts           1,286            -               -
          Estimated earnings on such contracts                498            -               -
                                                           ------       ------          ------
          Cost incurred and estimated earnings              1,784            -               -
          Progress billings charged to contract
            receivables                                    (1,824)           -               -
                                                           ------       ------          ------
                                                              (40)           -               -
                                                           ------       ------          ------
                                                           ------       ------          ------
          Costs and estimated earnings in excess of
            billings on uncompleted contracts                 133            -                -
          Billings in excess of costs and estimated
            earnings on uncompleted contracts                (173)           -               -
                                                           ------       ------          ------
                                                              (40)           -               -
                                                           ------       ------          ------
                                                           ------       ------          ------

          At March 31, 1997 and September 30, 1997, the Company did not have any material contracts that were not complete.

5.        OTHER ASSETS

          Other assets as at March 31, 1997 include NZ$2,150 (1996:NZ$0) relating to Initial Public Offering costs and expenses which was offset against the equity proceeds as a debit to shareholders equity.

6.        PROPERTY AND EQUIPMENT

          Property and equipment consist of the following:

                                                  MARCH 31,           SEPTEMBER 30,
                                           -----------------------    -------------
                                             1996           1997          1997
                                           --------       --------      --------
                                              NZ$            NZ$           NZ$
                                           (audited)      (audited)    (unaudited)
          Land                                 110            110           110
          Buildings                            340            340           340
          Office equipment                     849          1,661         1,833
          Furniture & fittings                 294            335           495
          Plant & equipment                  1,340          1,519         1,608
          Other fixed assets                   171            341           424
                                           -------        -------       -------
                                             3,104          4,306         4,810
          Less accumulated depreciation     (1,517)        (2,184)       (2,392)
                                           -------        -------       -------
                                             1,587          2,122         2,418
                                           -------        -------       -------
                                           -------        -------       -------

                            MAS TECHNOLOGY LIMITED
                               AND SUBSIDIARIES
                        (Incorporated in New Zealand)

7.        SHORT TERM BORROWINGS

          The Company has a financing agreement (the "agreement") with the National Bank of New Zealand (the "Bank") which provides for three credit facilities. The security under the agreement with the Bank is a secured first debenture charge over all of the Company's assets to a maximum of NZ$15,000 and a first mortgage over the Company's land and buildings to a maximum of NZ$450. The terms and conditions of the agreement included certain financial covenants, including those whereby the Company agrees to the maintenance of certain financial ratios. As of March 31, 1997 and September 30, 1997, the Company is in compliance with the terms and conditions of the agreement. NZ Telecoms (Pty) Limited has a cash overdraft facility with the Standard Bank of South Africa with a limit of NZ$4,565 as of September 30, 1997 (NZ$680 as of March 31, 1997). This facility is guaranteed by the Company up to a maximum of NZ$4,565 as of September 30, 1997 (NZ$680 as of March 31, 1997).

     CASH OVERDRAFT FACILITIES

          The cash overdrafts facilities (the "overdraft") are renewable lines of credit with no fixed term, are due for payment on demand and have total limits of NZ$1,230. The amount of the overdraft outstanding was NZ$0, NZ$518 and NZ$0 at March 31, 1996 and 1997 and September 30, 1997, respectively. The overdraft bears interest at a rate related to the wholesale money market interest rate. As of March 31, 1996 and 1997 and September 30, 1997, the interest rate ranges were between 6.7% to 11.0%, 11.15% to 20.25% and 1.58% to 12.25%, respectively.

     SHORT TERM BORROWING FACILITY

          The short term borrowing facility (the "facility") is for no fixed term, although draw down periods are in increments of 30, 60, 90 or 180 days terms. The facility is due for payment at the end of each draw down period and has a limit as of September 30, 1997 of NZ$5,000 (NZ$7,000 as of March 31, 1997). The facility bears interest at 1%, 1% and 0.45% as of March 31, 1996 and 1997 and September 30, 1997 above the 90 day New Zealand bank bill rate (9.85%, 8.25% and 8.05% as of March 31, 1996 and 1997 and September 30, 1997,
respectively). As of March 31, 1996 and 1997 and September 30, 1997, the outstanding balance on the facility was NZ$0 and NZ$6,600 and NZ$0, respectively.

     GUARANTEE/PERFORMANCE BOND FACILITY

          The Company uses the guarantee/performance bond facility in the normal operation of its business to meet the request of foreign customers who require guarantee of the Company's performance to fulfill sales orders and product warranties. Generally, the foreign customer will request a bond for a specific sales order which is drawn against the Company's bond facility held with the Bank. The bond is discharged by the Bank at the request of the customer generally when the customer is satisfied that the transaction is complete.
These bonds and guarantees are generally for fixed periods or are discharged by contracted terms being satisfied or product warranties becoming effective.

          The guarantee/performance bond facility (the "facility") expires on July 31, 1998 for NZ$3,000. The Bank charges the Company a bank fee of 0.3% per annum on the full amount of the facility and a fee of 0.3% per annum on the outstanding balance. As of March 31, 1996 and 1997 and September 30, 1997, the outstanding balance on the facility was NZ$2,744, NZ$1,305 and NZ$1,295, respectively.

8.        OPERATING LEASE OBLIGATIONS

          The Company leases equipment under non-cancelable operating leases. These leases generally contain no renewal options and require the Company to pay all executory costs such as maintenance, taxes and insurance. Future minimum payments required under the leases are: 1998 NZ$240, 1999 NZ$298, 2000 NZ$206, 2001 NZ$111 and 2002 NZ$66. Lease and rental expense for operating leases was NZ$130 in 1995, NZ$85 in 1996 and NZ$225 in 1997 respectively and NZ$133 for the six months ending September 30, 1997.

                            MAS TECHNOLOGY LIMITED
                               AND SUBSIDIARIES
                        (Incorporated in New Zealand)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        March 31, 1995, 1996 and 1997
(Information as of and for the six months ended September 30, 1997 is unaudited)
               (Dollars in thousands, except per share amounts)

9.        INCOME TAXES

                                                                                           SIX MONTHS
                                                            YEAR ENDED                       ENDED
                                                             MARCH 31,                    SEPTEMBER 30,
                                              ---------------------------------------     -------------
                                                1995           1996           1997            1997
                                              ---------      ---------      ---------     -------------
                                                 NZ$            NZ$            NZ$             NZ$
                                              (audited)      (audited)      (audited)      (unaudited)
Net income before income taxes consists of:
     New Zealand                               $1,430         $1,753         $2,504         $5,243
     Foreign                                        -          1,646          2,503            319
                                               ------         ------         ------         ------
                                               $1,430         $3,399         $5,007         $5,562
                                               ------         ------         ------         ------
                                               ------         ------         ------         ------

Income tax expense consists of:
     New Zealand                               $  479         $  626         $1,016         $1,829
     Foreign                                        -            543            892            115
                                               ------         ------         ------         ------
                                               $  479         $1,169         $1,908         $1,944
                                               ------         ------         ------         ------
                                               ------         ------         ------         ------

Income tax expense (benefit) consists of:
     Current tax                               $  273         $1,685         $2,185         $1,988
     Deferred tax                                 206           (516)          (277)           (44)
                                               ------         ------         ------         ------
                                               $  479         $1,169         $1,908         $1,944
                                               ------         ------         ------         ------
                                               ------         ------         ------         ------

          Income tax expense differs from the amounts computed by applying the New Zealand income tax rate of 33% to net income before income taxes as a result of the following:

                                                                                     SIX MONTHS
                                                           YEAR ENDED                   ENDED
                                                            MARCH 31,               SEPTEMBER 30,
                                                ---------------------------------   -------------
                                                   1995        1996        1997         1997
                                                ---------   ---------   ---------   -------------
                                                    NZ$         NZ$         NZ$           NZ$
                                                (audited)   (audited)   (audited)    (unaudited)
Expected income tax expense                         472        1,122      1,652          1,837
Increase (decrease) resulting from:
     Amortization of deferred compensation            -           47        217             99
     Amortization of intangible assets                -            -         13              -
     Adjustment for foreign income tax rates          -            -         52             12
     Other                                            7            -        (26)            (4)
                                                   ----       ------     ------         ------
Income tax expense                                 $479       $1,169     $1,908         $1,944
                                                   ----       ------     ------         ------
                                                   ----       ------     ------         ------

                            MAS TECHNOLOGY LIMITED
                               AND SUBSIDIARIES
                        (Incorporated in New Zealand)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        March 31, 1995, 1996 and 1997
(Information as of and for the six months ended September 30, 1997 is unaudited)
               (Dollars in thousands, except per share amounts)


          The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below:

                                                                              MARCH 31,            SEPTEMBER 30,
                                                                      ------------------------     -------------
                                                                        1996           1997            1997
                                                                      ---------      ---------     -------------
                                                                         NZ$            NZ$             NZ$
                                                                      (audited)      (audited)      (unaudited)
  DEFERRED TAX ASSETS:
       Uncompleted contracts, principally due to recognition of
        actual expenses                                                  $ 57            $  -           $  -
       Allowance for doubtful accounts, principally due to
        recognition of actual expense                                      32              32             62
       Warranty provision, due to recognition of actual expense            86             104             70
       Property and equipment, due to differences in depreciation          18             138            136
       Employee benefits, due to recognition of actual expense             50              73            112
       Future income tax benefit from subsidiary losses                     -             172            150
                                                                        -----           -----          -----
                 Deferred tax assets                                      243             519            530
                                                                        -----           -----          -----
  DEFERRED TAX LIABILITIES:
       Uncompleted contracts, principally due to recognition of
        income                                                            (44)              -              -
       Foreign exchange contracts, principally due to recognition of
        income                                                              -             (36)             -
       Accounts receivable, principally due to recognition of income        -              (7)           (10)
                                                                        -----           -----          -----
                 Deferred tax liabilities                                 (44)            (43)           (10)
                                                                        -----           -----          -----
       Net deferred tax assets                                           $199            $476           $520
                                                                        -----           -----          -----
                                                                        -----           -----          -----

10.       SHAREHOLDERS' EQUITY

     ORDINARY SHARES

          As of September 30, 1997, the capital of the Company is 6,800,000 ordinary shares with no par value. The Board of Directors must seek approval by the shareholders, to designate and issue ordinary shares in one or more classes and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each class.

          On June 19, 1997, the Company closed an initial public offering of 2,000,000 Ordinary Shares, each represented by one American Depositary Share, at a price per share of US$14.00. On July 7, 1997, the Underwriters exercised an over-allotment option to purchase 300,000 additional ADSs.
After underwriting discounts and expenses totalling NZ$2,883, the net proceeds to the Company from the sale of such shares were approximately NZ$41,780 (approximately US$26,731).

          On September 16, 1994, the Company agreed with the shareholders to settle the outstanding dividends declared of NZ$222 and NZ$138 in 1993 and 1994 by issuing 1,296,000 fully paid ordinary shares.

          Also during fiscal 1995, the Company received cash proceeds of approximately NZ$1,919, net of offering expenses of NZ$143.5 from the issuance of 450,000 ordinary shares at NZ$4.58 per share.

                            MAS TECHNOLOGY LIMITED
                               AND SUBSIDIARIES
                        (Incorporated in New Zealand)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        March 31, 1995, 1996 and 1997
(Information as of and for the six months ended September 30, 1997 is unaudited)
               (Dollars in thousands, except per share amounts)


     1995 EMPLOYEE SHARE PURCHASE PROGRAM

          On December 15, 1995, the Board of Directors of the Company adopted the Marine-Air Systems Employee Share Program (the "Plan"). The Plan permits the issuance of Ordinary Shares to certain employees at the discretion of the Board. Unless terminated by the Board of Directors of the Company, the Plan has no termination date. As of March 31, 1997, the Company had issued 392,400 ordinary shares pursuant to the Plan and had not reserved any additional shares of the Company's Ordinary Shares for further issuance pursuant to the Plan.

          Ordinary Shares granted under the Plan are typically subject to various vesting provisions, all of which are contingent upon the continuous service of the employee. Ordinary Shares granted under the Plan generally expire three years following the date of the grant and are subject to limitations on transfer. The Board may not impose vesting criterion more restrictive than 33% per year. During the year ended March 31, 1996, the Company awarded 392,400 ordinary shares to certain employees based upon such employee's performance. Although fully paid, the ordinary shares vest over a three-year period.

          Ordinary Shares granted to employees under the Plan are held in trust, for the benefit of such employees, until such shares are paid in full by the employee through payroll deductions or by the application of dividends declared and paid in respect of the ordinary shares in the Plan. Until such shares are released to the employee, employees hold a beneficial interest in the ordinary shares granted to such employee under the Plan. As of March 31, 1997, the Company had declared and paid dividends totaling NZ$3.89 per share in respect of the ordinary shares in the Plan. As a result of these dividends, all ordinary shares granted to employees under the Plan are fully paid, with no further liability on the part of the employees to contribute in respect of the issuance price. For financial reporting purposes, the Plan has been treated as grants of restricted shares to employees. As such the Company has recorded a deferred compensation charge of NZ$1,799 for the year ended March 31, 1996, based upon the fair value of the ordinary shares at the date of grant of NZ$4.58 per share. The deferred compensation charge of NZ$1,799 is being amortized to income over the three-year vesting period applicable to the Ordinary Shares granted under the Plan. Under the provisions of the Plan, if the employee leaves before the completion of the vesting period such employee may receive a cash payment of up to NZ$3.89 per Ordinary Share.

          As of March 31, 1997, certain employees who had received ordinary share awards under the Plan left the Company and received a cash payment of NZ$3.89 per share for their beneficial interest in the ordinary shares granted under the Plan. The aggregate cash payment of NZ$10 has been recognized as a compensation expense in the statement of operations. The number of unissued ordinary shares with no beneficial interest to any employee total 3,672 and 4,356 ordinary shares as of March 31, 1997 and September 30, 1997. As of March 31, 1996 and 1997 and September 30, 1997, there were no vested ordinary shares under the Plan.

          Under the provisions of the Plan the Company's ordinary shares automatically vest upon a change in ownership of the Company.

     1997 STOCK OPTION PLAN

          The Company's 1997 Stock Option Plan (the "1997 Plan") was adopted by the Board on February 15, 1997 and approved by the shareholders on February 15, 1997. A maximum of 540,000 Ordinary Shares have been authorized for issuance under the 1997 Plan. As of March 31, 1997, no options have been granted under the 1997 Plan. As of September 30, 1997, options to acquire 341,200 ordinary shares have been granted under the 1997 Plan. Under the 1997 Plan, employees and non-employee members of the Board may, at the discretion of the plan administrator, be granted options to purchase Ordinary Shares at an exercise price not less than 85% of their fair market value on the grant date.

          The 1997 Plan is administered by the Compensation Committee (the "Plan Administrator"). The Plan Administrator has complete discretion to determine which eligible individuals are to receive option grants, the time or times when such

                            MAS TECHNOLOGY LIMITED
                               AND SUBSIDIARIES
                        (Incorporated in New Zealand)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        March 31, 1995, 1996 and 1997
(Information as of and for the six months ended September 30, 1997 is unaudited)
               (Dollars in thousands, except per share amounts)


option grants are to be made, the number of Ordinary Shares subject to each such grant, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

          The Plan Administrator has the authority to provide for accelerated vesting of the outstanding options in connection with certain changes in control of the Company or the subsequent termination of employment following a change in control event.

          Under the 1997 Plan options issued by the Company automatically vest upon the involuntary termination of employment of an option holder within 18 months of the change in ownership of the Company.

          Stock appreciation rights are authorized for issuance under the 1997 Plan which provide the holders with the election to surrender their outstanding options for a distribution from the Company equal to the excess of (i) the fair market value of the vested Ordinary Shares subject to the surrendered option over (ii) the aggregate exercise price payable for such Ordinary Shares. Such distribution may be made in cash or in Ordinary Shares.

          The Plan Administrator has the authority to effect the cancellation of outstanding options under the 1997 Plan in return for the grant of new options for the same or different number of Ordinary Shares with an exercise price per Ordinary Share based upon the fair market value of the Ordinary Shares on the new grant date.

          The Board may amend or modify the 1997 Plan at any time. The 1997 Plan will terminate on February 14, 2007, unless sooner terminated by the Board.

     COMPANY RE-REGISTRATION

          On December 9, 1996 the Company re-registered under the New Zealand Companies Act 1993 (the "Act"). In accordance with the provisions of the Act, the Company has no authorized capital and the ordinary shares have no par value. All applicable share and per share data have been adjusted for all periods presented.

     ORDINARY SHARE SPLIT

          On April 11, 1997 the Company effected a 3.6-for-1 share split of the Company's ordinary shares. All share, per share and stock option data for all periods presented has been restated to reflect the share split.

11.  GEOGRAPHIC SALES AND MAJOR CUSTOMERS

          The Company operates predominantly in the telecommunications industry segment.

          The following is a summary of the Company's sales by geographic area:

                                                           SIX MONTHS
                                                              ENDED
                               YEAR ENDED MARCH 31,       SEPTEMBER 30,
                         -------------------------------  -------------
                           1995       1996       1997         1997
                         ---------  ---------  ---------  -------------
                         (audited)  (audited)  (audited)   (unaudited)
Europe                       7%        7%        13%          18%
The Americas                26%       27%        18%           4%
Africa                      11%       22%        35%          36%
Asia /Pacific               13%       12%        20%          12%
New Zealand                 43%       32%        14%          30%
                           ----      ----       ----         ----
                           100%      100%       100%         100%
                           ----      ----       ----         ----
                           ----      ----       ----         ----
Export Sales                57%       68%        86%          70%
                           ----      ----       ----         ----
                           ----      ----       ----         ----

                                MAS TECHNOLOGY LIMITED
                                   AND SUBSIDIARIES
                            (Incorporated in New Zealand)

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            March 31, 1995, 1996 and 1997
(Information as of and for the six months ended September 30, 1997 is unaudited)
                   (Dollars in thousands, except per share amounts)

     Included in sales to Africa are sales to NZ Telecoms (Pty) Limited ("NZT") prior to its acquisition (see note 13) which total 0%, 18% and 1% for the years ended March 31, 1995, 1996 and 1997, respectively. These sales to NZT were made on terms substantially equivalent to those made with independent third parties.


     The following table summarizes the percentage of sales accounted for by the Company's significant customers with sales of 10% or more:



                                                                                        SIX MONTHS
                                                                                           ENDED
                                                       YEAR ENDED MARCH 31,             SEPTEMBER 30,
                                                      -----------------------     -------------------------
                                                        1995          1996          1997           1997
                                                       --------     --------      --------      ----------
                                                      (audited)     (audited)     (audited)     (unaudited)
     Bellsouth (New Zealand) Limited                      30%            19%             -             20%
     Compania de Telefonos del Interior                   10%            24%             -              -
     NZ Telecoms (Pty) Limited                             -             18%             -              -
     Telkom SA Limited                                     -              -             15%            12%
     Zimbabwe Post & Telecommunications Corporation        -              -             12%             -



     Geographic information for the fiscal years ended March 31, 1995, 1996 and 1997 and the six months ended September 30, 1997 is as follows:-



                                                  NEW                           THE                       ELIMI-
                                                 ZEALAND         AFRICA       AMERICAS       OTHERS       NATIONS          TOTAL
                                                   NZ$             NZ$           NZ$           NZ$          NZ$             NZ$

Year ended March 31, 1995
(audited)
Sales to unaffiliated customers                  $9,481              -          2,193         10,919              -        $22,593
Intercompany sales                                    -              -              -              -              -              -
                                              ---------      ---------      ---------       --------      ---------      ---------
Net Sales                                        $9,481              -          2,193         10,919              -        $22,593
                                              ---------      ---------      ---------       --------      ---------      ---------
Income from Operations                             $726              -            877              -              -         $1,603
                                              ---------      ---------      ---------       --------      ---------      ---------
Total assets                                    $11,155              -              -              -              -        $11,155
                                              ---------      ---------      ---------       --------      ---------      ---------


Year ended March 31, 1996
 (audited)
Sales to unaffiliated customers                 $14,420          7,049          9,983          8,708              -        $40,160
Intercompany sales                               $3,823              -              -              -        (3,823)              -
                                              ---------      ---------      ---------       --------      ---------      ---------
Net Sales                                       $18,243          7,049          9,983          8,708        (3,823)        $40,160
                                              ---------      ---------      ---------       --------      ---------      ---------
Income from Operations                           $2,196              -          1,646              -              -         $3,364
                                              ---------      ---------      ---------       --------      ---------      ---------
Total assets                                    $13,541              -          3,393              -              -        $16,934
                                              ---------      ---------      ---------       --------      ---------      ---------


Year ended March 31, 1997 (audited)
Sales to unaffiliated customers                  $9,810         16,741            593         24,167              -        $51,311
Intercompany sales                               $7,731              -              -              -        (7,731)
                                              ---------      ---------      ---------       --------      ---------      ---------
Net Sales                                       $17,541         16,741            593         24,167        (1,932)        $51,311
                                              ---------      ---------      ---------       --------      ---------      ---------
Income from Operations                           $4,399          3,063           (26)          (465)              -         $5,039
                                              ---------      ---------      ---------       --------      ---------      ---------
Total assets                                    $22,643         11,426            105            157              -        $34,331
                                              ---------      ---------      ---------       --------      ---------      ---------


 Six months ended September 30,
 1997 (unaudited)
 Sales to unaffiliated customers                $12,044         14,208          1,488         11,681              -        $39,421
 Intercompany sales                              $7,436              -              -              -         (7,436)            -
                                              ---------      ---------      ---------       --------      ---------      ---------
 Net sales                                      $19,480         14,208          1,488         11,681         (7,436)       $39,421
                                              ---------      ---------      ---------       --------      ---------      ---------
 Income from operations                          $1,650            629           (719)         2,246           (768)        $3,038
                                              ---------      ---------      ---------       --------      ---------      ---------

 Total assets                                   $54,065         14,236              -          1,008              -        $69,309
                                              ---------      ---------      ---------       --------      ---------      ---------

                               MAS TECHNOLOGY LIMITED
                                   AND SUBSIDIARIES
                            (Incorporated in New Zealand)

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            March 31, 1995, 1996 and 1997
(Information as of and for the six months ended September 30, 1997 is unaudited)
                   (Dollars in thousands, except per share amounts)

12. DERIVATIVE FINANCIAL INSTRUMENTS


    FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS

     The Company enters into foreign currency exchange contracts to limit the Company's exposure to changes in exchange rates on transactions that are denominated in currencies other than the New Zealand dollar, primarily the United States dollar.

     The counterparty to the Company's forward foreign currency contracts is generally with the National Bank of New Zealand. The Company does not believe that the risks or economic consequences of nonperformance by the counterparty are material. The Company does not require collateral from the counterparty to support the forward foreign exchange contracts.

     To date, the Company has sold most of its products in international markets. The Company bills its customers in United States dollars wherever possible. Approximately 46%, 62% and 66% of sales for the years ended March 31, 1995, 1996 and 1997 were denominated in United States dollars. As of March 31, 1996 and 1997 and September 30, 1997, accounts receivable due in United States dollars was US$1,973, US$8,689 and US$7,230, respectively, and were translated at an exchange rate of $1.5378, $1.4468 and $1.5309 per United States dollar.

     The amount of foreign exchange gains and (losses) included in income was NZ$(30) in 1995, NZ$214 in 1996, NZ$423 in 1997 and NZ$400 for the six months ended September 30, 1997. The amount of net unrealized foreign exchange gains and (losses) was NZ$(126), NZ$(133), and NZ$(40) for the years ended March 31, 1995, 1996 and 1997, respectively, and NZ$1,956 for the six months ended September 30, 1997.

                               MAS TECHNOLOGY LIMITED
                                   AND SUBSIDIARIES
                            (Incorporated in New Zealand)

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            March 31, 1995, 1996 and 1997
(Information as of and for the six months ended September 30, 1997 is unaudited)
                   (Dollars in thousands, except per share amounts)


     The table below summarizes by currency the contractual amounts of the Company's open forward foreign exchange contracts as of March 31,1995, 1996 and 1997 and September 30, 1997. The "sell" amounts represent the New Zealand dollar equivalent of contracts to sell foreign currencies, and the "buy" amounts represent the New Zealand dollar equivalent of contracts to purchase foreign currencies.



                                                                                          CONTRACT
   YEAR                 TYPE OF                         CONTRACT         MATURITY        EXCHANGE          FAIR VALUE
   ENDED                CONTRACT        CURRENCY         AMOUNT         DATE/PERIOD         RATE              NZ$
-------------           --------        ----------     -----------     -------------      ----------       ----------
---------------------------------------------------------------------------------------------------------------------
March 31,               Sell              United         $5,450            1 - 9           0.6897-              $(40)
1997 (audited)                            States                          months            0.6915
                                         dollars
-------------------------------------------------------------------------------------------------------------------
March 31,               Sell              United         $3,515            3 - 4            0.6380-            $(151)
1996 (audited)                            States                          months             0.6767
                                         dollars
                        Sell          Australian           $380          1 month             0.8968              $18
                                         dollars
---------------------------------------------------------------------------------------------------------------------
March 31,               Sell             United          $3,853            1 - 5            0.6185-            $(126)
1995 (audited)                           States                           months             0.6419
                                        dollars
                        Buy              United            $230          1 month             0.6490               $3
                                         States
                                        dollars
---------------------------------------------------------------------------------------------------------------------
Six months              Sell             United          $8,900       1-8 months            0.6277-              $99
ended                                    States                                             0.6502
September 30, 1997                      dollars
(unaudited)             Buy          Australian            $50           1 month            0.8760                 -
                                        dollars
                        Buy             British            L60           1 month            0.3874               $(3)
                                         Pounds
---------------------------------------------------------------------------------------------------------------------


13.  BUSINESS COMBINATION

          Effective September 1, 1996, the Company acquired substantially all the net assets of NZ Telecoms (Pty) Limited and Affiliates ("NZT"), a group of companies under common control, incorporated in South Africa, in a business combination accounted for by the purchase method. The results of operations of NZT have been included in the consolidated statement of operations since September 1, 1996. The initial purchase price of NZ$1,293 has been allocated to property and equipment totaling NZ$188 and intangible assets totaling NZ$1,105. The acquisition agreement provides for contingent consideration of up to US$2,726 paid to former shareholders of NZT, subject to the performance of NZT in reaching certain financial targets by June 30, 1998. The contingent consideration is payable in incremental amounts based on a multiple of the average annual income from operations through June 30, 1998. The contingent consideration will be recognized as additional goodwill in the periods in which the financial targets are achieved and the amounts are payable. As at March 31, 1997 intangible assets and acquisition costs payable included NZ$755 for the earn out amount due on April 30, 1997 as calculated based upon the results of NZT for the seven months ended March 31, 1997.

                              MAS TECHNOLOGY LIMITED
                                AND SUBSIDIARIES
                          (Incorporated in New Zealand)

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         March 31, 1995, 1996 and 1997
(Information as of and for the six months ended September 30, 1997 is unaudited)
               (Dollars in thousands, except per share amounts)

     The following unaudited condensed pro forma information presents the unaudited results of operations of the Company as if the acquisition had occurred on April 1, 1995 and 1996:-

                                            Year Ended
                                             March 31,
                                       -------------------
                                          1996       1997
                                       --------   --------
                                          NZ$        NZ$
     Sales                             $ 42,056   $ 52,202
                                       --------   --------
                                       --------   --------
     Net income                        $  2,072   $  2,750
                                       --------   --------
                                       --------   --------
     Income per ordinary share         $   0.50   $   0.65
                                       --------   --------
                                       --------   --------

     The pro forma results do not necessarily represent results which would have occurred if the acquisition had taken place on the dates indicated nor are they necessarily indicative of the results of future operations.

                               MAS TECHNOLOGY LIMITED
                                  AND SUBSIDIARIES
                           (Incorporated in New Zealand)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        March 31, 1995, 1996 and 1997
(Information as of and for the six months ended September 30, 1997 is unaudited)
              (Dollars in thousands, except per share amounts)


14. SUPPLEMENTAL DISCLOSURE TO CONSOLIDATED STATEMENTS OF CASH FLOW


                                                                                                          SIX MONTHS
                                                                                                             ENDED
                                                                          YEAR ENDED MARCH 31,           SEPTEMBER 30,
                                                                   ----------------------------------    ---------------
                                                                   1995           1996           1997         1997
                                                                ---------      ---------      --------  ---------------
                                                                   NZ$            NZ$            NZ$          NZ$
                                                                (audited)      (audited)      (audited)   (unaudited)
     Supplemental disclosure of cash flow information:
        Cash paid for interest                                     $173            $163          $462        $206
                                                                ---------      ---------      --------  ---------------
                                                                ---------      ---------      --------  ---------------

        Cash for paid income taxes                                  $70            $942        $1,976      $1,797
                                                                ---------      ---------      --------  ---------------
                                                                ---------      ---------      --------  ---------------

     Supplemental schedule of non-cash financing and
        investing activities:
        Conversion of accrued divided liabilities included
          in accounts payable to ordinary shares                   $360           $   -        $   -       $    -
                                                                ---------      ---------      --------  ---------------
                                                                ---------      ---------      --------  ---------------

        Issuance of ordinary shares under 1995 share
          purchase scheme                                         $   -          $1,799        $   -       $    -
        Increase in acquisition costs payable and
        intangible assets for payment of earn-out from
           acquisition of net assets of NZ Telecoms (Pty)         $   -           $    -       $  755      $    -
           Ltd.
                                                                ---------      ---------      --------  ---------------
                                                                ---------      ---------      --------  ---------------
     Reclassification of deferred offering costs to ordinary
       shares on closing of the initial public offering           $   -           $    -       $  -        $2,150
                                                                ---------      ---------      --------  ---------------
                                                                ---------      ---------      --------  ---------------


15.  SUBSEQUENT EVENTS (UNAUDITED)

     REORGANIZATION AGREEMENT

     On December 22, 1997, the Company signed a definitive agreement (the "Reorganization Agreement") to effect a tax-free amalgamation (the "Amalgamation") of South Amalgamation Sub Limited ("Amalgamation Sub"), a wholly-owned subsidiary of Digital Microwave Corporation ("DMC") with and into the Company. The Amalgamation is intended to qualify as a pooling-of-interests transaction. The Company will be the surviving company of the Amalgamation. Like the Company, DMC provides advanced wireless solutions for worldwide telephone network interconnection and access.

     Pursuant to the Amalgamation Agreement, each fully diluted share of MAS ordinary share, no par value, (the "Ordinary Share"), will be converted into the right to receive approximately 1.20 shares of common stock of DMC, par value US$0.01 per share, assuming approximately 6,800,000 shares of MAS ordinary shares are outstanding, on a fully diluted basis, at the effective time of the Amalgamation. Based upon that assumption, DMC will issue approximately 8,200,000 shares of its common stock and stock equivalents in exchange for the ordinary shares and ordinary share equivalents of MAS upon consummation of the Amalgamation.

     There is no assurance as to whether or when the conditions to consummate the Amalgamation will be satisfied. The transaction has been approved by the respective company's Board of Directors, and is expected to close within approximately 90 days subject to regulatory reviews, approval by each company's stockholders and shareholders, and other customary closing conditions.

                                                                March 18, 1997


                         REPORT OF THE INDEPENDENT AUDITORS

TO THE MEMBERS OF NZ TELECOMS (PROPRIETARY) LIMITED:

     We have audited the accompanying combined balance sheets of NZ Telecoms (Proprietary) Limited and Affiliates as at February 28, 1995 and February 29, 1996 and the related combined statements of operations, shareholders equity and cash flows for the years then ended. The combined financial statements, which include unaudited information, provide information about the past financial performance of the company and its financial position as at February 28, 1995 and February 29, 1996. These financial statements are the responsibility of the company's directors. Our responsibility is to report on these financial statements.

     We conducted our audit in accordance with generally accepted auditing standards in South Africa which are essentially the same as the United States generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance that, in all material respects, fair presentation is achieved in the combined financial statements. An audit includes an evaluation of the appropriateness of the accounting policies, an examination, on a test basis, of evidence supporting the amounts and disclosures included in the combined financial statements, an assessment of the reasonableness of significant estimates and a consideration of the appropriateness of the overall financial statement presentation. We consider that our audit procedures were appropriate in the circumstances to express our opinion presented below.

     In our opinion these combined financial statements fairly present the financial position of NZ Telecoms (Proprietary) Limited and Affiliates at February 28, 1995 and February 29, 1996 and the results of its operations and cash flow information for the years ended February 28, 1995 and February 29, 1996, in conformity with generally accepted accounting practice in South Africa.

     Generally accepted accounting practice in South Africa varies in certain respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles applicable in the United States would not have materially affected the results of operations, cash flows or financial position, or shareholders' equity for each of the years in the two year period ended February 29, 1996.




KPMG
Chartered Accountants (S.A.)
Pretoria, South Africa

                         NZ TELECOMS (PROPRIETARY) LIMITED
                                   AND AFFILIATES
                           (INCORPORATED IN SOUTH AFRICA)

                               COMBINED BALANCE SHEETS


                                                February 28,                        August 31,
                                         1995      1996        1996        1995        1996         1996
                                         ----      ----        ----        ----        ----         ----
                                       (R000s)    (R000s)    (US$000s)    (R000s)     (R000s)    (US$000s)
                                                             (note 2)                            (note 2)
                                      (audited)  (audited)   (audited)  (unaudited) (unaudited) (unaudited)
              ASSETS
Current assets:
  Cash                                    217       5,477       1,279          53         891        208
  Accounts receivable (note 4)          1,643       6,237       1,456       1,872         946        221
  Inventories                             580         434         101         727         413         97
                                          ---         ---         ---         ---         ---        ---
    Total current assets                2,440      12,148       2,836       2,652       2,250        526
Fixed assets, net (note 5)                925         948         221       1,009       1,016        237
Due from related entities (note 6)        337         218          51         182         210         49
                                          ---         ---          --         ---         ---         --
           Total assets                 3,702      13,314       3,108       3,843       3,476        812
                                        -----      ------       -----       -----       -----        ---
                                        -----      ------       -----       -----       -----        ---

         LIABILITIES AND
       SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable                      1,490      10,470       2,446       1,853       2,279        532
  Bank overdraft (note 4)                   -       1,762         410         160         881        206
  Hire purchase obligations -
  current (note 7)                         84          98          23          42          67         16
  Taxation payable                        323         108          25         390          91         21
                                          ---         ---          --         ---          --         --
    Total current liabilities           1,897      12,438       2,904       2,445       3,318        775

Hire purchase obligations (note 7)        267         168          39         273         225         53
                                          ---         ---          --         ---         ---         --
     Total liabilities                  2,164      12,606       2,943       2,718       3,543        828
                                        -----      ------       -----       -----       -----        ---
Shareholders' equity:
  Share capital (note 8)                   27          27           6          27          27          6
  Non-distributable reserve
  (note 8)                                 19          13           3          16           9          2
  Retained earnings                     1,492         668         156       1,082        (103)       (24)
                                        -----         ---         ---       -----        ----        ---
      Total shareholders' equity        1,538         708         165       1,125         (67)       (16)
                                        -----         ---         ---       -----         ---        ---
 Total liabilities and shareholders'    3,702      13,314       3,108       3,843       3,476        812
  equity                                -----      ------       -----       -----       -----        ---
                                        -----      ------       -----       -----        -----       ---



                The accompanying notes form an integral part of,
                 and should be read in conjunction with, these
                        combined financial statements

                         NZ TELECOMS (PROPRIETARY) LIMITED
                                   AND AFFILIATES
                           (INCORPORATED IN SOUTH AFRICA)

                        COMBINED STATEMENTS OF OPERATIONS


                                              Year Ended February 28,                         Six Months Ended August 31,
                                              -----------------------                         ---------------------------
                                       1995             1996            1996             1995            1996             1996
                                       ----             ----            ----             ----            ----             ----
                                      (R000s)         (R000s)         (US$000s)        (R000s)          (R000s)        (US$000s)
                                                                      (note 2)                                          (note 2)
                                     (audited)       (audited)        (audited)      (unaudited)      (unaudited)     (unaudited)

Revenue                               13,660          26,612            6,214           4,829            7,614            1,778

Cost of sales                          7,427          22,213            5,186           2,774            5,708            1,333
                                      ------          ------            -----           -----            -----            -----

Gross profit                           6,233           4,399            1,028           2,055            1,906              445
Selling, general and                   4,267           4,317            1,008           2,120            2,518              588
 administration expenses
 (note 3)
Depreciation expense                     417             320               75             156              173               40
                                      ------          ------            -----           -----            -----            -----

Net income / (loss) before             1,549           (238)             (55)           (221)            (785)            (183)
 taxation
Taxation expense (note 10)             (441)            (25)              (6)               -               10                2
                                      ------          ------            -----           -----            -----            -----

Net income / (loss) after              1,108           (263)             (61)           (221)            (775)            (181)
 taxation                             ------          ------            -----           -----            -----            -----
                                      ------          ------            -----           -----            -----            -----


                The accompanying notes form an integral part of,
                 and should be read in conjunction with, these
                        combined financial statements

                         NZ TELECOMS (PROPRIETARY) LIMITED
                                   AND AFFILIATES
                           (INCORPORATED IN SOUTH AFRICA)

                   COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                         Ordinary Shares
                                                         ---------------           Non-distributable     Retained
                                                     Number           Amount            Reserve          Earnings        Total
                                                     ------           ------            -------          --------        -----
                                                                      (R000s)           (R000s)          (R000s)        (R000s)

BALANCE AT MARCH 1, 1994                             1,075               2                 32               968          1,002
Transfer from non-distributable reserve                  -               -                (13)               13              -
 (note 8)
Issue of ordinary shares                                 5              25                  -                 -             25
Net income after taxation                                -               -                  -             1,108          1,108
Dividends paid                                           -               -                  -              (597)          (597)
                                                     -----              --                 --             -----          -----
BALANCE AT FEBRUARY 28, 1995                         1,080              27                 19             1,492          1,538
Transfer from non-distributable reserve                  -               -                 (6)                6              -
 (note 8)
Dividends paid                                           -               -                  -              (567)          (567)
Net loss after taxation                                  -               -                  -              (263)          (263)
                                                     -----              --                 --             -----          -----
BALANCE AT FEBRUARY 28, 1996                         1,080              27                 13               668            708
Transfer from non-distributable reserve                  -               -                 (4)                4              -
 (unaudited) (note 8)
Net loss for period (unaudited)                          -               -                  -              (775)          (775)
                                                     -----              --                 --             -----          -----
BALANCE AT AUGUST 31, 1996 (UNAUDITED)               1,080              27                  9              (103)           (67)
                                                     -----              --                 --             -----          -----
                                                     -----              --                 --             -----          -----


                The accompanying notes form an integral part of,
                 and should be read in conjunction with, these
                        combined financial statements

                         NZ TELECOMS (PROPRIETARY) LIMITED
                                   AND AFFILIATES
                           (INCORPORATED IN SOUTH AFRICA)

                        COMBINED STATEMENTS OF CASH FLOWS



                                                 Year Ended February 28,                     Six Months Ended August 31,
                                                 -----------------------                     ---------------------------
                                            1995          1996          1996            1995            1996             1996
                                            ----          ----          ----            ----            ----             ----
                                           (R000s)      (R000s)      (US$000s)        (R000s)          (R000s)        (US$000s)
                                                                      (note 2)                                         (note 2)
                                          (audited)    (audited)     (audited)      (unaudited)      (unaudited)     (unaudited)

Cash flows from operating activities:
 Receipts from customers                    14,447       22,018         5,141           4,600           12,905            3,013
 Payments to suppliers                     (12,631)     (17,645)       (4,120)         (4,611)         (16,403)          (3,830)
                                           -------      -------        ------          ------          -------           ------
  Net cash flows generated by /              1,816        4,373         1,021             (11)          (3,498)            (817)
    (utilized in) operating activities     -------      -------        ------          ------          -------           ------
Cash flows used in investing activities:
 Purchase of fixed assets                     (776)        (343)          (80)           (240)            (241)             (56)
 Proceeds on disposal of fixed assets          108            1             -               -                -                -
                                           -------      -------        ------          ------          -------           ------
Net cash used in investing activities         (668)        (342)          (80)           (240)            (241)             (56)
                                           -------      -------        ------          ------          -------           ------
Cash flows used in financing activities:
 Proceeds from issue of shares                  25            -             -               -                -                -
 Dividends paid                               (597)        (567)         (131)           (192)               -                -
 Repayments from related parties                 8          139            32             157                9                2
 Advances to related parties                  (298)         (20)           (5)             (2)              (1)               -
 Proceeds from hire purchase                   587           43            10              43               90               21
  obligations
 Repayments of hire purchase                  (589)        (128)          (30)            (79)             (64)             (15)
  obligations                              -------      -------        ------          ------          -------           ------

                                              (864)        (533)         (124)            (73)              34                8
                                           -------      -------        ------          ------          -------           ------
Net increase / (decrease) in cash              284        3,498           817            (324)          (3,705)            (865)
  held
Cash, beginning of period                      (67)         217            50             217            3,715              867
                                           -------      -------        ------          ------          -------           ------
Cash, end of period                            217        3,715           867            (107)              10                2
                                           -------      -------        ------          ------          -------           ------
                                           -------      -------        ------          ------          -------           ------
Reconciliation of net income after
 taxation to net cash flow from
 operating activities:
Net income / (loss) after taxation           1,108         (263)          (61)           (221)            (775)            (181)
Depreciation expense                           417          320            75             156              173               40
Gain on disposal of fixed assets               (91)          (1)            -               -                -                -
(Increase) / decrease in operating assets:
 Accounts receivable                           787       (4,593)       (1,072)           (229)           5,291            1,235
 Inventories                                  (215)         146            34            (147)              21                5
Increase / (decrease) in operating
  liabilities:
 Accounts payable                               (2)       8,979         2,095             363           (8,191)          (1,912)
 Taxation payable                             (188)        (215)          (50)             67              (17)              (4)
                                           -------      -------        ------          ------          -------           ------
Net cash flows generated by /                1,816        4,373         1,021             (11)          (3,498)            (817)
  (utilized in) operating activities       -------      -------        ------          ------          -------           ------
                                           -------      -------        ------          ------          -------           ------


                The accompanying notes form an integral part of,
                 and should be read in conjunction with, these
                        combined financial statements

                        NZ TELECOMS (PROPRIETARY) LIMITED
                                 AND AFFILIATES
                         (INCORPORATED IN SOUTH AFRICA)

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

(1)  STATEMENT OF ACCOUNTING POLICIES

     ORGANIZATION AND BASIS OF FINANCIAL STATEMENT PRESENTATION

     NZ Telecoms (Proprietary) Limited ("NZTL"), NZ Telecoms Botswana (Proprietary) Limited ("NZB") and Radio Communication Engineering Services Botswana (Proprietary) Limited ("RCE") (collectively referred to herein as "NZT") are private companies incorporated in South Africa and Botswana under the South Africa Companies Act, 1973 and Chapter 42.01 of the Botswana Companies Act, 1959, as amended, respectively. They were incorporated to sell telecommunications equipment in South Africa and Botswana.

     These accompanying combined financial statements include the accounts of NZTL and its related affiliates RCE and NZB. All significant intercompany transactions have been eliminated in consolidation.

     Effective September 1, 1996, certain assets of the Company were acquired by MAS Technology (Pty) Limited in a business combination transaction.

     STATUTORY BASE

     The combined financial statements have been prepared in accordance with the generally accepted accounting principles in South Africa and in compliance with the South African Companies Act, 1973. These accounting principles differ in certain respects from accounting principles generally accepted in the United States. These differences and the approximate related effect on the combined financial statements are not material.

     MEASUREMENT BASE

     The combined financial statements have been prepared on the basis of historical cost.

     STATEMENT OF ACCOUNTING POLICIES

          FIXED ASSETS

          Fixed assets are recorded at historical cost less depreciation. Cost includes the price to acquire the assets and other directly attributable expenses incurred to bring the asset to the location and condition for its intended use.

          FOREIGN CURRENCIES

          All foreign currency transactions are converted at the South African exchange rate ruling at transaction date. At the balance date, foreign assets and liabilities denominated in foreign currencies are translated at the closing exchange rate and exchange losses and gains are included in the statement of operations.

                        NZ TELECOMS (PROPRIETARY) LIMITED
                                 AND AFFILIATES
                         (INCORPORATED IN SOUTH AFRICA)

              NOTES TO THE COMBINED FINANCIAL STATEMENTS(CONTINUED)

          DEPRECIATION

          Depreciation is provided on a straight-line basis on all fixed assets, other than office furniture and fittings, at rates calculated to allocate the cost over their estimated useful lives. Office furniture and fittings are depreciated on the reducing balance method at a rate of 10% per annum.

          The average depreciable lives for major categories of fixed assets are as follows:

          Computers. . . . . . . . . . .4 years
          Equipment. . . . . . . . . . .5 years
          Leasehold improvements . . . .4 years
          Vehicles . . . . . . . . . . .4 - 5 years

          REVENUE RECOGNITION

          Revenue consists of sales to customers excluding value added tax, investment income, and non-operating income. Revenues are recognized upon shipment provided that all the significant risks and rewards of ownership have been transferred to the buyer.

          INVENTORIES

          Inventories are valued at the lower of cost and net realizable value. The cost of inventories comprises all costs of purchase and other costs incurred in bringing the inventories to their present location and condition, and is determined using the first-in, first-out method.

          TAXATION

          The taxation expense is chargeable to the combined statement of operations. Deferred tax is calculated on the comprehensive basis using the liability method. A deferred tax benefit is only recognized if there is certainty of realization.

          COMBINED STATEMENT OF CASHFLOWS

          The following is the definition of the terms used in the combined statement of cash flows:

          # Cash means coins, notes, cash on deposit with banks and cash overdrafts.

          # Investing activities comprise the purchase and sale of fixed assets.

          # Financing activities comprise the movements in long term loans and long term debt.

                        NZ TELECOMS (PROPRIETARY) LIMITED
                                 AND AFFILIATES
                         (INCORPORATED IN SOUTH AFRICA)

              NOTES TO THE COMBINED FINANCIAL STATEMENTS(CONTINUED)

          # Operating activities include all transactions and events that are not investing or financing activities.

     CHANGES IN ACCOUNTING POLICIES

               All accounting policies have been applied on a consistent basis during the periods presented.

(2)  TRANSLATIONS OF SOUTH AFRICA RAND AMOUNTS INTO UNITED STATES DOLLARS
     AMOUNTS

               The combined financial statements are stated in South Africa rand ("Rand" or "R"). The translations of the South Africa rand amounts into United States dollars are included solely for the convenience of the readers, using the average exchange rate of R4.2829 to US$1 as at August 31, 1996. The convenience translation should not be constructed as representations that the South Africa rand amounts have been, could have been, or could in the future be, converted into United States dollars at this or any other rate of exchange.

(3)  SELLING, GENERAL AND ADMINISTRATION EXPENSES

          The following items are included in selling, general and administration expenses:

                                             Year Ended          Year Ended
                                          February 28, 1996   February 28, 1995
                                          -----------------   -----------------
                                               (R000s)             (R000s)

          INCOME:
          Interest received                      116                  -
          Surplus on disposal of
           fixed assets                           1                  91

          EXPENDITURE:
          Audit fee                              14                   7
          Depreciation expense                   320                 417
          Directors' remuneration               1,070                744
          Interest paid                          88                  48
          Operating lease - vehicles             108                 112
          Rental expense                         148                 103


(4)  ACCOUNTS RECEIVABLE

          The accounts receivable are pledged as collateral against the bank overdraft facilities with Nedbank Limited.

                        NZ TELECOMS (PROPRIETARY) LIMITED
                                 AND AFFILIATES
                         (INCORPORATED IN SOUTH AFRICA)

              NOTES TO THE COMBINED FINANCIAL STATEMENTS(CONTINUED)

(5)  FIXED ASSETS

          Fixed assets were as follows:

                                                      February 28, 1996
                                                     ------------------
                                                Cost     Accumulated   Net Book
                                                ----    Depreciation     Value
                                                        ------------     -----
                                               (R000s)     (R000s)      (R000s)

          Computers                              188         111           77
          Equipment                              672         326          346
          Leasehold improvements                 102          33           69
          Office furniture and fittings          330         105          225
          Vehicles                               521         290          231
                                               -----         ---          ---

          Total fixed assets                   1,813         865          948
                                               -----         ---          ---
                                               -----         ---          ---



                                                      February 28, 1995
                                                     ------------------
                                                Cost     Accumulated   Net Book
                                                ----    Depreciation     Value
                                                        ------------     -----
                                               (R000s)     (R000s)      (R000s)

          Computers                              163          74           89
          Equipment                              508         226          282
          Leasehold improvements                  55          14           41
          Office furniture and fittings          319          83          236
          Vehicles                               506         229          277
                                               -----         ---          ---

          Total fixed assets                   1,551         626          925
                                               -----         ---          ---
                                               -----         ---          ---


(6)  DUE FROM (TO) RELATED ENTITIES
     Included under this heading are the following items:
          a)   due from related entities
               The explanation for the above is as follows:

                                                               February 28
                                                               -----------
                                                             1996      1995
                                                             ----      ----
                                                            (R000s)   (R000s)

     a)   Due From Related Entities
           (i)   Fellow subsidiaries                           10         9
          (ii)   Companies controlled by directors
                  of vendor company                            55       194
         (iii)   Owners of property occupied by
                  company                                     153       134
                                                              ---       ---
                                                              218       337
                                                              ---       ---

          Due from related entities are unsecured amounts which bear no interest and are due for repayment after one year.

                        NZ TELECOMS (PROPRIETARY) LIMITED
                                 AND AFFILIATES
                         (INCORPORATED IN SOUTH AFRICA)

(7)  HIRE PURCHASE OBLIGATIONS

     Hire purchase obligations are secured by motor vehicles, office furniture and equipment, and leasehold improvements with a book value of R128,965. These obligations are repayable in monthly installments of R12,040 including interest. The interest rate is calculated at the bank's prime overdraft interest rate and is currently between 18.5% and 21.75% per annum.

     Future minimum hire purchase obligations at February 28, 1996 are as follows:

                                                                (R000s)
                                1997                              149
                                1998                              149
                                1999                               15
                                                                  ---
                                                                  313
                                 Less imputed interest            (47)
                                                                  ---
                                Present value of obligations      266
                                 Less current portion             (98)
                                                                  ---
                                                                  168
                                                                  ---
                                                                  ---

(8)  SHARE CAPITAL

     The authorized and issued share capital of the company is 1,080 ordinary shares with a par value of R1 each. The non-distributable reserve is for the revaluation of certain assets. These revaluations are written-off on a straight-line basis over the useful life of the asset.

(9)  LEASE COMMITMENTS

     Commitments under non-cancelable operating leases are (in thousands):

                                       1996     1995
                                       ----     ----
                                      (R000s)  (R000s)
     Within one year                    61       108
     One to two years                   36        61
     Two to five years                   -        36
                                        --       ---
                                        97       205
                                        --       ---
                                        --       ---

                        NZ TELECOMS (PROPRIETARY) LIMITED
                                 AND AFFILIATES
                         (INCORPORATED IN SOUTH AFRICA)

(10) INCOME TAXES

     Taxation expense differs from the amounts computed by applying South African federal income tax rate of 35% to pretax income as a result of the following:


                                                  Year Ended February 28,                        Six Months Ended August 31,
                                                  -----------------------                        ---------------------------
                                              1995          1996         1996                1995           1996           1996
                                              ----          ----         ----                ----           ----           ----
                                             (R000s)       (R000s)     (US$000s)            (R000s)        (R000s)       (US$000s)
                                                                        (note 2)                                          (note 2)
                                            (audited)     (audited)    (audited)          (unaudited)    (unaudited)    (unaudited)
Net income/(loss) before taxation              1,549         (238)         (55)               (221)          (785)          (183)

Expected taxation expense/(benefit) @ 35%        542          (83)         (19)                (77)          (275)           (64)
Permanent differences                            (95)          83           19                   -              -              -
Other                                             (6)          25            6                   -              -              -
Taxation benefit not recognized                    -            -            -                  77            265             62
                                               -----         ----          ---                 ---           ----           ----
Taxation expense (benefit)                       441           25            6                   -            (10)            (2)
                                               -----         ----          ---                 ---           ----           ----
                                               -----         ----          ---                 ---           ----           ----


     There are no material temporary differences and accordingly the Company has not accounted for deferred taxation. The Company has gross tax losses available to carry forward to offset future taxable income, totaling R785,000 for the period ended August 31, 1996. The Company has not recognized any future income tax benefit from these losses because the Company currently does not expect that any future benefit will be realized.

(11) INTERIM COMBINED FINANCIAL STATEMENTS

     In the opinion of management, the accompanying unaudited interim combined financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the company's financial position, results of operations, and cash flows for the periods presented. These interim combined financial statements should be read in conjunction with the Company's audited combined financial statements as at February 28, 1996, including the notes thereto. The results for the six months ended August 31, 1996 are not necessarily indicative of the results that may be expected for the year ending February 28, 1997.

                               MAS TECHNOLOGY LIMITED
                           (INCORPORATED IN NEW ZEALAND)

              UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

          On September 1, 1996, MAS Technology (Pty) Limited ("MAS") acquired substantially all of the net assets of NZ Telecoms (Proprietary) Limited ("NZTL"), NZ Telecoms Botswana (Proprietary) Limited ("NZB") and Radio Communications and Engineering Services Botswana (Proprietary) Limited ("RCE"), (collectively herein referred to as "NZT"), for a purchase price of NZ$538,000 and contingent consideration up to a maximum of US$3,250,000 based on the future performance of NZT.

          The following unaudited pro forma condensed combined statement of operations for the year ended March 31, 1997 assumes that the acquisition had occurred on April 1, 1996, and includes the historical consolidated financial statements of operations of MAS, adjusted for the pro forma effects of the acquisition. The unaudited pro forma condensed statements of operations are not necessarily indicative of the results of operations that would have actually occurred if the transactions had been consummated as of April 1, 1996. These financial statements should be read in conjunction with the historical consolidated financial statements and related notes of MAS and NZT included herein. MAS's historical consolidated balance sheet as of March 31, 1997 includes the assets acquired and liabilities assumed of NZT.

                             MAS TECHNOLOGY LIMITED
                          (INCORPORATED IN NEW ZEALAND)

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                            YEAR ENDED MARCH 31, 1997

                            (IN THOUSANDS OF DOLLARS)


                                             MAS                                PRO FORMA             PRO FORMA
                                          HISTORICAL             NZT           ADJUSTMENTS           COMBINED MAS
                                          ----------             ---           -----------       -----------------------
                                             NZ$                 NZ$           NZ$ (NOTE C)       NZ$        US$ (NOTE D)

Sales ...............................      $51,311              $2,559          $(1,668)          $52,202      $36,265
Cost of sales .......................       30,353               1,919           (1,440)           30,832       21,419
                                           -------              ------          -------           -------      -------
Gross profit ........................       20,958                 640             (228)           21,370       14,846
Operating expenses
Research and development ............        3,786                  --               --             3,786        2,630
Selling and marketing ...............        8,232                 459              (60)            8,631        5,996
General and administration ..........        3,901                 475              (43)            4,333        3,010
                                           -------              ------          -------           -------      -------
   Total operating expenses .........       15,919                 934             (103)           16,750       11,636
                                           -------              ------          -------           -------      -------
   Income (loss) from operations ....        5,039                (294)            (125)            4,620        3,210
Interest expenses, net ..............         (510)                 (6)               2              (514)        (357)
Other income ........................          478                  36               --               514          357
Income tax expense ..................        1,908                  (3)              35             1,870        1,299
                                           -------              ------          -------           -------      -------
   Net income (loss) ................      $ 3,099              $ (261)         $   (88)          $ 2,750      $ 1,911
                                           -------              ------          -------           -------      -------
                                           -------              ------          -------           -------      -------
Pro forma net income per share ......      $  0.74                                                 $ 0.65      $  0.45
                                           -------                                                -------      -------
                                           -------                                                -------      -------
Pro forma weighted average number of
ordinary shares outstanding and
ordinary share equivalents .........         4,210                                                  4,210        4,210
                                           -------                                                -------      -------
                                           -------                                                -------      -------


                             MAS TECHNOLOGY LIMITED
                          (INCORPORATED IN NEW ZEALAND)

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


(A)  BASIS OF PRESENTATION

     On September 1, 1996 MAS acquired substantially all the net assets of NZ Telecoms (Proprietary) Limited, NZ Telecomms (Botswana) (Proprietary) Limited and Radio Communications and Engineering Services (Botswana) (Proprietary) Limited (herein referred to as "NZT"), in South Africa for a purchase price of NZ$538,000 (including acquisition costs) and contingent consideration up to a maximum of US$3,250,000 based on the future performance of NZT. The acquisition was accounted for by the purchase method and consisted entirely of cash paid in October 1996.

     The unaudited pro forma condensed combined statements of operations for the year ended March 31, 1997 include historical results of operations of MAS and NZT, adjusted for the pro forma effects of the acquisition.

(B)  HISTORICAL CONDENSED COMBINED STATEMENT OF OPERATIONS INFORMATION

     The historical condensed statement of operations includes MAS for the year ended March 31, 1997 and NZT for the six months ended August 31, 1996.

(C)  PRO FORMA ADJUSTMENTS

     The following pro forma adjustments have been made to the condensed combined statements of operations of MAS and the acquired business ("NZT") for the year ended March 31, 1997:

                                                                YEAR ENDED
                                                              MARCH 31, 1997
                                                              --------------
                                                                    NZ$
                                                               (IN THOUSANDS)

     Sales ................................................       (1,668)
     Cost of sales ........................................       (1,440)
     (To eliminate sales and cost of sales for intercompany
       transactions that occurred prior to the date of
       acquisition).
     Selling and marketing ................................           60
     General and Administrative ...........................           43
     (To increase general and administrative for the
       amortization of goodwill).
     Interest expense .....................................            2
     (Income taxes)/income tax credits ....................           35


     NZT historical accounts for the six months ended August 31, 1996 included the month of March 1996 which has been eliminated from the year ended March 31, 1997 in the pro forma adjustments.

(D)  CONVERSION OF NEW ZEALAND DOLLAR AMOUNTS TO UNITED STATES DOLLAR AMOUNTS

     The pro forma condensed combined financial statements as of March 31, 1997 and for the year then ended have been translated for convenience purposes from New Zealand dollar amounts into United States dollars. Unless otherwise stated, the translations of New Zealand dollars into United States dollars have been made at NZ$1.00 to US$0.6947, the March 31, 1997 noon buying rate in New York City for cable transfers in New Zealand dollars as reported by the Federal Reserve Bank of New York. These translations should not be construed as representations that the New Zealand dollar amounts actually represent such United States dollar amounts or could be converted into United States dollars at the rate indicated.

                             APPENDICES TO THE
                         PROXY STATEMENT/PROSPECTUS

APPENDIX A  REORGANIZATION AGREEMENT
APPENDIX B  FORMS OF PROXY OF DMC AND MAS
APPENDIX C  OPINION OF BROADVIEW ASSOCIATES LLC
APPENDIX D  OPINION OF HAMBRECHT & QUIST LLC
APPENDIX E SECTIONS 110-115 OF THE COMPANIES ACT 1993 OF NEW ZEALAND APPENDIX F FORM OF THE MAS CONSTITUTION
APPENDIX G FORM OF AMENDMENT TO DMC'S RESTATED CERTIFICATE OF INCORPORATION APPENDIX H AMALGAMATION PROPOSAL

                                                                      APPENDIX A
                                AGREEMENT AND PLAN OF
                           REORGANIZATION AND AMALGAMATION
                                        AMONG
                            DIGITAL MICROWAVE CORPORATION
                             SOUTH AMALGAMATION SUB LTD.
                                         AND
                                 MAS TECHNOLOGY LTD.

                                  DECEMBER 22, 1997

                                   TABLE OF CONTENTS

ARTICLE I THE AMALGAMATION . . . . . . . . . . . . . . . . . . . . . . . . . 1

     SECTION 1.01.       The Amalgamation. . . . . . . . . . . . . . . . . . 1
     SECTION 1.02.       Effective Time. . . . . . . . . . . . . . . . . . . 1
     SECTION 1.03.       Effect of the Amalgamation. . . . . . . . . . . . . 2
     SECTION 1.04.       Constitution. . . . . . . . . . . . . . . . . . . . 2
     SECTION 1.05.       Directors and Officers. . . . . . . . . . . . . . . 2
     SECTION 1.06.       Amalgamation Consideration; Conversion and
                          Cancellation of Securities . . . . . . . . . . . . 2
     SECTION 1.07.       Exchange of Certificates. . . . . . . . . . . . . . 3
     SECTION 1.08.       Stock Transfer Books. . . . . . . . . . . . . . . . 5
     SECTION 1.09.       Lost, Stolen or Destroyed Certificate . . . . . . . 5
     SECTION 1.10.       Tax and Accounting Consequences . . . . . . . . . . 5
     SECTION 1.11.       Material Adverse Effect . . . . . . . . . . . . . . 5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . 5

     SECTION 2.01.       Organization and Qualification; Subsidiaries. . . . 5
     SECTION 2.02.       Constitution. . . . . . . . . . . . . . . . . . . . 6
     SECTION 2.03.       Capitalization. . . . . . . . . . . . . . . . . . . 6
     SECTION 2.04.       Authority Relative to this Agreement. . . . . . . . 6
     SECTION 2.05.       No Conflict; Required Filings and Consents. . . . . 7
     SECTION 2.06.       Compliance; Permits.. . . . . . . . . . . . . . . . 7
     SECTION 2.07.       SEC Filings; Financial Statements.. . . . . . . . . 8
     SECTION 2.08.       Absence of Certain Changes or Events. . . . . . . . 8
     SECTION 2.09.       No Undisclosed Liabilities. . . . . . . . . . . . . 8
     SECTION 2.10.       Absence of Litigation . . . . . . . . . . . . . . . 9
     SECTION 2.11.       Employee Benefit Plans; Employment Agreements.. . . 9
     SECTION 2.12.       Employment Matters. . . . . . . . . . . . . . . . . 9
     SECTION 2.13.       Registration Statement; Joint Proxy Statement
                         Prospectus. . . . . . . . . . . . . . . . . . . . .10
     SECTION 2.14.       Title to Property . . . . . . . . . . . . . . . . .10
     SECTION 2.15.       Taxes.. . . . . . . . . . . . . . . . . . . . . . .11
     SECTION 2.16.       Environmental Matters . . . . . . . . . . . . . . .11
     SECTION 2.17.       Brokers . . . . . . . . . . . . . . . . . . . . . .12
     SECTION 2.18.       Full Disclosure . . . . . . . . . . . . . . . . . .12
     SECTION 2.19.       Opinion of Financial Advisor. . . . . . . . . . . .12
     SECTION 2.20.       Intellectual Property . . . . . . . . . . . . . . .12
     SECTION 2.21.       Interested Party Transactions . . . . . . . . . . .12
     SECTION 2.22.       Insurance . . . . . . . . . . . . . . . . . . . . .12
     SECTION 2.23.       Vote Required . . . . . . . . . . . . . . . . . . .12
     SECTION 2.24.       Pooling Matters . . . . . . . . . . . . . . . . . .12
     SECTION 2.25.       Fair Value. . . . . . . . . . . . . . . . . . . . .12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB. .13

     SECTION 3.01.       Organization and Qualification; Subsidiaries. . . .13
     SECTION 3.02.       Certificate of Incorporation and By-Laws. . . . . .13
     SECTION 3.03.       Capitalization. . . . . . . . . . . . . . . . . . .13
     SECTION 3.04.       Authority Relative to this Agreement. . . . . . . .14
     SECTION 3.05.       No Conflict; Required Filings and Consents. . . . .14
     SECTION 3.06.       Compliance; Permits.. . . . . . . . . . . . . . . .15

     SECTION 3.07.       SEC Filings; Financial Statements.. . . . . . . . .15
     SECTION 3.08.       Absence of Certain Changes or Events. . . . . . . .15
     SECTION 3.09.       No Undisclosed Liabilities. . . . . . . . . . . . .16
     SECTION 3.10.       Absence of Litigation . . . . . . . . . . . . . . .16
     SECTION 3.11.       Employee Benefit Plans; Employment Agreements.. . .16
     SECTION 3.12.       Employment Matters. . . . . . . . . . . . . . . . .17
     SECTION 3.13.       Registration Statement; Joint Proxy Statement
                           Prospectus. . . . . . . . . .  . . . . . . . . . 17
     SECTION 3.14.       Title to Property . . . . . . . . . . . . . . . . .17
     SECTION 3.15.       Taxes.. . . . . . . . . . . . . . . . . . . . . . .18
     SECTION 3.16.       Environmental Matters . . . . . . . . . . . . . . .18
     SECTION 3.17.       Brokers . . . . . . . . . . . . . . . . . . . . . .19
     SECTION 3.18.       Full Disclosure . . . . . . . . . . . . . . . . . .19
     SECTION 3.19.       Opinion of Financial Advisor. . . . . . . . . . . .19
     SECTION 3.20.       Intellectual Property . . . . . . . . . . . . . . .19
     SECTION 3.21.       Interested Party Transactions . . . . . . . . . . .19
     SECTION 3.22.       Insurance . . . . . . . . . . . . . . . . . . . . .19
     SECTION 3.23.       Vote Required . . . . . . . . . . . . . . . . . . .19
     SECTION 3.24.       Pooling Matters . . . . . . . . . . . . . . . . . .19

   ARTICLE IV CONDUCT OF BUSINESS PENDING THE AMALGAMATION . . . . . . . . .19

     SECTION 4.01.       Conduct of Business by the Company Pending the
                          Amalgamation  . . . . . . . . . . . . . . . . . . 19
     SECTION 4.02.       No Solicitation. . . . . . . . . . . . . . . . . . 21
     SECTION 4.03.       The Conduct of Business by Parent Pending the
                          Amalgamation  . . . . . . . . . . . . . . . . . . 22

   ARTICLE V ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . .22

     SECTION 5.01.       Joint Proxy Statement Prospectus; Registration
                          Statement. . . . . . . . . . . . . . . . . . . . .22
     SECTION 5.02.       Stockholders' Meetings. . . . . . . . . . . . . . .23
     SECTION 5.03.       Access to Information; Confidentiality. . . . . . .23
     SECTION 5.04.       Consents; Approvals . . . . . . . . . . . . . . . .23
     SECTION 5.05.       Agreements of Affiliates. . . . . . . . . . . . . .23
     SECTION 5.06.       Notification of Certain Matters . . . . . . . . . .24
     SECTION 5.07.       Indemnification and Insurance.. . . . . . . . . . .24
     SECTION 5.08.       Further Assurances; Tax Treatment.. . . . . . . . .25
     SECTION 5.09.       Public Announcements. . . . . . . . . . . . . . . .25
     SECTION 5.10.       Listing of Parent Common Shares . . . . . . . . . .25
     SECTION 5.11.       Conveyance Taxes. . . . . . . . . . . . . . . . . .25
     SECTION 5.12.       Accountant's Letters. . . . . . . . . . . . . . . .25
     SECTION 5.13.       Pooling Accounting Treatment. . . . . . . . . . . .25
     SECTION 5.14.       Blue Sky Laws . . . . . . . . . . . . . . . . . . .26
     SECTION 5.15.       Appointment of Director . . . . . . . . . . . . . .26
     SECTION 5.16.       Registration of Shares. . . . . . . . . . . . . . .26

   ARTICLE VI CONDITIONS TO THE AMALGAMATION . . . . . . . . . . . . . . . .26

     SECTION 6.01.       Conditions to Obligation of Each Party to Effect
                           the Amalgamation  . . . . . . . . . . . . . . . .26
     SECTION 6.02.       Additional Conditions to Obligations of Parent
                          and Amalgamation Sub . . . . . . . . . . . . . . .27
     SECTION 6.03.       Additional Conditions to Obligation of the
                          Company. . . . . . . . . . . . . . . . . . . . . .27

   ARTICLE VII TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .28

     SECTION 7.01.       Termination . . . . . . . . . . . . . . . . . . . .28
     SECTION 7.02.       Effect of Termination . . . . . . . . . . . . . . .29

     SECTION 7.03.       Fees and Expenses.. . . . . . . . . . . . . . . . .29

   ARTICLE VIII GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . .30

     SECTION 8.01.       Effectiveness of Representations, Warranties and
                           Agreements; Knowledge, Etc. . . . . . . . . . . .30
     SECTION 8.02.       Notices . . . . . . . . . . . . . . . . . . . . . .30
     SECTION 8.03.       Certain Definitions . . . . . . . . . . . . . . . .31
     SECTION 8.04.       Amendment . . . . . . . . . . . . . . . . . . . . .32
     SECTION 8.05.       Waiver. . . . . . . . . . . . . . . . . . . . . . .32
     SECTION 8.06.       Headings. . . . . . . . . . . . . . . . . . . . . .32
     SECTION 8.07.       Severability. . . . . . . . . . . . . . . . . . . .32
     SECTION 8.08.       Entire Agreement. . . . . . . . . . . . . . . . . .32
     SECTION 8.09.       Assignment, Amalgamation Sub. . . . . . . . . . . .33
     SECTION 8.10.       Parties in Interest . . . . . . . . . . . . . . . .33
     SECTION 8.11.       Governing Law . . . . . . . . . . . . . . . . . . .33
     SECTION 8.12.       Counterparts. . . . . . . . . . . . . . . . . . . .33
     SECTION 8.13.       WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . .34

                AGREEMENT AND PLAN OF REORGANIZATION AND AMALGAMATION

AGREEMENT AND PLAN OF REORGANIZATION AND AMALGAMATION, dated as of December 22, 1997 (this "Agreement"), among DIGITAL MICROWAVE CORPORATION, a Delaware corporation ("Parent"), SOUTH AMALGAMATION SUB LTD., a New Zealand company and a wholly owned subsidiary of Parent ("Amalgamation Sub"), and MAS TECHNOLOGY LTD, a New Zealand company (the "Company").

                                     WITNESSETH:

     WHEREAS, the Boards of Directors of Parent, Amalgamation Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders and shareholders for Parent to enter into a strategic business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Amalgamation Sub and the Company have each approved the amalgamation (the "Amalgamation") of Amalgamation Sub with and into the Company in accordance with the applicable provisions of the Companies Act 1993 of New Zealand ("New Zealand Law"), and upon the terms and subject to the conditions set forth herein;

     WHEREAS, Parent, Amalgamation Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; and

     WHEREAS, pursuant to the Amalgamation, each ordinary share (a "Share") of the Company's share capital (the "Company Capital Stock") shall be exchanged for the right to receive the Amalgamation Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Amalgamation Sub and the Company hereby agree as follows:

                                      ARTICLE I

                                   THE AMALGAMATION

     SECTION 1.01.  THE AMALGAMATION.


     (a) At the Effective Time (as defined in Section 1.02 hereof), and subject to and upon the terms and conditions of this Agreement and New Zealand Law, Amalgamation Sub shall be amalgamated with and into the Company, the separate corporate existence of Amalgamation Sub shall cease by removal from the New Zealand company register, and the Company shall continue as the surviving company being the successor to all the property, rights, powers, privileges, liabilities and obligations of both the Amalgamation Sub and the Company. The Company as the surviving company after the Amalgamation is hereinafter sometimes referred to as the "Surviving Company."

     (b) The exchange and delivery of all documents required to be delivered as a condition to the Amalgamation shall be held immediately prior to the Effective Time at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.02. EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, but in no event later than three days thereafter, the parties hereto shall cause the Amalgamation to be consummated by filing all necessary documentation (the

"Amalgamation Documents"), together with any required related certificates, with the New Zealand Registrar of Companies, in such form as required by, and executed in accordance with the relevant provisions of, New Zealand Law (the time of such filing being the "Effective Time").

     SECTION 1.03. EFFECT OF THE AMALGAMATION. At the Effective Time, the effect of the Amalgamation shall be as provided in this Agreement, the Amalgamation Documents and the applicable provisions of New Zealand Law.
Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and privileges of the Company and Amalgamation Sub shall vest in the Surviving Company, and all liabilities and obligations of the Company and Amalgamation Sub shall become the liabilities and obligations of the Surviving Company.

     SECTION 1.04. CONSTITUTION. At the Effective Time, the Constitution of the Company, as in effect immediately prior to the Effective Time shall be the Constitution of the Surviving Company until thereafter amended as provided by New Zealand Law and such Constitution.

     SECTION 1.05.  DIRECTORS AND OFFICERS.  The directors of Amalgamation
Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Constitution of the Surviving Company, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.06. AMALGAMATION CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES. At the Effective Time, by virtue of the Amalgamation and without any action on the part of Parent, Amalgamation Sub, the Company or the Holders of any of the following securities:

     (a) CONVERSION OF SECURITIES. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b)) shall be converted into and exchanged for, subject to Section 1.06(f), the right to receive one and two-tenths (1.2) (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Parent common stock, $0.01 par value ("Parent Common Shares"), subject to any minority buyout rights under New Zealand Law, if applicable.

     (b) CANCELLATION. Each Share held in the treasury of the Company and each Share owned by Parent, Amalgamation Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Amalgamation and without any action on the part of the holder thereof, be canceled without payment of any consideration therefor and cease to exist.

     (c)  ASSUMPTION OF STOCK OPTIONS AND STOCK PURCHASE RIGHTS.

               (i) At the Effective Time, the Company's 1997 Stock Option Plan (the "Company Stock Option Plan") and each outstanding option to purchase Company Capital Stock (a "Stock Option") granted thereunder, whether vested or unvested, shall be assumed by Parent and converted into an option to acquire, on the same terms and conditions (including the exercise schedule) as were applicable under such Stock Option prior to the Effective Time, except that such option will be exercisable for that number of Parent Common Shares equal to the number (rounded down to the nearest whole number) of Parent Common Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Amalgamation had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), and the exercise price for the Parent Common Shares issuable upon exercise of such option will be at a price per share rounded up to the nearest whole cent equal to (x) the aggregate exercise price for Company Capital Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of Parent Common Shares deemed purchasable pursuant to such Stock Option; PROVIDED, HOWEVER, that the vesting schedule of the assumed options shall continue to be determined by reference to the Company Stock

     Option Plan. The above is subject to satisfaction of any applicable securities regulations under New Zealand Law.

               (ii)      As soon as practicable, but in no event later than ten
     (10) days after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice (in form and substance satisfactory to the Company) setting forth such holder's rights pursuant thereto as a result of the Amalgamation. Parent shall comply with the terms of all such Stock Options and ensure, to the extent required by, and subject to the provisions of, any such Company Stock Option Plan that Stock Options which qualified for special tax treatment prior to the Effective Time continue to so qualify after the Effective Time. Prior to the Effective Time, Parent shall have taken all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery pursuant to the terms set forth in this Section 1.06(c).

               (iii) As soon as practicable, but in no event later than fifteen (15) days after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to the exercise of outstanding Stock Options assumed by Parent. The shares of Parent Common Stock to be issued upon exercise of such options shall be duly authorized, validly issued, fully-paid and nonassessable.

     (d) CAPITAL STOCK OF AMALGAMATION SUB. Each ordinary share of Amalgamation Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for a validly issued, fully paid and nonassessable ordinary share of the Surviving Company. Each share certificate of Amalgamation Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of the Surviving Company.

     (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any share split, reverse split, share dividend (including any dividend or distribution of securities convertible into Parent Common Shares or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Shares or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

     (f) FRACTIONAL SHARES. No fraction of a share of Parent Common Shares will be issued, but in lieu thereof each holder of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Shares (after aggregating all fractional shares of Parent Common Shares to be received by such holder) shall receive from Parent an amount of cash (rounded up to the nearest whole cent U.S.$), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average of the last reported sales prices of a share of Parent Common Shares for the fifteen trading days prior to the date which is two days prior to the Effective Time.

     SECTION 1.07.       EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE AGENT. Parent shall supply, or shall cause to be supplied, to or for the account of a bank or trust company designated by Parent reasonably acceptable to the Company (the "Exchange Agent"), in trust for the benefit of the holders of Company Capital Stock, for exchange in accordance with this
Section 1.7, through the Exchange Agent, certificates evidencing the Parent Common Shares issuable pursuant to Section 1.6 in exchange for outstanding Shares.

     (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares and to each holder of record of an American Depository Receipt ("ADR") which immediately prior to the Effective Time evidenced an American Depository Share representing outstanding Shares ("ADS") (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Parent Common Shares and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Common Shares which such holder has the right to receive in accordance with Section 1.06 in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled to prior to the Effective Time, and (C) cash in lieu of fractional Parent Common Shares to which such holder is entitled pursuant to
Section 1.06(f) (the Parent Common Shares, dividends, distributions and cash described in clauses (A)-(C) being, collectively, the "Amalgamation Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares or ADSs which is not registered in the transfer records of the Company as of the Effective Time, Parent Common Shares and cash may be issued and paid in accordance with this
Article I to a transferee if the Certificate evidencing such Shares or ADSs is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock/share transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares or ADSs representing Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Shares into which such Shares or ADSs representing Shares shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED PARENT COMMON SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Shares.

     (d) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Shares in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (e) NO LIABILITY. Neither Parent, Amalgamation Sub nor the Company shall be liable to any holder of Shares for any Amalgamation Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) WITHHOLDING RIGHTS. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Amalgamation Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     SECTION 1.08. STOCK TRANSFER BOOKS. At the Effective Time, the share register of the Company shall be closed, and the Amalgamation Consideration delivered upon the surrender for exchange of Shares or ADSs representing Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Company of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.09. LOST, STOLEN OR DESTROYED CERTIFICATE. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Common Shares as may be required pursuant to Section 1.06; PROVIDED, HOWEVER, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 1.10. TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Amalgamation shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) qualify for accounting treatment as a pooling of interests under United States generally accepted accounting principles ("U.S. GAAP"). The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 368 of the Code.

     SECTION 1.11.  MATERIAL ADVERSE EFFECT.   For purposes of this
Agreement, when used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, respectively, in each case taken as a whole; PROVIDED, HOWEVER, that a "Material Adverse Effect" with respect to the Company or any of its subsidiaries shall not include (i) any change or effect resulting from execution, delivery or performance of this Agreement or the announcement of the transactions contemplated by this Agreement including any change or effect resulting from the overlap in customers of the Company and the Parent,
(ii) any change or effect resulting from the failure of Parent or Amalgamation Sub to perform any of its obligations hereunder or under any agreement or instrument in connection with the transactions contemplated hereby, or (iii) any change or effect generally applicable to the industries in which the Company or any of its subsidiaries operates.

                                      ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Amalgamation Sub that, except as set forth in the written disclosure schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule") or as set forth in the Company SEC Reports (as defined below):

     SECTION 2.01.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

     Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and corporate authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect.


     SECTION 2.02. CONSTITUTION. The Company has heretofore furnished to Parent a complete and correct copy of the Constitution, if any, as most recently amended to date of the Company and each of its subsidiaries. Each such Constitution is in full force and effect. Neither the Company nor any of its subsidiaries is in material violation of any of the provisions of its respective Constitution.

     SECTION 2.03. CAPITALIZATION. As of December 22, 1997, (i) 2,300,000 Shares represented by ADSs and 4,500,000 Shares not represented by ADSs were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Capital Stock were held in treasury or by subsidiaries of the Company and (iii) 126,200 shares of Company Capital Stock were authorized for future issuance pursuant to outstanding employee stock options granted pursuant to the Company Stock Option Plan. No shares of Company Capital Stock have been issued between December 1, 1997 and the date hereof. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party, or of which the Company has knowledge, relating to the issued or unissued shares of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the share of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. All of the outstanding shares of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

     SECTION 2.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and subject to obtaining any necessary stockholder approval of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Amalgamation by the holders of the outstanding Shares entitled to vote in accordance with New Zealand Law and the Company's Constitution and the board signing certificates as required by New Zealand Law). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into a strategic business combination with Parent upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Amalgamation Sub, as applicable, constitutes a legal, valid and binding obligation of the Company, except as enforceability may be limited by bankruptcy, insolvency and other laws affecting the rights and remedies of creditors generally and general principles of equity (regardless of whether they are enforced in a court of law or in equity).

     SECTION 2.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.


     (a) For purposes hereof, "Material Contracts" shall mean all material agreements which, as of the date hereof, will be required to be filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules thereunder (collectively, the "Exchange Act") as "material contracts" of the Company and its subsidiaries or Parent and its subsidiaries, as applicable.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Constitution of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses
(ii) and (iii) for any such conflicts, violations, breaches, defaults, liens, encumbrances or other items or occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except
(i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the Securities Act 1978 (NZ), the rules of the Nasdaq National Market, state securities laws and the rules and regulations thereunder ("Blue Sky Laws"), the consent of the New Zealand Overseas Investment Commission, and the filing and recordation of appropriate Amalgamation Documents as required by New Zealand Law and Delaware corporate law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Amalgamation, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

     (d) The Company, its subsidiaries and its affiliates do not have assets in the United States having an aggregate book value of $15,000,000 (U.S.) or more and did not have sales in the United States during the year ended March 31, 1997 in excess of $25,000,000 (U.S.).

     SECTION 2.06.  COMPLIANCE; PERMITS.

     (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) The Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Material Adverse Effect.

     SECTION 2.07.  SEC FILINGS; FINANCIAL STATEMENTS.

     (a) The Company has filed all forms, reports and documents required to be filed with the SEC since June 19, 1997 and has made available to Parent (i) its Quarterly Reports on Form 10-Q for the periods ended June 30, and September 30, 1997, respectively, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since May 22, 1997, (iv) all other reports or registration statements filed by the Company with the SEC since May 22, 1997, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in accordance (in all material respects) with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

     (c) As of the date hereof, there have been no amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.
The Company will file between the date hereof and the Effective Time any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     SECTION 2.08.  ABSENCE OF CERTAIN CHANGES OR EVENTS.   Except in
connection with the transactions contemplated by this agreement, since September 30, 1997, the Company has conducted its business substantially in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Constitution of the Company;
(iii) any damage to, destruction or loss of any assets of the Company, (whether or not covered by insurance) that constitutes a Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices (other than changes in U.S. GAAP); (v) any material revaluation by the Company of any of its material assets, including, without limitation, writing down the value of material inventory or writing off material notes or accounts receivable other than in the ordinary course of business; or (vi) any sale of a material amount of assets of the company, except in the ordinary course of business.

     SECTION 2.09. NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (a) reflected or adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended March 31, 1997 (The "1997 Company Balance Sheet"); (b) not required under U.S. GAAP to be reflected on the 1997 Company Balance Sheet;
(c) incurred since March 31, 1997 in the ordinary course of business; or (d) incurred in connection with this Agreement or any transaction contemplated hereby.

     SECTION 2.10. ABSENCE OF LITIGATION. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would have a Material Adverse Effect.

     SECTION 2.11.  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.

     (a) Section 2.11 of the Company Disclosure Schedule lists all employee benefit plans and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement superannuation, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "Affiliate"), or any subsidiary of the Company, as well as each plan with respect to which the Company or an Affiliate could incur liability under applicable law (if such plan has been or were terminated) (together, the "Company Employee Plans"), excluding agreements with former employees under which the Company has no remaining monetary obligations. A copy of each such written Company Employee Plan has been made available to Parent.

     (b) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare or superannuation benefits to any person;
(ii) there has been no prohibited transaction with respect to any Company Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party of, any of the Company Employee Plans; and (iv) all contributions required to be made to any Company Employee Plan pursuant to the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years.

     (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds any option to purchase Company Capital Stock as of the date hereof, together with the number of shares of Company Capital Stock subject to such option, the date of grant of such option, the extent to which such option is exercisable (or will become exercisable within six months from the date hereof, or as a result of, the Amalgamation), the exercise price of such option and the expiration date of such option.
Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such options.

     (d) The Company has made available to Parent (i) copies of all employment agreements with officers of the Company; (ii) copies of all agreements with consultants who are individuals, which agreements obligate the Company to make annual cash payments in an amount exceeding $50,000, (iii) a schedule listing all officers of the Company who have executed a non-competition agreement with the Company; (iv) copies (or descriptions) of all severance agreements, programs and policies of the Company with or relating to its employees, excluding programs and policies required to be maintained by law, and (v) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

     SECTION 2.12. EMPLOYMENT MATTERS. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies would have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees. Neither the Company nor any of its subsidiaries has any knowledge of any general strikes, slowdowns (relating to a workplace grievance), work stoppages, lockouts, or threats thereof, by or with respect to the employees of the Company or any of its subsidiaries.

     SECTION 2.13. REGISTRATION STATEMENT; JOINT PROXY STATEMENT PROSPECTUS. Subject to the accuracy of the representations of Parent in Section 3.13, the information supplied by the Company expressly for inclusion in the registration statement to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Amalgamation (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company expressly for inclusion in the joint proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the shareholders of the Company to consider the Amalgamation (the "Company Shareholders' Meeting") and to be sent to the stockholders of Parent in connection with the meeting of the stockholders of Parent to consider the Amalgamation (the "Parent Stockholders' Meeting," and together with the Company Stockholder Meeting, the "Stockholders' Meetings") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus") will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders or stockholders, at the time of the Stockholders' Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent and Amalgamation Sub. Insofar as it relates to information supplied by the Company expressly for inclusion in the Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Amalgamation sub which is contained in any, or furnished in connection with the preparation, of the foregoing documents.

     SECTION 2.14. TITLE TO PROPERTY. The Company and its subsidiaries own and lease no real property other than as set forth on Schedule 2.14 hereto. The Company and each of its subsidiaries have good and defensible title to all of their owned properties and assets, free and clear of all liens, charges and encumbrances except (i) liens for taxes not yet due and payable; (ii) such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect; and (iii) liens and encumbrances securing debt reflected in the 1997 Company Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect.

     SECTION 2.15.  TAXES.

     (a) For purposes of this Section 2.15, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any New Zealand or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, goods and services, fringe benefits, withholding, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, accident compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the New Zealand tax authority or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) The Company and its subsidiaries have filed all New Zealand Tax Returns and all other material Tax Returns required to be filed by them, and have duly paid or made adequate provision on their books for the payment of all Taxes which have been incurred or are due and payable. There are no pending audits, examinations or proposed audits or examinations of any Tax Returns filed by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for which the Company or any of its subsidiaries may be liable. As of the date of this Agreement the Tax Returns of the Company and its subsidiaries have been audited by the Inland Revenue Department (NZ) (or the appropriate statute of limitations has expired) for all fiscal years through 1991.

     (c) Neither the Company nor any subsidiary: (i) is a party to any agreement providing for the allocation, payment or sharing of Taxes among the Company, its subsidiaries, or any third parties; (ii) is liable under U.S. Treasury Regulation Section 1-1502-6, or any similar provision of New Zealand, foreign, federal, state or local laws or regulations, for the Taxes of another person or entity or (iii) has an application pending with respect to any Tax requesting permission for a change in accounting method.

     (d) Neither the Company nor any of its subsidiaries is or has been a "passive foreign investment company" within the meaning of Section 1297 of the Code.

     SECTION 2.16. ENVIRONMENTAL MATTERS. Except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries to the best of the Company's knowledge (i) have obtained all applicable permits, licenses and other authorization which are required under New Zealand laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received written notice of any event, condition, circumstance, activity, practice, incident, action or plan which is likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's or any of its subsidiaries' (or any of their respective agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste, and (iv) have taken all actions necessary under applicable requirements of New Zealand laws, rules or regulations to register any products or materials required to be registered by the company or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 2.17. BROKERS. No broker, finder or investment banker (other than Hambrecht & Quist LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Hambrecht & Quist LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION 2.18. FULL DISCLOSURE. To the knowledge of the Company, no statement contained in any certificate or schedule furnished or to be furnished by the Company or its subsidiaries to Parent or Amalgamation Sub in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     SECTION 2.19. OPINION OF FINANCIAL ADVISOR. Company has been advised by its financial advisor, Hambrecht & Quist LLC, that in its opinion, as of December 22, 1997, the Exchange Ratio is fair from a financial point of view to Company and has delivered a written copy of such opinion to the Company.

     SECTION 2.20. INTELLECTUAL PROPERTY. To the Company's knowledge, neither the Company nor any of its subsidiaries utilizes or has utilized any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by the Company or its subsidiaries in their operations, and, to the best knowledge of the Company, neither the Company nor any of its subsidiaries infringes upon or unlawfully or wrongfully uses any patent, trademark, tradename, service mark, copyright or trade secret owned or validly claimed by another, except for such infringements or uses that would not have a Material Adverse Effect.

     SECTION 2.21. INTERESTED PARTY TRANSACTIONS. Since March 31, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 2.22. INSURANCE. The Company and its subsidiaries maintain fire and casualty, general liability, business interruption, product liability and water damage insurance that the Company believes to be reasonably prudent for its business.

     SECTION 2.23. VOTE REQUIRED. The affirmative vote of the holders (entitled to vote and voting on the Amalgamation) of at least 75% of the shares of the Company Capital Stock held by such holders is the only vote of the holders of the Company's capital stock necessary to approve the Amalgamation.

     SECTION 2.24. POOLING MATTERS. Neither the Company nor any of its affiliates has, to the Company's knowledge and based upon consultation with its independent accountants, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would affect the ability of Parent to account for the business combination to be effected by the Amalgamation as a pooling of interests.

     SECTION 2.25. FAIR VALUE. The Company's board of directors has determined that the Company will receive fair value pursuant to the Amalgamation and other transactions evidenced by this Agreement.

                                 ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB

     Parent and Amalgamation Sub hereby represent and warrant to the Company that, except as set forth in the written disclosure schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule") or as set forth in the Parent's SEC Reports as defined below:

     SECTION 3.01.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

     (a) Each of Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and By-laws, as amended to date, of Parent and the Constitution, as amended to date, of Amalgamation Sub. Such Certificate of Incorporation and By-laws of Parent and Constitution of Amalgamation Sub are in full force and effect. Parent is not in violation of any of the provisions of its Certificate of Incorporation or By-laws. Amalgamation Sub is not in material violation of any of the provisions of its Constitution.

     SECTION 3.03.  CAPITALIZATION.

     (a) As of November 24, 1997, the authorized capital stock of Parent consisted of (i) 60,000,000 shares of Parent Common Stock of which:
(x) 38,093,812 shares were issued and outstanding, (y) no shares were held in treasury, (z) 5,113,966 shares were reserved for issuance pursuant to outstanding options under Parent's Stock Option Plans; and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value ("Parent Preferred Stock"), none of which were issued and outstanding. No shares of Parent Common Stock have been issued between March 31, 1997 and the date hereof, except for shares issued upon exercise of options outstanding under Parent's Stock Option Plans. The authorized capital stock of Amalgamation Sub consists of 100 ordinary shares, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Amalgamation Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for options outstanding under Parent's Stock Option Plans and as set forth in Section 3.03 or Section 3.11 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or Amalgamation Sub is a party or of which Parent or Amalgamation Sub has knowledge, relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. There are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the Capital Stock of any subsidiary. Except as will not have a Material Adverse Effect, all of the outstanding shares of capital stock of each of Parent's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

     (b) The shares of Parent Common Stock to be issued pursuant to the Amalgamation will be duly authorized, and when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and shall be available for trading on the Nasdaq National Market.

     SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Amalgamation Sub has all necessary corporate power and corporate authority to execute and deliver this Agreement and subject to obtaining any necessary stockholder approval of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this agreement by Parent and Amalgamation Sub and the consummation by Parent and Amalgamation Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Amalgamation Sub, and no other corporate proceedings on the part of Parent or Amalgamation Sub as are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than approval and adoption of the Amalgamation by the holders of the outstanding shares of Parent Common Stock entitled to vote in accordance with Delaware Law and Parent's Certificate of Incorporation and By-Laws). The Board of Directors of each of Parent and Amalgamation Sub has determined that it is advisable and in the best interest of Parent's stockholders and Amalgamation Sub's stockholders for Parent and Amalgamation Sub to enter into a strategic business combination with the Company upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Amalgamation Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Amalgamation Sub, except as enforceability may be limited by bankruptcy, insolvency and other laws affecting the rights and remedies of creditors generally and general principles of equity (regardless of whether they are enforced in a court of law or in equity).

     SECTION 3.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) Section 3.05(a) of the Parent Disclosure Schedule includes a list of all Material Contracts of Parent and its subsidiaries.

     (b) The execution and delivery of this Agreement by Parent and Amalgamation Sub do not, and the performance of this Agreement by Parent and Amalgamation Sub shall not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or the Constitution of Amalgamation Sub,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of it subsidiaries or by which its or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults, liens, encumbrances, or other items or occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) The execution and delivery of this Agreement by each of Parent and Amalgamation Sub does not, and the performance of this Agreement by each of Parent and Amalgamation Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Securities Act 1978 (NZ), the rules of the Nasdaq National Market, the Blue Sky Laws, the consent of the New Zealand Overseas Investment Commission, and the filing and recordation of appropriate Amalgamation Documents as required by New Zealand Law and Delaware corporate law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Amalgamation, or otherwise prevent or delay Parent or Amalgamation Sub from performing their respective obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

     SECTION 3.06.  COMPLIANCE; PERMITS.

     (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not have a Material Adverse Effect.

     SECTION 3.07.  SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Parent has filed all forms, reports and documents required to be filed with the SEC since March 31, 1997 and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal year ended March 31, 1997, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since March 31, 1997,
(iii) all other reports or registration statements (other than Reports on Form 3, 4 or 5 filed on behalf of affiliates of the Parent) filed by Parent with the SEC since March 31, 1997 and (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance (in all material respects) with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except in connection with the transactions contemplated by this Agreement, since March 31, 1997, Parent has conducted its business substantially in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or Bylaws of Parent; (iii) any damage to, destruction or loss of any assets of the parent, (whether or not covered by insurance) that constitutes a

Material Adverse Effect; (iv) any material change by parent in its accounting methods, principles or practices (other than changes in U.S. GAAP); (v) any material revaluation by Parent of any of its material assets, including without limitation, writing down the value of material inventory or writing off material notes or accounts receivable other than in the ordinary course of business; or
(vi) any sale of a material amount of assets of parent, except in the ordinary course of business.

     SECTION 3.09. NO UNDISCLOSED LIABILITIES. Neither the Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Parent and its subsidiaries taken as a whole, except liabilities (a) reflected or adequately provided for in the Parent's balance sheet (including any related notes thereto) as of March 31, 1997 (the "1997 Parent Balance Sheet"), (b) not required under U.S. GAAP to be reflected on such balance sheet, (c) incurred since March 31, 1997 in the ordinary course of business, or (d) incurred in connection with this Agreement or any transaction contemplated hereby.

     SECTION 3.10. ABSENCE OF LITIGATION. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would have a Material Adverse Effect.

     SECTION 3.11.  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.

     (a) Section 3.11 of the Parent Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, superannuation, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of Parent, any trade or business (whether or not incorporated) which is a member of a controlled group including Parent or which is under common control with Parent (an "ERISA Affiliate") within the meaning of
Section 414 of the Code, or any subsidiary of Parent, as well as each plan with respect to which Parent or an ERISA Affiliate could incur liability under
Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Parent Employee Plans"), excluding agreements with former employees under which Parent has no remaining obligations and any of the foregoing that are required to be maintained by Parent under the laws of any foreign jurisdiction. A copy of each such written Parent Employee Plan (other than those referred to in Section 4(b)(4) of ERISA) has been made available to the Company.

     (b) (i) None of the Parent Employee Plans promises or provides retiree medical or other retiree welfare or superannuation benefits to any person and none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction", as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Employee Plan, which could result in any material liability of Parent or any of its subsidiaries; (iii) all Parent Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the IRS or Secretary of the Treasury), and Parent and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party of, any of the Parent Employee Plans; (iv) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Parent Employee Plan pursuant to Section 412 of the Code, or the terms of the Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Parent Employee Plan for the current plan years; (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, and (vii) neither Parent nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).

     SECTION 3.12. EMPLOYMENT MATTERS. There are no controversies pending or, to the knowledge of Parent, threatened between Parent or any of its subsidiaries and any of their respective employees, which controversies would have a Material Adverse Effect. Neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees. Neither Parent nor any of its subsidiaries has any knowledge of any general strikes, slowdowns (relating to a workplace grievance), work stoppages, lockouts or threats thereof, by or with respect to the employees of Parent or any of its subsidiaries.

     SECTION 3.13. REGISTRATION STATEMENT; JOINT PROXY STATEMENT PROSPECTUS. Subject to the accuracy of the representations of the Company and its subsidiaries in Section 2.13, the Registration Statement pursuant to which the Parent Common Shares to be issued in the Amalgamation will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent expressly for inclusion in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders (or at the time of any subsequent amendment or supplement), at the time of the Stockholders' Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Amalgamation Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Amalgamation Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent or Amalgamation Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Amalgamation Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents. The Registration Statement and Joint Proxy Statement/ Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, the Registration Statement.

     SECTION 3.14. TITLE TO PROPERTY. Parent and each of its subsidiaries have good and defensible title to all of their owned properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect.

     SECTION 3.15.  TAXES.

     (a) For purposes of this Section 3.15, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any U.S. federal or state taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, goods and services, fringe benefits, withholding, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, accident compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with U.S. federal, state or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) Parent and its subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and have duly paid or made adequate provision on their books for the payment of all Taxes which have been incurred or are due and payable. There are no pending audits, examinations or proposed audits or examinations of any Tax Returns filed by Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for which Parent or any of its subsidiaries may be liable. As of the date of this Agreement the Tax Returns of Parent and its subsidiaries have been audited by the Internal Revenue Service (or the appropriate statute of limitations has expired) for all fiscal years through March 31, 1994.

     (c) Neither Parent nor any subsidiary: (i) is a party to any agreement providing for the allocation, payment or sharing of Taxes among Parent, its subsidiaries, or any third parties; or (ii) has an application pending with respect to any Tax requesting permission for a change in accounting method.

     SECTION 3.16.   ENVIRONMENTAL MATTERS.   Except in all cases as, in the
aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, Parent and each of its subsidiaries to the best of Parent's knowledge (i) have obtained all applicable permits, licenses and other authorization which are required under federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Parent or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received written notice of any event, condition, circumstance, activity, practice, incident, action or plan which is likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Parent's or any of its subsidiaries' (or any of their respective agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste, and (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by Parent or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 3.17. BROKERS. No broker, finder or investment banker (other than Broadview Associates) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Amalgamation Sub. Parent has heretofore furnished to the Company a complete and correct copy of all agreements between Parent and Broadview Associates pursuant to which such firm would be entitled to any payment relating to the transaction contemplated hereunder.

     SECTION 3.18. FULL DISCLOSURE. To the knowledge of Parent and Amalgamation Sub, as applicable, no statement contained in any certificate or schedule furnished or to be furnished by Parent or Amalgamation Sub to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     SECTION 3.19. OPINION OF FINANCIAL ADVISOR. Parent has been advised by its financial advisor, Broadview Associates, that, in its opinion, as of December 22, 1997 the Exchange Ratio is fair from a financial point of view to Parent and has delivered a written copy of such opinion to Parent.

     SECTION 3.20. INTELLECTUAL PROPERTY. To Parents' knowledge, neither Parent, nor any of its subsidiaries utilizes or has utilized any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Parent or its subsidiaries in their operations, and, to the best knowledge of Parent, neither Parent nor any of its subsidiaries infringes upon or unlawfully or wrongfully uses any patent, trademark, tradename, service mark, copyright or trade secret owned or validly claimed by another, except for such infringements or uses that would not have a Material Adverse Effect.

     SECTION 3.21. INTERESTED PARTY TRANSACTIONS. Since July 3, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 3.22. INSURANCE. Parent and its subsidiaries maintain fire and casualty, general liability, business interruption, product liability and water damage insurance that Parent believes to be reasonably prudent for its business.

     SECTION 3.23. VOTE REQUIRED. The affirmative vote of the holders of at least a majority of the outstanding Parent Common Shares held by such holders in favor of approval of the issuance of Parent Common Shares in connection with the Amalgamation is the only vote of the holders of the Parent's capital stock necessary to approve the Amalgamation.

     SECTION 3.24. POOLING MATTERS. Neither Parent nor any of its affiliates has, to Parent's knowledge and based upon consultation with its independent accountants, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would affect the ability of the Parent to account for the business combination to be effected by the Amalgamation as a pooling of interests.

                                      ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE AMALGAMATION

     SECTION 4.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE AMALGAMATION. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 4.01 of the Company Disclosure Schedule or contemplated in the SEC Documents or in this Agreement, the Company covenants and agrees that, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted in the ordinary course of business and in a manner substantially consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as set forth in Section 4.01 of the Company Disclosure Schedule or contemplated in the SEC Documents or in this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of
Parent:

     (a)  amend or otherwise change the Company's Constitution;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any of its subsidiaries or affiliates (except for the issuance of (i) shares of Company Capital Stock issuable pursuant to employee stock options under the Company Stock Option Plan which options are outstanding on the date hereof, or pursuant to rights to purchase such shares under the Company 1995 Employee Share Purchase Program and (ii) the grant of options consistent with past practice to purchase up to 30,000 shares of Company Capital Stock to newly hired employees (excluding officers); PROVIDED THAT the vesting of such new options is not in any manner accelerated by the Amalgamation);

     (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner substantially consistent with past practice,
(ii) dispositions of obsolete, worthless or useless assets and (iii) sales of immaterial assets not in excess of $50,000);

     (d) except as is contemplated by Section 5.05, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Company Employee Plans (including the Company Stock Option Plan) or authorize cash payments in exchange for any options granted under any of such plans;

     (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

     (f) (i) acquire (by Amalgamation, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business substantially consistent with past practice; (iii) enter into or amend any material contract or agreement other than in the ordinary course of business; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of the Company's budget and operating plan previously furnished to Parent, or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by
Section 4.01(f);

     (g) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis) or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

     (h) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by U.S. GAAP or applicable New Zealand Law;

     (i) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the Company's most recent SEC Report;

     (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice; or

     (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 4.02.  NO SOLICITATION.

     (a) The Company shall not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Alternative Transaction (as defined in Section 7.03(c) hereto), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Alternative Transaction, or agree to, or endorse, any Alternative Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's subsidiaries to take any such action and the Company shall promptly notify Parent, subject to confidentiality restrictions existing on the date hereof, of all relevant terms of any such inquiries or proposals received by the Company or any of its subsidiaries or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall promptly deliver or cause to be delivered orally to Parent a detailed summary of such inquiry or proposal, subject to confidentiality restrictions existing on the date hereof; provided, however, that nothing contained in this subsection (a) shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any persons or entity in connection with an unsolicited bona fide proposal by such person or entity relating to an Alternative Transaction (as defined in Section 7.03(c)) if, and only to the extent that (A) the Board of Directors of the Company, after duly considering the advice of Buddle Findlay determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders imposed by New Zealand Law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act or other applicable law or other requirement with regard to a Alternative Transaction.

     (b) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Amalgamation Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party.

     (c) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section.

     SECTION 4.03. THE CONDUCT OF BUSINESS BY PARENT PENDING THE AMALGAMATION. During the period from the date of this Agreement and continuing until the earlier of: (i) the termination of this Agreement, (ii) the Effective Time or
(iii) March 31, 1998, except as set forth in Section 4.01 of the Company Disclosure Schedule or contemplated in the SEC Documents or in this Agreement, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall not directly or indirectly do any of the following without the prior written consent of the Company:

     (a)  amend or otherwise change Parent's Certificate of Incorporation;

     (b) acquire (by Amalgamation, merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof for an aggregate purchase price greater than fifty million dollars ($50,000,000); or

     (c) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities (except convertible debt securities) or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of Parent, any of its subsidiaries or affiliates (other than with respect to (i) acquisitions permitted pursuant to Section 4.03(b) hereto or (ii) grants and exercises of options under Parent's existing stock option plans and for sales of stock pursuant to Parent's existing stock purchase plans);

     (d) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.03(a), (b) or (c) above, or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

                                      ARTICLE V

                                ADDITIONAL AGREEMENTS

     SECTION 5.01.  JOINT PROXY STATEMENT PROSPECTUS; REGISTRATION STATEMENT.

     (a) As promptly as practicable (but in no event later than January 15, 1998), the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Registration Statement of the Parent with respect to the Parent Common Shares to be issued in connection with the Amalgamation. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the SEC a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the approval of the Amalgamation and the transactions contemplated hereby by the stockholders of the Company and of Parent and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Amalgamation and the recommendation of the Board of Directors of Parent in favor of the issuance of Parent Common Shares in connection with the Amalgamation.

     SECTION 5.02. STOCKHOLDERS' MEETINGS. The Company and Parent shall call and hold their respective Stockholders' Meetings as promptly as practicable for the purpose of voting upon the approval of the Amalgamation, and Parent and the Company shall use their reasonable best efforts to hold the Stockholders' Meetings on the same day (and at the same time of such day) and as soon as practicable after the date on which the Registration Statement becomes effective. The Company and Parent shall use their best efforts to hold the Stockholders' Meetings not later than March 27, 1998. The Company and Parent shall use their respective reasonable best efforts to solicit from their respective stockholders proxies in favor of the approval of the Amalgamation and the issuance of Parent Common Shares in connection with the Amalgamation, respectively, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law with respect to Parent and New Zealand Law with respect to the Company and the Certificate of Incorporation and By-Laws of Parent and the Constitution of the Company to obtain such approvals, unless otherwise necessary under the applicable fiduciary duties of the respective directors of the Company and Parent, as determined by such directors in good faith after consultation with and based upon the advice of outside legal counsel.

     SECTION 5.03. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released solely for purposes hereof), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. Subject to such confidentiality restrictions, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request. Each party shall keep such information confidential in accordance with the terms of the Mutual Non-Disclosure Agreement, entered into on December 5, 1997, (the "Confidentiality Agreement") between Parent and the Company.

     SECTION 5.04. CONSENTS; APPROVALS. The Company and Parent shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 5.05. AGREEMENTS OF AFFILIATES. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter") identifying all persons who are, or may be deemed to be, at the time of the Company Stockholders' Meetings, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in a form mutually agreeable to the Company and Parent.

     SECTION 5.06. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event of which it becomes aware or of which it should reasonably have been aware, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of the Company, Parent or Amalgamation Sub, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and FURTHER PROVIDED that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 6.02(b) or 6.03(b) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 5.07.  INDEMNIFICATION AND INSURANCE.

     (a) The Constitution of the Surviving Company shall contain the provisions with respect to indemnification set forth in the Constitution of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Constitution and regardless of whether the Amalgamation becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Company and the Parent shall, to the fullest extent permitted under applicable law or under the Surviving Company's Constitution or the Parent's Certificate of Incorporation and Bylaws, as the case may be, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Company, (ii) after the Effective Time, the Surviving Company shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Company will cooperate in the defense of any such matter; provided, HOWEVER, that the Surviving Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); AND PROVIDED FURTHER, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (c) The Surviving Company and Parent shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

     (d) For a period of three years after the Effective Time, Parent shall cause the Surviving Company to use its best efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) on terms comparable to those applicable to the then current directors and officers of Parent, or (ii) those now applicable to directors and officers of the Company, whichever is more favorable to such directors and officers; PROVIDED, HOWEVER, that in no event shall Parent or the Surviving Company be required to expend in excess of 150 percent of the annual premium currently paid by the Company for such coverage, and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Company shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

     (e) This Section shall survive any termination of this Agreement and the consummation of the Amalgamation at the Effective Time is intended to benefit the Company, the Surviving Company and the Indemnified Parties, and shall be binding on all successors and assigns of the Surviving Company and shall be enforceable by the Indemnified Parties.

     SECTION 5.08.  FURTHER ASSURANCES; TAX TREATMENT.

     (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company.

     (b) Each of Parent, Amalgamation Sub and the Company shall use its reasonable best efforts to cause the Amalgamation to qualify, and will not (both before and after consummation of the Amalgamation) take any actions which could prevent the Amalgamation from qualifying, as a reorganization under the provisions of Section 368 of the Code.

     SECTION 5.09. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release with respect to the Amalgamation or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the National Association of Securities Dealers ("NASD") if it has used all reasonable efforts to obtain the prior written consent of the other party.

     SECTION 5.10. LISTING OF PARENT COMMON SHARES. Parent shall cause the Parent Common Shares to be issued in the Amalgamation to be approved for quotation on the Nasdaq National Market, and shall use reasonable efforts to effect such quotation prior to the Effective Time.


     SECTION 5.11. CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

     SECTION 5.12. ACCOUNTANT'S LETTERS. Upon reasonable notice from the other, the Company or Parent shall use their respective best efforts to cause Arthur Andersen LLP and KPMG, respectively, to deliver to Parent or the Company, as the case may be, a letter covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

     SECTION 5.13. POOLING ACCOUNTING TREATMENT. Each of the Parties will use its reasonable best efforts to cause the transactions contemplated by this Agreement to be accounted for as a pooling transaction by each Party's independent certified public accountants, by the NASD and by the SEC, respectively, and each of the Parties agrees that it will take no action that would cause such accounting treatment not to be obtained.

     SECTION 5.14. BLUE SKY LAWS. Parent shall take all actions required to cause the Parent Common Shares issued pursuant to the Amalgamation to be exempt from registration under all applicable Blue Sky Laws, or shall register such Parent Common Shares pursuant to and in accordance with all applicable Blue Sky Laws.

     SECTION 5.15. APPOINTMENT OF DIRECTOR. At the Effective Time, Howard Oringer shall be appointed to the board of directors of Parent and shall be nominated to serve as a member of the board of directors of Parent for a one-year term at the annual meeting of Parent's stockholders held in 1998.

     SECTION 5.16. REGISTRATION OF SHARES. Parent shall register the Parent Common Shares received by holders of Company Capital Stock pursuant to the Amalgamation. Parent shall use reasonable efforts to register such Parent Company Shares under U.S. (under a Form S-3 or a post-effective amendment to a Form S-4 registration statement) and/or New Zealand securities laws, as applicable, subject to customary blackout restrictions, upon the request of holders of such Parent Common Shares who in the aggregate held 5% or more of the outstanding Company Capital Stock prior to the Amalgamation and who require such registration to resell the Parent Common Shares received by them in the Amalgamation. Such registration shall occur only after the date upon which financial results of at least 30 days of post-merger combined operations have been first published by Parent.

                                      ARTICLE VI

                            CONDITIONS TO THE AMALGAMATION

     SECTION 6.01. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE AMALGAMATION. The respective obligations of each party to effect the Amalgamation shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

     (b) STOCKHOLDER APPROVAL. This Agreement and the Amalgamation (and in the case of the Company an Amalgamation proposal) shall have been approved and adopted by the requisite vote of the stockholders of the Company and Parent;

     (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Amalgamation shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Amalgamation, which makes the consummation of the Amalgamation illegal; and

     (d) TAX OPINIONS. Parent and the Company shall have received the opinions of their respective counsel, Morrison & Foerster LLP and Brobeck, Phleger & Harrison LLP, in form and substance reasonably satisfactory to each, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Amalgamation will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that Parent and the Company will each be a party to the reorganization within the meaning of

Section 368(b) of the Code. In rendering such opinions, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits A and B hereto.

     (e) GOVERNMENTAL APPROVAL. The New Zealand Overseas Investment Commission shall have consented to the Amalgamation with respect to the Shares of the Company becoming owned or controlled by the Parent.

     (f) NEW ZEALAND SECURITIES LAW. The exchange of Parent Common Shares for Shares of the Company shall be permitted to be effected (if required) pursuant to the provisions of the Securities Act 1978 (NZ) on terms and conditions reasonably acceptable to Parent and the Company.

     SECTION 6.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND AMALGAMATION SUB. The obligations of Parent and Amalgamation Sub to effect the Amalgamation are also subject to the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure to be true and correct would not have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Parent and Amalgamation Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

     (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Amalgamation Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

     (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made ("Material Consents"), by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such Material Consents would not have a Material Adverse Effect on the Company or Parent;

     (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of the Company or any subsidiary of the Company having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

     (e) OPINION OF ACCOUNTANT. Parent shall have received (i) an opinion of Arthur Andersen LLP, independent public accountants, to the effect that the Amalgamation qualifies for a pooling of interests accounting treatment if consummated in accordance with this Agreement and (ii) a copy of the opinion referred to in Section 6.03(e) below;

     (f) SHAREHOLDER APPROVAL. No more than ten percent (10%) of the shareholders of the Company shall vote against the transactions contemplated hereby at a shareholders' meeting called for the purpose of approving such transactions.

     (g) AFFILIATE AGREEMENTS. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

     SECTION 6.03. ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Amalgamation is also subject to the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Amalgamation Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure to be true and correct would not have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate or certificates to such effect signed by the President and Chief Financial Officer of each of Parent and Amalgamation Sub;

     (b) AGREEMENTS AND COVENANTS. Parent and Amalgamation Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate or certificates to such effect signed by the President and Chief Financial Officer of each of Parent and Amalgamation Sub;

     (c) CONSENTS OBTAINED. All Material Consents required to be obtained or made by Parent and Amalgamation Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Amalgamation Sub, except where the failure to receive such Material Consents would not have a Material Adverse Effect on the Company or Parent;

     (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of the Parent or any subsidiary of the Parent having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

     (e) OPINION OF ACCOUNTANT. The Company shall have received (i) an opinion of KPMG, independent public accountants, to the effect that the Amalgamation qualifies for a pooling of interests accounting treatment if consummated in accordance with this Agreement and (ii) a copy of the opinion referred to in
Section 6.02(e) above; and

     (f) APPROVAL FOR QUOTATION ON NASDAQ NATIONAL MARKET. The Parent Common Shares to be issued in the Amalgamation shall have been approved for quotation on the Nasdaq National Market, subject only to official notice of issuance.

                                     ARTICLE VII

                                     TERMINATION

     SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

     (b) by either Parent or the Company if the Amalgamation shall not have been consummated by March 31, 1998 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Amalgamation to occur on or before such date); or

     (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Amalgamation, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 5.08; or

     (d) by Parent or the Company, if, at the Parent or Company Stockholders' Meetings (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Parent or Company shall not have been obtained; or

     (e) by Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Amalgamation in a manner adverse to Parent or shall have resolved to do any of the foregoing; (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company an Alternative Transaction (as defined in Section 7.03(c)); or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Capital Stock is commenced (other than by Parent or an affiliate of Parent), and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or

     (f) by Parent or the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement which cannot be cured prior to March 31, 1998, such that the conditions set forth in Section 6.02(a) or 6.02(b), or
Section 6.03(a) or 6.03(b), would not be satisfied (a "Terminating Breach"), PROVIDED THAT if such Terminating Breach is curable prior to March 31, 1998 by Parent or the Company, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent or the Company, as the case may be, continues to exercise such reasonable best efforts, neither the Company nor the Parent, respectively, may terminate this Agreement under this
Section 7.01; or

     (g) by the Company, if the Board of Directors of Parent shall withdraw, modify or change its recommendation of this Agreement or the Amalgamation, including without limitation approval of the issuance of Parent Common Shares in connection with the Amalgamation, in a manner adverse to the Company or shall have resolved to do any of the foregoing.

     SECTION 7.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Sections 5.09, 7.03 and 8.01 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

     SECTION 7.03.  FEES AND EXPENSES.

     (a) Except as set forth in this Section 7.03, (i) all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, if the Amalgamation is not consummated or (ii) if the Amalgamation is consummated, then the Surviving Company shall pay all such fees and expenses.

     (b) The Company shall pay Parent a fee of $3,250,000 in cash (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of Parent relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of Parent's counsel, accountants and financial advisers, but excluding any "success" fees paid to such financial advisors), upon the earlier to occur of (i) the termination of this Agreement by Parent pursuant to
Section 7.01(e) or (ii) the closing of an Alternative Transaction.

     (c) As used herein, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires more than 15 percent of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) an Amalgamation or other business combination involving the Company pursuant to which any Third Party acquires more than 15 percent of the outstanding equity securities of the Company or the entity surviving such Amalgamation or business combination or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any Amalgamation or business combination including any of them) of the Company, any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 15 percent of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

     (d) Parent shall pay the Company the Fee, plus actual, documented and reasonable out-of-pocket expenses of the Company relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of the Company's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by the Company pursuant to Section 7.01(g), unless Parent's board of directors withdraws its recommendation of this Agreement or the Amalgamation because Parent terminates the Agreement pursuant to Section 7.01(e).

     (e) The Fee payable pursuant to Sections 7.03(b) or 7.03(d) shall be paid within one business day after the occurrence of an event described in
Section 7.03(b) or 7.03(d), as applicable.

                                     ARTICLE VIII

                                  GENERAL PROVISIONS

     SECTION 8.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; KNOWLEDGE, ETC.

     (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Sections 1.06(c)(iii), 5.05, 5.08, 5.09,
5.13 and 8.03 shall survive the Effective Time indefinitely and those set forth in Section 7.03 shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

     (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent.

     SECTION 8.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telecopy number specified below:


     (a)  If to Parent or Amalgamation Sub:

          DIGITAL MICROWAVE CORPORATION
          170 Rose Orchard Way
          San Jose, CA 95134

          With copies to:

          Morrison & Foerster LLP
          425 Market Street
          San Francisco, CA 94105
          U.S.A.
          Telecopier No. (415) 268-7522
          Attention: Bruce A. Mann, Esq.

          Kensington Swan
          89 The Terrace
          Wellington, New Zealand
          Telecopier No. 64-4-472-2291
          Attention:  David J. Quigg, Esq.

     (b)  If to the Company:

          MAS TECHNOLOGY LTD
          24 Bridge Street
          Lower Hutt
          Wellington, New Zealand

          With copies to:

          Brobeck, Phleger & Harrison LLP
          2200 Geng Road
          Palo Alto, CA  94303
          U.S.A.
          Telecopier No. (650) 496-2885
          Attention:     Thomas A. Bevilacqua, Esq.
                         Curtis L. Mo, Esq.

          Buddle Findlay
          Telstra Centre
          191-201 Queen Street
          P.O. Box 1433, DX CP24024
          Auckland, New Zealand
          Telecopier No. 64-9-358-7069
          Attention: Sarah Roberts, Esq.

     SECTION 8.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

     (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "beneficial owner" with respect to any shares of Company Capital Stock, means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "business day" means any day other than a day on which banks in San Francisco (California) or New Zealand are required or authorized to be closed;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Company, Parent or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Amalgamation by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.06. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.07. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy or would violate pooling of interest treatment, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced or would violate pooling of interest treatment, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.08. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 8.09. ASSIGNMENT, AMALGAMATION SUB. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Amalgamation Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 8.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.07 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

     SECTION 8.11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, without regard to the conflicts of laws provisions thereof, except that the Amalgamation (but not the conditions thereto) shall be governed by, and construed in accordance with, the internal laws of New Zealand.

     SECTION 8.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 8.13. WAIVER OF JURY TRIAL. EACH OF THE PARENT, AMALGAMATION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SEEK SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF OR OTHER EQUITABLE REMEDIES IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE PROVISIONS HEREOF, WHETHER IN A COURT OF LAW OR OTHERWISE.

     IN WITNESS WHEREOF, Parent, Amalgamation Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   DIGITAL MICROWAVE CORPORATION



                                   By /s/ TIMOTHY R. HANSEN
                                     --------------------------------------
                                   Name:  Timothy R. Hansen

                                   Title:  Vice President, New Business
                                   Development


                                   SOUTH AMALGAMATION SUB LTD.


                                   By /s/ CHARLES D. KISSNER
                                     --------------------------------------
                                   Name:  CHARLES D. KISSNER

                                   Title:  Director


                                   MAS TECHNOLOGY LTD.


                                   By /s/ NEVILLE JORDAN
                                     --------------------------------------
                                   Name:  Neville Jordan

                                   Title:  Chief Executive Officer

                                                                     APPENDIX B

                         THIS PROXY IS SOLICITED ON BEHALF OF
               THE BOARD OF DIRECTORS OF DIGITAL MICROWAVE CORPORATION
                       FOR THE SPECIAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON MARCH 23, 1998


     The undersigned stockholder of DIGITAL MICROWAVE CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated February 9, 1998, and hereby appoints Charles D. Kissner, Carl A. Thomsen and Carol A. Goudey or any one of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of DIGITAL MICROWAVE CORPORATION ("DMC") to be held on March 23, 1998 at 11:00 a.m., Pacific Standard Time, at its executive offices located at 170 Rose Orchard Way, San Jose, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2, and 3 SET FORTH BELOW, IN EACH CASE AS MORE FULLY DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     1. PROPOSAL TO APPROVE THE ISSUANCE OF DMC COMMON STOCK IN CONNECTION WITH THE AGREEMENT AND PLAN OF REORGANIZATION AND AMALGAMATION, DATED AS OF DECEMBER 22, 1997, AMONG DMC, SOUTH AMALGAMATION SUB LTD., A NEW ZEALAND COMPANY AND A WHOLLY OWNED SUBSIDIARY OF DMC ("AMALGAMATION SUB"), AND MAS TECHNOLOGY LIMITED ("MAS"), PURSUANT TO WHICH AMALGAMATION SUB WILL BE MERGED WITH AND INTO MAS, AND MAS WILL BECOME A WHOLLY OWNED SUBSIDIARY OF DMC:


                FOR                 AGAINST                ABSTAIN
          -----               -----                  -----

     2. PROPOSAL TO APPROVE THE AMENDMENT TO ARTICLE IV OF THE RESTATED CERTIFICATE OF INCORPORATION OF DMC TO (i) INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF STOCK TO 100,000,000 AND (ii) INCREASE THE NUMBER OF AUTHORIZED SHARES OF DMC COMMON STOCK TO 95,000,000:


                FOR                 AGAINST                ABSTAIN
          -----               -----                  -----

     3. PROPOSAL TO APPROVE THE AMENDMENT TO DMC'S 1994 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER TO 7,166,660
SHARES:

                FOR                 AGAINST                ABSTAIN
          -----               -----                  -----

                                   DATED:  _____________________, 1998


                                   ----------------------------------------
                                   Signature


                                   ----------------------------------------
                                   Signature



                                   This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

                 MAS TECHNOLOGY/DIGITAL MICROWAVE CORPORATION

                           AMALGAMATION PROPOSAL





Freepost/BRP Authority Number 3554



                                                                      POST PAID



                             MAS Technology Limited

                             PO Box 30 248
                             LOWER HUTT

                                  PROXY FORM


USE THIS FORM IF YOU ARE NOT COMING TO THE SPECIAL MEETING BUT WANT SOMEONE ELSE
                                  TO VOTE FOR YOU

TO MAS TECHNOLOGY LIMITED

PO BOX 30 248
LOWER HUTT
OR

C/- MAS TECHNOLOGY LIMITED                   Shareholder No.
24 BRIDGE STREET, LOWER HUTT                 No. Shares

ATTENTION SECRETARY TO THE BOARD

I, We being an abovenamed shareholder of MAS Technology Limited ("the Company") appoint,


A.  PETER TROUGHTON OR NEVILLE JORDAN
    ---------------------------------
       DELETE IF YOU WISH TO APPOINT AN ALTERNATIVE PERSON

B.  ----------------------------------------------------------------------
       INSERT ALTERNATIVE NAME IF YOU DON NOT WISH EITHER PETER TROUGHTON OR NEVILLE JORDAN TO BE APPOINTED AS YOUR PROXY

as my/our proxy at the Special Meeting of the Company to be held on 23 March 1998 at 24 Bridge Street, Lower Hutt at 1:00 p.m. or at any adjournment.

Unless otherwise instructed, your Proxy will vote as he or she thinks fit. If you are entitled to vote on the resolution below and you wish to direct your Proxy how to vote, then please indicate with a (check) either in favour or against. Your Proxy will vote as he or she thinks fit on any procedural resolutions.


                -  REFER NOTICE OF MEETING               IN FAVOUR      AGAINST

                   To approve the Amalgamation Proposal     / /            / /


Please date and sign the form.  Joint shareholders are all to sign

Signed this                        day of              1998

--------------------------------------------------------------------------------

1. YOUR PROXY DOES NOT HAVE TO BE A SHAREHOLDER IN THE COMPANY. YOU MAY STILL ATTEND THE MEETING IF YOU APPOINT A PROXY, BUT HE/SHE WILL VOTE ON YOUR BEHALF.


2. THIS PROXY FORM MUST BE SIGNED BY YOU OR YOUR ATTORNEY. IF SIGNED BY YOUR ATTORNEY, THE ATTORNEY MUST HAVE BEEN AUTHORISED IN WRITING,
     AND THAT AUTHORITY (OR A COPY OF IT CERTIFIED BY A NOTARY PUBLIC) MUST BE ENCLOSED WITH THIS FORM. A CORPORATION MUST EXECUTE THIS FORM IN ACCORDANCE WITH ITS CONSTITUTION OR THE RELEVANT GOVERNING AUTHORITY. ANY POWER OF ATTORNEY, OR OTHER AUTHORITY, MUST BE ENCLOSED WITH THIS FORM IF NOT ALREADY NOTED BY THE COMPANY.


3. THIS COMPLETED PROXY FORM (AND ANY REQUIRED AUTHORITIES) SHOULD BE FOLDED AND POSTED (POSTAGE ALREADY PAID) OR DELIVERED TO THE
     COMPANY AT THE STREET ADDRESS NOTED ABOVE TO ENSURE THAT IT IS RECEIVED NOT LESS THAN 48 HOURS BEFORE THE MEETING.


4.   A SHAREHOLDER MAY EXERCISE THE RIGHT TO VOTE AT A MEETING OF
     SHAREHOLDERS EITHER BY BEING PRESENT IN PERSON OR BY PROXY.

5. A PROXY FOR A SHAREHOLDER IS ENTITLED TO ATTEND AND BE HEARD AT A MEETING OF SHAREHOLDERS AS IF THE PROXY

     WERE THE SHAREHOLDER.

6.   A PROXY MUST BE APPOINTED BY NOTICE IN WRITING SIGNED BY THE
     SHAREHOLDER AND THE NOTICE MUST STATE WHETHER THE APPOINTMENT IS FOR A PARTICULAR MEETING OR A SPECIFIED TERM NOT EXCEEDING TWELVE MONTHS.

7. THE PROXY FORM MUST BE SIGNED BY THE PERSON APPOINTING THE PROXY, OR BY THAT PERSON'S ATTORNEY. IF SIGNED BY AN ATTORNEY THE ATTORNEY MUST HAVE BEEN AUTHORISED IN WRITING. IF THE PERSON APPOINTING THE PROXY IS A CORPORATION THE PROXY MUST BE SIGNED FOR ON BEHALF OF THAT CORPORATION BY TWO DIRECTORS OR OTHERWISE IN ACCORDANCE WITH THE CONSTITUTION OF THAT CORPORATION.

8.   THE PROXY FORM, AND ANY POWER OF ATTORNEY OR OTHER AUTHORITY (IF
     ANY) UNDER WHICH IT IS SIGNED, OR A COPY OF THAT POWER OF ATTORNEY CERTIFIED BY A NOTARY PUBLIC, OR A COPY OF A RESOLUTION PASSED BY A CORPORATION APPOINTING A REPRESENTATIVE DULY CERTIFIED BY THE CORPORATION, MUST BE DEPOSITED WITH THE COMPANY BY SENDING IT TO THE ADDRESS SHOWN ON THE PROXY FORM NOT LESS THAN 48 HOURS BEFORE THE TIME FOR HOLDING THE MEETING TO WHICH THE PROXY OR APPOINTMENT APPLIES.

9. IF YOU ARE UNABLE TO ATTEND THE SPECIAL MEETING BUT WOULD LIKE TO VOTE AT THAT MEETING, THE CHAIRMAN OF THE BOARD OF DIRECTORS, PETER TROUGHTON AND THE DEPUTY CHAIRMAN, NEVILLE JORDAN ARE BOTH PREPARED TO ACT AS PROXIES TO VOTE ON YOUR BEHALF. IF YOU WOULD LIKE TO EXERCISE THIS OPTION, YOU MUST COMPLETE THE ENCLOSED PROXY FORM BY APPOINTING EITHER OF THESE PERSONS AS YOUR PROXY.

Admission Card   AMALGAMATION PROPOSAL                VOTING FORM
                                           MAS TECHNOLOGY / DIGITAL MICROWAVE
                                                       CORPORATION

                                                 AMALGAMATION PROPOSAL


SHAREHOLDER NO.           NO. SHARES          BRING THIS FORM WITH YOU TO THE
                                                     SPECIAL MEETING.
FOR EACH RESOLUTION THAT YOU HAVE A
RIGHT TO VOTE ON, PLEASE TICK THE             YOU WILL NEED TO USE THIS FORM TO
BOX "IN FAVOUR" OR THE BOX                        VOTE IF A POLL IS REQUIRED
"AGAINST".
-------------------------------------------------------------------------------

SHAREHOLDER NO.        NO. SHARES      SHAREHOLDER NO.        NO. SHARES


RESOLUTION    /1/   - REFER NOTICE
                      OF MEETING

To approve the Amalgamation Proposal


       In Favour / /     Against / /              In Favour / /     Against / /

-------------------------------------------------------------------------------


SHAREHOLDER NO.        NO. SHARES      SHAREHOLDER NO.        NO. SHARES



       In Favour / /     Against / /              In Favour / /     Against / /

-------------------------------------------------------------------------------

                                                                     APPENDIX C
                       [Broadview Associates LLC Letterhead]




                                                     December 22, 1997

                                                        CONFIDENTIAL

Board of Directors
Digital Microwave Corporation
170 Rose Orchard Way
San Jose, CA  95134

Dear Members of the Board:


We understand that Digital Microwave Corporation ("Digital Microwave"),
MAS Amalgamation Sub Ltd., a wholly owned subsidiary of Digital Microwave (the "Amalgamation Sub"), and MAS Technology Ltd. ("MAS") propose to enter into an Agreement and Plan of Reorganization and Amalgamation (the "Agreement") pursuant to which, through the amalgamation of the Amalgamation Sub with and into MAS (the "Amalgamation"), each ordinary share of MAS ("MAS Capital Stock"), shall be converted into the right to receive 1.2 shares (the "Exchange Ratio") of Digital Microwave common stock, $0.01 par value per share ("Digital Microwave Common Stock"). The transaction is intended to be a tax-free reorganization within the meaning of section 368(a) of the United States Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board. The terms and conditions of the above described transaction (the "Transaction") are more fully detailed in the Agreement.

You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Digital Microwave Shareholders.

Broadview Associates focuses on providing merger and acquisition advisory services to information technology ("IT") companies. in this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Digital Microwave's Board of Directors and will receive a fee from Digital Microwave upon the successful conclusion of the Transaction.

In rendering our opinion, we have, among other things:

1.) reviewed the terms of the Agreement and Plan of Reorganization and Amalgamation and the associated exhibits thereto in the form of the draft dated December 21, 1997 furnished to us by Morrison & Foerster LLP on December 21, 1997 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

2.) reviewed MAS' prospectus dated June 19, 1997, including the audited financial statements included therein, and MAS Form 10-Q for the six months ended September 30, 1997, including the unaudited financial statements included therein;

3.) reviewed certain internal financial and operating information, including certain projections, relating to MAS prepared by MAS management;

4.) participated in discussions with MAS management concerning the operations, business strategy, financial performance and prospects for MAS;

5.) reviewed the recent reported closing prices and trading activity for MAS American Depositary Shares;

6.) compared certain aspects of the financial performance of MAS with public companies we deemed comparable;

7.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Transaction;

8.) reviewed Digital Microwave's annual report and Form 10-K for the fiscal year ended March 31, 1997, including the audited financial statements included therein, and Digital Microwave's Form 10-Q for the six months ended September 30, 1997, including the unaudited financial statements included therein;

9.) participated in discussions with Digital Microwave management concerning the operations, business strategy, financial performance and prospects for Digital Microwave;

10.) reviewed the recent reported closing prices and trading activity for Digital Microwave Common Stock;

11.) discussed with Digital Microwave management its view of the strategic rationale for the Merger;

13.) considered the total number of shares of Digital Microwave Common Stock outstanding and the average weekly trading volume of Digital Microwave Common Stock;

14.) reviewed recent equity analyst reports covering Digital Microwave and MAS;

15.) analyzed the anticipated effect of the Merger on the future financial performance of the consolidated entity;

16.) assisted in negotiations and discussions related to the Merger among Digital Microwave, MAS and their financial and legal advisors; and

17.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Digital Microwave, MAS or MAS' financial advisor. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of MAS as to the future performance of MAS. We have neither made nor obtained an independent appraisal or valuation of any of MAS' assets.

Based upon and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to Digital Microwave shareholders.

For purposes of this opinion, we have assumed that neither Digital Microwave nor MAS is currently involved in any material transaction other than the Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions may impact this opinion. We express no opinion as to the price at which Digital Microwave Common Stock will trade subsequent to the Effective Time (as defined in the Agreement).

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Digital Microwave in connection with its consideration of the Transaction and does not constitute a recommendation to any Digital Microwave shareholder as to how such shareholder should vote on the Transaction.

This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview Associates hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement/Prospectus to be distributed to Digital Microwave shareholders in connection with the Transaction.


                                           Sincerely,

                                           /s/ BROADVIEW ASSOCIATES LLC

                                           Broadview Associates LLC

                                                                  APPENDIX D

                            [Hambrecht & Quist LLC Letterhead]

December 22, 1997



Confidential
------------

The Board of Directors
MAS Technology Limited
P.O. Box 30 - 248
24 Bridge Street
Lower Hutt, Wellington
New Zealand

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the
"Common Stock") of MAS Technology Limited ("MAS" or the "Company") of the consideration to be received by such shareholders in connection with the proposed merger of MAS Amalgamation Sub Ltd. ("Merger Sub"), a wholly owned subsidiary Digital Microwave Corporation. ("DMC"), with and into DMC (the "Proposed Transaction") pursuant to the Agreement and Plan of Merger dated as of December 22, 1997, by and among MAS, Merger
Sub, and DMC (the "Agreement").

We understand that the terms of the Agreement provide, among other things, that each issued and outstanding share of Common Stock shall be converted into the right to receive 1.2 shares of common stock of DMC, as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code for the shareholders of the Company and that the Proposed Transaction will be accounted for as a pooling of interests.

Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of MAS in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

In the past, we have provided investment banking and other financial advisory services to MAS and have received fees for rendering these services. Hambrecht & Quist acted as a lead managing underwriter in the Company's initial public offering in 1997. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of MAS and receives customary compensation in connection therewith, and also provides research coverage for MAS. In the ordinary course of business, Hambrecht & Quist actively trades in the equity securities of MAS for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

     (i) reviewed the publicly available consolidated financial statements of DMC for recent years and interim periods to date and certain other relevant financial and operating data of DMC made available to us from published sources and from the internal records of DMC;

     (ii) reviewed certain internal financial and operating information, including certain projections, relating to DMC prepared by DMC's management;

     (iii) discussed the business, financial condition and prospects of DMC with certain of its officers;

     (iv) reviewed the consolidated financial statements of MAS for recent years and interim periods to date and certain other relevant financial and operating data of MAS made available to us from published sources and from the internal records of MAS;

     (v) reviewed certain internal financial and operating information, including certain projections, relating to MAS prepared by the management of MAS;

     (vi) discussed the business, financial condition and prospects of MAS with certain of its officers;

     (vii) reviewed the recent reported prices and trading activity for the common stocks of DMC and MAS and compared such information and certain financial information for DMC and MAS with similar information for certain other companies engaged in businesses we consider comparable;

     (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

     (ix)   reviewed the Agreement; and

     (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning DMC or MAS considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not undertaken any independent valuation or appraisal of any of the assets or liabilities of DMC or MAS; nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of DMC and MAS. For purposes of this Opinion, we have assumed that neither DMC nor MAS is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which DMC Common Stock will trade subsequent to the Effective Date (as defined in the Agreement).

It is understood that this letter is for the information of the Board of Directors in connection with their evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the proxy statement relating to the Proposed Transaction. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of MAS Common Stock in the Proposed Transaction is fair to such holders from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by DMC or any of its affiliates.

Very truly yours,

HAMBRECHT & QUIST LLC


By   /S/ DAVID G. GOLDEN
     --------------------
     David G. Golden
     Managing Director

                                                                    APPENDIX E

                     SECTION 110 OF THE COMPANIES ACT 1993 (NZ)
                              MINORITY BUY-OUT RIGHTS

110. SHAREHOLDER MAY REQUIRE COMPANY TO PURCHASE SHARES -- Where --

     (a) A shareholder is entitled to vote on the exercise of one or more of the powers set out in --

             (i) Section 106(1)(a) of this Act, and the proposed alteration imposes or removes a restriction on the activities of the company; or

            (ii) Section 106(1)(b) or (c) of this Act; and

     (b) The shareholders resolved, pursuant to section 106 of this Act, to exercise the power; and

     (c) The shareholder cast all the votes attached to shares registered in the shareholder's name and having the same beneficial owner against the exercise of the power; or

     (d) Where the resolution to exercise the power was passed under section 122 of this Act, the shareholder did not sign the resolution, --

that shareholder is entitled to require the company to purchase those shares in accordance with section 111 of this Act.

111. NOTICE REQUIRING PURCHASE -- (1) A shareholder of a company who is entitled to require the company to purchase shares by virtue of section 110 or section 118 of this Act may, --

     (a) Within 10 working days of the passing of the resolution at a meeting of shareholders; or

     (b) Where the resolution was passed under section 122 of this Act, before the expiration of 10 working days after the date on which notice of the passing of the resolution is given to the shareholder, --

give a written notice to the company requiring the company to purchase those shares.

     (2) Within 20 working days of receiving a notice under subsection (1) of this section, the board must --

     (a)  Agree to the purchase of the shares by the company; or

     (b)  Arrange for some other person to agree to purchase the shares; or

     (c) Apply to the Court for an order under section 114 or section 115 of this Act; or

     (d) Arrange, before taking the action concerned, for the resolution to be rescinded in accordance with section 106 of this Act or decide in the appropriate manner not to take the action concerned, as the case may be; and

     (e) Give written notice to the shareholder of the board's decision under this subsection.

112. PURCHASE BY COMPANY -- (1) Where the board agrees under section 111
(2)(a) of this Act to the purchase of the shares by the company, it must, on giving notice under that subsection or within 5 working days thereafter, --

     (a)  Nominate a fair and reasonable price for the shares to be acquired;
          and

     (b)  Give notice of the price to the holder of those shares.

     (2) A shareholder who considers that the price nominated by the board is not fair or reasonable, must forthwith give notice of objection to the company.

     (3) If, within 10 working days of giving notice to a shareholder under subsection (1) of this section, no objection to the price has been received by the company, the company must, on such date as the company and the shareholder agree or, in the absence of agreement, as soon as practicable, purchase all the shares at the nominated price.

     (4) If, within 10 working days of giving notice to a shareholder under subsection (1) of this section, an objection to the price has been received by the company, the company must -

     (a) Refer the question of what is a fair and reasonable price to arbitration; and

     (b) Within 5 working days, pay a provisional price in respect of each share equal to the price nominated by the board.

     (5) A reference to arbitration under this section is deemed to be a "submission" for the purpose of the Arbitration Act 1908.

     (6) The arbitrator must expeditiously determine a fair and reasonable price for the shares to be purchased.

     (7)  If the price determined --

     (a) Exceeds the provisional price, the company must forthwith pay the balance owing to the shareholder:

     (b) Is less than the provisional price paid, the company may recover the excess paid from the shareholder.

     (8) The arbitrator may --

         Award interest on any balance payable or excess to be repaid under subsection (7) of this section at such rate as he or she thinks fit having regard to whether the provisions price paid or the reference to arbitration, as the case may be, was reasonable; and

         Provide for interest to be paid to or by the shareholder whose shares are to be purchased.

113. PURCHASE OF SHARES BY THIRD PARTY -- (1) Section 112 of this Act applies to the purchase of shares by a person with whom the company has entered into an agreement for purchase in accordance with section 111 (2)(b) of this Act subject to such modifications as may be necessary, and, in particular, as if references in that section to the board and the company were references to that person.

     (2) Every holder of shares that are to be purchased in accordance with the arrangement is indemnified by the company in respect to loss suffered by reason of the failure by the person who has agreed to purchase the shares to purchase them at the price nominated or fixed by arbitration, as the case may be.

114. COURT MAY GRANT EXEMPTION -- (1) A company to which a notice has been given under section 111 of this Act may apply to the Court for an order exempting it from the obligation to purchase the shares to which the notice relates on the grounds that --

     (a)  The purchase would be disproportionately damaging to the company; or

     (b)  The company cannot reasonably be required to finance the purchases;
          or

     (c) It would not be just and equitable to require the company to purchase the shares.

     (2) On an application under this section, the Court may make an order exempting the company from the obligation to purchase the shares, and may make any other order it thinks fit, including an order --

     (a)  Setting aside a resolution of the shareholders:

     (b) Directing the company to take, or refrain from taking, any action specified in the order:

     (c) Requiring the company to pay compensation to the shareholders affected:

     (d)  That the company be put into liquidation.

     (3) The Court shall not make an order under subsection (2) of this section on either of the grounds set out in paragraph (a) or paragraph (b) of subsection (1) of this section unless it is satisfied that the company has made reasonable efforts to arrange for another person to purchase the shares in accordance with section 111(2)(b) of this Act.

115. COURT MAY GRANT EXEMPTION IF COMPANY INSOLVENT -- (1) If --

     (a)  A notice is given to a company under section 111 of this Act; and

     (b) The board has resolved that the purchase by the company of the shares to which the notice relates would result in it failing to satisfy the solvency tests; and

     (c) The company has, having made reasonable efforts to do so, been unable to arrange for the shares to be purchased by another person in accordance with section 111 (2)(b) of this Act, --

the company must comply to the Court for an order exempting it from the obligation to purchase the shares.

     (2) The Court may, on an application under subsection (1) of this section, if it is satisfied that --

     (a) The purchase of the shares would result in the company failing to satisfy the solvency test; and

     (b) The company has made reasonable efforts to arrange for the shares to be purchased by another person in accordance with section 111
          (2)(b) of this Act, --

make --

     (c) An order exempting the company from the obligation to purchase the shares:

     (d)  An order suspending the obligation to purchase the shares:

     (e) Such other order as it thinks fit, including any order referred to in section 114(2) of this Act.

                                                                   APPENDIX F



                                 CONSTITUTION


                                      OF


                              MAS TECHNOLOGY LIMITED

                               RECITALS

A. Section 26 of the Companies Act 1993 ("the Act") provides a company may have a constitution and the Company has determined to exercise this right.

B. Section 27 of the Act (which provides that where a company has a constitution that company, the board, each director and each shareholder of that company have the rights, powers, duties and obligations set out in the Act except to the extent they are negated or modified, in accordance with the Act, by the constitution of that company) shall accordingly apply.

C. Section 29 of the Act provides the constitution of a company may take one of a number of specified forms and this constitution was adopted on a reregistration of the Company pursuant to the Companies Registration Act 1993.

D. Section 30 of the Act provides the constitution of a company may contain:

     (a) Matters contemplated by the Act for inclusion in the constitution of a company. These are found in Parts B, C and E of this constitution.

     (b) Such other matters as a company wishes to include in its constitution. These are found in Part D of this constitution.

Part A of this constitution contains some preliminary matters relating to all parts of this constitution.

E.   Section 31 of the Act provides:

     (a) The constitution of a company has no effect to the extent that it contravenes, or is inconsistent with, the Act.

     (b) Subject to the Act the constitution of a company is binding between:

          (i)  That company and each shareholder; and

          (ii) Each shareholder in accordance with its terms and this constitution shall apply accordingly.

                           OPERATIVE PARTS


                         PART A - PRELIMINARY

1.   INTERPRETATION

1.1  In this constitution, unless the context otherwise requires:

     "ACT" means the Companies Act 1993 as amended from time to time or any Act which replaces that Act.

     "THE COMPANY" means MAS Technology Limited.

     "SHARE" means a share in the Company.

     "SHAREHOLDER" means a shareholder of the Company.

     "FIXED REDEEMABLE SHARES" means a share which is redeemable in terms of section 68 of the Act for a fixed amount and entitled to a dividend for a fixed amount both such amounts determined without reference to the Company's assets or profitability and is not entitled pursuant to the terms of issue to be offered new issues of shares.

     "TREASURY STOCK" means shares which have been acquired by the Company in accordance with section 67A of the Act.

1.2 Terms defined in the Act shall where used in this constitution have the same meaning as given to those terms by the Act.

1.3  References to section numbers are to sections of the Act.

1.4 Headings are for guidance only and shall not affect the interpretation of this constitution.

1.5 Except where prohibited by the Act in the event of any conflict between the Act and this constitution this constitution shall prevail.

1.6 Clauses in this constitution which expressly refer to a section in the Act shall not prevent other clauses in this constitution from affecting or relating to that section.

1.7  The Schedules form part of this constitution.

1.8 References to any legislation or provision of any legislation are deemed to be a reference to that legislation or provision as amended, substituted or re-enacted and unless the context requires otherwise include any statutory instrument issued under that legislation or provision.

1.9 The singular includes the plural and vice versa and words importing one gender includes the other genders.

2.   LIABILITY OF SHAREHOLDERS (SECTION 97)

2.1 Notwithstanding anything else in this constitution the liability of the shareholders of the Company is limited.


             PART B - POWERS OF COMPANY: COMPANIES ACT 1993

3.    PURCHASE OF OWN SHARES PRO-RATA (SECTION 59(1))

3.1 The Company is permitted to purchase or otherwise acquire shares issued by it in accordance with section 61 of the Act.

4.    TREASURY STOCK

4.1 The Company may hold its own shares. The transfer by the Company of treasury stock shall be subject to the provisions of this constitution relating to the issue of shares.

5.    SHARES IN LIEU OF DIVIDENDS

5.1 Subject to this Constitution, the board may issue shares to any shareholders who have agreed to accept the issue of shares, wholly or partly, in lieu of a proposed dividend or proposed future dividends if-

      (a) The right to receive shares, wholly or partly, in lieu of the proposed dividend or proposed future dividends has been offered to all shareholders of the same class on the same terms; and

      (b) If all shareholders elected to receive the shares in lieu of the proposed dividend, relative voting or distribution rights, or both, would be maintained; and

      (c) The shareholders to whom the right is offered are afforded a reasonable opportunity of accepting it; and

      (d) The shares issues to each shareholder are issued on the same terms and subject to the same rights as the shares issued to all shareholders in that class who agree to receive the shares; and

      (e) The provisions of section 47 of the Act are complied with by the board.

6.    REDEEMABLE SHARES

6.1   The Company may issue shares which are redeemable at the option of:

      (a)  the Company; or

      (b)  a shareholder,

      for a consideration that is:

      (c)  specified by the Board; or

      (d)  calculated by reference to a formula specified by the Board; or

      (e) fixed by a suitably qualified person selected by the Board who is not associated with or interested in the Company.


6.2 The Company may exercise an option to redeem shares in relation to all shareholders in accordance with section 69(1)(a), but not to less than all shareholders.

7.    INDEMNITY AND INSURANCE (SECTION 162)

7.1 The Company may give such indemnities and effect such insurances as are referred to in section 162 to the full extent permitted by section 162.

               PART C - MANAGEMENT AND OWNERSHIP: COMPANIES ACT 1993

8.    TRANSFERABILITY OF SHARES (SECTION 39(1))

[This clause has been deleted pursuant to an amendment approved by the shareholders on February 15, 1997.]

9.    TRANSFER OF SHARES (SECTION 84)

9.1 For the purposes of section 84(4) and section 85(1) the Board may, in its sole discretion, refuse or delay registration of any transfer of shares in the following circumstances:

      (a)  Where the Company has a lien on the share or shares;

      (b) Where the proposed transferee is indebted or under any liability to the Company;

      (c) Unless the instrument of transfer is accompanied by the certificate(s) of the shares to which it relates (if any) and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;

      (d) Unless the instrument of transfer is in respect of only one class of share;

      (e) Where the transferee would cause the Company to become subject to any regulatory or statutory control; and

      (f) Where the Board has notice or on reasonable ground believes, that the registration of the transfer would or may result in the Transferor breaching a contractual obligation entered into by the Transferor with the Company or any third party not to transfer some or all of the shares comprised in the share transfer;

      PROVIDED THAT the board shall not in any circumstance be liable to the Transferor or any other person or entity for exercising, or refusing or failing to exercise, its discretion to refuse to register a share transfer on any of the above grounds.

9.2 The registration of transfers may be suspended and the Share Register closed at such times and for such period as the directors from time to time determine PROVIDED THAT registration shall not be suspended for more than thirty days in any one year.

10.   ISSUE OF SHARES (SECTION 42)

10.1  No shares of the Company shall be issued unless:

      (a) The precise terms and conditions of the specific proposal to issue those shares have been approved by separate resolutions (passed by a simple majority of votes) in accordance with this constitution and the Act of holders of each class of shares of the Company whose rights or entitlements could be affected by the issue or the issue is made in accordance with any of the clauses
           10.2 to 10.6.

      (b) An issue authorised by resolutions passed pursuant to clause 10.1(a) shall be completed:

           (i) If that issue is made solely to employees as defined in clause 10.5 within 12 months after the passing of those resolutions; or

           (ii) In all other circumstances within six months after the passing of those resolutions.

10.2 A resolution pursuant to clause 10.1(a) of the holders of the class of shares shall not be required if the terms of issue of those shares expressly reserve the right to make the issue of new shares in question and specify the maximum number and class of new shares which could be issued.

10.3  The directors may issue shares if:

      (a) Those shares are offered to holders of existing shares of the Company on a basis which, if the offer is accepted by all such holders would maintain the existing proportionate rights of each existing holder (relative to other holders of shares) to votes and to distribution rights and that offer is renouncable; or

      (b) Those shares are issued to holders of existing shares on a basis which maintains the existing proportion rights of each existing holder (relative to other holders of shares) to votes and to distribution rights.

      Notwithstanding (a) and (b) above, the directors of the Company shall be entitled:

      (c) To issue any shares in respect of which an offer is not accepted or which because fractional entitlements are not otherwise offered, to such persons in such manner as the directors consider equitable and in the interests of the Company PROVIDED THAT the price and terms and conditions of the issue of such shares are not materially or more favourable to the persons to whom they are issued than the terms of the original offer;

      (d) To offer and issue shares to the holders of existing shares in accordance with specific rights attached to those existing shares to participate in issues of shares, notwithstanding that the effect may be that existing proportionate rights to shares and distribute rights are not maintained;

      (e) To not offer or issue shares to holders of existing shares the terms of which expressly exclude the right to participate in the relevant issue or offer.

10.4  The directors may issue equity securities if:

(a) The issue is not made in whole or in part to any director or an associated person of a director or employee; and

(b) The total number of shares issued, and all other shares of the same class issued pursuant to this clause 10.4 during the period of 12 months preceding the date of the issue to the date of the issue will not exceed the aggregate of:

      (i) 10% of the total number of shares of that class on issue at the commencement of the period; and

      (ii) 10% of the number of shares of that class to issue during that period pursuant to clause 10.1(a), 10.4, 10.6 or 10.7; and

      (iii) any shares of that class issued pursuant to this clause 10.4 during that period, the issue of which being ratified by an ordinary resolution of the Company passed in accordance with this constitution or the Act;

       (iv) 10% of the number of shares of that class which have been acquired or redeemed by the Company during the period (other than shares held as treasury stock).

       For the purposes of this clause shares which will or may convert to other shares shall be deemed to be of the same class as, and to correspond in number to the shares into which they will or may convert.

10.5   EMPLOYEE SHARE ISSUES: The directors may issue shares if:

       (a)    the issue is made to employees of the Company;

       (b) the total number of shares issued to employees of the Company pursuant to this clause 10.5 during 12 months following (and including) the date of reregistration of the Company under the Companies Act 1993 does not exceed 5% of the aggregate of:

              (i) the total number of shares on issue at the commencement of that period; and

              (ii) the total number of shares of that class issued during that period pursuant to clauses 8.3(g) and 10.6.

       For the purposes of this clause, shares which will or may convert into other shares shall be deemed to be the same class and to correspond in number to, the shares into which they will or may convert.

10.6 Subject to clause 10.2, the directors may issue shares if the issue is made as consideration in an offer made by the Company in accordance with:

       (a)   Part I of the Companies Amendment Act 1993; or

       (b) any takeover code approved under section 28 of the Takeovers Act 1993; or

       (c) any takeover law regime with jurisdiction other than New Zealand which provides for prior notice, publicity and disclosure; and

       (d) that offer is made to all holders (other than the Company and its related companies) of shares in any company or other entity listed on any recognised stock exchange which is not a company or other entity that is an associated person of the Company or of any director of the Company; or

       (e) the issue is made upon conversion of any shares from time to time issued by the Company the terms of issue of those shares provided for conversion to shares of the kind issued; or

       (f) the issue is made pursuant to an amalgamation proposal effected pursuant to Part XIII of the Act or pursuant to a scheme approved under Part XV of the Act; or

       (g) the issue is made pursuant to a plan for the issue of securities in lieu of dividend.

10.7 The transfer by the Company of treasury stock of the Company shall for the purposes of this clause 10 (so far as may be relevant) be deemed to constitute the issue of shares as if the sale price was the issue price.

10.8 The requirements of section 45 of the Act shall not apply provided the relevant issue of shares complies with this clause 10.

11.    ALTERATION OF SHAREHOLDER RIGHTS

11.1 For the purposes of section 117(3) of the Act the issue of further shares ranking equally with, or in priority to, existing shares, whether as to voting rights or distributions, is permitted provided such issue is made in accordance with this constitution.

12.    APPOINTMENT OF DIRECTORS (SECTION 153)

The provisions of section 153(2) shall be read subject to the following:

12.1 The minimum number of directors shall be four, and unless otherwise determined by an ordinary resolution of the shareholders, the maximum number shall be ten.

12.2 Any director (not being an alternate) may appoint any person approved by the other directors and not being a director, to be an alternate director during his or her absence or inability to act as a director. The appointee, while he or she holds office as an alternate director, shall be entitled to all notices of meetings of the directors and any paper minutes or documents sent to directors and to attend and vote at any meetings of directors but shall not vote at that meeting except in the place of the director for whom he or she is an alternate and he or she shall not require any qualification and shall not be entitled to be remunerated otherwise than out of the remuneration of the director appointing him or her. Any appointment under this clause shall be effected by notice in writing to the Company.

12.3 Subject to clause 12.1 the directors shall have power at any time, and from time to time, to appoint any person to be a director as an addition to the existing directors.

13.    REMOVAL OF DIRECTORS (SECTION 156)

13.1 In addition to the provisions of section 156(1) the appointment of an alternate director shall be cancelled and the alternate director shall cease to hold office whenever the director who appointed him or her shall cease to be a director or whenever such director revokes such appointment such revocation to be made in the same manner as is required for appointment of an alternate.

13.2 Without limiting section 151 or any other provision in the Act or this constitution, the office of a director shall be vacated at the annual general meeting following the attainment by the director of the age of 70 years.

14.      DELEGATION BY DIRECTORS

Without limiting section 130 of the Act but excluding from any such delegation any of the matters set out in the Second Schedule to the Act:

14.1 The directors may from time to time appoint one or more of their body to the office of managing director or managing directors of the Company either for a fixed term not exceeding five years or without any limitation as to the period for which he or she is or they are to hold such office. The directors may fix his, her or their remuneration which may be in addition to his, her or their remuneration as an ordinary director or directors and may be either by way of salary, commission on profits earned or participation in the profits of the Company or by a combination of two or more of those modes.

14.2 A managing director shall not while he or she continues to hold that office be liable to retire by rotation and he or she shall not be taken into account in determining the number of other directors to retire by rotation, and, subject to any contract, he or she shall be subject to the same provisions as regards resignation, removal and disqualification as the other directors of the Company, and if he or she ceases to hold the office of director from any cause he or she shall ipso facto cease to be a managing director.

14.3 The directors may entrust to and confer upon a managing director any of the powers exercisable by the directors (except the power to make calls, forfeit shares, borrow money or issue debentures) upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of those powers.

14.4 The directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit and may from time to time remove such delegation. Any committee so formed shall in the exercise of the powers so delegated conform to any regulation that may be imposed upon it by the directors. Save as aforesaid the meetings and proceedings of a committee consisting of more than two members shall be governed by the provisions of this constitution regulating the proceedings and meetings of directors.

15.      INTERESTED DIRECTORS

15.1     The directors must comply with section 139 to section 149 of the Act.

15.2 A director is deemed to be 'interested' in a transaction to which the Company is a party, if, and only if, the director -

         (a) Is a party to, or will or may derive a material financial benefit from, the transaction; or

         (b) Has a material financial interest in another party to the transaction; or

         (c) Is a director, officer, or trustee of another party to, or person who will or may derive a material financial benefit from, the transaction, not being a person or party that is -

              (i) The Company's holding company being a holding company of which the Company is a wholly-owned subsidiary; or

              (ii)  A wholly-owned subsidiary of the Company; or

              (iii) A wholly-owned subsidiary of a holding company of which the
                    Company is also a wholly-owned subsidiary; or

         (d) Is the parent, child or spouse of another party to, or person who will or may derive a material financial benefit from, the transaction; or

         (e) Is otherwise directly or indirectly materially interested in the transaction.

15.3 A director who is interested in a transaction entered into, or to be entered into, by the Company, may not vote on a matter relating to the transaction or sign a document relating to the transaction on behalf of the Company but such director shall be entitled to attend any meeting, and participate in any discussion in respect of or affecting the matter in which the director is deemed to be interested.


                          PART D - OTHER PROVISIONS


16.      LOST CERTIFICATES

If a share certificate is defaced, lost or destroyed it may be renewed on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the Company of investigating evidence as the directors may in each case think fit.

17.      CALLS ON SHARES

17.1 The directors may from time to time make calls upon the shareholders in respect of any money which is unpaid on their shares and which is not by the terms of issue made payable at a specified time or times. Subject to receiving at least fourteen days' notice specifying the time or times and place of payment each shareholder shall pay to the Company at the time or times and place so specified the amount called on his or her shares provided that a shareholder may make payment without first receiving such notice or prior to the expiry of any such notice. A call may be revoked or postponed as the directors may determine.

17.2 A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed and may be required to be paid by instalments.

17.3 The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

17.4 If a sum called in respect of a share is not paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding fifteen per centum per annum as the directors may determine, but the directors shall be at liberty to waive payments of that interest wholly or in part.

17.5 Any sum which by the terms of issue of a share is payable on allotment or at any specified time shall for the purposes of this constitution be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable and in case of non-payment all the relevant provisions of this constitution as to payment of interest and expenses, forfeiture or otherwise shall apply as if the sum had become payable by virtue of a call duly made and notified.

17.6 On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the shareholder sued is entered in the Register of the Company as the holder or one of the holders of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the Minute Book and that notice of such call was duly given to the shareholder sued in pursuance of this constitution; and it shall not be necessary to prove the appointment or qualification of the directors who made such call nor any other matter whatsoever; and the proof of the matters aforesaid shall be conclusive evidence of the debt.

17.7 The directors may on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment.

17.8 The directors may if they think fit receive from any shareholder willing to advance the same all or any part of the money uncalled and unpaid upon any shares held by him or her and upon all or any part of the money so advanced may (until the same would, but for the advance, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) ten percent per annum as may be agreed upon between the directors and the shareholder paying the sum in advance; but no shareholder shall be entitled as of right to any interest on any money so paid in advance and the directors may decline to pay any interest. The directors may at any time repay the amount so advanced upon giving to the shareholder three months' notice in writing.

18.      FORFEITURE AND LIEN

18.1 If a shareholder fails to pay any call or instalment of a call on the day appointed for payment thereof the directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on him or her requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued and all expenses that may have been incurred by the Company by reason of such non-payment.

18.2 The notice shall name a further day (not earlier than the expiration of fourteen days from the date of service of the notice) on or before which the payment required by the notice is to be made and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

18.3 If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter before the payment required by the notice has been made, be forfeited by a resolution of the directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

18.4 When any share shall have been so forfeited notice of the resolution shall be given to the shareholder in whose name it stood immediately prior to the forfeiture; and an entry of the forfeiture, with the date thereof, shall forthwith be made in the Register, and the share certificate of any shares so forfeited as aforesaid shall be immediately cancelled by the Company and the shareholder in whose name such cancelled share stood immediately prior to such cancellation shall return the share certificate for such share so forfeited to the Company within fourteen (14) days of receiving notice of such resolution as aforesaid.

18.5 A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit provided such shares are first offered to the existing shareholders of the Company as if such shares were being sold in accordance with this constitution and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit.

18.6 A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all money which at the date of forfeiture was payable by him or her to the Company in respect of the shares but his or her liability shall cease if and when the Company receives payment in full of all such money in respect of the shares.

18.7 The provisions of this constitution as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes payable at a fixed time as if the same had been payable by virtue of a call duly made and notified.

18.8 The Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder whether solely or jointly with others and upon the proceeds of sale thereof for unpaid calls and instalments in respect of such shares and any other payments at law required in respect of such shares and for all debts, obligations, engagements, liabilities of such shareholder, whether absolute or contingent, and whether solely or jointly with any other person and whether payable or to be performed or discharged presently or in future, to or with the Company, or to or with any subsidiary of the Company or whether or not the date for payment fulfilment or discharge shall have arrived or not and no equitable interest in any share shall be created except upon the footing and condition that the provisions of this constitution are to have full effect and such lien shall extend to all dividends, rebates, bonuses, allowances, and other payments which may be declared in respect of such shares and to all moneys due to that shareholder for any products supplied or services rendered by him or her to the Company AND for the purpose of giving better effect to the provisions of this clause each shareholder irrevocably appoints the Company and each officer of the Company his or her attorney authorising the Company to complete an assignment to the Company of any moneys owing by that shareholder to any subsidiary or associate company and the shareholder agrees to ratify and confirm any act carried out by the Company in that behalf.

18.9 The Company may sell in such manner as the directors think fit any shares on which the Company has a lien but no sale shall be made unless a sum in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable has been given to the registered holder for the time being of the share or the person entitled thereto by reason of his or her death or bankruptcy.

18.10 The net proceeds of the sale of any forfeited share which is sold within twelve months of the date of forfeiture or of shares sold for the purpose of enforcing a lien shall be applied in or towards satisfaction of any unpaid calls or instalments, interest thereon and expenses and any other moneys (if any) in respect whereof the lien existed and the residue, if any, paid to the former holder of the share, his or her legal personal representatives or assigns.

18.11 A certificate under the hand of a director and countersigned by a second director that the power of sale hereinbefore mentioned has arisen and is exercisable by the Company under this constitution, or that a share in the Company has been duly forfeited on the date stated therein, shall be conclusive evidence of the facts stated therein.

18.12 For giving effect to any such sale after forfeiture or for enforcing a lien in purported exercise of the powers hereinbefore given the directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer and he or she shall not be bound to see to the application of the purchase money nor shall his or her title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale. The remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. If the certificate for forfeited shares be not delivered up to the Company the directors may issue a new certificate distinguishing it as they think fit from the certificate not delivered up.

19.      DIVIDENDS AND RESERVES

19.1 Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this clause as paid on the shares subject to clause
         19.2. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date that share shall rank for dividend accordingly.

19.2 The directors may from time to time in their absolute discretion declare a special dividend in respect of any ordinary A, ordinary B and ordinary C shares (in the event there are any) if such ordinary A, ordinary B or ordinary C (as the case may be) shares were issued with a right to special dividends over the issued ordinary shares of the Company but shall only have such right to entitlement to dividend as and when dividends apply to the ordinary A, ordinary B or ordinary C (as the case may be) shares are declared by the
         directors of the Company.   The declaration of a dividend for
         ordinary A, ordinary B and/or ordinary C (as the case may be) shares shall be entirely in the discretion of the directors who shall be entitled to declare a dividend on all or each of the classes of ordinary A, ordinary B or ordinary C (as the case may be) shares without regard to the amount paid up on such shares and such special dividend shall be paid in priority to any dividend declared in respect of the ordinary shares of the Company. The ordinary A, ordinary B or ordinary C shares (as the case may be) shall rank equally with the ordinary shares for dividends from such date as the directors may in their discretion declare.

                                  SCHEDULE 1

All meetings of the shareholders of the Company shall be conducted in accordance with the First Schedule to the Act, except where varied by the following provisions:

1.       CHAIRPERSON

1.1 If the directors have elected a chairperson of the board, and the chairperson of the board is present at a meeting of shareholders, he or she must chair the meeting.

1.2 If no chairperson of the board has been elected, or if at any meeting of shareholders the chairperson of the board is not present within 15 minutes of the time appointed for the commencement of the meeting, the directors present shall elect one of their number to be chairperson of the meeting.

2.       NOTICE OF MEETINGS

2.1 Written notice of the time and place of a meeting of shareholders must be sent to every shareholder entitled to receive notice of the meeting and to every director and auditor of the company not less than 10 working days before the meeting.

2.2      The notice must state -

         (a) The nature of the business to be transacted at the meeting in sufficient detail to enable a shareholder to form a reasoned judgment in relation to it; and

         (b)  The text of any special resolution to be submitted to the meeting.

2.3 An irregularity in a notice of a meeting is waived if all the shareholders entitled to attend and vote at the meeting attend the meeting without protest as to the irregularity, or if all such shareholders agree to the waiver.

2.4 The accidental omission to give notice of a meeting to, or the failure to receive notice of a meeting by, a shareholder does not invalidate the proceedings at that meeting.

2.5 If a meeting of shareholders is adjourned for less than 30 days it is not necessary to give notice of the time and place of the adjourned meeting other than by announcement at the meeting which is adjourned.

3.       METHODS OF HOLDING MEETINGS

A meeting of shareholders may be held either -

3.1 By a number of shareholders, who constitute a quorum, being assembled together at the place, date, and time appointed for the meeting; or

3.2 By means of audio, or audio and visual, communication by which all shareholders participating and constituting a quorum can simultaneously hear each other throughout the meeting.

4.       QUORUM

4.1 Subject to clause 4.3, no business may be transacted at a meeting of shareholders if a quorum is not present.

4.2 A quorum for a meeting of shareholders is present if shareholders or their proxies are present who are between them able to exercise a majority of the votes to be cast on the business to be transacted by the meeting.

4.3 If a quorum is not present within 30 minutes after the time appointed for the meeting, -

         (a) In the case of a meeting called under section 121(b) of the Act, the meeting is dissolved:

         (b) In the case of any other meeting, the meeting is adjourned to the same day in the following week at the same time and place, or to such other date, time, and place as the directors may appoint, and if, at the adjourned meeting, a quorum is not present within 30 minutes after the time appointed for the meeting, the shareholders or their proxies present are a quorum.

5.       VOTING

5.1 In the case of a meeting of shareholders held under clause 3.1(a) the First Schedule unless a poll is demanded, voting at the meeting shall be by whichever of the following methods is determined by the chairperson of the meeting:

         (a)  Voting by voice;  or

         (b)  Voting by show of hands.

5.2 In the case of a meeting of shareholders held under clause 3.1(b) of the First Schedule, unless a poll is demanded, voting at the meeting shall be by the shareholders signifying individually their assent or dissent by voice.

5.3 A declaration by the chairperson of the meeting that a resolution is carried by the requisite majority is conclusive evidence of that fact unless a poll is demanded in accordance with clause 5.4.

5.4      At a meeting of shareholders a poll may be demanded by -

         (a) Not less than 3 shareholders having the right to vote at the meeting; or

         (b) A shareholder or shareholders representing not less than 10 percent of the total voting rights of all shareholders having the right to vote at the meeting; or

         (c) By a shareholder or shareholders holding shares in the Company that confer a right to vote at the meeting and on which the aggregate amount paid up is not less than 10 percent of the total amount paid up on all shares that confer that right.

5.5 A poll may be demanded either before or after the vote is taken on a resolution.

5.6 If a poll is taken, votes must be counted according to the votes attached to the shares of each shareholder present in person or by proxy and voting.

5.7 The chairperson of a shareholders' meeting shall not be entitled to a second or casting vote.

5.8 For the purposes of this clause the instrument appointing a proxy to vote at a meeting of the Company confers authority to demand or join in demanding a poll and a demand by a person as proxy for a shareholder has the same effect as a demand by the shareholder.

6.       PROXIES

6.1 A shareholder may exercise the right to vote either by being present in person or by proxy.

6.2 A proxy for a shareholder is entitled to attend and be heard at a meeting of shareholders as if the proxy were the shareholder.

6.3 A proxy must be appointed by notice in writing signed by the shareholder and the notice must state whether the appointment is for a particular meeting or a specified term not exceeding twelve months.

6.4 No proxy is effective in relation to a meeting unless a copy of the notice of appointment is produced before the start of the meeting.

7.       MINUTES

7.1 The board must ensure that minutes are kept of all proceedings at meetings of shareholders.

7.2 Minutes which have been signed correct by the chairperson of the meeting are prima facie evidence of the proceedings.

8.       SHAREHOLDER PROPOSALS

8.1 A shareholder may give written notice to the board of a matter the shareholder proposes to raise for discussion or resolution at the next meeting of shareholders at which the shareholder is entitled to vote.

8.2 If the notice is received by the board not less than 20 working days before the last day on which notice of the relevant meeting of shareholders is required to be given by the Board, the board must, at the expense of the Company, give notice of the shareholder proposal and the text of any proposed resolution to all shareholders entitled to receive notice of the meeting.

8.3 If the notice is received by the board not less than five working days and not more than 20 working days before the last day on which notice of the relevant meeting of shareholders is required to be given by the board, the board must, at the expense of the shareholder, give notice of the shareholder proposal and the text of any proposed resolution to all shareholders entitled to receive notice of the meeting.

8.4 If the notice is received by the board less than 5 working days before the last day on which notice of the relevant meeting of shareholders is required to be given by the board, the board may, if practicable, and at the expense of the shareholder, give notice of the shareholder proposal and the text of any proposed resolution to all shareholders entitled to receive notice of the meeting.

8.5 If the directors intend that shareholders may vote on the proposal by proxy they must give the proposing shareholder the right to include in or with the notice given by the board a statement of not more than 1000 words prepared by the proposing shareholder in support of the proposal, together with the name and address of the proposing shareholder.

8.6 The board is not required to include in or with the notice given by the board a statement prepared by a shareholder which the directors consider to be defamatory, frivolous, or vexatious.

8.7 Where the costs of giving notice of the shareholder proposal and the text of any proposed resolution are required to be met by the proposing shareholder, the proposing shareholder must, on giving notice to the board, deposit with the company or tender to the company a sum sufficient to meet those costs.

9.       CORPORATIONS MAY ACT BY REPRESENTATIVES

         A body corporate which is a shareholder may appoint a representative to attend a meeting of shareholders on its behalf in the same manner as that in which it could appoint a proxy.

10.      VOTES OF JOINT HOLDERS

         Where two or more persons are registered as the holder of a share, the vote of the person named first in the share register and voting on a matter must be accepted to the exclusion of the votes of the other joint holders.

11.      LOSS OF VOTING RIGHT IF CALLS UNPAID

         If a sum due to the Company in respect of a share has not been paid, that share may not be voted at a shareholder's meeting.

12.      PROCEDURE

         Except as provided in this Schedule, the chairperson of the meeting shall regulate the procedure at any meeting of shareholders.

                                   SCHEDULE 2

All meetings of the directors of the Company shall be conducted in accordance with the Third Schedule to the Act, except where varied by the following provisions:

1.       PROCEDURE

         The directors may meet together for the dispatch of business, adjourn, or otherwise regulate their meetings and proceedings as they may think fit and may determine the quorum necessary for the transaction of business. Unless and until otherwise determined a majority of the directors is a quorum and if there shall only be one director appointed one director shall be a quorum. If a quorum shall not be present at a meeting then the meeting may be adjourned for at least 48 hours and notice of the day time and place for such adjourned meeting shall be given to all directors and posted at least 36 hours prior to the time of such adjourned meeting.

2.       NOTICE

         Every director in New Zealand shall be given 2 working days notice of a meeting either by letter or by telephone it shall not be necessary to give notice of a meeting of directors to any director for the time being absent from New Zealand who has not left contact details with the Company. The failure to give or non receipt of such a notice to or by any director shall not invalidate any meeting of directors. A meeting of the directors at which a quorum is present shall be competent to exercise all or any of the authorities, powers and discretions by or under this constitution or the Act for the time being vested in or exercisable by the directors generally.

3.       NON PHYSICAL MEETING

3.1 For the purposes of this constitution the contemporaneous linking together by simultaneous audio or audio and visual means of a number of the directors not less than the quorum, whether or not any one or more of the directors is out of New Zealand, shall be deemed to constitute a meeting of the directors and all the provisions in this constitution as to meetings of the directors shall apply to such meetings by telephone so long as the following conditions are met:

         (a) All the directors for the time being entitled to receive notice of a meeting of the directors (including any alternate for any director) shall be entitled to notice of such a meeting and to be linked by such means for the purposes of such meeting. Notice of any such meeting may be given by such means.

         (b) Each of the directors taking part in such a meeting must be able to hear each of the other directors taking part at the commencement of the meeting.

         (c) At the commencement of the meeting each director must acknowledge his or her presence for the purpose of a meeting of the directors of the Company to all the other directors taking part.

3.2 A director may not leave the meeting by disconnecting unless he or she has previously obtained the express consent of the chairman of the meeting and a director shall be conclusively presumed to have been present and to have formed part of the quorum at all times such a meeting unless he or she has previously obtained the express consent of the chairman to leave the meeting as aforesaid.

3.3 A minute of the proceedings at such meeting by telephone shall be sufficient evidence of such proceedings and of the observance of all necessary formalities if certified as a correct minute by the chairman of the meeting and by the employee referred to.

4.       CALLING OF MEETING

         The chairman of directors, the managing director or any two directors may at any time summon a meeting of the directors.

5.       VOTING

         Questions arising at any meeting of the directors shall be determined by vote of the directors. On any such vote each director shall have one vote. The chairman shall not be entitled to a second or casting vote.

6.       CHAIRPERSON

         The directors shall from time to time appoint a chairman and (if they think fit) a deputy chairman and determine the period, not exceeding three years, for which they respectively are to hold office and may from time to time re-appoint such chairman or deputy chairman for further periods not exceeding three years at any one time. The chairman, or failing him or her the deputy chairman (if any), shall preside at all meetings of the directors, but if no such chairman or deputy chairman is present within ten minutes after the time appointed for holding the meeting, the directors present may choose one of their number to be chairman of such meeting, and the director so chosen shall preside at such meeting accordingly.

7.       PROCEEDINGS OF COMMITTEE

         Any committee of directors shall in the exercise of the powers so delegated conform to any regulation that may be imposed upon it by the directors. Save as aforesaid the meetings and proceedings of a committee consisting of more than two members shall be governed by the provisions of this constitution regulating the proceedings and meetings of directors.

8.       DEFECTS

         All acts done by any meeting of the directors of a committee of directors or by any person acting as a director shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any such director or person acting as aforesaid or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a director.

9.       RESOLUTION IN WRITING

         A resolution in writing signed by all the directors for the time being entitled to receive notice of a meeting of the directors (including any alternate for any director) shall be as valid and effective as if it had been passed at a meeting of the directors duly called and constituted. Any such resolution may consist of several documents (including facsimile or other similar means of communication) in like form each signed by one or more directors. The Company shall, within 7 days thereafter, forward to every Director a copy of the resolution including signatures.

10.      MINUTES

The directors shall cause minutes to be made in books provided for the purpose of recording:

10.1 The names of the directors present at each meeting of the directors and of any committee of the directors.

10.2 All resolutions and proceedings at all meetings of the Company and of the directors and of committees of directors.

Any such minutes of any meeting of the directors or of any committee if purporting to be signed by the chairman of such meeting or by the chairman of the next succeeding meeting shall be receivable as prima facie evidence of the matters stated in such minutes.

                                                                    APPENDIX G


                             FORM OF AMENDMENT TO DMC'S
                       RESTATED CERTIFICATE OF INCORPORATION


         The following is the text of the first paragraph of Article IV, Section A, of DMC's Restated Certificate of Incorporation, as proposed to be amended to effect the increase in the total number of authorized shares of stock and the number of authorized shares of DMC Common Stock:

         "This Corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares that this Corporation is authorized to issue is 100,000,000. Five million (5,000,000) shares shall be Preferred Stock, consisting of 200,000 shares designated Series A Junior Participating Preferred Stock, and ninety-five million (95,000,000) shares shall be Common Stock. The Preferred Stock shall have a par value of $.01 per share; the Common Stock shall have a par value of $.0l per share."

                                                                    APPENDIX H


                               NOTICE TO SHAREHOLDERS

                             OF MAS TECHNOLOGY LIMITED

                              OF AMALGAMATION PROPOSAL

                        (SECTION 221(3) COMPANIES ACT 1993)


1.       INTRODUCTION

This notice is sent to you pursuant to section 221(3) of the Companies Act 1993 which requires the board of directors of MAS Technology Limited ("MAS") to provide to you certain information relating to the accompanying Amalgamation Proposal affecting MAS attached as appendix 1.

The following terms, when used in this notice, mean as follows:

AMALGAMATED COMPANY means MAS which when amalgamated (the "Amalgamation") with South Amalgamation Sub Limited ("Amalgamation Sub") will carry on the previous activities of that company.

AMALGAMATING COMPANIES means MAS, and Amalgamation Sub each an Amalgamating Company.

AMALGAMATION DATE means the date on which the Amalgamation takes effect which is intended to be 24 March 1998, the date specified in the Amalgamation Proposal.

2.       AMALGAMATION PROPOSAL

The Amalgamation Proposal involves the Amalgamation of MAS and Amalgamation Sub. A copy of the Amalgamation Proposal accompanies this notice as appendix 1.

3.       CERTIFICATES BY DIRECTORS

The Companies Act 1993 requires the directors of the Amalgamating Companies to take certain steps before the Amalgamation Proposal can be implemented. These include the completion of certificates by those directors of each Amalgamating Company who voted in favour of the Amalgamation to the effect that:

(a) in their opinion the Amalgamation is in the best interests of the Amalgamating Company of which they are a director; and

(b) they are satisfied on reasonable grounds that the Amalgamated Company will, immediately after the Amalgamation Date, satisfy the solvency test set out in section 4 of the Companies Act 1993.

Copies of these certificates accompany this notice as appendix 2.

4.   CONSTITUTION OF THE AMALGAMATED COMPANY

A copy of the constitution for the Amalgamated Company will be supplied to any shareholder upon request.

The liability of shareholders is limited to the amount paid up, or to be paid up, on the issue of shares. The constitution of the Amalgamated Company contains no restrictions on its powers other than certain procedural requirements and accordingly, subject to compliance with such requirements, the Amalgamated Company has the rights, powers and privileges of a natural person.

A summary of the principal provisions of the constitution of the Amalgamated Company is contained in the Amalgamation Proposal.

5.       STATEMENT OF SHAREHOLDER RIGHTS

To be effective, the Amalgamation Proposal must be approved by a special resolution of the shareholders of MAS and a special resolution of the shareholders of the other Amalgamating Company. A special meeting of shareholders of MAS will be held on 23 March 1998 to consider and vote on the Amalgamation Proposal. It is also proposed that a special meeting of shareholders of Amalgamation Sub be held on that day to consider and vote on the Amalgamation Proposal.

Section 110 of the Companies Act 1993 gives certain rights to shareholders who vote against the resolution to approve the Amalgamation Proposal to require MAS to purchase their shares if the Amalgamation Proposal is approved by a special resolution of the shareholders of MAS. Any shareholder who casts all votes attached to shares registered in his/her name (and having the same beneficial owner) against the resolution approving the Amalgamation Proposal, is entitled to require MAS to purchase their shares.

The right to have shares purchased by MAS must be exercised within 10 working days of the passing of the resolution approving the Amalgamation Proposal at the special meeting of MAS by a shareholder giving written notice to MAS that such shareholder requires MAS to purchase his or her shares. Within 20 working days of receipt of the notice the board of MAS must:

(a)      agree to purchase the shares; or

(b)      arrange for some other person to agree to purchase the shares; or

(c) apply to the Court for an order exempting MAS from the obligation to purchase the shares on the grounds that the purchase would be disproportionately damaging to MAS or that MAS cannot reasonably be required to finance the purchase or it would not be just and equitable to require MAS to purchase the shares. A Court may also exempt MAS from the obligation to purchase the shares or may suspend such obligation if the board has resolved that the purchase by MAS of the relevant shares would result in failing to satisfy the solvency test and MAS has, having made reasonable efforts to do so, been unable to arrange for the shares to be purchased by any other person. In exempting MAS from the obligation to purchase the shares, the Court may make an order setting aside the resolution of shareholders approving the amalgamation or directing MAS to take or refrain from taking any action specified in the order, requiring MAS to pay compensation to the shareholders affected or putting MAS into liquidation; or

(d) arrange for the special resolution approving the Amalgamation to be rescinded by special resolution of shareholders, or decide in the appropriate manner not to take the action concerned, as the case may be and written notice of the board's decision must be given to the relevant shareholder(s).

Where the board agrees to the purchase of the shares by MAS, it must give notice to the relevant shareholder(s), within five working days after the notice referred to in the preceding paragraph, nominating what the directors consider a fair and reasonable price for the shares to be acquired. A shareholder who considers that the price nominated by the board is not fair or reasonable must forthwith give notice of objection to MAS. If, within 10 working days of the board giving notice to the shareholder, no objection to the price has been received by MAS, it must, on such date as MAS and the shareholder agree or, in the absence of agreement, as soon as practicable, purchase the shares at the nominated price. If within such 10 working days an objection to the price has been received by MAS, it must refer the question of what is a fair and reasonable price to arbitration and within five working days pay on a provisional basis in the price nominated by the board. The arbitration is to be conducted in accordance with the Arbitration Act 1996. The arbitrator must expeditiously determine a fair and reasonable price for the shares to be purchased. If the price determined by the arbitrator:

(a) exceeds the provisional price paid by MAS, then it must forthwith pay the balance owing to the shareholder;

(b) is less than the provisional price paid by MAS, then it may recover the excess paid from the shareholder.

The arbitrator may award interest on any balance payable or excess to be repaid.

If the board arranges for some other person to agree to purchase the shares, the provisions set out in the preceding paragraphs shall (with all appropriate modifications) apply to the purchase of shares by such person and, in addition, MAS must indemnify the shareholder in respect of any losses suffered by the shareholder by reason of the failure by the person to purchase the shares at the price nominated or fixed by arbitration, as the case may be.

6.       MATERIAL INTERESTS OF DIRECTORS

The only directors of the Amalgamating Companies that have any material interest (in that capacity or otherwise) in the Amalgamation Proposal are:

(a) Howard Oringer will be appointed as a director of Digital Microwave Corporation a Delaware Corporation ("DMC"), the beneficial owner of all of the shares in Amalgamation Sub.

(b)      Neville Jordan will remain as Chief Executive Officer of MAS.

7.       AMALGAMATION PROCEDURE

The boards of directors of the Amalgamating Companies must provide the information contained or referred to in this notice to their shareholders not less than 20 working days before the Amalgamation Date.

The board of each Amalgamating Company must also provide a copy of the Amalgamation Proposal to any secured creditor of the Amalgamating Company of which they are a director or give public notice of the Amalgamation Proposal not less than 20 working days before the Amalgamation Date.

The Amalgamation Proposal must be approved, by a special resolution of the shareholder of MAS and a special resolution of the shareholders of Amalgamation Sub. A special resolution is one which has been passed by not less than 75% of the votes entitled to vote and voting on the resolution, at a general meeting (whether in person or by proxy) of which not less than 10 clear working days' notice specifying the intention to propose the special resolution has been duly given.

A special meeting of MAS will be held on 23 March 1998 to consider the Amalgamation Proposal.

Following the passing of all required resolutions by MAS, Amalgamation Sub and DMC, delivery of the necessary documents to the Registrar of Companies, and immediately upon issuance of a certificate confirming that the Amalgamation is effective DMC will issue the appropriate number of shares in DMC to the holders of shares of MAS. It is a condition precedent to the Amalgamation that all actions necessary to issue the shares in DMC to the holders of shares in MAS have been satisfied so that such issue of shares is contemporaneous with the Amalgamation being effected.

8.       EFFECT OF AMALGAMATION PROPOSAL

On the Amalgamation Date:

(a) the Amalgamated Company will succeed to all the property, rights, powers and privileges of Amalgamation Sub;

(b) the Amalgamated Company will succeed to all the liabilities and obligations of Amalgamation Sub;

(c)      Amalgamation Sub will be removed from the Companies Register;

(d) proceedings pending by, or against Amalgamation Sub may be continued by, or against, the Amalgamated Company;

(e) the provisions of the Amalgamation Proposal that provide for the conversion of rights and interests of the shareholders of the Amalgamating Companies will take effect according to their tenor.

9.       ADDITIONAL INFORMATION

The following additional information which accompanies this notice is provided to assist shareholders in understanding the nature and implications for MAS and its shareholders of the Amalgamation Proposal:

(a)      a Joint Proxy/Prospectus Statement

(b)      an Investment Statement on NZ regulatory authorities


Dated    9 February 1998

signed by Order of the Board



P Troughton

Chairman

                                     APPENDIX 1


                              MAS TECHNOLOGY LIMITED

                                      ("MAS")

                           SOUTH AMALGAMATION SUB LIMITED

                                ("Amalgamation Sub")

                               AMALGAMATION PROPOSAL

                          (SECTION 220 COMPANIES ACT 1993)

                                 Introduction

This document sets out the terms of a proposal ("Amalgamation Proposal") under
Part XIII of the Companies Act 1993 to amalgamate MAS Technology Limited ("MAS"), and South Amalgamation Sub Limited ("Amalgamation Sub") (the "Amalgamating Companies" and each an "Amalgamating Company").

                              Amalgamation Date

The Amalgamation Proposal is intended to take effect on 24 March 1998. For the purposes of this Amalgamation Proposal the Amalgamation Date will be 24 March 1998 or such later date as all necessary documents are filed with the Registrar of Companies and an amalgamation certificate is issued.

                               Amalgamation Proposal

(a) The Amalgamating Companies will amalgamate with and continue as MAS (an "Amalgamating Company" and the "Amalgamated Company").


(b) All ordinary shares in MAS will be converted into fully paid shares of the Common Stock in Digital Microwave Corporation, a Delaware Corporation ("DMC"), the beneficial owner of all the shares in Amalgamation Sub. On the basis of relative values, shareholders of MAS will receive 1.2 of the securities issued by DMC for each share held in MAS.


(c) Neither of the Amalgamating Companies holds shares issued by the other Amalgamating Company.

(d) The shareholder of Amalgamation Sub will receive all of the fully paid ordinary shares of MAS.

(e) The shareholders of MAS will receive 8,160,000 fully paid ordinary shares of DMC.

(f)  Fractional entitlements to shares will be paid in cash.

                     Existing Share Structures

THE EXISTING AND CAPITAL STRUCTURES OF EACH OF THE AMALGAMATING COMPANIES AND DMC ARE:

   MAS Technology Limited                  6,800,000 ordinary shares

   South Amalgamation Sub Limited          100 ordinary shares

   Digital Microwave Corporation Limited   (a)  60,000,00 shares of common stock
                                                authorised, of which 38,103,944
                                                shares were issued and
                                                outstanding as of 31 December
                                                1997


                                           (b)  5,000,000 shares of preferred
                                                stock authorised, with no
                                                shares issued and outstanding
                                                as of 31 December 1997

THE PROPOSED SHARE AND CAPITAL STRUCTURE OF THE AMALGAMATED COMPANY IS:
     6,800,000 fully paid ordinary shares

                             Amalgamated Company

THE REGISTERED OFFICE AND ADDRESS FOR SERVICE OF THE AMALGAMATED COMPANY IS:

     24 Bridge Street
     Lower Hutt
     New Zealand

THE BOARD OF DIRECTORS OF THE AMALGAMATED COMPANY IS:


     Martin Hugh Dalgleish    22 Scapa Terrace
                              Karori
                              Wellington, New Zealand

     David James Quigg        5 Massey Avenue
                              Woburn
                              Lower Hutt, New Zealand

     Ross Stephen O'Neill     9 Reading Street
                              Karori
                              Wellington, New Zealand

     Zane William Pritchard   Unit 8
                              1 Tasman Street
                              Mt Cook
                              Wellington, New Zealand


It is proposed that, following the amalgamation becoming effective, appointees of DMC will replace the initial directors of the Amalgamated Company.

             Rights attaching to shares of Amalgamated Company

The following is a summary of the principal rights, privileges, limitations and conditions that will attach to each share of the Amalgamated Company on the Amalgamation Date. These rights are substantially the same as those set out in section 36 of the Companies Act 1993.

VOTING: Subject to the exceptions noted below, on any resolution including, without limitation, any resolution to appoint or remove a director or auditor, adopt a constitution, alter the Amalgamated Company's constitution, approve a Major Transaction, approve an amalgamation of the Amalgamated Company under section 221 of the Companies Act 1993 and put the Amalgamated Company into liquidation proposed at a meeting of the Amalgamated Company every shareholder present in person or by proxy, attorney or representative has one vote on a show of hands and, on a poll, one vote for each fully paid share held.

TRANSFER OF SHARES: Shares may be transferred by a shareholder to any other person by any instrument commonly used for transferring shares.

SHAREHOLDER MEETINGS AND NOTICES: Each shareholder is entitled to receive notice of, to attend and, subject to the constitution, vote at meetings of the Amalgamated Company and to receive all notices, accounts and other documents required to be sent to shareholders by law.

DIVIDENDS: Each share carries the right to receive an equal share of all dividends declared by the Amalgamated Company. The directors may offer shareholders the right to elect to receive shares in the Amalgamated Company instead of receiving a dividend.

ISSUE OF SHARES: All new shares must be offered on a pro rata basis to existing shareholders. However, the directors may in limited circumstances, as permitted by the constitution, issue shares other than on a pro rata basis. These circumstances include the ability to issue shares on a take-over of another listed company or entity, or on an amalgamation, or to issue a limited number of shares to employees each year.


LIQUIDATION:   Shareholders may, by special resolution, liquidate the
Amalgamated Company.

SURPLUS ASSETS: If the Amalgamated Company is liquidated, or if the directors otherwise resolve to distribute any surplus assets to shareholders, holders of shares will participate equally in the surplus assets pro rata according to the amounts paid up or credited as paid up on the shares held by them. At the Amalgamation Date all shares will be fully paid.


The following is a summary of the principal rights, privileges, limitations and conditions that will attach to each share of DMC Common Stock on the Amalgamation Date. These rights substantially differ from those set out in section 36 of the Companies Act 1993 as DMC is a corporation constituted under the laws of Delaware, a state of the United States of America.


VOTING: Pursuant to the DMC Bylaws each holder of shares of DMC's Common Stock is entitled to one vote in person or by proxy for each share of DMC Common Stock on all matters submitted to a vote of DMC stockholders.

TRANSFER OF SHARES: Shares may be transferred by a DMC stockholder to any other person by any instrument commonly used for transferring shares. In addition, DMC has appointed ChaseMellon Shareholder Services L.L.C. as the transfer agent and registrar of the DMC Common Stock.

SHAREHOLDER MEETINGS AND NOTICES: The DMC Bylaws provide that written notice of an annual or special meeting of stockholders shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before such meeting.

The DMC Bylaws provide that special meetings of stockholders may be called by the president or secretary of DMC at the request in writing of a majority of the DMC Board or upon written application of one or more DMC stockholders who hold at least 40% of the capital stock entitled to vote at such meeting.

DIVIDENDS: The holders of DMC Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the DMC Board of Directors out of funds legally available therefore. Pursuant to the DMC Bylaws, dividends may be paid in cash, in property, or in shares of DMC Common Stock.

ISSUE OF SHARES: DMC's Restated Certificate of Incorporation presently authorizes DMC to issue up to 60,000,000 shares of DMC Common Stock, par value $0.01 per share. At the Special Meeting of DMC Stockholders to be held in March 1998, the stockholders of DMC will be asked to increase the number of authorized shares of DMC Common Stock that DMC may issue to 95,000,000 shares.

LIQUIDATION: Upon liquidation or dissolution of DMC, the holders of DMC Common Stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of DMC Preferred Stock. Holders of DMC Common Stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the DMC Common Stock.

SURPLUS ASSETS: Under the Delaware General Corporation Law, a company is entitled to pay dividends out of surplus or out of its net profits for the fiscal year in which the dividend is declared or its net profits for the preceding fiscal year, subject to certain limitations for the benefit of certain preference shares.

                    Constitution of Amalgamated Company

The following is a summary of the principal provisions of the constitution for the Amalgamated Company (other than those which prescribe rights, privileges, limitations and conditions attaching to shares).

DIRECTORS: The minimum number of directors that may be appointed is 4 and the maximum number is 10 unless otherwise determined by an ordinary resolution of the shareholders. The shareholders may remove a director from office by ordinary resolution passed at a meeting called for the purpose or for purposes that include the removal of the director. The shareholders may appoint a director by ordinary resolution. The directors shall have the power at any time, and from time to time, to appoint any person to be a director.


AUDITORS: Auditors appointed subsequent to the first auditors, must be appointed by the shareholders at each annual meeting and, unless the auditors resign, will hold office until the conclusion of the next annual meeting.

QUORUM FOR SHAREHOLDERS' MEETING: A quorum for a meeting of shareholders is present if shareholders or their proxies are present who are between them able to exercise a majority of the votes to be cast on the business to be transacted by the meeting.

             Restated Certificate of Incorporation and Bylaws

The following is a summary of the principal provisions of the Restated Certificate of Incorporation of DMC and of the DMC Bylaws.

DIRECTORS: The DMC Bylaws provide that the number of directors that shall constitute the DMC Board shall be six. DMC currently has six directors. In connection with the Amalgamation, the DMC Bylaws will be amended to increase the number of directors to seven. Under the DMC Bylaws, DMC directors are elected at the annual meeting of stockholders for a one-year term. Neither the DMC Restated Certificate of Incorporation nor the DMC Bylaws provide for cumulative voting for the election of directors. Nominations of persons for election to the DMC Board may be made by or at the direction of the DMC Board, or by DMC stockholders according to the procedures described in the DMC Bylaws. Under the DMC Bylaws, vacancies in the DMC Board may be filled by resolution of a majority of the DMC Board (or a sole director, if applicable), and any director so appointed will hold office until the next annual meeting of stockholders. The DMC Restated Certificate of Incorporation and the DMC Bylaws do not contain provisions regarding the removal of directors, and accordingly such matter would be governed by the Delaware General Corporation Law. The Delaware General Corporation Law provides that directors may be removed (with or without cause) by the vote of the holders of a majority of shares entitled to vote at an election of directors.

AUDITORS: Auditors of DMC are appointed by the DMC Board for each fiscal year. While such appointment of auditors is not required to be submitted to a vote of the DMC stockholders, DMC believes it appropriate as a matter of policy to request that the stockholders ratify the appointment of the auditors for each fiscal year at the DMC annual meeting of stockholders. In the event that a majority of the votes cast at an annual stockholders' meeting are not voted in favor of ratification, the adverse vote will be considered as a direction to the DMC Board to select other auditors for the next fiscal year.

QUORUM FOR STOCKHOLDERS' MEETING: Pursuant to the DMC Bylaws, the holders of a majority of the DMC Common Stock issued and outstanding and entitled to vote at a stockholders' meeting, present in person or represented by proxy, shall constitute a quorum at such meeting for the transaction of business.

                Arrangements to complete amalgamation

Arrangements necessary to complete the amalgamation and to provide for the subsequent management and operation of the Amalgamated Company are:


(a) approval by a special resolution of the shareholders of each Amalgamating Companies of the Amalgamation Proposal in accordance with Part XIII of the Company Act 1993 and completion of the other procedures referred to in Part XIII; and


(b) the issuance of DMC common stock, issued in accordance with this Amalgamation Proposal.

                                  General

The Amalgamation Proposal does not involve the making of any payment to a shareholder or director of any Amalgamating Company except as detailed in section 3 of this Amalgamation Proposal (unless any shareholder properly exercises its dissenters buy out rights in which event a payment may be made to such shareholder(s)).


DATED    9 February 1998

                                     APPENDIX 2


                               MAS TECHNOLOGY LIMITED

            DIRECTORS' CERTIFICATE RELATING TO THE AMALGAMATION PROPOSAL

                        (SECTION 221(2) COMPANIES ACT 1993)


The persons named below, being all of the directors of MAS Technology Limited ("MAS"), who have voted in favour of a resolution under section 221(1) of the Companies Act 1993 in relation to MAS amalgamating with South Amalgamation Sub Limited ("Amalgamation Sub") state that:

(a)  in their opinion the amalgamation is in the best interests of MAS; and

(b) they are satisfied on reasonable grounds that MAS, as the Amalgamated Company will, immediately after the amalgamation becomes effective, satisfy the solvency test set out in section 4(1) of the Companies Act 1993;

upon the following grounds:

AMALGAMATION IN THE BEST INTERESTS OF MAS TECHNOLOGY LIMITED

In the directors' opinion, having taken account of the assessment carried out by Hambrecht & Quist and relevant legal and financial due diligence reviews:

(a) the amalgamation should provide a greater ability to take advantage of opportunities to realise certain strategic benefits including business growth opportunities, new products and services and new customers;

(b) that the Amalgamated Company as a wholly owned subsidiary of DMC will have a greater opportunity to advance MAS's current strategic objectives of expanding the distribution network for its products, increasing sales of its products, diversifying its product range and approaching market dominance on the basis that:

      (i) The product line of DMC is complementary to that of MAS, would add significant diversity to MAS's product offerings and MAS has had a beneficial commercial relationship with DMC for approximately eight years.

     (ii) DMC offers the distribution network necessary to increase sales of MAS's DXR range of products, particularly in the important North American market. Increased market presence and product diversity could result in the surviving company achieving dominance as a independent supplier of microwave systems world-wide.

    (iii) Amalgamation with DMC would be cost-effective and the fairness opinion received from Hambrecht & Quist is strongly supportive of the proposed Reorganisation's terms for MAS shareholders.

AMALGAMATED COMPANY SATISFYING THE SOLVENCY TEST SET OUT IN SECTION 4(1) OF THE COMPANIES ACT 1993

(a) The directors of MAS and Digital Microwave Corporation ("DMC") in its own capacity and in its capacity as sole shareholder of all of the shares in Amalgamation Sub have commissioned and taken account of relevant legal and financial due diligence reports;

(b) The directors of MAS and DMC have had regard to the financial statements of each of MAS and DMC;

(c) The directors of MAS have had regard to all other circumstances of which they are aware or which have been noted in the reports prepared by MAS and which would affect or may affect the value of the Amalgamated Company's assets and the value of its liabilities, including contingent liabilities. In particular, the directors of MAS believe that none of MAS, Amalgamation Sub or DMC has any significant contingent liabilities or any significant increase in liabilities since 31 March 1997 which in either case is material in the context of the directors' consideration and recommendations in relation to the Amalgamation;

(d) The directors of MAS, Amalgamation Sub and DMC have had prepared, and considered, the trading prospects for each of the Amalgamated Company and DMC from the proposed amalgamation date and on the basis of the assumptions upon which the trading prospects have been prepared (which the directors consider reasonable) the directors believe those demonstrate that the Amalgamated Company will immediately after the amalgamation becomes effective satisfy the solvency test set out in section 4(1) of the Companies Act 1993.


Dated  9 February 1998


/s/ NEVILLE JORDAN
-----------------------------------
Neville Jordan


/s/ PETER REGINALD WILLIAMS
-----------------------------------
Peter Reginald Williams


/s/ MAX BOYER
-----------------------------------
Max Boyer


/s/ PETER JOHN MORGAN TAYLOR
-----------------------------------
Peter John Morgan Taylor


/s/ PETER TROUGHTON
-----------------------------------
Peter Troughton


/s/ HOWARD ORINGER
-----------------------------------
Howard Oringer

                           SOUTH AMALGAMATION SUB LIMITED

            DIRECTORS' CERTIFICATE RELATING TO THE AMALGAMATION PROPOSAL

                        (SECTION 221(2) COMPANIES ACT 1993)


The persons named below, being all of the directors of South Amalgamation Sub Limited ("Amalgamation Sub"), who have voted in favour of a resolution under section 221(1) of the Companies Act 1993 in relation to Amalgamation Sub amalgamating with MAS Technology Limited ("MAS") state that:

(a) in their opinion the amalgamation is in the best interests of Amalgamation Sub; and

(b) they are satisfied on reasonable grounds that MAS, as the Amalgamated Company will, immediately after the amalgamation becomes effective, satisfy the solvency test set out in section 4(1) of the Companies Act 1993;

upon the following grounds:

AMALGAMATION IN THE BEST INTERESTS OF SOUTH AMALGAMATION SUB LIMITED

(a) Amalgamation Sub has not yet commenced any business, and has no assets or liabilities.

(b) the directors having had regard to their knowledge of the business of MAS, and the recommendations and reports of MAS and Digital Microwave Corporation ("DMC") (the sole shareholder of Amalgamation Sub) and their directors, managers and advisors, believe that proceeding with the amalgamation pursuant to arrangements made with MAS is in the best interests of Amalgamation Sub.

AMALGAMATED COMPANY SATISFYING THE SOLVENCY TEST SET OUT IN SECTION 4(1) OF THE COMPANIES ACT 1993

(a) The directors of MAS and Digital Microwave Corporation ("DMC") in its own capacity and in its capacity as sole shareholder of all of the shares in Amalgamation Sub have commissioned and taken account of relevant legal and financial due diligence reports;

(b) The directors of MAS and DMC have had regard to the financial statements of each of MAS and DMC;

(c) The directors of Amalgamation Sub have had regard to all other circumstances of which they are aware or which have been noted in the reports prepared by Amalgamation Sub and which would affect or may affect the value of the Amalgamated Company's assets and the value of its liabilities, including contingent liabilities. In particular, the directors of MAS believe that none of MAS, Amalgamation Sub or DMC has any significant contingent liabilities or any significant increase in liabilities since 31 March 1997 which in either case is material in the context of the directors' consideration and recommendations in relation to the amalgamation;

(d) The directors of MAS, Amalgamation Sub and DMC have had prepared, and considered, the trading prospects for each of the Amalgamated Company and DMC from the proposed amalgamation date and on the basis of the assumptions upon which the trading prospects have been prepared (which the directors consider reasonable) the directors believe those demonstrate that the Amalgamated Company will immediately after the amalgamation becomes effective satisfy the solvency test set out in section 4(1) of the Companies Act 1993.



Dated  9 February 1998


/s/ CHARLES D. KISSNER
-----------------------------------
Charles Daniel Kissner


/s/ CARL A. THOMSEN
-----------------------------------
Carl Andrew Thomsen